As filed with the Securities and Exchange Commission on May 4, 2009

Registration No. 333-155388

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 2

TO THE

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Territorial Bancorp Inc. and

Territorial Savings Bank Profit Sharing and 401(k) Plan

(Exact Name of Registrant as Specified in Its Charter)

Maryland	6712	Being applied for
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1132 Bishop Street

Suite 2200

Honolulu, Hawaii 96813

(808) 946-1400

(Address, Including Zip Code, and Telephone Number, Including Area Code, of

Registrant’s Principal Executive Offices)

Mr. Allan S. Kitagawa

Chairman of the Board, President and Chief Executive Officer

1132 Bishop Street

Suite 2200

Honolulu, Hawaii 96813

(808) 946-1400

(Address, Including Zip Code, and Telephone Number, Including Area Code, of

Agent for Service)

Copies to:

Lawrence M.F. Spaccasi, Esq.

Edward A. Quint, Esq.

Luse Gorman Pomerenk & Schick, P.C.

5335 Wisconsin Avenue, N.W., Suite 400

Washington, D.C. 20015

(202) 274-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:    ☒

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share	10,051,000 shares	$10.00	$100,510,000(1)	$3,950 (2)
Participation Interests	939,221 interests			(3)

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	A fee of $4,938 has previously been paid.
(3)	The securities of Territorial Bancorp Inc. to be purchased by the Territorial Savings Bank Profit Sharing and 401(k) Plan are included in the amount shown for the common stock. Accordingly, no separate fee is required for the participation interests. In accordance with Rule 457(h) of the Securities Act of 1933, as amended, the registration fee has been calculated on the basis of the number of shares of common stock that may be purchased with the current assets of such Plan.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

TERRITORIAL BANCORP INC.

(Proposed Holding Company for Territorial Savings Bank)

Up to 8,740,000 Shares of Common Stock

Territorial Bancorp Inc., a Maryland corporation, is offering shares of common stock for sale in connection with the conversion of Territorial Mutual Holding Company from the mutual to the stock form of organization. All shares of common stock are being offered for sale at a price of $10.00 per share. Depending on the number of shares we sell, we expect that our common stock will be traded on the Nasdaq Global Market or the Nasdaq Global Select Market, each under the symbol “TBNK,” upon conclusion of the stock offering. There is currently no public market for the shares of our common stock.

We are offering up to 8,740,000 shares of common stock for sale on a best efforts basis. We may sell up to 10,051,000 shares of common stock because of demand for the shares or changes in market conditions without resoliciting subscribers. We must sell a minimum of 6,460,000 shares in order to complete the offering.

We are offering the shares of common stock in a “subscription offering.” Depositors of Territorial Savings Bank with aggregate account balances of at least $50 as of the close of business on September 30, 2007 will have first priority rights to buy our shares of common stock. Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering.” We also may offer for sale shares of common stock not purchased in the subscription offering or community offering through a “syndicated community offering” managed by Keefe, Bruyette & Woods, Inc.

The minimum number of shares of common stock you may order is 25 shares. The maximum number of shares of common stock that can be ordered through a single qualifying account is 50,000 shares, and no person by himself or with an associate or group of persons acting in concert may purchase more than 100,000 shares. The offering is expected to expire at 3:00 p.m., local time, on June 22, 2009. We may extend this expiration date without notice to you until August 6, 2009, unless the Office of Thrift Supervision approves a later date, which may not be beyond June 26, 2011. Once submitted, orders are irrevocable unless the offering is terminated or is extended beyond August 6, 2009, or the number of shares of common stock to be sold is increased to more than 10,051,000 shares or decreased to fewer than 6,460,000 shares. If the offering is extended beyond August 6, 2009, or if the number of shares of common stock to be sold is increased to more than 10,051,000 shares or decreased to fewer than 6,460,000 shares, we will resolicit subscribers, giving them an opportunity to change or cancel their orders. Funds received during the offering will be held in a segregated account at Territorial Savings Bank, or, in our discretion, at another insured depository institution, and will earn interest at                     %, which is our current passbook savings rate.

Keefe, Bruyette & Woods, Inc. will assist us in selling our shares of common stock on a best efforts basis. Keefe, Bruyette & Woods, Inc. is not required to purchase any shares of the common stock that are being offered for sale. Purchasers will not pay a commission to purchase shares of common stock in the offering. Keefe, Bruyette & Woods, Inc. has advised us that it intends to make a market in the common stock, but is under no obligation to do so.

This investment involves a degree of risk, including the possible loss of your investment.

Please read “Risk Factors” beginning on page 17.

OFFERING SUMMARY

Price: $10.00 per Share

	Minimum	Maximum	Adjusted Maximum
Number of shares	6,460,000	8,740,000	10,051,000
Gross offering proceeds	$64,600,000	$87,400,000	$100,510,000
Estimated offering expenses (excluding selling agent fees and expenses)	$2,110,000	$2,110,000	$2,110,000
Estimated selling agent fees and expenses(1)	$682,000	$892,000	$1,012,000
Estimated net proceeds	$61,808,000	$84,398,000	$97,388,000
Estimated net proceeds per share	$9.57	$9.66	$9.69

(1)	See “The Conversion; Plan of Distribution—Marketing and Distribution; Compensation” for a discussion of Keefe, Bruyette & Woods, Inc.’s compensation for this offering.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision, nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

For assistance, please call the Stock Information Center, toll free, at [stock info #].

KEEFE, BRUYETTE & WOODS

The date of this prospectus is [prospectus date].

# Territorial Savings Bank

Kauai Branch

Honolulu
Lahaina Branch
Kahului Branch
Kihei Branch

Kona Branch
Hilo Branch

**CORPORATE OFFICE**
1132 Bishop Street
Honolulu, Hawaii 96813

**Ala Moana Center Branch**
Street Level, Mauka
1450 Ala Moana Boulevard, #1052
Honolulu, Hawaii 96814

**Downtown Branch**
1000 Bishop Street
Honolulu, Hawaii 96813

**Hawaii Kai Branch**
Hawaii Kai Shopping Center
377 Keahole Street
Honolulu, Hawaii 96825

**Hilo Branch**
Waiakea Center
315 Makaala Street
Hilo, Hawaii 96720

**Kahala Branch**
4819 Kilauea Avenue
Honolulu, Hawaii 96816

**Kahului Branch**
Kaahumanu Center
275 Kaahumanu Avenue
Kahului, Maui, Hawaii 96732

**Kailua Branch**
19 Oneawa Street
Kailua, Hawaii 96734

**Kaimuki Branch**
1108 12th Avenue
Honolulu, Hawaii 96816

**Kalihi-Kapalama Branch**
1199 Dillingham Boulevard
Honolulu, Hawaii 96817

**Kamehameha Shopping Center Branch**
1620 North School Street, #H-5
Honolulu, Hawaii 96817

**Kaneohe Branch**
46-005 Kawa Street
Kaneohe, Hawaii 96744

**Kapahulu Branch**
Kilohana Square
1016 Kapahulu Avenue, Suite 130
Honolulu, Hawaii 96816

**Kapolei Branch**
Ace Center at Kapolei
480 Kamokila Boulevard, #2
Kapolei, Hawaii 96707

**Kauai Branch**
Kukui Grove Shopping Center
4393 Kukui Grove Street
Lihue, Kauai, Hawaii 96766

**Kihei Branch**
*Coming Soon*
Azeka Shopping Center Mauka
1279 South Kihei Road, #311
Kihei, Hawaii 96753

**Kona Branch**
Crossroads Shopping Center
75-1027 Henry Street, Suite 111B
Kailua-Kona, Hawaii 96740

**Lahaina Branch**
Old Lahaina Center
170 Papalaua Street, Unit 3
Lahaina, Hawaii 96761

**McCully Branch**
1111 McCully Street
Honolulu, Hawaii 96826

**Mililani Branch**
Town Center of Mililani
95-1249 Meheula Park Way, Unit 168
Mililani, Hawaii 96789

**Nuuanu Branch**
Nuuanu Shopping Center
1613 Nuuanu Avenue, B6
Honolulu, Hawaii 96817

**Pearl City Branch**
Pearl City Shopping Center
850 Kamehameha Highway, Suite B2
Pearl City, Hawaii 96782

**Pearlridge Branch**
98-084 Kamehameha Highway
Aiea, Hawaii 96701

**Salt Lake Branch**
Salt Lake Shopping Center
848 Ala Lilikoi Street
Honolulu, Hawaii 96818

**Waipahu Branch**
Waipahu Town Center
94-050 Farrington Highway
Waipahu, Hawaii 96797

**Waipio Branch**
Laniakea Plaza
94-1221 Ka Uka Boulevard, #102
Waipahu, Hawaii 96797

Mililani Branch
H2
Waipio Branch
Kaneohe Branch
H3
Pearl City Branch
Pearlridge Branch
Waipahu Branch
H3
Kailua Branch
H1
Pearl Harbor
Salt Lake Branch
Hickman Air Force Base
Kamehameha Shopping Center Branch
Kapolei Branch
Honolulu International Airport
Kalihi-Kapalama Branch
Nuuanu Branch
CORPORATE OFFICE
Downtown Branch
McCully Branch
Kaimuki Branch
Hawaii Kai Branch
Ala Moana Center Branch
Kahala Branch
Kapahulu Branch
H1
Diamond Head

i

SUMMARY

The following summary highlights material information in this prospectus. It may not contain all the information that is important to you. For additional information, you should read this entire prospectus carefully, including the Consolidated Financial Statements and the notes to the Consolidated Financial Statements.

In this prospectus, the terms “we, “our,” and “us” refer to Territorial Bancorp Inc. and Territorial Savings Bank unless the context indicates another meaning.

Territorial Savings Bank

Territorial Savings Bank is a federally chartered savings bank headquartered in Honolulu, Hawaii. Territorial Savings Bank was organized in 1921, and reorganized into the mutual holding company structure in 2002. Territorial Savings Bank is currently the wholly owned subsidiary of Territorial Savings Group, Inc., a federal corporation, which is the wholly owned subsidiary of Territorial Mutual Holding Company, a federal mutual holding company. On a consolidated basis, Territorial Mutual Holding Company had total assets of $1.2 billion, total loans of $642.1 million, total deposits of $923.9 million and equity of $99.4 million as of December 31, 2008. At that date, 51.9% of our assets were mortgage loans and lines of credit, and 42.7% were mortgage-backed securities. We provide financial services to individuals, families and businesses through our 24 banking offices located throughout the State of Hawaii.

Territorial Savings Bank’s business consists primarily of accepting deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, in one- to four-family residential mortgage loans and investment securities. To a much lesser extent, we also originate home equity loans and lines of credit, construction, commercial and other non-residential real estate loans, consumer loans, multi-family mortgage loans and other loans. Territorial Savings Bank offers a variety of deposit accounts, including passbook and statement savings accounts, certificates of deposit, money market accounts, commercial and regular checking accounts and Super NOW accounts. Through our subsidiary, Territorial Financial Services, Inc., we engage in insurance agency activities. We also offer various non-deposit investments to our customers, including annuities and mutual funds, through a third-party broker-dealer.

Territorial Savings Bank’s executive offices are located at 1132 Bishop Street, Suite 2200, Honolulu, Hawaii 96813. Our telephone number at this address is (808) 946-1400. Our website address is www.territorialsavings.net. Information on our website is not incorporated into this prospectus and should not be considered part of this prospectus.

Territorial Bancorp Inc.

Territorial Bancorp Inc. is a newly formed Maryland corporation that will own all of the outstanding shares of common stock of Territorial Savings Bank upon completion of the mutual-to-stock conversion and the offering. Territorial Bancorp Inc. has not engaged in any business to date.

Our executive offices are located at 1132 Bishop Street, Suite 2200, Honolulu, Hawaii 96813. Our telephone number at this address is (808) 946-1400.

Our Organizational Structure

In September 2002, Territorial Savings Bank’s mutual predecessor reorganized into the mutual holding company form of organization by forming Territorial Mutual Holding Company. Territorial Mutual Holding Company owns 100% of the outstanding shares of common stock of Territorial Savings Group, Inc., a federal corporation. Territorial Mutual Holding Company is a mutual holding company that has no stockholders and is controlled by its members. Territorial Savings Group, Inc. owns 100% of the outstanding shares of common stock of Territorial Savings Bank. Territorial Savings Group, Inc. has not issued shares of stock to the public.

Pursuant to the terms of Territorial Mutual Holding Company’s plan of conversion and reorganization, Territorial Mutual Holding Company will convert from a mutual holding company to the stock holding company corporate structure. As part of the conversion, we are offering for sale in a subscription offering, and, if necessary, a community offering and a syndicated community offering, shares of common stock of Territorial Bancorp Inc. Upon the completion of the conversion and offering, Territorial Mutual Holding Company and Territorial Savings Group, Inc. will cease to exist, and Territorial Savings Bank will be a wholly owned subsidiary of Territorial Bancorp, Inc.

Business Strategy

Our business strategy is to grow and improve our profitability by:

•	remaining a community-oriented financial institution;

•	increasing loan production while maintaining high asset quality;

•	emphasizing lower cost core deposits to maintain low funding costs; and

•	expanding our branch network.

A full description of our products and services begins on page 88 of this prospectus under the heading “Business of Territorial Savings Bank.”

These strategies are intended to guide our investment of the net proceeds of the offering. We intend to continue to pursue our business strategy after the conversion and the offering, subject to changes necessitated by future market conditions and other factors. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Strategy” for a further discussion of our business strategy.

Reasons for the Conversion

Our primary reasons for converting and raising additional capital through the offering are:

•

to support our internal growth through lending in communities we serve or may serve in the future and through the establishment of de novo branch offices. We currently intend to establish one new branch office per year over the next three years;

•	to assist us in the management of interest rate risk;

•	to repay trust preferred securities and short-term borrowings;

•

to provide additional financial resources to pursue future acquisitions of banks, thrifts and other financial services companies, and branch offices, although we have no current arrangements or agreements with respect to any such acquisitions;

•	to provide better capital management tools, including the ability to pay dividends and to repurchase shares of our common stock, subject to market conditions; and

•	to retain and attract qualified personnel by establishing stock-based benefit plans for management and employees.

We believe that the additional capital raised in the offering may enable us to take advantage of business opportunities that may not otherwise be available to us. As of December 31, 2008, Territorial Savings Bank was considered “well capitalized” for regulatory purposes and is not subject to a directive or a recommendation from the Office of Thrift Supervision to raise capital.

Terms of the Conversion and the Offering

Under Territorial Mutual Holding Company’s plan of conversion and reorganization, our organization will convert to a fully public stock holding company structure. In connection with the conversion, we are offering between 6,460,000 and 8,740,000 shares of common stock to eligible depositors and borrowers of Territorial Savings Bank, to our employee benefit plans and, to the extent shares remain available, to the general public. The number of shares of common stock to be sold may be increased to up to 10,051,000 as a result of demand for the shares or changes in the market for financial institution stocks. Unless the number of shares of common stock to be offered is increased to more than 10,051,000 or decreased to less than 6,460,000, or the offering is extended beyond August 6, 2009, subscribers will not have the opportunity to change or cancel their stock orders.

The purchase price of each share of common stock to be issued in the offering is $10.00. All investors will pay the same purchase price per share. Investors will not be charged a commission to purchase shares of common stock in the offering. Keefe, Bruyette & Woods, Inc., our marketing advisor in the offering, will use its best efforts to assist us in selling shares of our common stock. Keefe, Bruyette & Woods, Inc. is not obligated to purchase any shares of common stock in the offering.

Persons Who May Order Shares of Common Stock in the Offering

We are offering the shares of common stock in a “subscription offering” in the following descending order of priority:

•	First, to depositors of Territorial Savings Bank with aggregate account balances of at least $50 as of the close of business on September 30, 2007.

•	Second, to Territorial Savings Bank’s tax-qualified employee benefit plans.

•	Third, to depositors of Territorial Savings Bank with aggregate account balances of at least $50 as of the close of business on March 31, 2009.

•	Fourth, to depositors of Territorial Savings Bank as of April 30, 2009 and to borrowers of Territorial Savings Bank as of September 18, 2002 whose borrowings remain outstanding as of April 30, 2009.

Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering,” with a preference given to natural persons residing in the State of Hawaii. The community offering may begin concurrently with, during or promptly after the subscription offering as we may determine at any time. If shares remain available for sale following the subscription offering or community offering, we also may offer for sale shares of common stock through a “syndicated community offering” managed by Keefe, Bruyette & Woods, Inc.

We have the right to accept or reject, in our sole discretion, orders received in the community offering or syndicated community offering. We have not established any set criteria for determining whether to accept or reject a purchase order in the community offering or the syndicated community offering, and, accordingly, any determination to accept or reject purchase orders in the community offering and the syndicated community offering will be based on the facts and circumstances known to us at the time.

To ensure a proper allocation of stock, each subscriber eligible to purchase stock in the subscription offering must list on his or her stock order and certification form all deposit accounts in which he or she had an ownership interest at September 30, 2007, March 31, 2009 or April 30, 2009, as applicable. Failure to list all accounts, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation. Our interpretation of the terms and conditions of the plan of conversion and reorganization and of the acceptability of the order forms will be final.

If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. Shares will be allocated first in the order of priority to subscribers in the subscription offering. A detailed description of share allocation procedures can be found in the section entitled “The Conversion; Plan of Distribution.”

How We Determined the Offering Range

The amount of common stock that we are offering is based on an independent appraisal of the estimated market value of Territorial Bancorp Inc., assuming the conversion and the offering are completed. FinPro, Inc., our independent appraiser, has estimated that, as of February 27, 2009, this market value ranged from $64.6 million to $87.4 million, with a midpoint of $76.0 million. Based on this valuation and a $10.00 per share price, the number of shares of common stock being offered for sale by us will range from 6,460,000 shares to 8,740,000 shares. The $10.00 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions.

The appraisal is based in part on our financial condition and results of operations, the effect of the additional capital raised by the sale of shares of common stock in the offering and an analysis of a peer group of 10 publicly traded savings bank and thrift holding companies that FinPro, Inc. considered comparable to us.

The appraisal peer group consists of the following companies.

Company Name and Ticker Symbol	Exchange	Headquarters	Total Assets
			(in thousands)
First Defiance Financial Corp. (FDEF)	Nasdaq	Defiance, OH	$1,957,177
HF Financial Corp. (HFFC)	Nasdaq	Sioux Falls, SD	1,173,152
Home Federal Bancorp, Inc. (HOME)	Nasdaq	Nampa, ID	718,133
Meta Financial Group, Inc. (CASH)	Nasdaq	Storm Lake, IA	859,125
MutualFirst Financial, Inc. (MFSF)	Nasdaq	Muncie, IN	1,409,686
NASB Financial, Inc. (NASB)	Nasdaq	Grandview, MO	1,526,454
Pulaski Financial Corp. (PULB)	Nasdaq	St. Louis, MO	1,363,158
Teche Holding Company (TSH)	NYSE (Amex)	New Iberia, LA	767,618
Timberland Bancorp, Inc. (TSBK)	Nasdaq	Hoquiam, WA	671,592
United Western Bancorp, Inc. (UWBK)	Nasdaq	Denver, CO	2,258,653

The following table presents a summary of selected pricing ratios for Territorial Bancorp Inc. and the peer group companies identified by FinPro, Inc. Ratios are based on core earnings for the twelve months ended December 31, 2008 and book value as of December 31, 2008. Core earnings, for purposes of the appraisal, are defined as net earnings after taxes, excluding the after-tax portion of income from nonrecurring items. Tangible book value is total equity, less intangible assets. Compared to the median pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a premium of 38.9% on a price-to-core-earnings basis, a discount of 5.1% on a price-to-book value basis and a discount of 7.1% on a price-to-tangible book value basis. The pricing ratios result from our generally having higher levels of equity but lower core earnings than the companies in the peer group on a pro forma basis. The price ratios also reflect recent volatile market conditions, particularly for stock of financial institution holding companies, and the effect of such conditions on the trading market for recent mutual-to-stock conversions. Our Board of Directors, in reviewing and approving the valuation, considered the range of price-to-core earnings multiples and the range of price-to-book value ratios and price-to-tangible book value ratios at the different amounts of shares to be sold in the offering. The appraisal did not consider one valuation approach to be more important than the other.

	Price-to-core earnings multiple	Price-to-book value ratio	Price-to-tangible book value ratio
Territorial Bancorp Inc. (pro forma)
Maximum, as adjusted	10.75x	54.50%	54.56%
Maximum	9.17x	50.53%	50.53%
Minimum	6.94x	42.16%	42.21%
Valuation of peer group companies using stock prices as of February 27, 2009
Averages	11.66x	51.58%	55.95%
Medians	6.60x	53.25%	54.40%

Since December 31, 2007, the stock pricing of the peer group upon which the appraisal is based has declined. The median price to tangible book value was 125.1% at December 31, 2007 compared to 54.4% at February 27, 2009. The median price-to-core earnings per share was 13.4x at December 31, 2007 compared to 6.6x at February 27, 2009. In the absence of other factors, these changes would result in the appraisal for our offering being lower than if the appraisal were prepared as of December 31, 2007.

As of November 7, 2008, FinPro, Inc. estimated the market value of Territorial Bancorp Inc., assuming the conversion and the offering were completed, to be between $80.8 million and $109.3 million, with a midpoint of $95.0 million. As of that date, the median price to tangible book value of the peer group upon which the appraisal is based was 77.35%, and the median price-to-core earnings per share was 8.3x, each of which is higher than the amounts set forth above as of February 27, 2009. Based upon the changes in the valuation of the peer group companies, as well as recent disinterest in stock offerings of other converting thrift institutions (for which FinPro, Inc. provided a “Strong Downward” adjustment in the appraisal as of February 27, 2009), FinPro has reduced the estimated market value by 20%. The current appraisal was prepared using the same appraisal methodology as that used as of November 7, 2008.

FinPro, Inc. advised the Board of Directors that the appraisal was prepared in conformance with the regulatory appraisal methodology. That methodology requires a valuation based on an analysis of the trading prices of comparable public companies whose stocks have traded for at least one year prior to the valuation date, and as a result of this analysis, FinPro, Inc. determined that our pro forma price-to-core earnings ratios were higher than the peer group companies and our pro forma price-to-book and price-to-tangible book ratios were lower than the peer group companies. See “—How We Determined the Offering Range.”

Our Board of Directors carefully reviewed the information provided to it by FinPro, Inc. through the appraisal process, but did not make any determination regarding whether prior standard mutual-to-stock conversions have been undervalued, nor did the board draw any conclusions regarding how the historical data reflected above may affect Territorial Bancorp Inc.’s appraisal. Instead, we engaged FinPro, Inc. to help us understand the regulatory process as it applies to the appraisal and to advise the Board of Directors as to how much capital Territorial Bancorp Inc. would be required to raise under the regulatory appraisal guidelines.

The independent appraisal does not indicate per share market value. Do not assume or expect that the valuation of Territorial Bancorp Inc. as indicated above means that, after the conversion and the offering, the shares of common stock will trade at or above the $10.00 offering price. Furthermore, the pricing ratios presented above were utilized by FinPro, Inc. to estimate our market value and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

The independent appraisal will be updated prior to the completion of the conversion. If the appraised value decreases below $64.6 million or increases above $100.5 million, subscribers may be resolicited with the approval of the Office of Thrift Supervision and be given the opportunity to change or cancel their orders. If you do not respond, we will cancel your stock order and return your subscription funds, with interest, and cancel any authorization to withdraw funds from your deposit accounts for the purchase of shares of common stock. For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, see “The Conversion; Plan of Distribution—Determination of Share Price and Number of Shares to be Issued.”

After-Market Stock Price Performance Provided by Independent Appraiser

The following table presents stock price appreciation information for all standard mutual-to-stock conversions completed between January 1, 2007 and February 27, 2009. These companies did not constitute the group of 10 comparable public companies utilized in FinPro, Inc.’s valuation analysis.

Mutual-to-Stock Conversion Offerings with Closing Dates

between January 1, 2007 and February 27, 2009

			Percentage Price Appreciation (Depreciation) From Initial Trading Date
Company Name and Ticker Symbol	Conversion Date	Exchange	One Day	One Week	One Month	Through February 27, 2009
St. Joseph Bancorp, Inc. (SJBA)	2/2/2009	OTCBB	—	—	N/A	—%
Hibernia Homestead Bancorp, Inc. (HIBE)	1/28/2009	OTCBB	—	5.00	N/A	5.00
First Savings Financial Group, Inc. (FSFG)	10/7/2008	Nasdaq	(1.00)	(4.00)	(8.00)	(9.00)
Home Bancorp, Inc. (HBCP)	10/3/2008	Nasdaq	14.90	3.50	3.10	(6.40)
Cape Bancorp, Inc. (CBNJ)	2/1/2008	Nasdaq	0.50	0.10	(2.00)	(27.50)
Danvers Bancorp, Inc. (DNBK)	1/10/2008	Nasdaq	(2.60)	(2.20)	2.60	28.20
First Advantage Bancorp (FABK)	11/30/2007	Nasdaq	11.70	8.00	6.50	(5.00)
First Financial Northwest, Inc. (FFNW)	10/10/2007	Nasdaq	17.30	15.30	8.10	(26.30)
Beacon Federal Bancorp, Inc. (BFED)	10/2/2007	Nasdaq	16.00	19.00	7.50	(21.20)
Louisiana Bancorp, Inc. (LABC)	7/10/2007	Nasdaq	9.50	3.00	9.40	20.50
Quaint Oak Bancorp, Inc. (QNTO)	7/5/2007	OTCBB	(2.00)	(9.50)	(11.00)	(20.00)
CMS Bancorp, Inc. (CMSB)	7/5/2007	Nasdaq	5.70	5.20	3.20	(30.00)
ESSA Bancorp, Inc. (ESSA)	4/4/2007	Nasdaq	17.80	21.50	14.60	20.10
Hampden Bancorp, Inc. (HBNK)	1/17/2007	Nasdaq	29.20	24.50	23.40	(21.30)
Average			8.29	6.39	4.78	(6.64)
Median			7.60	4.25	4.85	(7.70)

Stock price appreciation is affected by many factors, including, but not limited to: general market and economic conditions; the interest rate environment; the amount of proceeds a company raises in its offering; and numerous factors relating to the specific company, including the experience and ability of management, historical and anticipated operating results, the nature and quality of the company’s assets, and the company’s market area. The companies listed in the table above may not be similar to Territorial Bancorp Inc., the pricing ratios for their stock offerings were in some cases different from the pricing ratios for Territorial Bancorp Inc.’s common stock and the market conditions in which these offerings were completed were, in some cases, different from current market conditions. Any or all of these differences may cause our stock to perform differently from these other offerings.

There can be no assurance that our stock price will not trade below $10.00 per share, as has been the case for some mutual-to-stock conversions. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the section entitled “Risk Factors” beginning on page 17.

Limits on How Much Common Stock You May Purchase

The minimum number of shares of common stock that may be purchased is 25. Generally, no individual, or individuals exercising subscription rights through a single qualifying account held jointly, may purchase more than 50,000 shares ($500,000) of common stock. If any of the following persons purchases shares of common stock, their purchases, in all categories of the offering, when combined with your purchases, cannot exceed 100,000 shares ($1,000,000):

•	your spouse or relatives of you or your spouse living in your house;

•	most companies, trusts or other entities in which you are a trustee, have a substantial beneficial interest or hold a senior management position; or

•	other persons who may be your associates or persons acting in concert with you.

See the detailed descriptions of “acting in concert” and “associate” in “The Conversion; Plan of Distribution—Limitations on Common Stock Purchases.”

How You May Purchase Shares of Common Stock

In the subscription offering and community offering, you may pay for your shares only by:

•	personal check, bank check or money order, made payable to Territorial Bancorp Inc.; or

•	authorizing us to withdraw funds from the types of Territorial Savings Bank deposit accounts permitted on the stock order and certification form.

Territorial Savings Bank is not permitted to knowingly lend funds to anyone for the purpose of purchasing shares of common stock in the offering. Additionally, you may not use a check drawn on a Territorial Savings Bank line of credit or a third-party check to pay for shares of common stock.

You can subscribe for shares of common stock in the offering by delivering a signed and completed original stock order and certification form, together with full payment or authorization to withdraw from one or more of your Territorial Savings Bank deposit accounts, so that it is received (not postmarked) before 3:00 p.m., local time, on June 22, 2009, which is the expiration of the offering period. For orders paid for by check or money order, the funds will be cashed promptly and held in a segregated account at Territorial Savings Bank, or in our discretion at another insured depository institution. We will pay interest on those funds calculated at Territorial Savings Bank’s current passbook savings rate from the date funds are received until completion or termination of the conversion and the offering. Withdrawals from certificates of deposit to purchase shares of common stock in the offering may be made without incurring an early withdrawal penalty; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be canceled at the time of withdrawal without penalty and the remaining balance will be transferred to a savings account and earn interest at our passbook savings rate subsequent to the withdrawal. All funds authorized for withdrawal from deposit accounts with Territorial Savings Bank must be in the accounts at the time the stock order is received. However, funds will not be withdrawn from the accounts until the completion of the conversion and offering and will earn interest at the applicable deposit account rate until that time. A hold will be placed on those funds when your stock order is received, making the designated funds unavailable to you. After we receive your order, your order cannot be changed or canceled unless the number of shares of common stock to be offered is increased to more than 10,051,000 shares or decreased to fewer than 6,460,000 shares, or the offering is extended beyond August 6, 2009.

By signing the stock order and certification form, you are acknowledging receipt of a prospectus and that the shares of common stock are not deposits or savings accounts that are federally insured or otherwise guaranteed by Territorial Savings Bank, the Federal Deposit Insurance Corporation or any other government agency.

You may be able to subscribe for shares of common stock using funds in your individual retirement account, or IRA. However, shares of common stock must be purchased through and held in a self-directed retirement account, such as those offered by a brokerage firm. By regulation, Territorial

Savings Bank’s individual retirement accounts are not self-directed, so they cannot be used to purchase or hold shares of our common stock. If you wish to use some or all of the funds in your Territorial Savings Bank individual retirement account to purchase our common stock, the applicable funds must be transferred to a self-directed account maintained by an independent trustee, such as a brokerage firm, and the purchase must be made through that account. If you do not have such an account, you will need to establish one before placing your stock order. It will take time to transfer your Territorial Savings Bank individual retirement account to an independent trustee, so please allow yourself sufficient time to take this action. An annual administrative fee may be payable to the independent trustee. Because individual circumstances differ and processing of retirement fund orders takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the June 22, 2009 expiration of the offering period, for assistance with purchases using your Territorial Savings Bank individual retirement account or any other retirement account that you may have. Whether you may use such funds for the purchase of shares in the stock offering may depend on time constraints and, possibly, limitations imposed by the brokerage firm or institution where the funds are held.

Delivery of Stock Certificates

Certificates representing shares of common stock sold in the offering will be mailed to the persons entitled thereto at the certificate registration address noted by them on the order form, as soon as practicable following consummation of the offering and receipt of all necessary regulatory approvals. It is possible that, until certificates for the common stock are delivered, purchasers might not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading.

How We Intend to Use the Proceeds From the Offering

Assuming we sell 10,051,000 shares of common stock in the stock offering, and we have net proceeds of $97.4 million, we intend to distribute the net proceeds as follows:

•	$48.7 million (50.0% of the net proceeds) will be invested in Territorial Savings Bank;

•	$8.0 million (8.3% of the net proceeds) will be loaned to our employee stock ownership plan to fund its purchase of our shares of common stock;

•

$24.0 million (24.6% of the net proceeds) will be used to redeem trust preferred securities (although we intend to redeem less of our trust preferred securities if we sell less than the midpoint number of shares in the offering); and

•	$16.7 million (17.1% of the net proceeds) will be retained by us.

We may use the remaining funds we receive for investments, to pay cash dividends, to repurchase shares of common stock and for other general corporate purposes. Territorial Savings Bank may use the proceeds it receives to support increased lending and other products and services, and to repay short-term borrowings. The net proceeds retained by Territorial Bancorp Inc. and Territorial Savings Bank also may be used for future business expansion through acquisitions of banks, thrifts and other financial services companies, and opening or acquiring branch offices. We have no current arrangements or agreements with respect to any such acquisitions. Initially, a substantial portion of the net proceeds will be invested in short-term investments and mortgage-backed securities consistent with our investment policy.

Please see the section of this prospectus entitled “How We Intend to Use the Proceeds From the Offering” for more information on the proposed use of the proceeds from the offering.

You May Not Sell or Transfer Your Subscription Rights

Office of Thrift Supervision regulations prohibit you from transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the shares of common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe has sold or given away his or her subscription rights. We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights. When completing your stock order and certification form, you should not add the name(s) of persons who do not have subscription rights or who qualify in a lower subscription priority than you do. In addition, the stock order and certification form requires that you list all deposit or loan accounts, giving all names on each account and the account number at the applicable eligibility record date. Your failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation, if there is an oversubscription.

Deadline for Orders of Common Stock

If you wish to purchase shares of common stock in the offering, we must receive a properly completed original stock order and certification form, together with full payment for the shares of common stock, at the Stock Information Center or any of our branch offices no later than 3:00 p.m., local time, on June 22, 2009. A postmark prior to June 22, 2009 will not entitle you to purchase shares of common stock unless we receive the envelope by 3:00 p.m., local time on June 22, 2009. You may submit your stock order and certification form by mail using the order reply envelope provided, by overnight courier to the indicated address on the order form, or by hand delivery to our Stock Information Center, located at 1132 Bishop Street, Suite 2200, Honolulu, Hawaii, or to any of our branch offices. Once we receive it, your order is irrevocable unless the offering is terminated or extended beyond August 6, 2009 or the number of shares of common stock to be sold is decreased to less than 6,460,000 shares or increased to more than 10,051,000 shares. If the offering is extended beyond August 6, 2009, or if the number of shares of common stock to be sold is decreased to less than 6,460,000 shares or is increased to more than 10,051,000 shares, we will, with the approval of the Office of Thrift Supervision, resolicit subscribers, giving them the opportunity to confirm, cancel or change their stock orders during a specified resolicitation period.

Although we will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 3:00 p.m., local time, on June 22, 2009, whether or not we have been able to locate each person entitled to subscription rights.

Steps We May Take If We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 6,460,000 shares of common stock, we may take steps to issue the minimum number of shares of common stock in the offering range. Specifically, we may:

•	increase the purchase limitations; and/or

•	seek the approval of the Office of Thrift Supervision to extend the offering beyond August 6, 2009, so long as we resolicit subscriptions that we have previously received in the offering.

If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be, and, in our sole discretion, some other large subscribers may be, given the opportunity to increase their subscriptions up to the then-applicable limit.

Possible Change in the Offering Range

FinPro, Inc. will update its appraisal before we complete the offering. If, as a result of demand for the shares, or changes in market conditions, FinPro, Inc. determines that our pro forma market value has increased, we may sell up to 10,051,000 shares in the offering without further notice to you. If our pro forma market value at that time is either below $64.6 million or above $100.5 million, then, after consulting with the Office of Thrift Supervision, we may:

•	terminate the stock offering and promptly return all funds;

•	set a new offering range and give all subscribers the opportunity to confirm, modify or rescind their purchase orders for shares of Territorial Bancorp Inc.'s common stock; or

•	take such other actions as may be permitted by the Office of Thrift Supervision and the Securities and Exchange Commission.

Possible Termination of the Offering

We may terminate the offering at any time prior to the special meeting of members of Territorial Mutual Holding Company that is being called to vote upon the conversion, and at any time after member approval with the approval of the Office of Thrift Supervision.

We must sell a minimum of 6,460,000 shares to complete the offering. If we terminate the offering because we fail to sell the minimum number of shares or for any other reason, we will promptly return your funds with interest at our passbook savings rate and we will cancel deposit account withdrawal authorizations.

Purchases by Officers and Directors

We expect our directors and executive officers, together with their associates, to subscribe for 374,000 shares of common stock in the offering, or 5.8% of the shares to be sold at the minimum of the offering range. However, there can be no assurance that any individual director or executive officer, or the directors and executive officers as a group, will purchase any specific number of shares of our common stock. The purchase price paid by our directors and executive officers for their subscribed shares will be the same $10.00 per share price paid by all other persons who purchase shares of common stock in the offering. Purchases by directors, executive officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the offering.

Benefits to Management and Potential Dilution to Stockholders Following the Conversion

We expect our tax-qualified employee stock ownership plan to purchase 8% of the total number of shares of common stock that we sell in the offering, or 699,200 shares of common stock, assuming we sell the maximum of the shares proposed to be sold. If we receive orders for more shares of common stock than the maximum of the offering range, the employee stock ownership plan will have first priority to purchase shares over this maximum, up to a total of 8% of the total number of shares of common stock sold in the offering. This plan is a tax-qualified retirement plan for the benefit of all our employees. Purchases by the employee stock ownership plan will be included in determining whether the required minimum number of shares has been sold in the offering. Assuming the employee stock ownership plan purchases 699,200 shares in the offering, we will recognize additional pre-tax compensation expense of $7.0 million over a 20-year period, assuming the shares of common stock have a fair market value of $10.00 per share for the full 20-year period. If, in the future, the shares of common stock have a fair market value greater or less than $10.00, the compensation expense will increase or decrease accordingly.

We also intend to implement one or more stock-based benefit plans no earlier than six months after completion of the conversion. Stockholder approval of these plans will be required, and the stock-based benefit plans cannot be implemented until at least six months after the completion of the conversion pursuant to applicable Office of Thrift Supervision regulations. If adopted within 12 months following the completion of the conversion, the stock-based benefit plan will reserve a number of shares of common stock equal to not more than 4% of the shares sold in the offering, or up to 349,600 shares of common stock at the maximum of the offering range, for restricted stock awards to key employees and directors, at no cost to the recipients. If adopted within 12 months following the completion of the conversion, the stock-based benefit plan will also reserve a number of stock options equal to not more than 10% of the shares of common stock sold in the offering, or up to 874,000 shares of common stock at the maximum of the offering range, for key employees and directors. If the stock-based benefit plans are adopted after one year from the date of the completion of the conversion, the 4% and 10% limitations described above will no longer apply. We have not yet determined whether we will present these plans for stockholder approval within 12 months following the completion of the conversion or whether we will present these plans for stockholder approval more than 12 months after the completion of the conversion.

If 4% of the shares of common stock sold in the offering are awarded under a stock-based benefit plan and come from authorized but unissued shares of common stock, stockholders would experience dilution of up to approximately 3.8% in their ownership interest in Territorial Bancorp Inc. If 10% of the shares of common stock sold in the offering are issued upon the exercise of options granted under a stock-based benefit plan and come from authorized but unissued shares of common stock, stockholders would experience dilution of approximately 9.1% in their ownership interest in Territorial Bancorp Inc.

We intend to enter into employment agreements with certain of our executive officers. See “Management of Territorial Bancorp Inc.—Executive Officer Compensation” for a further discussion of these agreements, including their terms and potential costs, as well as a description of other benefits arrangements.

The following table summarizes the number of shares of common stock and aggregate dollar value of grants (valuing each share granted at the offering price of $10.00) that are available under one or more stock-based benefit plans if such plans are adopted within one year following the completion of the conversion and the offering. The table shows the dilution to stockholders if all these shares are issued from authorized but unissued shares, instead of shares purchased in the open market. The table also sets forth the number of shares of common stock to be acquired by the employee stock ownership plan for allocation to all employees. A portion of the stock grants shown in the table below may be made to non-management employees.

	Number of Shares to be Granted or Purchased			Dilution Resulting From Issuance of Shares for Stock Benefit Plans
					Value of Grants (1)
	At Minimum of Offering Range	At Maximum of Offering Range	As a Percentage of Common Stock to be Issued (2)		At Minimum of Offering Range	At Maximum of Offering Range
					(Dollars in thousands)
Employee stock ownership plan	516,800	699,200	8.00%	7.41%	$5,168	$6,992
Stock awards	258,400	349,600	4.00	3.85%	2,584	3,496
Stock options	646,000	874,000	10.00	9.09%	1,964	2,657

Total	1,421,200	1,922,800	22.00%	18.03%	$9,716	$13,145

(1)	The actual value of restricted stock grants will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share. The fair value of stock options has been estimated at $3.04 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of 0%; an expected option life of 6.5 years; a risk-free interest rate of 1.87%; and a volatility rate of 25.8% based on an index of publicly traded thrift institutions. The actual expense of stock options granted under a stock-based benefit plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted, which may or may not be the Black-Scholes model.
(2)	The stock-based benefit plans may award a greater number of options and shares, respectively, if the plans are adopted more than 12 months after the completion of the conversion.

The actual value of restricted stock grants will be determined based on their fair value (the closing market price of shares of common stock of Territorial Bancorp Inc.) as of the date grants are made. The following table presents the total value of all shares to be available for awards of restricted stock under the stock-based benefit plan, assuming the shares for the plan are purchased or issued in a range of market prices from $8.00 per share to $16.00 per share at the time of the grant.

Share Price	258,400 Shares Awarded at Minimum of Offering Range	304,000 Shares Awarded at Midpoint of Offering Range	349,600 Shares Awarded at Maximum of Offering Range	402,040 Shares Awarded at Maximum of Offering Range, As Adjusted
(In thousands, except share price information)
$ 8.00	$2,067	$2,432	$2,797	$3,216
10.00	2,584	3,040	3,496	4,020
12.00	3,101	3,648	4,195	4,824
14.00	3,618	4,256	4,894	5,629
16.00	4,134	4,864	5,594	6,433

The grant-date fair value of the stock options granted under the stock-based benefit plans will be based, in part, on the closing price of shares of common stock of Territorial Bancorp Inc. on the date the options are granted. The fair value will also depend on the various assumptions utilized in the option-pricing model ultimately adopted. The following table presents the total estimated value of the stock options to be available for grant under the stock-based benefit plans, assuming the range of market prices for the shares are $8.00 per share to $16.00 per share at the time of the grant.

Exercise Price	Grant-Date Fair Value Per Option	646,000 Options at Minimum of Range	760,000 Options at Midpoint of Range	874,000 Options at Maximum of Range	1,005,100 Options at Maximum of Range, As Adjusted
(In thousands, except share price information)
$8.00	$2.43	$1,570	$1,847	$2,124	$2,442
10.00	3.04	1,964	2,310	2,657	3,056
12.00	3.65	2,358	2,774	3,190	3,669
14.00	4.26	2,752	3,238	3,723	4,282
16.00	4.87	3,146	3,701	4,256	4,895

The tables presented above are provided for informational purposes only. There can be no assurance that our stock price will not trade below $10.00 per share. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the section entitled “Risk Factors” beginning on page 17.

Market for Common Stock

We expect that our common stock will be listed on the Nasdaq Global Market (if we sell less than 10,051,000 shares of common stock in the stock offering) or the Nasdaq Global Select Market, each under the symbol “TBNK.” Keefe, Bruyette & Woods, Inc. currently intends to make a market in the shares of our common stock, but is under no obligation to do so. See “Market for the Common Stock.”

Our Policy Regarding Dividends

Following completion of the stock offering, our Board of Directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements. However, no decision has been made with respect to the amount, if any, and timing of any dividend payments. The payment and amount of any dividend payments will depend upon a number of factors, including the following:

•	regulatory capital requirements;

•	our financial condition and results of operations;

•	tax considerations;

•	statutory and regulatory limitations; and

•	general economic conditions and forecasts.

Recent Economic Downturn in Our Primary Market Area

Our success depends primarily on the general economic conditions in the State of Hawaii, as nearly all of our loans are to customers in the state. On the island of Oahu, the primary real estate market in Hawaii, sales of existing single-family totaled 2,741 units during the year ended December 31, 2008, a decrease of 24.4% compared to similar sales during the year ended December 31, 2007. However, the median home price in Oahu decreased by 3% from December 2007 through December 2008. The number of condominium sales (a notable portion of the overall housing market), declined by 28% during the year ended December 31, 2008 compared to the year ended December 31, 2007, while the median price remained unchanged.

On the island of Maui, the second largest real estate market, sales of existing single-family homes totaled 907 units for 2008, a decrease of 20.5% compared to 2007, while the median price for the year ended December 31, 2008 declined by 8% compared to the median price for the year ended December 31, 2007. The number of condominium sales declined by 33.6% between 2007 and 2008, while the median price remained unchanged.

The slowing Hawaiian economy has also resulted in a rise in delinquency and foreclosure rates. The number of foreclosures in the State of Hawaii has recently increased from an average of approximately 150 foreclosure filings per month for the eight months ended August 2008 to over 300 foreclosures per month during the months of September, October, November and December of 2008. Approximately one in 18 Hawaiian homeowners were more than one month behind in mortgage payments as of September 2008.

Tourism is one of the two largest components of Hawaii’s economy. The Hawaii Department of Business, Economic Development and Tourism reported a 24.2% decline in tourists from August 2007 to August 2008, representing the largest year-to-year reduction recorded in the state’s history. Tourism also declined 15.9% for the month of November 2008 compared to the month of November 2007, and 10.2% when comparing the first 11 months of 2008 to the first 11 months of 2007. Similarly, the unemployment rate in the State of Hawaii increased to 5.5% as of December 2008, from 4.2% as of August 2008 and 2.7% as of August 2007.

Recent Downturn in the Market for Stock of Financial Institutions and Their Holding Companies

Negative developments in the latter half of 2007 and during 2008 and 2009 in the global credit and securitization markets have resulted in uncertainty in the financial markets. Loan portfolio quality has deteriorated at many institutions. In addition, the values of real estate collateral supporting many commercial loans and home mortgages have declined and may continue to decline. Bank and bank holding company stock prices have been negatively affected, as has the ability of banks and bank holding companies to raise capital or borrow in the debt markets. Specifically, the Federal Deposit Insurance Corporation Quarterly Banking Profile has reported that noncurrent assets plus other real estate owned as a percentage of assets rose to 1.88% as of December 31, 2008 compared to 0.94% as of December 31, 2007. For the year ended December 31, 2008, the Federal Deposit Insurance Corporation Quarterly Banking Profile has reported that return on average assets decreased to 0.12% compared to 0.81% for the year ended December 31, 2007. The NASDAQ Bank Index declined 23.92% between December 31, 2007 and December 31, 2008, and an additional 31.16% between December 31, 2008 and February 27, 2009. At December 31, 2008, our noncurrent assets plus other real estate owned as a percentage of assets was 0.02%, and our return on average assets was 0.60% for the year ended December 31, 2008.

Continued negative developments in the financial industry and the domestic and international credit markets may significantly affect the markets in which we do business, the markets for and value of our loans and investments, and our ongoing operations, costs and profitability. Further, continued declines in the stock market in general, or for stock of financial institutions and their holding companies, could affect our stock performance.

Tax Consequences

As a general matter, the conversion will not be a taxable transaction for federal or state income tax purposes to Territorial Mutual Holding Company, Territorial Savings Group, Inc., Territorial Savings

Bank, Territorial Bancorp Inc., or persons eligible to subscribe in the subscription offering. See the section of this prospectus under the heading “Taxation” for additional information.

Conditions to Completion of the Conversion and the Offering

We cannot complete the conversion and the offering unless:

•

the plan of conversion and reorganization is approved by at least a majority of votes eligible to be cast by members of Territorial Mutual Holding Company. A special meeting of members to consider and vote upon the plan of conversion and reorganization has been set for June 26, 2009;

•	we have received orders to purchase at least the minimum number of shares of common stock offered; and

•	we receive final approval of the Office of Thrift Supervision to complete the conversion and the offering.

How You Can Obtain Additional Information

Our branch office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or the offering, please call our Stock Information Center, toll free, at [stock info #], Monday through Friday between 8:30 a.m. and 4:00 p.m., local time, or visit the Stock Information Center located at 1132 Bishop Street, Suite 2200, Honolulu, Hawaii. The Stock Information Center will be closed on weekends and bank holidays.

TO ENSURE THAT EACH PERSON RECEIVES A PROSPECTUS AT LEAST 48 HOURS PRIOR TO THE EXPIRATION DATE OF JUNE 22, 2009 IN ACCORDANCE WITH FEDERAL LAW, NO PROSPECTUS WILL BE MAILED OR HAND-DELIVERED ANY LATER THAN FIVE DAYS OR TWO DAYS, RESPECTIVELY, PRIOR TO JUNE 22, 2009.

RISK FACTORS

You should consider carefully the following risk factors in evaluating an investment in our shares of common stock.

Risks Related to Our Business

Future changes in interest rates could reduce our profits.

Our ability to make a profit largely depends on our net interest income, which could be negatively affected by changes in interest rates. Net interest income is the difference between:

•	the interest income we earn on our interest-earning assets, such as loans and securities; and

•	the interest expense we pay on our interest-bearing liabilities, such as deposits and borrowings.

As a result of our focus on one- to four-family residential real estate loans and the low demand for variable rate loans in our market area, the interest rates we earn on our loans are generally fixed for a longer period of time. Additionally, many of our securities investments are of longer maturities with fixed interest rates. Like many savings institutions, our focus on deposit accounts as a source of funds, which have no stated maturity date or shorter contractual maturities results in our liabilities having a shorter duration than our assets. For example, as of December 31, 2008, 88.4% of our loans had maturities of 15 years or longer, while 93.0% of our certificates of deposits had maturities of one year or less. This imbalance can create significant earnings volatility, because market interest rates change over time. In a period of rising interest rates, the interest income earned on our assets, such as loans and investments, may not increase as rapidly as the interest paid on our liabilities, such as deposits. In a period of declining interest rates, the interest income earned on our assets may decrease more rapidly than the interest paid on our liabilities, as borrowers prepay mortgage loans, and mortgage-backed securities and callable investment securities are called or prepaid, thereby requiring us to reinvest those cash flows at lower interest rates. Our vulnerability to rising interest rates in recent years caused our net interest rate spread (the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities) to decrease to 2.25% for the year ended December 31, 2007 from 2.60% for the year ended December 31, 2006 and 3.20% for the year ended December 31, 2005. This resulted in a corresponding decrease in net interest income (the difference between interest income and interest expense) to $28.6 million for the year ended December 31, 2007 from $33.1 million for the year ended December 31, 2006 and $39.4 million for the year ended December 31, 2005. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Management of Market Risk.”

In addition, changes in interest rates can affect the average life of loans and mortgage-backed and related securities. A reduction in interest rates results in increased prepayments of loans and mortgage-backed and related securities, as borrowers refinance their debt in order to reduce their borrowing costs. This creates reinvestment risk, which is the risk that we may not be able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities. Additionally, increases in interest rates may decrease loan demand and/or make it more difficult for borrowers to repay adjustable-rate loans.

Changes in interest rates also affect the current fair value of our interest-earning securities portfolio. Generally, the value of securities moves inversely with changes in interest rates. At December 31, 2008, the fair value of our investment and mortgage-backed securities, all classified as held to maturity, totaled $535.6 million. Gross unrealized gains on these securities totaled $7.8 million at December 31, 2008.

At December 31, 2008, the Office of Thrift Supervision “rate shock” analysis indicated that our net portfolio value (the difference between the present value of our assets and the present value of our liabilities) would decrease by $40.4 million if there was an instantaneous 200 basis point increase in market interest rates. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Management of Market Risk.”

Our lending activities provide lower interest rates than financial institutions that originate more commercial loans.

Our principal lending activity consists of originating one- to four-family residential real estate mortgage loans. As of December 31, 2008, these loans totaled $581.3 million, or 90.5% of total loans as of that date. We originate our loans with a focus on limiting credit risk, and not to generate the highest return or create the greatest difference between our cost of funds and the yield on our interest-earning assets (interest rate spread). We intend to continue our focus on residential real estate lending and this lending strategy following the stock offering.

Residential real estate mortgage loans generally have lower interest rates than commercial business loans, commercial real estate loans and consumer loans. As a result, we may generate lower interest rate spreads and rates of return when compared to our competitors who originate more consumer or commercial loans than we do. For the year ended December 31, 2008, our return on average equity (net income divided by average equity) was 7.37%, compared to a median return on average equity of 3.75% for a peer group of publicly traded savings institutions for the same year. In addition, our net interest margin was 3.14% for the year, compared to a median of 3.43% for a peer group of publicly traded savings institutions. Each of these factors may reduce the value of our shares of common stock.

We could record future losses on our holdings of trust preferred securities that we purchased from issuer pools consisting primarily of financial institution holding companies. In addition, we may not receive full future interest payments on these securities.

We own shares of trust preferred securities with an adjusted cost basis of $4.5 million, and a fair value of $2.1 million at December 31, 2008. These securities had an adjusted cost basis of $4.1 million and a fair value of $1.3 million as of March 31, 2009. The trust preferred securities were issued by two issuer pools (Preferred Term Securities XXIII co-issued by Keefe, Bruyette & Woods, Inc. and First Tennessee (“PreTSL XXIII”) and Preferred Term Securities XXIV co-issued by Keefe, Bruyette & Woods, Inc. and First Tennessee (“PreTSL XXIV”)), consisting primarily of financial institution holding companies. Each of these securities is a Class D security, and was originated with a credit rating of BBB. These securities were rated BBB Watch as of March 31, 2009. We recognized a pre-tax loss for other-than-temporary impairment of $2.5 million on one of these two securities (PreTSL XXIV) during the quarter ended December 31, 2008. With our adoption of Financial Accounting Standards Board Staff Position (“FSP”) No. FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments,” effective March 31, 2009, we reclassified $1.5 million of this impairment from retained earnings to accumulated other comprehensive loss. We also recognized further pre-tax loss of

$298,000 and an increase in other comprehensive loss of $138,000 for the same security during the quarter ended March 31, 2009.

The following table sets forth information with respect to these securities as of March 31, 2009.

Pool Deal Name	Book Value	Fair Value	Unrealized Gain (Loss)	Credit Rating	Number of Financial Institutions in Pool	Deferrals and Defaults as a % of Collateral
(Dollars in Thousands)
PreTSL XXIII	$3,542	$699	$(2,843)	BBB Watch	117	8.11%
PreTSL XXIV	$562	$562	$—	BBB Watch	83	9.55%

The amortized cost of these securities as of March 31, 2009 was $3.5 million for PreTSL XXIII and $3.1 million for PreTSL XXIV, respectively. These securities were downgraded to CC and C, respectively, as of April 9, 2009.

A number of factors or combinations of factors could cause us to conclude in one or more future reporting periods that an unrealized loss that exists with respect to these securities constitutes an additional impairment that is other than temporary, which could result in material losses to us. These factors include, but are not limited to, continued failure to make scheduled interest payments, an increase in the severity of the unrealized loss on a particular security, an increase in the continuous duration of the unrealized loss without an improvement in value or changes in market conditions and/or industry or issuer specific factors that would render us unable to forecast a full recovery in value. In addition, the fair values of the trust preferred securities could decline if the overall economy and the financial condition of some of the issuers continue to deteriorate and there remains limited liquidity for these securities.

For the quarters ended March 31, 2009 and December 31, 2008, we received interest payments totaling $0 and $44,000 on the trust preferred securities, respectively. The continued failure of the trust preferred issuers to make dividend payments for any quarter will reduce our earnings during that quarter.

Recent negative developments in the financial industry and the domestic and international credit markets may adversely affect our operations and results.

Negative developments in the latter half of 2007 and during 2008 and 2009 in the global credit and securitization markets have resulted in uncertainty in the financial markets. Loan portfolio quality has deteriorated at many institutions. In addition, the values of real estate collateral supporting many commercial loans and home mortgages have declined and may continue to decline. Bank and bank holding company stock prices have been negatively affected, as has the ability of banks and bank holding companies to raise capital or borrow in the debt markets. Specifically, the Federal Deposit Insurance Corporation Quarterly Banking Profile has reported that noncurrent assets plus other real estate owned as a percentage of assets rose to 1.88% as of December 31, 2008 compared to 0.94% as of December 31, 2007. For the year ended December 31, 2008, the Federal Deposit Insurance Corporation Quarterly Banking Profile has reported that return on average assets decreased to 0.12% compared to 0.81% for the year ended December 31, 2007. The NASDAQ Bank Index declined 23.92% between December 31, 2007 and December 31, 2008, and an additional 31.16% between December 31, 2008 and February 27, 2009.

In response to these developments, Congress adopted the Emergency Economic Stabilization Act of 2008, under which the U.S. Department of the Treasury has the authority to expend up to $700 billion to assist in stabilizing and providing liquidity to the U.S. financial system. Although it was originally contemplated that these funds would be used primarily to purchase troubled assets under the Troubled Asset Relief Program, on October 14, 2008, the U.S. Department of the Treasury announced the Capital Purchase Program, under which it will purchase up to $250 billion of non-voting senior preferred shares of certain qualified financial institutions in an attempt to encourage financial institutions to build capital to increase the flow of financing to businesses and consumers and to support the economy. In addition, Congress has temporarily increased Federal Deposit Insurance Corporation deposit insurance from $100,000 to $250,000 per depositor through December 31, 2009. The Federal Deposit Insurance Corporation has also announced the creation of the Temporary Liquidity Guarantee Program which is intended to strengthen confidence and encourage liquidity in financial institutions by temporarily guaranteeing newly issued senior unsecured debt of participating organizations and providing full coverage for noninterest-bearing transaction deposit accounts (such as business checking accounts, interest-bearing transaction accounts paying 50 basis points or less and lawyers’ trust accounts), regardless of dollar amount until December 31, 2009.

The potential exists for additional federal or state laws and regulations regarding lending and funding practices and liquidity standards, and bank regulatory agencies are expected to be active in responding to concerns and trends identified in examinations, including the expected issuance of many formal enforcement orders. Actions taken to date, as well as potential actions, may not have the beneficial effects that are intended, particularly with respect to the extreme levels of volatility and limited credit availability currently being experienced. In addition, new laws, regulations, and other regulatory changes will increase our Federal Deposit Insurance Corporation insurance premiums and may also increase our costs of regulatory compliance and of doing business, and otherwise affect our operations. New laws, regulations, and other regulatory changes, along with negative developments in the financial industry and the domestic and international credit markets, may significantly affect the markets in which we do business, the markets for and value of our loans and investments, and our ongoing operations, costs and profitability. Further, continued declines in the stock market in general, or for stock of financial institutions and their holding companies, could affect our stock performance.

The Federal Deposit Insurance Corporation is imposing an emergency assessment on financial institutions, which will decrease our earnings in 2009.

On February 27, 2009, the Federal Deposit Insurance Corporation announced a one-time special assessment of 20 basis points on all insured deposits regardless of the risk or size of the depository institution. This special assessment is payable by September 30, 2009 based on deposits as of June 30, 2009, and would result in additional non-interest expense of $1.9 million based on our deposits as of December 31, 2008. In addition, the Federal Deposit Insurance Corporation may assess additional special premiums in the future.

If our investment in the Federal Home Loan Bank of Seattle is classified as other-than-temporarily impaired or as permanently impaired, our earnings and stockholders’ equity could decrease.

We own common stock of the Federal Home Loan Bank of Seattle. We hold this stock to qualify for membership in the Federal Home Loan Bank System and to be eligible to borrow funds under the Federal Home Loan Bank of Seattle’s advance program. The aggregate cost and fair value of our Federal Home Loan Bank of Seattle common stock as of December 31, 2008 was $12.3 million based on its par value. There is no market for our Federal Home Loan Bank of Seattle common stock.

Recent published reports indicate that certain member banks of the Federal Home Loan Bank System may be subject to accounting rules and asset quality risks that could result in materially lower regulatory capital levels. Specifically, in January 2009, the Federal Home Loan Bank of Seattle announced that it anticipated that it would have a risk-based capital deficiency as of December 31, 2008. In an extreme situation, it is possible that the capitalization of a Federal Home Loan Bank, including the Federal Home Loan Bank of Seattle, could be substantially diminished or reduced to zero. Consequently, we believe that there is a risk that our investment in Federal Home Loan Bank of Seattle common stock could be impaired at some time in the future, and if this occurs, it would cause our earnings and stockholders’ equity to decrease by the after-tax amount of the impairment charge.

The Federal Home Loan Bank of Seattle stopped paying dividends during the fourth quarter of 2008. This will negatively affect our earnings.

The Federal Home Loan Bank of Seattle stopped paying dividends during the fourth quarter of 2008, and would be prohibited from paying dividends in the future so long as it fails to meet any of its regulatory capital requirements. As a result of its expected risk-based capital deficiency as of December 31, 2008, we may not receive dividends from the Federal Home Loan Bank of Seattle in the near future. We received $117,000 in total dividends from the Federal Home Loan Bank of Seattle during the three quarters ended September 30, 2008, and the failure of the Federal Home Loan Bank of Seattle to pay dividends for any quarter will reduce our earnings during that quarter.

Lack of consumer confidence in financial institutions may decrease our level of deposits.

Deposits at Territorial Savings Bank are insured by the Federal Deposit Insurance Corporation up to certain levels. However, our level of deposits may be affected by a recent lack of consumer confidence in financial institutions, which has caused depositors at financial institutions to withdraw deposits in excess of the applicable insurance levels. Such depositors may determine to place their excess funds in other institutions or to invest uninsured funds in investments perceived as being more secure, such as securities issued by the United States Treasury. These consumer preferences may require us to pay higher interest rates to retain deposits and may constrain liquidity as we seek to meet funding needs caused by reduced deposit levels.

Future legislative or regulatory actions responding to perceived financial and market problems could impair our rights against borrowers.

There have been proposals made by members of Congress and others that would reduce the amount distressed borrowers are otherwise contractually obligated to pay under their mortgage loans and limit an institution’s ability to foreclose on mortgage collateral. Were proposals such as these, or other proposals limiting our rights as a creditor, to be implemented, we could experience increased credit losses or increased expense in pursuing our remedies as a creditor.

Non-residential real estate loans increase our exposure to credit risks.

At December 31, 2008, our portfolio of commercial real estate, construction and other non-residential real estate loans totaled $21.0 million, or 3.3% of total loans, compared to $8.6 million, or 1.7% of total loans at December 31, 2005. These loans generally expose us to a greater risk of non-payment and loss than residential real estate loans because repayment of such loans often depends on the successful operations and income stream of the borrowers. Additionally, such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to residential real estate loans.

We target our business lending and marketing strategy towards small to medium-sized businesses. These small to medium-sized businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities. If general economic conditions negatively impact these businesses, our results of operations and financial condition may be adversely affected.

Strong competition within our market areas may limit our growth and profitability.

Competition in the banking and financial services industry is intense. In our market areas, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Some of our competitors have greater name recognition and market presence that benefit them in attracting business, and offer certain services that we do not or cannot provide. In addition, larger competitors may be able to price loans and deposits more aggressively than we do, which could affect our ability to grow and remain profitable on a long-term basis. Our profitability depends upon our continued ability to successfully compete in our market areas. If we must raise interest rates paid on deposits or lower interest rates charged on our loans, our net interest margin and profitability could be adversely affected. For additional information see “Business of Territorial Savings Bank—Competition.”

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings will decrease.

We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions. If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover probable incurred losses in our loan portfolio, resulting in additions to our allowance. While our allowance for loan losses was 0.14% of total loans at December 31, 2008, material additions to our allowance could materially decrease our net income.

In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities might have a material adverse effect on our financial condition and results of operations.

Concentration of loans in our primary market area, which has recently experienced an economic downturn, may increase risk.

Our success depends primarily on the general economic conditions in the State of Hawaii, as nearly all of our loans are to customers in the state. Accordingly, the local economic conditions in the State of Hawaii have a significant impact on the ability of borrowers to repay loans as well as our ability to originate new loans. As such, a decline in real estate valuations in this market would lower the value of the collateral securing those loans. In addition, a significant weakening in general economic conditions such as inflation, recession, unemployment or other factors beyond our control could negatively affect our financial results.

On the island of Oahu, the primary real estate market in Hawaii, sales of existing single-family totaled 2,741 units during the year ended December 31, 2008, a decrease of 24.4% compared to similar sales during the year ended December 31, 2007. The number of condominium sales (a notable portion of the overall housing market), declined by 28% during the year ended December 31, 2008 compared to the year ended December 31, 2007.

On the island of Maui, the second largest real estate market, sales of existing single-family homes totaled 907 units for 2008, a decrease of 20.5% compared to 2007, while the median price for the year ended December 31, 2008 declined by 8% compared to the median price for the year ended December 31, 2007. The number of condominium sales declined by 33.6% between 2007 and 2008.

The slowing Hawaiian economy has also resulted in a rise in delinquency and foreclosure rates. The number of foreclosures in the State of Hawaii has recently increased from an average of approximately 150 foreclosure filings per month for the eight months ended August 2008 to over 300 foreclosures per month during the months of September, October, November and December of 2008. Approximately one in 18 Hawaiian homeowners was more than one month behind in mortgage payments as of September 2008.

Our local economy relies heavily on the tourism industry. Continued downturns in this industry could affect our operations and results.

Tourism is one of the two largest components of Hawaii’s economy. The Hawaii Department of Business, Economic Development and Tourism reported a 24.2% decline in tourists from August 2007 to August 2008, representing the largest year-to-year reduction recorded in the state’s history. Tourism also declined 15.9% for the month of November 2008 compared to the month of November 2007, and 10.2% when comparing the first 11 months of 2008 to the first 11 months of 2007. Similarly, the unemployment rate in the State of Hawaii increased to 5.5% as of December 2008, from 4.2% as of August 2008 and 2.7% as of August 2007. Continued downturns in the tourism industry, and the related loss of jobs or operating income for businesses, could have a significant impact on our ability to originate loans, and the ability of borrowers to repay loans, either of which could adversely affect our financial condition and results of operations.

We operate in a highly regulated environment and may be adversely affected by changes in laws and regulations.

We are subject to extensive regulation, supervision, and examination by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. Such regulators govern the activities in which we may engage, primarily for the protection of depositors. These regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of a bank, the classification of assets by a bank, and the adequacy of a bank’s allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation, could have a material impact on us and our operations. Because our business is highly regulated, the laws, rules and applicable regulations are subject to regular modification and change. There can be no assurance that proposed laws, rules and regulations, or any other laws, rule or regulation, will not be adopted in the future, which could make compliance more difficult or expensive or otherwise adversely affect our business, financial condition or prospects.

Severe weather, natural disasters and other external events could significantly affect our operations and results.

Because all of our office locations are located in the State of Hawaii, severe weather or natural disasters, such as tsunamis, hurricanes and earthquakes and other adverse external events could have a significant affect on our ability to conduct business. Such events could affect the stability of our deposit base, impair the ability of borrowers to repay outstanding loans, impair the value of collateral securing loans, cause significant property damage, result in loss of revenue and/or cause us to incur additional expenses. Accordingly, the occurrence of any such event could have a material adverse effect on our business, which, in turn, could adversely affect our financial condition and results of operations.

Risks Related to this Stock Offering

The future price of the shares of common stock may be less than the purchase price in the stock offering.

If you purchase shares of common stock in the stock offering, you may not be able to sell them at or above the purchase price in the stock offering. The purchase price in the offering is determined by an independent, third-party appraisal, pursuant to federal banking regulations and subject to review and approval by the Office of Thrift Supervision. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. Our aggregate pro forma market value as reflected in the final, approved independent appraisal may exceed the market price of our shares of common stock after the completion of the offering, which may result in our stock trading below the initial offering price of $10.00 per share.

The capital we raise in the stock offering will reduce our return on equity. This could negatively affect the trading price of our shares of common stock.

Net income divided by average equity, known as “return on equity,” is a ratio many investors use to compare the performance of a financial institution to its peers. For the year ended December 31, 2008, our return on average equity was 7.37%. Following the stock offering, we expect our consolidated equity to increase from $99.4 million to between $153.2 million at the minimum of the offering range and $184.4 million at the adjusted maximum of the offering range. Based upon our earnings for the year ended December 31, 2008, and these pro forma equity levels, our return on equity would be 6.33% and 5.73% at the minimum and maximum of the offering range, respectively. We expect our return on equity to remain lower until we are able to leverage the additional capital we receive from the stock offering. Although we will be able to increase net interest income using proceeds of the stock offering, our return on equity will be reduced by the capital raised in the stock offering, higher expenses from the costs of being a public company, and added expenses associated with our employee stock ownership plan and the stock-based benefit plan we intend to adopt. Until we can increase our net interest income and non-interest income, we expect our return on equity to remain lower, which may reduce the value of our shares of common stock.

We will need to implement additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements.

Upon completion of the stock offering, we will become a public reporting company. The federal securities laws and regulations of the Securities and Exchange Commission require that we file annual, quarterly and current reports, and that we maintain effective disclosure controls and procedures and internal controls over financial reporting. We expect that the obligations of being a public company, including substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. These obligations will increase our operating expenses and could divert management’s attention from our banking operations. Compliance with the Sarbanes-Oxley

Act of 2002 and the related rules and regulations of the Securities and Exchange Commission will require us to certify the adequacy of our internal controls and procedures, which could require us to upgrade our systems, and/or hire additional staff, which will increase our operating costs.

Our stock-based benefit plans will increase our costs, which will reduce our income.

We anticipate that our employee stock ownership plan will purchase 8% of the total shares of common stock sold in the stock offering, with funds borrowed from Territorial Bancorp Inc. The cost of acquiring the shares of common stock for the employee stock ownership plan will be between $5.2 million at the minimum of the offering range and $8.0 million at the adjusted maximum of the offering range. We will record annual employee stock ownership plan expense in an amount equal to the fair value of shares of common stock committed to be released to employees. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase.

We also intend to adopt a stock-based benefit plan after the stock offering under which plan participants would be awarded shares of our common stock (at no cost to them) and/or options to purchase shares of our common stock. The number of shares of restricted stock or stock options reserved for issuance under any initial stock-based benefit plan may not exceed 4% and 10%, respectively, of our total outstanding shares, if these plans are adopted within 12 months after the completion of the conversion. We may grant shares of common stock and stock options in excess of these amounts provided the stock-based benefit plan is adopted more than one year following the stock offering. Assuming the market price of the common stock is $10.00 per share; the options are granted with an exercise price of $10.00 per share; the dividend yield on the stock is 0%; the expected option life is 6.5 years; the risk free interest rate is 1.87% (based on the seven-year Treasury rate) and the volatility rate on the shares of common stock is 25.8% (based on an index of publicly traded thrift institutions), the estimated grant-date fair value of the options utilizing a Black-Scholes option pricing analysis is $3.04 per option granted. Assuming this value is amortized over a five-year vesting period, the corresponding annual pre-tax expense associated with the stock options would be $611,000 at the adjusted maximum. In addition, assuming that all shares of restricted stock are awarded at a price of $10.00 per share, and that the awards vest over a five-year period, the corresponding annual pre-tax expense associated with shares awarded under the stock-based benefit plan would be $804,000 at the adjusted maximum. However, if we grant shares of stock or options in excess of these amounts, such grants would increase our costs further.

The shares of restricted stock granted under the stock-based benefit plan will be expensed by us over their vesting period at the fair market value of the shares on the date they are awarded. If the shares of restricted stock to be granted under the plan are repurchased in the open market (rather than issued directly from authorized but unissued shares by Territorial Bancorp Inc.) and cost the same as the purchase price in the stock offering, the reduction to stockholders’ equity due to the plan would be between $2.6 million at the minimum of the offering range and $4.0 million at the adjusted maximum of the offering range. To the extent we repurchase shares of common stock in the open market to fund the grants of shares under the plan, and the price of such shares exceeds the offering price of $10.00 per share, the reduction to stockholders’ equity would exceed the range described above. Conversely, to the extent the price of such shares is below the offering price of $10.00 per share, the reduction to stockholders’ equity would be less than the range described above.

The implementation of stock-based benefit plans will dilute your ownership interest.

We intend to adopt one or more stock-based benefit plans, which will allow participants to be awarded shares of common stock (at no cost to them) or options to purchase shares of our common stock, following the stock offering. These stock-based benefit plans will be funded through either open market purchases of shares of common stock, if permitted, or from the issuance of authorized but unissued shares of common stock. Stockholders would experience a reduction in ownership interest totaling 12.9% in the event newly issued shares are used to fund stock options or awards of shares of common stock under these plans in an amount equal to 10% and 4%, respectively, of the shares issued in the stock offering. We may grant shares of common stock and stock options in excess of these amounts provided the stock-based benefit plan is adopted more than one year following the stock offering.

We have not determined whether we will adopt stock-based benefit plans more than one year following the stock offering. Stock-based benefit plans adopted more than one year following the stock offering may exceed regulatory restrictions on the size of stock-based benefit plans adopted within one year, which would increase our costs.

If we adopt stock-based benefit plans within one year following the completion of the stock offering, then we may grant shares of common stock or stock options under our stock-based benefit plans for up to 4% and 10%, respectively, of our total outstanding shares. The amount of stock awards and stock options available for grant under the stock-based benefit plans may exceed these amounts, provided the stock-based benefit plans are adopted more than one year following the stock offering. Although the implementation of the stock-based benefit plan will be subject to stockholder approval, the determination as to the timing of the implementation of such a plan will be at the discretion of our Board of Directors. Stock-based benefit plans that provide for awards in excess of these amounts would increase our costs beyond the amounts estimated in “—Our stock-based benefit plans will increase our costs, which will reduce our income.” Stock-based benefit plans that provide for awards in excess of these amounts could also result in dilution to stockholders in excess of that described in “—The implementation of stock-based benefit plans will dilute your ownership interest.”

We will enter into employment agreements that may increase our compensation costs.

We have entered into employment agreements with each of Allan S. Kitagawa, our Chairman of the Board, President and Chief Executive Officer, Vernon Hirata, our Vice Chairman, Co-Chief Operating Officer, General Counsel and Corporate Secretary and Ralph Y. Nakatsuka, our Vice Chairman, Co-Chief Operating Officer. In the event of involuntary or good reason termination of employment, or certain types of termination following a change in control, as set forth in the employment agreements, the employment agreements provide for cash severance benefits that would cost approximately $7.3 million in the aggregate based on information as of December 31, 2008. For additional information see “Management of Territorial Bancorp Inc.—Executive Officer Compensation.”

We have broad discretion in using the proceeds of the stock offering. Our failure to effectively use such proceeds could reduce our profits.

We will use a portion of the net proceeds to finance the purchase of shares of common stock in the stock offering by the employee stock ownership plan and to redeem up to $24.0 million of trust preferred securities that we have issued, and may use the remaining net proceeds to pay dividends to stockholders, repurchase shares of common stock, purchase investment securities, deposit funds in Territorial Savings Bank, acquire other financial services companies or for other general corporate purposes. Territorial Savings Bank may use the proceeds it receives to fund new loans, establish or acquire new branches, purchase investment securities, reduce a portion of our borrowings, or for general corporate purposes. We have not identified specific amounts of proceeds for any of these purposes and we will have significant flexibility in determining the amount of net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively could reduce our profitability. We have not established a timetable for the effective deployment of the proceeds and we cannot predict how long we will require to effectively deploy the proceeds.

Our stock value may be negatively affected by federal regulations that restrict takeovers.

For three years following the stock offering, Office of Thrift Supervision regulations prohibit any person from acquiring or offering to acquire more than 10% of our common stock without the prior written approval of the Office of Thrift Supervision. See “Restrictions on Acquisition of Territorial Bancorp Inc.” for a discussion of applicable Office of Thrift Supervision regulations regarding acquisitions.

The corporate governance provisions in our articles of incorporation and bylaws, and the corporate governance provisions under Maryland law, may prevent or impede the holders of our common stock from obtaining representation on our board of directors and may impede takeovers of the company that our board might conclude are not in the best interest of Territorial Bancorp Inc. or its stockholders.

Provisions in our articles of incorporation and bylaws may prevent or impede holders of our common stock from obtaining representation on our Board of Directors and may make takeovers of Territorial Bancorp Inc. more difficult. For example, our Board of Directors is divided into three staggered classes. A classified board makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur. Our articles of incorporation include a provision that no person will be entitled to vote any shares of our common stock in excess of 10% of our outstanding shares of common stock. This limitation does not apply to the purchase of shares by a tax-qualified employee stock benefit plan established by us. In addition, our articles of incorporation and bylaws restrict who may call special meetings of stockholders and how directors may be removed from office. Additionally, in certain instances, the Maryland General Corporation Law requires a supermajority vote of our stockholders to approve a merger or other business combination with a large stockholder, if the proposed transaction is not approved by a majority of our directors. See “Restrictions on Acquisition of Territorial Bancorp Inc.”

We have never issued common stock and there is no guarantee that a liquid market will develop.

We have never issued capital stock and there is no established market for our common stock. We expect that our common stock will be traded on the Nasdaq Global Market (if we sell less than 10,051,000 shares of common stock in the stock offering) or the Nasdaq Global Select Market, each under the symbol “TBNK,” subject to completion of the offering and compliance with certain conditions, including the presence of at least three registered and active market makers. Keefe Bruyette & Woods, Inc. has advised us that it intends to make a market in shares of our common stock following the offering, but it is under no obligation to do so or to continue to do so once it begins. While we will attempt before completion of the offering to obtain commitments from at least two other broker-dealers to make a market in shares of our common stock, there can be no assurance that we will be successful in obtaining such commitments.

We may take other actions to meet the minimum required sales of shares if we cannot find enough purchasers in the community.

If we do not sell enough shares to reach the minimum of the offering range through the subscription and community offerings, shares may be offered for sale to the general public in a syndicated community offering to be managed by Keefe Bruyette & Woods, Inc., acting as our agent. If we are not able to reach the minimum of the offering range after Keefe Bruyette & Woods, Inc., uses its best efforts in a syndicated community offering we may do any of the following: increase the maximum purchase limitations and allow all maximum purchase subscribers to increase their orders to the new maximum purchase limitations; terminate the offering and promptly return all funds; set a new offering range, notifying all subscribers of the opportunity to confirm, cancel or change their orders; or take such other actions as may be permitted by the Office of Thrift Supervision.

The distribution of subscription rights could have adverse income tax consequences.

If the subscription rights granted to certain depositors and borrowers of Territorial Savings Bank are deemed to have an ascertainable value, receipt of such rights may be taxable in an amount equal to such value. Whether subscription rights are considered to have ascertainable value is an inherently factual determination. We have received an opinion that such rights have no value; however, such opinion is not binding on the Internal Revenue Service.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables set forth selected consolidated historical financial and other data of Territorial Mutual Holding Company and its subsidiaries for the years and at the dates indicated. The information at December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007 and 2006 is derived in part from, and should be read together with, the audited consolidated financial statements and notes thereto of Territorial Mutual Holding Company beginning at page F-1 of this prospectus. The information at December 31, 2006, 2005 and 2004 and for the years ended December 31, 2005 and 2004 is derived in part from audited consolidated financial statements that are not included in this prospectus.

	At December 31,
	2008	2007	2006	2005	2004
	(In thousands)
Selected Financial Condition Data:

Total assets	$1,224,446	$1,162,018	$1,299,783	$1,244,834	$1,210,930
Cash	11,216	19,755	88,512	15,085	48,274
Investment securities held to maturity	527,767	538,025	621,339	669,853	644,427
Loans receivable, net	633,160	554,795	546,201	516,090	480,079
Bank owned life insurance	27,107	26,068	20,026	19,301	18,588
Federal Home Loan Bank of Seattle stock, at cost	12,348	12,348	12,348	12,348	9,592
Deposits	923,914	892,316	981,354	1,016,051	1,024,836
Federal Home Loan Bank of Seattle advances	35,791	72,000	100,000	100,317	75,000
Securities sold under agreements to repurchase	115,200	55,200	60,545	—	—
Subordinated debentures	24,221	24,199	24,178	24,156	—
Equity	99,381	92,479	86,829	79,367	67,262

	Years Ended December 31,
	2008	2007	2006	2005	2004
	(In thousands)
Selected Operating Data:

Interest and dividend income	$61,220	$60,947	$61,887	$61,230	$56,049
Interest expense	25,247	32,368	28,836	21,842	17,993

Net interest income	35,973	28,579	33,051	39,388	38,056
Provision (reversal of allowance) for loan losses	149	25	6	(15)	277

Net interest and dividend income after provision (reversal of allowance) for loan losses	35,824	28,554	33,045	39,403	37,779
Non-interest income	2,173	3,876	4,013	4,143	6,278
Non-interest expense	27,003	24,047	25,100	22,666	19,876

Income before income taxes	10,994	8,383	11,958	20,880	24,181
Income taxes	3,794	2,615	4,247	7,912	10,198

Net income	$7,200	$5,768	$7,711	$12,968	$13,983

	At or For the Years Ended December 31,
	2008	2007	2006	2005	2004
Selected Financial Ratios and Other Data:

Performance Ratios:
Return on average assets (ratio of net income to average total assets)	0.60%	0.48%	0.62%	1.04%	1.24%
Return on average equity (ratio of net income to average equity)	7.37%	6.35%	8.93%	17.42%	22.96%
Interest rate spread (1)	2.95%	2.25%	2.60%	3.20%	3.43%
Net interest margin (2)	3.14%	2.48%	2.78%	3.30%	3.54%
Efficiency ratio (3)	70.79%	74.09%	67.72%	52.07%	44.83%
Non-interest expense to average total assets	2.25%	2.01%	2.03%	1.82%	1.76%
Average interest-earning assets to average interest-bearing liabilities	108.71%	108.16%	107.18%	105.55%	106.46%
Average equity to average total assets	8.15%	7.58%	6.99%	5.99%	5.41%

Asset Quality Ratios:
Non-performing assets to total assets	0.02%	0.01%	0.05%	0.01%	0.00%
Non-performing loans to total loans	0.02%	0.02%	0.11%	0.02%	0.00%
Allowance for loan losses to non-performing loans	603.36%	724.53%	129.51%	712.96%	75,000.00%
Allowance for loan losses to total loans	0.14%	0.14%	0.14%	0.15%	0.16%

Capital Ratios (bank-level only):
Total capital (to risk-weighted assets)	24.97%	25.33%	23.57%	23.60%	22.21%
Tier I capital (to risk-weighted assets)	24.82%	25.17%	23.41%	23.43%	22.02%
Tier I capital (to total assets)	9.89%	9.83%	8.39%	8.11%	7.41%

Other Data:
Number of full service offices	24	24	24	22	20
Full time equivalent employees	250	244	226	220	200

(1)	The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the year.
(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the year.
(3)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

RECENT DEVELOPMENTS

The following tables set forth selected consolidated historical financial and other data of Territorial Mutual Holding Company and its subsidiaries for the periods and at the dates indicated. The information at December 31, 2008 is derived in part from, and should be read together with, the audited consolidated financial statements and notes thereto of Territorial Mutual Holding Company beginning at page F-1 of this prospectus. The information at March 31, 2009 and for the three months ended March 31, 2009 and 2008 is unaudited and reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. The results of operations for the three months ended March 31, 2009 are not necessarily indicative of the results to be achieved for the remainder of 2009.

	At March 31, 2009	At December 31, 2008
	(In thousands)
Selected Financial Condition Data:
Total assets	$1,223,823	$1,224,446
Cash	18,167	11,216
Investment securities held to maturity	521,623	527,767
Loans receivable, net	630,787	633,160
Bank owned life insurance	27,362	27,107
Federal Home Loan Bank of Seattle stock, at cost	12,348	12,348
Deposits	941,584	923,914
Federal Home Loan Bank of Seattle advances	—	35,791
Securities sold under agreements to repurchase	130,200	115,200
Subordinated debentures	24,226	24,221
Equity	101,967	99,381

	Three Months Ended March 31,
	2009	2008
	(In thousands)
Selected Operating Data:
Interest and dividend income	$15,720	$14,940
Interest expense	5,342	7,031

Net interest income	10,378	7,909
Provision for loan losses	1,102	6

Net interest and dividend income after provision for loan losses	9,276	7,903
Non-interest income	1,497	1,160
Non-interest expense	6,635	6,329

Income before income taxes	4,138	2,734
Income taxes	1,467	921

Net income	$2,671	$1,813

	At or For the Three Months Ended March 31,
	2009	2008
Selected Financial Ratios and Other Data:

Performance Ratios:
Return on average assets (ratio of net income to average total assets) (1)	0.87%	0.62%
Return on average equity (ratio of net income to average equity) (1)	10.55%	7.71%
Interest rate spread (1)(2)	3.39%	2.61%
Net interest margin (1)(3)	3.54%	2.82%
Efficiency ratio (4)	55.87%	69.79%
Non-interest expense to average total assets (1)	2.17%	2.16%
Average interest-earning assets to average interest-bearing liabilities	108.69%	108.38%
Average equity to average total assets	8.27%	8.02%

Asset Quality Ratios:
Non-performing assets to total assets	0.10%	0.01%
Non-performing loans to total loans	0.16%	0.03%
Allowance for loan losses to non-performing loans	193.43%	483.65%
Allowance for loan losses to total loans	0.32%	0.13%

Capital Ratios (bank-level only):
Total capital (to risk-weighted assets)	26.18%	24.75%
Tier I capital (to risk-weighted assets)	25.82%	24.59%
Tier I capital (to total assets)	10.22%	9.77%

Other Data:
Number of full service offices	24	24
Full time equivalent employees	248	246

(1)	Annualized.
(2)	The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(3)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(4)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

Comparison of Financial Condition at March 31, 2009 and December 31, 2008

Assets. At March 31, 2009, our assets were $1.224 billion, a decrease of $623,000, or 0.1%, from $1.224 billion at December 31, 2008. The decrease was caused by decreases in investment securities and loans, partially offset by an increase in cash.

Loans. At March 31, 2009, total loans were $640.3 million, or 52.3% of total assets. During the three months ended March 31, 2009, the loan portfolio decreased $1.8 million, or 0.3%. The decrease was caused primarily by a decrease in home equity loans and lines of credit of $3.6 million. One- to four-family residential real estate loans increased $2.5 million despite our selling $24.7 million of longer-term, one-to four-family residential real estate loans during the three months ended March 31, 2009.

Securities. At March 31, 2009, our securities portfolio totaled $521.6 million, or 42.6% of assets. At March 31, 2009, all of such securities were classified as held-to-maturity, and none of the underlying collateral consisted of subprime or Alt-A (traditionally defined as loans having less than full documentation) loans. At March 31, 2009, we held no common or preferred stock of Fannie Mae or Freddie Mac.

During the three months ended March 31, 2009, our securities portfolio decreased $6.1 million, or 1.2%, as repayments exceeded purchases of securities.

At March 31, 2009, we owned trust preferred securities with a carrying value of $4.1 million. This portfolio consists of two securities, which represent investments in a pool of debt obligations issued by Federal Deposit Insurance Corporation-insured financial institutions, insurance companies and real estate investment trusts.

On April 9, 2009, the Financial Accounting Standards Board issued Financial Accounting Standards Board Staff Position (“FSP”) No. FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly,” and FSP No. FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments.” FSP No. FAS 115-2 and FAS 124-2 amends the other-than-temporary impairment guidance in U.S. GAAP for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in a company’s financial statements. Before the staff position, to conclude that an impairment was not other than temporary an entity was required, among other considerations, to assert that it had the intent and ability to hold the security for a period of time sufficient to allow for any anticipated recovery in fair value in accordance with Securities and Exchange Commission Staff Accounting Bulletin Topic 5M, “Other Than Temporary Impairment of Certain Investments in Debt and Equity Securities,” and other authoritative literature. As a result of the staff position, an entity should assess whether the entity (a) has the intent to sell the debt security or (b) more likely than not will be required to sell the debt security before its anticipated recovery (for example, if its cash or working capital requirements or contractual or regulatory obligations indicate that the debt security will be required to be sold before the forecasted recovery occurs). We adopted FSP No. FAS 157-4 and FSP No. FAS 115-2 and FAS 124-2 for the quarter ended March 31, 2009.

In reviewing our investment in the trust preferred securities, we concluded that we did not have the intent to sell either trust preferred security, and it was not more likely than not that we would be required to sell either trust preferred security before the anticipated recovery.

The trust preferred securities market is considered to be inactive as only two sales transactions have occurred over the past nine months. In addition, there have been no new issues of pooled trust preferred securities since 2007. Because the trust preferred securities market is inactive, we use a discounted cash flow model to determine the estimated fair value of the trust preferred securities and to determine whether they are other-than-temporarily impaired.

We had previously considered our investment in one of the trust preferred securities other-than-temporarily impaired as of December 31, 2008, and we recorded a $2.5 million impairment charge during the quarter ended December 31, 2008. Based on our continued review, we considered our investment in this security to have experienced additional other-than-temporary impairment as of March 31, 2009, and recorded an additional $436,000 impairment charge with respect to this security during the quarter ended March 31, 2009, of which $298,000 was a credit loss recorded through our income statement as a debit to non-interest income, and $138,000 was recorded as an increase to other comprehensive loss. In addition, the cumulative effect of our adoption of FSP No. FAS 157-4 and FSP No. FAS 115-2 and FAS 124-2, effective March 31, 2009, resulted in the reclassification of $1.5 million of securities impairment from retained earnings to accumulated other comprehensive loss.

In reviewing our investment in the second trust preferred security, our discounted cash flow analysis indicated that we should be able to collect all amounts due according to the original contractual terms of the security and should recover the entire amortized cost basis of the security. Accordingly, as of March 31, 2009, we did not consider our investment in the second trust preferred security to have experienced other-than-temporary impairment as of March 31, 2009. The securities were downgraded as of April 9, 2009. See “Risk Factors—We could record future losses on our holdings of trust preferred securities that we purchased from issuer pools consisting primarily of financial institution holding companies.

We own common stock of the Federal Home Loan Bank of Seattle with an aggregate cost and fair value as of March 31, 2009 of $12.3 million based on its par value. There is no market for our Federal Home Loan Bank of Seattle common stock.

Recent published reports indicate that certain member banks of the Federal Home Loan Bank System may be subject to accounting rules and asset quality risks that could result in materially lower regulatory capital levels. In an extreme situation, it is possible that the capitalization of a Federal Home Loan Bank, including the Federal Home Loan Bank of Seattle, could be substantially diminished or reduced to zero. In addition, the Federal Home Loan Bank of Seattle stopped paying dividends during the fourth quarter of 2008. See “Risk Factors—If our investment in the Federal Home Loan Bank of Seattle is classified as other-than-temporarily impaired or as permanently impaired, our earnings and stockholders’ equity could decrease” and “—The Federal Home Loan Bank of Seattle stopped paying dividends during the fourth quarter of 2008. This will negatively affect our earnings.”

Deposits. During the three months ended March 31, 2009, our deposits grew $17.7 million, or 1.9%. The increase was caused by our continuing to promote higher than market rates for our savings accounts (which increased $37.0 million during the quarter), offsetting a decrease of $14.5 million in certificates of deposit. We have lowered the rates we pay on certificates of deposit because of increased liquidity from other sources, such as loan and securities repayments, allowing these deposits to run off.

Borrowings. Historically, our borrowings consisted primarily of advances from the Federal Home Loan Bank of Seattle and funds borrowed under repurchase agreements. During the quarter ended March 31, 2009, our borrowings decreased $20.8 million, or 13.8%. During the quarter ended March 31, 2009, we repaid all of our outstanding Federal Home Loan Bank advances. Our reverse repurchase agreements increased $15.0 million, or 13.0%, as we did not require further borrowings to fund our operations. Instead, we funded our operations with additional deposits and principal repayments on loans and mortgage-backed securities.

Equity. At March 31, 2009, our equity was $102.0 million, an increase of $2.6 million, or 2.6%, from $99.4 million at December 31, 2008. The increase resulted from net income of $2.7 million for the quarter ended March 31, 2009.

Comparison of Operating Results for the Three Months Ended March 31, 2009 and 2008

General. Net income increased $858,000, or 47.3%, to $2.7 million for the three months ended March 31, 2009 from $1.8 million for the three months ended March 31, 2008. The increase was primarily caused by a $2.5 million increase in net interest income, partially offset by an increase in the provision for loan losses of $1.1 million and an increase in non-interest expense of $306,000.

Net Interest Income. Net interest income increased $2.5 million, or 31.2%, to $10.4 million for the three months ended March 31, 2009 from $7.9 million for the three months ended March 31, 2008. Interest and dividend income increased $780,000, or 5.2%, as we increased our average balance of loans by $66.2 million, or 11.6%. Interest expense decreased $1.7 million, or 24.0%, as declining market interest rates for certificates of deposits allowed us to reduce our deposit expense by $1.4 million. We also experienced a $278,000 decrease in interest expense on Federal Home Loan Bank advances. The interest rate spread and net interest margin were 3.39% and 3.54%, respectively, for the three months ended March 31, 2009, compared to 2.61% and 2.82% for the three months ended March 31, 2008. The improvement in the interest rate spread was the result of a decrease in the average cost of interest-bearing liabilities of 74 basis points, and an increase in the average yield on interest-earning assets of four basis points.

Interest and Dividend Income. Interest and dividend income increased $780,000 to $15.7 million for the three months ended March 31, 2009 from $14.9 million for the three months ended March 31, 2008. An increase in interest income on loans was partially offset by a decrease in interest income on investment securities. Interest income on loans increased $1.1 million, or 13.1%, to $9.4 million for the three months ended March 31, 2009 from $8.4 million for the three months ended March 31, 2008, as our average balance of loans increased $66.2 million, or 11.6%. Interest income on securities decreased $275,000, or 4.2%, to $6.3 million for the three months ended March 31, 2009 from $6.5 million for the three months ended March 31, 2008, as our average balance of investment securities decreased $16.4 million, or 3.1%. The reduction in our average securities portfolio was caused by repayments on mortgage-backed securities exceeding new purchases. There were no material changes in the rates we earned on loans or investment securities between the periods.

Interest Expense. Interest expense decreased $1.7 million, or 24.0%, to $5.3 million for the three months ended March 31, 2009 from $7.0 million for the three months ended March 31, 2008. Interest expense on deposits decreased $1.4 million, or 26.8%, caused by a decrease in interest expense on certificates of deposit of $1.7 million, or 44.7%. The rates we paid on certificates of deposit decreased 164 basis points, and we experienced a $10.2 million, or 2.6%, decrease in the average balance of certificates of deposit. We have lowered the rates we pay on certificates of deposit because of increased liquidity from other sources, such as loan and securities repayments, allowing these deposits to run off. In addition, interest expense on Federal Home Loan Bank advances decreased $278,000, or 89.4%. During the quarter ended March 31, 2009, we repaid all of our outstanding Federal Home Loan Bank advances.

Provision for Loan Losses. We recorded a provision for loan losses of $1.1 million for the three months ended March 31, 2009 compared to a provision of $6,000 for the three months ended March 31, 2008. The provisions made during 2009 were general reserves for one- to four-family residential real estate loans in recognition of increased non-performing loans and deteriorating environmental factors, in accordance with the methodology described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Allowance for Loan Losses.” Non-performing loans totaled $1.0 million at March 31, 2009, or 0.16% of total loans at that date, compared to $149,000 of non-performing loans at December 31, 2008, $159,000 of non-performing loans at March 31, 2008 and $106,000 of non-performing loans at December 31, 2007. Non-performing loans as of March 31, 2009 consisted primarily of one- to four-family residential real estate loans. We experienced net chargeoffs (recoveries) of $(1,000) and $5,000 for the three months ended March 31, 2009 and 2008, respectively. The allowance for loan losses to total loans was 0.32% and 0.13% at March 31, 2009 and 2008, respectively. To the best of our knowledge, we have provided for all losses that are both probable and reasonable to estimate at March 31, 2009 and 2008.

Non-Interest Income. The following table summarizes changes in non-interest income between the three months ended March 31, 2009 and 2008.

	Three Months Ended March 31,		Change
	2009	2008	$ Change	% Change
	(In thousands)
Service fees on loan and deposit accounts	$667	$722	$(55)	(7.6)%
Income on bank-owned life insurance	255	261	(6)	(2.3)%
Other-than-temporary impairment loss on investments	(298)	—	(298)	N/A
Gain on sale of investment securities	—	65	(65)	(100.0)%
Gain on sale of loans	799	—	799	N/A
Other	74	112	(38)	(33.9)%

Total	$1,497	$1,160	$337	29.1%

We sold $24.7 million and $0 of loans during the three months ended March 31, 2009 and 2008, respectively. We recognized a $298,000 loss for other-than-temporary impairment on our investments in trust preferred securities in the first quarter of 2009, as described in “—Comparison of Financial Condition at March 31, 2009 and December 31, 2008—Securities.”

Non-Interest Expense. The following table summarizes changes in non-interest expense between the three months ended March 31, 2009 and 2008.

	Three Months Ended March 31,		Change
	2009	2008	$ Change	% Change
	(In thousands)
Salaries and employee benefits	$3,797	$3,563	$234	6.6%
Occupancy	1,130	1,018	112	11.0%
Equipment	704	701	3	0.4%
Federal deposit insurance premiums	134	295	(161)	(54.6)%
Other	870	752	118	15.7%

Total	$6,635	$6,329	$306	4.8%

Salaries and employee benefits expense for the three months ended March 31, 2009 increased from the three months ended March 31, 2008 as compensation expense, payroll tax expense and health insurance expense increased by $271,000, $56,000 and $25,000, respectively. The increase in compensation expense resulted primarily from increases in bonus accruals ($324,000 for the three months ended March 31, 2009 compared to $178,000 for the three months ended March 31, 2008) and loan agent commissions ($60,000 for the three months ended March 31, 2009 compared to $41,000 for the three months ended March 31, 2008). These increases were partially offset by a decrease of $136,000 in pension plan expense, resulting from our freezing our pension plan effective December 31, 2008.

Income Tax Expense. Income taxes were $1.5 million for the three months ended March 31, 2009, reflecting an effective tax rate of 35.5% compared to $921,000 for the three months ended March

31, 2008, reflecting an effective tax rate of 33.7%. The change in our effective tax rates was primarily attributable to a decline in tax-exempt interest earned on municipal securities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this prospectus.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

•	adverse changes in the securities markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	our ability to successfully integrate acquired entities, if any;

•	changes in consumer spending, borrowing and savings habits;

•

changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

•	changes in our organization, compensation and benefit plans;

•	changes in our financial condition or results of operations that reduce capital available to pay dividends; and

•	changes in the financial condition or future prospects of issuers of securities that we own.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Please see “Risk Factors” beginning on page 17.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the net proceeds will be between $61.8 million and $84.4 million, or $97.4 million if the offering range is increased by 15%.

We intend to distribute the net proceeds from the stock offering as follows:

	Based Upon the Sale at $10.00 Per Share of
	6,460,000 Shares		7,600,000 Shares		8,740,000 Shares		10,051,000 Shares (1)
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in thousands)
Stock offering proceeds	$64,600		$76,000		$87,400		$100,510
Less offering expenses	(2,792)		(2,897)		(3,002)		(3,122)

Net offering proceeds	$61,808	100.0%	$73,103	100.0%	$84,398	100.0%	$97,388	100.0%

Use of net proceeds:
To Territorial Savings Bank	$(30,904)	50.00%	$(36,552)	50.00%	$(42,199)	50.00%	$(48,694)	50.00
To redeem trust preferred securities	(14,000)	22.65	(20,000)	27.36	(24,000)	28.44	(24,000)	24.64
To fund loan to employee stock ownership plan	(5,168)	8.36	(6,080)	8.32	(6,992)	8.28	(8,041)	8.26

Retained by Territorial Bancorp Inc.	$11,736	18.99%	$10,471	14.32%	$11,207	13.28%	$16,652	17.10%

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Territorial Savings Bank’s deposits. The net proceeds may vary because the total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription and community offerings.

Territorial Bancorp Inc. may use the proceeds it retains from the stock offering:

•	to fund a loan to the employee stock ownership plan to purchase shares of common stock in the stock offering;

•	to redeem up to $24.0 million of trust preferred securities, depending on how many shares of stock we sell in the offering;

•	to invest in mortgage-backed securities, collateralized mortgage obligations and debt securities issued by the United States Government and United States Government-sponsored agencies or entities;

•	to finance the acquisition of financial institutions or other financial service companies;

•	to pay cash dividends to stockholders;

•	to repurchase shares of our common stock; and

•	for other general corporate purposes.

We intend to redeem between $14.0 million and $24.0 million of trust preferred securities we have issued, depending on how many shares of stock we sell in the offering. The redemption of the trust preferred securities is effected through the repayment of subordinated debentures that we have issued to the issuer of the actual trust preferred securities. Depending on how much of the trust preferred securities we redeem, we will also incur an expense of up to $522,000 for costs that are being amortized in future periods relating to the issuance of the trust preferred securities. The trust preferred securities have maturity dates and interest rates as follows:

Amount	Maturity Date	Interest Rate as of December 31, 2008
(In thousands)
$14,000	September 26, 2032	4.87%
$5,000	June 26, 2033	4.57%
$5,000	December 17, 2033	4.82%

With the exception of the funding of the loan to the employee stock ownership plan and the redemption of the trust preferred securities, Territorial Bancorp Inc. has not quantified its plans for use of the offering proceeds for each of the foregoing purposes. Initially, we intend to invest a substantial portion of the net proceeds in short-term investments, investment-grade debt obligations and mortgage-backed securities.

Under current Office of Thrift Supervision regulations, we may not repurchase shares of our common stock during the first year following the conversion, except to fund equity benefit plans other than stock options or except when extraordinary circumstances exist and with prior regulatory approval.

Territorial Savings Bank may use the net proceeds it receives from the Offering:

•

to expand its banking franchise by establishing or acquiring new branches, or by acquiring other financial institutions or other financial services companies. We currently intend to open one new branch office per year over the next three years;

•	to fund new loans;

•	to repay short-term borrowings;

•

to invest in mortgage-backed securities and collateralized mortgage obligations, and debt securities issued by the United States Government and United States Government-sponsored agencies or entities; and

•	for other general corporate purposes.

Territorial Savings Bank has not quantified its plans for use of the offering proceeds for each of the foregoing purposes. Our short-term and long-term growth plans anticipate that, upon completion of the offering, we will experience growth through increased lending and investment activities and, possibly, acquisitions. We currently have no understandings or agreements to acquire other banks, thrifts, or other financial services companies. There can be no assurance that we will be able to consummate any acquisition. We intend to open a new branch office at a leased facility in Kihei, Hawaii during the first or second quarter of 2009, but we do not intend to use a material portion of the net proceeds with respect to this office. We expect that our capital expenditures will be approximately $600,000 per branch office that we establish.

Initially, the net proceeds we retain will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities.

OUR POLICY REGARDING DIVIDENDS

Following completion of the stock offering, our Board of Directors will have the authority to declare dividends on our shares of common stock, subject to statutory and regulatory requirements. However, no decision has been made with respect to the payment of dividends. In determining whether to pay a cash dividend and the amount of such cash dividend, the Board is expected to take into account a number of factors, including capital requirements, our consolidated financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in the future. Special cash dividends, stock dividends or returns of capital, to the extent permitted by Office of Thrift Supervision policy and regulations, may be paid in addition to, or in lieu of, regular cash dividends. We will file a consolidated tax return with Territorial Savings Bank. Accordingly, it is anticipated that any cash distributions made by us to our stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state tax purposes. Additionally, pursuant to Office of Thrift Supervision regulations, during the three-year period following the stock offering, we will not take any action to declare an extraordinary dividend to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

Pursuant to our Articles of Incorporation, we are authorized to issue preferred stock. If we issue preferred stock, the holders thereof may have a priority over the holders of our shares of common stock with respect to the payment of dividends. For a further discussion concerning the payment of dividends on our shares of common stock, see “Description of Capital Stock—Common Stock.” Dividends we can declare and pay will depend, in part, upon receipt of dividends from Territorial Savings Bank, because initially we will have no source of income other than dividends from Territorial Savings Bank, earnings from the investment of proceeds from the sale of shares of common stock, and interest payments received in connection with the loan to the employee stock ownership plan. A regulation of the Office of Thrift Supervision imposes limitations on “capital distributions” by savings institutions. See “Supervision and Regulation—Federal Banking Regulation—Capital Distributions.”

Any payment of dividends by Territorial Savings Bank to us that would be deemed to be drawn out of Territorial Savings Bank’s bad debt reserves would require a payment of taxes at the then-current tax rate by Territorial Savings Bank on the amount of earnings deemed to be removed from the reserves for such distribution. Territorial Savings Bank does not intend to make any distribution to us that would create such a federal tax liability. See “Taxation—Federal Taxation” and “—State Taxation.”

MARKET FOR THE COMMON STOCK

We have never issued capital stock and there is no established market for our shares of common stock. We expect that our common stock will be traded on the Nasdaq Global Select Market or the Nasdaq Global Market under the symbol “TBNK,” subject to completion of the offering and compliance with certain conditions, including the presence of at least three registered and active market makers. Keefe Bruyette & Woods, Inc. has advised us that it intends to make a market in shares of our common stock following the offering, but it is under no obligation to do so or to continue to do so once it begins. While we will attempt before completion of the offering to obtain commitments from at least two other broker-dealers to make a market in shares of our common stock, there can be no assurance that we will be successful in obtaining such commitments.

The development and maintenance of a public market, having the desirable characteristics of depth, liquidity and orderliness, depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of shares of our common stock at any particular time may be limited, which may have an adverse effect on the price at which shares of our common stock can be sold. There can be no assurance that persons purchasing the shares of common stock will be able to sell their shares at or above the $10.00 offering purchase price per share. You should have a long-term investment intent if you purchase shares of our common stock and you should recognize that there may be a limited trading market in the shares of common stock.

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At December 31, 2008, Territorial Savings Bank exceeded all of the applicable regulatory capital requirements. The table below sets forth the historical equity capital and regulatory capital of Territorial Savings Bank at December 31, 2008, and the pro forma regulatory capital of Territorial Savings Bank, after giving effect to the sale of shares of common stock at a $10.00 per share purchase price. The table assumes the receipt by Territorial Savings Bank of at least 50% of the net offering proceeds. See “How we Intend to Use the Proceeds from the Offering.”

	Territorial Savings Bank Historical at December 31, 2008		Pro Forma at December 31, 2008, Based Upon the Sale in the Offering of
			6,460,000 Shares		7,600,000 Shares		8,740,000 Shares		10,051,000 Shares (1)
	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)
	(Dollars in thousands)
Equity	$119,587	9.78%	$142,739	11.46%	$147,019	11.76%	$151,298	12.06%	$156,220	12.41%
Tangible capital (3)(4)	$120,928	9.89%	$144,080	11.57%	$148,360	11.87%	$152,639	12.17%	$157,561	12.51%
Tangible requirement	18,336	1.50	18,683	1.50	18,748	1.50	18,812	1.50	18,886	1.50

Excess	$102,592	8.39%	$125,397	10.07%	$129,612	10.37%	$133,827	10.67%	$138,675	11.01%

Core capital (3)(4)	$120,928	9.89%	$144,080	11.57%	$148,360	11.87%	$152,639	12.17%	$157,561	12.51%
Core requirement (5)	48,896	4.00	49,822	4.00	49,994	4.00	50,165	4.00	50,362	4.00

Excess	$72,032	5.89%	$94,258	7.57%	$98,366	7.87%	$102,474	8.17%	$107,199	8.51%

Tier1 risk-based capital	$120,928	24.82%	$144,080	29.29%	$148,360	30.11%	$152,639	30.92%	$157,561	31.85%
Risk-based requirement	19,492	4.00	19,678	4.00	19,712	4.00	19,746	4.00	19,786	4.00

Excess	$101,436	20.82%	$124,402	25.29%	$128,648	26.11%	$132,893	26.92%	$137,775	27.85%

Total risk-based capital (3)	$121,678	24.97%	$144,830	29.44%	$149,110	30.26%	$153,389	31.07%	$158,311	32.01%
Risk-based requirement	38,985	8.00	39,355	8.00	39,424	8.00	39,492	8.00	39,571	8.00

Excess	$82,693	16.97%	$105,475	21.44%	$109,686	22.26%	$113,897	23.07%	$118,740	24.01%

Reconciliation of capital infused into Territorial Savings Bank:
Net proceeds			$30,904		$36,552		$42,199		$48,694
Less: Common stock acquired by employee stock ownership plan			(5,168)		(6,080)		(6,992)		(8,041)
Less: Common stock acquired by stock-based benefit plans			(2,584)		(3,040)		(3,496)		(4,020)

Pro forma increase			$23,152		$27,432		$31,711		$36,633

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	The current Office of Thrift Supervision core capital requirement for financial institutions is 3% of total adjusted assets for financial institutions that receive the highest supervisory rating for safety and soundness and a 4% to 5% core capital ratio requirement for all other financial institutions.
(3)	Tangible and core capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(4)	Pro forma capital levels assume that we fund the stock-based benefit plans with purchases in the open market of 4% of the outstanding shares of common stock following the stock offering at a price equal to the price for which the shares of common stock are sold in the stock offering, and that the employee stock ownership plan purchases 8% of the shares of common stock to be outstanding immediately following the stock offering with funds we lend. Pro forma GAAP and regulatory capital have been reduced by the amount required to fund both of these plans. See “Management of Territorial Bancorp Inc.” for a discussion of the stock-based benefit plans and employee stock ownership plan. We may award shares of common stock under one or more stock-based benefit plans in excess of 4% of our total outstanding shares if the stock-based benefit plans are adopted more than one year following the stock offering. Accordingly, we may increase the awards beyond current regulatory restrictions and beyond the amounts reflected in this table.
(5)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.

CAPITALIZATION

The following table presents the historical consolidated capitalization of Territorial Mutual Holding Company at December 31, 2008 and the pro forma consolidated capitalization of Territorial Bancorp Inc., after giving effect to the conversion and the offering, based upon the assumptions set forth in the “Pro Forma Data” section.

	Territorial Mutual Holding Company Historical at December 31, 2008	Territorial Bancorp Inc. Pro Forma, Based Upon the Sale in the Offering at $10.00 per Share of
		6,460,000 Shares	7,600,000 Shares	8,740,000 Shares	10,051,000 Shares (1)
	(Dollars in thousands)
Deposits (2)	$923,914	$923,914	$923,914	$923,914	$923,914
Borrowings and subordinated debentures	175,212	161,212	155,212	151,212	151,212

Total deposits, borrowed funds and subordinated debentures	$1,099,126	$1,085,126	$1,079,126	$1,075,126	$1,075,126

Stockholders’ equity:
Preferred stock $0.01 par value, 50,000,000 shares authorized; none issued or outstanding	$—	$—	$—	$—	$—
Common stock $0.01 par value, 100,000,000 shares authorized; assuming shares outstanding as shown (3)	—	65	76	87	101
Additional paid-in capital (4)	—	61,743	73,027	84,311	97,287
Retained earnings (5)	100,897	100,897	100,897	100,897	100,897
Less:
Accumulated other comprehensive loss	(1,516)	(1,516)	(1,516)	(1,516)	(1,516)
Amortized expense recognized on repayment of trust preferred securities	—	(203)	(282)	(318)	(318)
Common stock to be acquired by employee stock ownership plan (6)	—	(5,168)	(6,080)	(6,992)	(8,041)
Common stock to be acquired by stock-based benefit plans (7)	—	(2,584)	(3,040)	(3,496)	(4,020)

Total stockholders’ equity	$99,381	$153,234	$163,082	$172,973	$184,390

Total stockholders’ equity as a percentage of total assets (2)	8.12%	12.12%	12.86%	13.57%	14.34%

(1)	As adjusted to give effect to an increase in the number of shares of common stock that could occur due to a 15% increase in the offering range to reflect demand for shares or changes in market conditions following the commencement of the subscription and community offerings.
(2)	Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the conversion and offering. These withdrawals would reduce pro forma deposits and assets by the amount of the withdrawals.
(3)	No effect has been given to the issuance of additional shares of Territorial Bancorp Inc. common stock pursuant to one or more stock-based benefit plans. If these plans are implemented within 12 months following the completion of the stock offering, an amount up to 10% and 4% of the shares of Territorial Bancorp Inc. common stock sold in the offering will be reserved for issuance upon the exercise of stock options and for issuance as restricted stock awards, respectively. See “Management of Territorial Bancorp Inc.”
(4)	The sum of the par value of the total shares outstanding and additional paid-in capital equals the net stock offering proceeds at the offering price of $10.00 per share.
(5)	The retained earnings of Territorial Savings Bank will be substantially restricted after the conversion. See “Our Policy Regarding Dividends,” “The Conversion; Plan of Distribution—Liquidation Rights” and “Supervision and Regulation.”

(footnotes continue on following page)

(continued from previous page)

(6)	Assumes that 8% of the shares sold in the offering will be acquired by the employee stock ownership plan financed by a loan from Territorial Bancorp Inc. The loan will be repaid principally from Territorial Savings Bank’s contributions to the employee stock ownership plan. Since Territorial Bancorp Inc. will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no asset or liability will be reflected on Territorial Bancorp Inc.’s consolidated financial statements. Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total stockholders’ equity.
(7)	Assumes a number of shares of common stock equal to 4% of the shares of common stock to be sold in the offering will be purchased for grant by one or more stock-based benefit plans in open market purchases. The dollar amount of common stock to be purchased is based on the $10.00 per share subscription price in the offering and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the subscription price in the offering. As Territorial Bancorp Inc. accrues compensation expense to reflect the vesting of shares pursuant to the stock-based benefit plans, the credit to equity will be offset by a charge to noninterest expense. Implementation of the stock stock-based benefit plans will require stockholder approval. The funds to be used by the stock-based benefit plans will be provided by Territorial Bancorp Inc.

PRO FORMA DATA

The following tables summarize historical data of Territorial Savings Bank and pro forma data of Territorial Bancorp Inc. at and for the year ended December 31, 2008. This information is based on assumptions set forth below and in the table, and should not be used as a basis for projections of market value of the shares of common stock following the conversion and offering.

The net proceeds in the tables are based upon the following assumptions:

•	all shares of common stock will be sold in the subscription and community offerings;

•	374,000 shares of common stock will be purchased by our executive officers and directors, and their associates;

•

our employee stock ownership plan will purchase 8% of the shares of common stock sold in the stock offering with a loan from Territorial Bancorp Inc. The loan will be repaid in substantially equal payments of principal and interest over a period of 20 years;

•

Keefe Bruyette & Woods, Inc. will receive a fee equal to 1.0% of the dollar amount of the shares of common stock sold in the stock offering. Shares purchased by our employee benefit plans or by our officers, directors and employees, and their immediate families will not be included in calculating the shares of common stock sold for this purpose; and

•	expenses of the stock offering, other than fees and expenses to be paid to Keefe Bruyette & Woods, Inc., will be $2.1 million.

We calculated pro forma consolidated net income for the year ended December 31, 2008 as if the estimated net proceeds we received had been invested at an assumed interest rate of 1.00% (0.61% on an after-tax basis). This represents the three-year United States Treasury Note for the week ended December 31, 2008, which, in light of current market interests rates, we consider to more accurately reflect the pro forma reinvestment rate than the arithmetic average of the weighted average yield earned on our interest earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate generally required by Office of Thrift Supervisions regulations.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders’ equity by the indicated number of shares of common stock. We adjusted these figures to give effect to the shares of common stock purchased by the employee stock ownership plan. We computed per share amounts for each period as if the shares of common stock were outstanding at the beginning of each period, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma tables give effect to the implementation of stock-based benefit plans. Subject to the receipt of stockholder approval, we have assumed that the stock-based benefit plans will acquire for restricted stock awards a number of shares of common stock equal to 4% of our outstanding shares of common stock at the same price for which they were sold in the stock offering. We assume that shares of common stock are granted under the plans in awards that vest over a five-year period.

We have also assumed that the stock-based benefit plans will grant options to acquire shares of common stock equal to 10% of our outstanding shares of common stock. In preparing the tables below,

we assumed that stockholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of ten years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $3.04 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model assumed an estimated volatility rate of 25.8% for the shares of common stock, a dividend yield of 0.0%, an expected option life of 6.5 years and a risk-free interest rate of 1.87%.

We may grant options and award shares of common stock under one or more stock-based benefit plans in excess of 10% and 4%, respectively, of our total outstanding shares if the stock-based benefit plans are adopted more than one year following the stock offering. In addition, we may grant options and award shares that vest sooner than over a five-year period if the stock-based benefit plans are adopted more than one year following the stock offering.

As discussed under “How We Intend to Use the Proceeds from the Stock Offering,” we intend to contribute at least 50% of the net proceeds from the stock offering to Territorial Savings Bank, and we will retain the remainder of the net proceeds from the stock offering. We will use a portion of the proceeds we retain for the purpose of making a loan to the employee stock ownership plan and retain the rest of the proceeds for future use.

The pro forma table does not give effect to:

•	withdrawals from deposit accounts for the purpose of purchasing shares of common stock in the stock offering;

•	our results of operations after the stock offering; or

•	changes in the market price of the shares of common stock after the stock offering.

The following pro forma information may not represent the financial effects of the stock offering at the date on which the stock offering actually occurs and you should not use the table to indicate future results of operations. Pro forma stockholders’ equity represents the difference between the stated amount of our assets and liabilities, computed in accordance with GAAP. We did not increase or decrease stockholders’ equity to reflect the difference between the carrying value of loans and other assets and their market value. Pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to stockholders if we liquidated. Pro forma stockholders’ equity does not give effect to the impact of intangible assets, the liquidation account we will establish in the conversion or tax bad debt reserves in the unlikely event we are liquidated.

	At or For the Year Ended December 31, 2008 Based Upon the Sale at $10.00 Per Share of
	6,460,000 Shares	7,600,000 Shares	8,740,000 Shares	10,051,000 Shares (1)
	(Dollars in thousands, except per share amounts)
Gross Proceeds of Offering	$64,600	$76,000	$87,400	$100,510
Less: expenses	(2,792)	(2,897)	(3,002)	(3,122)

Estimated net proceeds	61,808	73,103	84,398	97,388
Less: Repayment of trust preferred securities	(14,000)	(20,000)	(24,000)	(24,000)
Less: Common stock purchased by ESOP (2)	(5,168)	(6,080)	(6,992)	(8,041)
Less: Common stock awarded under stock-based benefit plans (3)	(2,584)	(3,040)	(3,496)	(4,020)

Estimated net cash proceeds	$40,056	$43,983	$49,910	$61,327

For the Year Ended December 31, 2008
Consolidated net income:
Historical	$7,200	$7,200	$7,200	$7,200
Pro forma income on net proceeds	244	268	304	374
Pro forma interest savings on trust preferred securities	615	864	1,024	1,024
Pro forma ESOP adjustment(2)	(158)	(185)	(213)	(245)
Pro forma stock award adjustment (3)	(315)	(371)	(427)	(490)
Pro forma stock option adjustment (4)	(393)	(462)	(531)	(611)

Pro forma net income	$7,193	$7,314	$7,357	$7,252

Per share net income
Historical	$1.21	$1.03	$0.89	$0.78
Pro forma income on net proceeds	0.04	0.04	0.04	0.04
Pro forma interest savings on trust preferred securities	0.11	0.12	0.13	0.11
Pro forma ESOP adjustment (2)	(0.03)	(0.03)	(0.03)	(0.03)
Pro forma stock award adjustment (3)	(0.05)	(0.05)	(0.05)	(0.05)
Pro forma stock option adjustment (4)	(0.07)	(0.07)	(0.07)	(0.07)

Pro forma net income per share (5)	$1.21	$1.04	$0.91	$0.78

Offering price as a multiple of pro forma net earnings per share	8.26x	9.62x	10.99x	12.82x
Number of shares outstanding for pro forma net income per share calculations (5)	5,969,040	7,022,400	8,075,760	9,287,124

At December 31, 2008
Stockholders’ equity:
Historical	$99,381	$99,381	$99,381	$99,381
Estimated net proceeds	61,808	73,103	84,398	97,388
Less: Amortized expense recognized on repayment of trust preferred securities (after tax)	(203)	(282)	(318)	(318)
Less: Common stock acquired by ESOP (2)	(5,168)	(6,080)	(6,992)	(8,041)
Less: Common stock awarded under stock-based benefit plans (3) (4)	(2,584)	(3,040)	(3,496)	(4,020)

Pro forma stockholders’ equity	$153,234	$163,082	$172,973	$184,390

Stockholders’ equity per share:
Historical	$15.38	$13.08	$11.37	$9.89
Estimated net proceeds	9.57	9.62	9.66	9.69
Less: Amortized expense recognized on repayment of trust preferred securities (after tax)	(0.03)	(0.04)	(0.04)	(0.03)
Less: Common stock acquired by ESOP (2)	(0.80)	(0.80)	(0.80)	(0.80)
Less: Common stock awarded under stock-based benefit plans (3) (4)	(0.40)	(0.40)	(0.40)	(0.40)

Pro forma stockholders’ equity per share (6)	$23.72	$21.46	$19.79	$18.35

Offering price as percentage of pro forma stockholders’ equity per share	42.16%	46.60%	50.53%	54.50%
Number of shares outstanding for pro forma book value per share calculations	6,460,000	7,600,000	8,740,000	10,051,000

(footnotes begin on following page)

(Footnotes from previous page)

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	Assumes that 8% of shares of common stock sold in the offering will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from Territorial Bancorp Inc. Territorial Savings Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. Territorial Savings Bank’s total annual payments on the employee stock ownership plan debt are based upon 20 equal annual installments of principal and interest. Statement of Position 93-6, “Employers’ Accounting for Employee Stock Ownership Plans” (“SOP 93-6”), requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Territorial Savings Bank, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 39.0%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 25,840, 30,400, 34,960 and 40,204 shares were committed to be released during the period at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and in accordance with SOP 93-6, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of income per share calculations.
(3)	If approved by Territorial Bancorp Inc.’s stockholders, one or more stock-based benefit plans plan may purchase an aggregate number of shares of common stock equal to 4% of the shares to be sold in the offering (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion). Stockholder approval of the stock-based benefit plans, and purchases by the plan may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from Territorial Bancorp Inc. or through open market purchases. The funds to be used by the stock-based benefit plans to purchase the shares will be provided by Territorial Bancorp Inc. The table assumes that (i) the stock-based benefit plans acquire the shares through open market purchases at $10.00 per share, (ii) 20% of the amount contributed to the stock-based benefit plans is amortized as an expense during the year ended December 31, 2008 and (iii) the stock-based benefit plans expense reflects an effective combined federal and state tax rate of 39%. Assuming stockholder approval of the stock-based benefit plans and that shares of common stock (equal to 4% of the shares sold in the offering) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 3.9%.

The following table shows pro forma earnings per share and stockholders’ equity per share, assuming all the shares to fund the stock awards are obtained from authorized but unissued shares, based on the sale of shares as indicated.

For the Year Ended December 31, 2008	6,460,000 Shares	7,600,000 Shares	8,740,000 Shares	10,051,000 Shares
Pro forma earnings per share	$1.16	$1.00	$0.87	$0.75
Stockholders’ equity per share	$23.19	$21.02	$19.41	$18.02

(4)	If approved by Territorial Bancorp Inc.’s stockholders, one of more stock-based benefit plans may grant options to acquire an aggregate number of shares of common stock equal to 10% of the shares to be sold in the offering (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion). Stockholder approval of the stock-based benefit plans may not occur earlier than six months after the completion of the conversion. In calculating the pro forma effect of the stock options to be granted under stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $3.04 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options. The actual expense of the stock options to be granted under the stock-based benefit plans will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock-based benefit plans will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares to satisfy the exercise of options under the stock-based benefit plans is obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share would decrease. Assuming stockholder approval of the stock-based benefit plans and that shares of common stock used to fund stock options (equal to 10% of the shares sold in the offering) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 10%.

(5)	Income per share computations are determined by taking the number of shares assumed to be sold in the offering and, in accordance with SOP 93-6, subtracting the employee stock ownership plan shares that have not been committed for release during the period and subtracting non-vested stock awards granted under one or more stock-based benefit plans. See note 2, above.
(6)	The retained earnings of Territorial Savings Bank will be substantially restricted after the conversion. See “Our Policy Regarding Dividends,” “The Conversion; Plan of Distribution—Liquidation Rights” and “Supervision and Regulation.” The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

This section is intended to help potential investors understand our financial performance through a discussion of the factors affecting our financial condition at December 31, 2008 and 2007, and our consolidated results of operations for the years ended December 31, 2008, 2007 and 2006. This section should be read in conjunction with the Consolidated Financial Statements and notes to the consolidated financial statements that appear elsewhere in this prospectus. Territorial Bancorp Inc. had not engaged in any significant activities at December 31, 2008; therefore, the information reflected in this section reflects the financial performance of Territorial Mutual Holding Company and its subsidiaries.

Overview

We have historically operated as a traditional thrift institution. The significant majority of our assets consist of long-term, fixed rate residential mortgage loans and mortgage backed securities, which we have funded primarily with deposit accounts, reverse repurchase agreements and Federal Home Loan Bank advances. This has resulted in our being particularly vulnerable to increases in interest rates, as our interest-bearing liabilities mature or reprice more quickly than our interest-earning assets. As a result, our net interest rate spread (the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities) decreased to 2.25% for the year ended December 31, 2007 from 2.60% for the year ended December 31, 2006. This resulted in a corresponding decrease in net interest income (the difference between interest income and interest expense) to $28.6 million for the year ended December 31, 2007 from $33.1 million for the year ended December 31, 2006. However, during the year ended December 31, 2008, our net interest income increased to $36.0 million and our net interest rate spread increased to 2.95%, as interest rates decreased.

Our operations in 2008 and 2007 have been affected by our efforts to manage our interest rate risk position. Specifically, in 2007, we sold $43.0 million of 10-, 15- and 20-year fixed-rate mortgage loans and $21.7 million of fixed-rate mortgage-backed securities classified as held to maturity where we had already received a substantial portion (at least 85%) of the principal outstanding at the acquisition date due to prepayments or scheduled repayments (as permitted by paragraph 11.b. of Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities”), and used the net proceeds of the sales to repay short-term borrowings. The loan sales resulted in a loss on loan sales during 2007 of $1.1 million, while the securities sales resulted in gains on securities sales during 2007 of $731,000. We continued our efforts to reduce interest rate risk in 2008 by obtaining an additional $60.0 million of long-term, fixed-rate reverse repurchase agreements and through the purchase of $36.8 million of shorter-duration mortgage-backed securities. See “Management of Market Risk” for a discussion of all of the actions we took in 2007 and 2008 in managing interest rate risk.

We have continued our focus on originating one- to four-family residential real estate loans, and intend to continue this strategy following the conversion. Our emphasis on conservative loan underwriting has resulted in low levels of non-performing assets at a time when many financial institutions are experiencing significant asset quality issues. Our non-performing assets totaled $280,000 or 0.02% of total assets at December 31, 2008, compared to $106,000 or 0.01% of total assets at December 31, 2007, and $593,000 or 0.05% of total assets at December 31, 2006. As of December 31, 2008, we had $131,000 of real estate owned and three delinquent mortgage loans totaling $871,000. Total loan delinquencies as of December 31, 2008 were $874,000. Our non-performing loans and loss experience has enabled us to maintain a relatively low allowance for loan losses in relation to other peer institutions and correspondingly resulted in low levels of provisions for loan losses. Our provision for loan losses was $149,000, $25,000 and $6,000 for the years ended December 31, 2008, 2007 and 2006, respectively.

Other than our loans for the construction of one- to four-family residential mortgage loans, we do not offer “interest only” mortgage loans on one- to four-family residential properties (where the borrower pays interest for an initial period, after which the loan converts to a fully amortizing loan). We also do not offer loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on their loan, resulting in an increased principal balance during the life of the loan. We do not offer “subprime loans” (loans that generally target borrowers with weakened credit histories typically characterized by payment delinquencies, previous charge-offs, judgments, bankruptcies, or borrowers with questionable repayment capacity as evidenced by low credit scores or high debt-burden ratios) or Alt-A loans (traditionally defined as loans having less than full documentation). Although we participate in Fannie Mae’s Expanded Approval program and Freddie Mac’s A Minus program, which previously did not require income verification, we still verified income for these types of loans. We also do not own any private label mortgage-backed securities that are collateralized by ALT-A, low or no documentation or subprime mortgage loans.

All of the Bank’s mortgage-backed securities have been issued by Freddie Mac, Fannie Mae or Ginnie Mae, U.S. government-sponsored enterprises. These agencies guaranty the payment of principal and interest on Bank’s mortgage-backed securities. We do not own any preferred stock issued by Fannie Mae or Freddie Mac. As of December 31, 2008, our available credit lines and other sources of liquidity had not been reduced compared to levels from December 31, 2007 or 2006.

We own shares of trust preferred securities with an adjusted cost basis of $4.5 million, and a fair value of $2.1 million at December 31, 2008. The trust preferred securities were issued by two issuer pools consisting primarily of financial institution holding companies. We recognized a pre-tax loss for other-than-temporary impairment of $2.5 million on one of these two securities during the quarter ended December 31, 2008. A number of factors or combinations of factors could cause us to conclude in one or more future reporting periods that an unrealized loss that exists with respect to these securities constitutes an additional impairment that is other than temporary. Any such loss may be material to our statement of condition and results of operations. These factors include, but are not limited to, continued failure to make scheduled interest payments, an increase in the severity of the unrealized loss on a particular security, an increase in the continuous duration of the unrealized loss without an improvement in value or changes in market conditions and/or industry or issuer specific factors that would render us unable to forecast a full recovery in value. In addition, the fair values of the trust preferred securities could decline if the overall economy and the financial condition of some of the issuers continue to deteriorate and there remains limited liquidity for these securities.

Business Strategy

Our primary objective is to operate as a profitable, community-oriented financial institution serving customers in our primary market areas. We have sought to accomplish this objective through the adoption of a business strategy designed to maintain a strong capital position and high asset quality. This business strategy includes the following elements:

•

Remaining a community-oriented financial institution. We were established in 1921 and have been operating continuously since that time. We are committed to meeting the financial needs of the communities in which we operate, and we are dedicated to providing quality personal service to our customers. We provide a broad range of consumer and business financial services from our 24 branch offices.

•

Increasing loan production while maintaining high asset quality. We have grown our loan portfolio to $642.1 million at December 31, 2008 from $486.1 million at December 31, 2004. In growing the loan portfolio, we have emphasized maintaining strong asset quality by following conservative underwriting guidelines, and primarily originating loans secured by residential real estate. We also underwrite all of our loans in our main office in Honolulu to ensure uniformity and consistency in underwriting decisions. Our non-performing assets at December 31, 2008 were $280,000, or 0.02% of total assets, compared to $106,000 or 0.01% of total assets at December 31, 2007, and $593,000 or 0.05% of total assets at December 31, 2006.

•

Emphasizing lower cost core deposits to maintain low funding costs. We believe that it is easier to increase net income by controlling the cost of funds instead of trying to maximize asset yields, as loans with high yields often involve greater credit risk or may be repaid during periods of decreasing market interest rates. We promote passbook and statement savings accounts, regular and commercial checking accounts and Super NOW accounts, which generally are lower-cost sources of funds than certificates of deposits, and are less sensitive to withdrawal when interest rates fluctuate. We intend to grow our core deposit base through branch expansion. In addition, we attract and retain deposits by offering competitive products and interest rates and by emphasizing quality customer service, and through our convenient locations and our advertising program.

•

Expanding our branch network. We currently operate from 24 banking offices. We intend to evaluate additional branch expansion opportunities, through acquisitions and de novo branching, to expand our presence in the State of Hawaii. In addition, we intend to evaluate acquisitions of other financial institutions, as opportunities present themselves. We would like to expand our branch office network by at least three de novo branch offices over the next three years with a focus on areas of the State of Hawaii that we do not currently serve. We plan to open a new branch office in Kihei, Maui in 2009.

Anticipated Increase in Non-Interest Expense

Following the completion of the conversion and offering, we anticipate that our non-interest expense will increase as a result of the increased costs associated with managing a public company, increased compensation expenses associated with the purchases of shares of common stock by our employee stock ownership plan, and the adoption of one or more stock-based benefit plans, if approved by Territorial Bancorp Inc.’s stockholders.

Assuming that the adjusted maximum number of shares are sold in the offering (10,051,000 shares):

•	our employee stock ownership plan would acquire 804,080 shares of common stock with an $8.0 million loan that is expected to be repaid over 20 years, resulting in an annual pre-tax expense of approximately $402,000 (assuming that the common stock maintains a value of $10.00 per share);

•

our stock-based benefit plans would grant stock options to purchase shares equal to 10% of the total shares issued in the offering, or 1,005,100 shares, to eligible participants, which would result in compensation expense over the vesting period of the options. Assuming the market price of the common stock is $10.00 per share; all stock options are granted with an exercise price of $10.00 per share and have a term of 6.5 years; the dividend yield on the stock is 0%; the risk free interest rate is 1.87%; and the volatility rate on the common stock is 25.8%, the estimated grant-date fair value of the stock options utilizing a Black-Scholes option pricing analysis is $3.04 per option granted. Assuming this value is amortized over the five-year vesting period, the corresponding annual pre-tax expense associated with stock options granted under the stock-based benefit plans would be approximately $611,000; and

•

our stock-based benefit plans would award a number of shares equal to 4% of the shares issued in the offering, or 402,040 shares, to eligible participants, which would be expensed as the awards vest. Assuming that all shares are awarded under the stock-based benefit plans at a price of $10.00 per share, and that the awards vest over a five-year period, the corresponding annual pre-tax expense associated with shares awarded under the stock-based benefit plans would be approximately $804,000.

The actual expense that will be recorded for the employee stock ownership plan will be determined by the market value of the shares of common stock as they are released to employees over the term of the loan, and whether the loan is repaid faster than its contractual term. Accordingly, increases in the stock price above $10.00 per share will increase the total employee stock ownership plan expense, and any accelerated repayment of the loan would increase the annual employee stock ownership plan expense. Additionally, the actual expense of shares awarded under one or more stock-based benefit plans will be determined by the fair market value of the stock on the grant date, which might be greater than $10.00 per share. Further, the actual expense of stock options granted under one or more stock-based benefit plans would be determined by the grant-date fair value of the options, which would depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately used.

We may award shares of common stock and grant options in excess of 4% and 10%, respectively, of our shares of stock sold in the stock offering if our stock-based benefit plans are adopted more than one year following the stock offering. This would further increase our expenses associated with stock-based benefit plans.

Critical Accounting Policies

We consider accounting policies that require management to exercise significant judgment or discretion or make significant assumptions that have, or could have, a material impact on the carrying value of certain assets or on income, to be critical accounting policies. We consider the following to be our critical accounting policies:

Allowance for Loan Losses. We maintain an allowance for loan losses at an amount estimated to equal all credit losses incurred in our loan portfolio that are both probable and reasonable to estimate at a balance sheet date. We establish specific allowances for impaired loans, and general allowances for the remaining loans in our loan portfolio. To estimate credit losses on impaired loans (in accordance with

Statement of Financial Accounting Standards No. 114, “Accounting by Creditors for Impairment of a Loan,” as amended by Statement of Financial Accounting Standards No. 118, “Accounting by Creditors for Impairment of a Loan—Income Recognition and Disclosures), we evaluate numerous factors, as described below in “—Allowance for Loan Losses.” Based on our estimate of the level of allowance for loan losses required, we record a provision for loan and lease losses to maintain the allowance for loan losses at an appropriate level.

Since we cannot predict with certainty the amount of loan charge-offs that will be incurred and because the eventual level of loan charge-offs is affected by numerous conditions beyond our control, a range of loss estimates can reasonably be used to determine the allowance for loan losses and the related provisions for loan losses. In addition, various regulatory agencies, as an integral part of their examination processes, periodically review our allowance for loan losses. Such agencies may require that we recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examination. Accordingly, actual results could differ from those estimates.

Deterioration in the Hawaii real estate market could result in an increase in loan delinquencies, additional increases in our allowance for loan losses and provision for loan losses, as well as an increase in loan charge-offs.

Securities Impairment. We periodically perform analyses to determine whether there has been an other-than-temporary decline in the value of one or more of our securities. Our securities, all of which are classified as held to maturity, consist primarily of debt securities for which we have a positive intent and ability to hold to maturity, and are carried at amortized cost. We conduct a quarterly review and evaluation of the securities portfolio to determine if the value of any security has declined below its cost or amortized cost, and whether such decline is other-than-temporary. If such decline is deemed other-than-temporary, we would adjust the cost basis of the security by writing down the security to estimated fair market value through a charge to current period operations. The market values of our securities are affected by changes in interest rates as well as shifts in the market’s perception of the issuers. The fair value of investment securities is usually based on quoted market prices or dealer quotes. However, if there are no observable market inputs (for securities such as trust preferred securities), we estimate the fair value using unobservable inputs. We obtain estimates of the fair value of trust preferred securities from pricing services and by discounting projected cash flows using a risk-adjusted discount rate in accordance with FSP FAS No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active.” The fair value of the trust preferred securities for disclosure purposes is estimated by considering the reasonableness of the range of fair value estimates provided by a pricing service and the discounted cash values.

Deferred Tax Assets. Deferred tax assets and liabilities are recognized for the estimated future tax effects attributable to temporary differences and carryforwards. A valuation allowance may be required if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. In determining whether a valuation allowance is necessary, we consider the level of taxable income in prior years, to the extent that carrybacks are permitted under current tax laws, as well as estimates of future taxable income and tax planning strategies that could be implemented to accelerate taxable income if necessary. If our estimates of future taxable income were materially overstated or if our assumptions regarding the tax consequences of tax planning strategies were inaccurate, some or all of our deferred tax assets may not be realized, which would result in a charge to earnings.

Defined Benefit Retirement Plan. Defined benefit plan obligations and related assets of our defined benefit retirement plan are presented in Note 13 to the Consolidated Financial Statements. Effective December 31, 2008, the defined benefit retirement plan was frozen and all plan benefits were fixed as of that date. Plan assets, which consist primarily of marketable equity and debt securities, are typically valued using market quotations. Plan obligations and the annual pension expense are determined by independent actuaries through the use of a number of assumptions. Key assumptions in measuring the plan obligations include the discount rate and the expected long-term rate of return on plan assets. In determining the discount rate, we utilize a yield that reflects the top 50% of the universe of bonds, ranked in the order of the highest yield. Asset returns are based upon the anticipated average rate of earnings expected on the invested funds of the plans.

At December 31, 2008, we used weighted-average discount rates of 6.0% and 6.30% for calculating annual pension expense and projected plan liabilities, respectively, and an expected long-term rate of return on plan assets of 8.0% for calculating annual pension expense. At December 31, 2007, we used a weighted-average discount rate of 6.0% for calculating each of annual pension expense and projected plan liabilities and an expected long-term rate of return on plan assets of 8.0% calculating annual pension expense. For both the discount rate and the asset return rate, a range of estimates could reasonably have been used which would affect the amount of pension expense and pension liability recorded.

An increase in the discount rate or asset return rate would reduce pension expense in 2008, while a decrease in the discount rate or asset return rate would have the opposite effect. A 25 basis points decrease in the discount rate assumptions would increase 2008 pension expense by $57,166 and year-end 2008 pension liability by $317,849, while a 25 basis points decrease in the asset return rate would increase 2008 pension expense by $22,063.

Balance Sheet Analysis

Assets. At December 31, 2008, our assets were $1.224 billion, an increase of $62.4 million, or 5.4%, from $1.162 billion at December 31, 2007. The increase was caused by an increase in total loans of $80.8 million, or 14.4%, which increase we funded with increased deposits, and increased securities sold under agreements to repurchase.

Loans. At December 31, 2008, total loans were $642.1 million, or 52.4% of total assets. During the year ended December 31, 2008, the loan portfolio grew $80.8 million, or 14.4%. The increase was caused primarily by an increase in one- to four-family residential real estate loans of $74.8 million, or 14.8%.

Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio at the dates indicated. There were no loans held for sale at December 31, 2008, 2007, 2006, 2005 and 2004, respectively.

	At December 31,
	2008		2007		2006		2005		2004
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
First mortgage:
One- to four-family residential	$581,251	90.52%	$506,410	90.21%	$516,554	93.26%	$498,809	95.69%	$463,851	95.43%
Multi-family residential	3,756	0.58	4,488	0.80	4,983	0.90	4,759	0.91	6,592	1.36
Construction, commercial and other	21,042	3.28	17,041	3.04	14,784	2.67	8,625	1.65	10,588	2.18
Home equity loans and lines of credit	29,956	4.67	26,828	4.78	12,763	2.30	5,879	1.13	2,206	0.45
Other loans	6,097	0.95	6,579	1.17	4,830	0.87	3,232	0.62	2,823	0.58

Total loans	642,102	100.00%	561,346	100.00%	553,914	100.00%	521,304	100.00%	486,060	100.00%

Other items:
Unearned fees and discounts, net	(5,100)		(4,375)		(4,415)		(4,095)		(3,719)
Undisbursed loan funds	(2,943)		(1,408)		(2,530)		(349)		(1,512)

Allowance for loan losses	(899)		(768)		(768)		(770)		(750)

Loans receivable, net	$633,160		$554,795		$546,201		$516,090		$480,079

Loan Portfolio Maturities and Yields. The following table summarizes the scheduled repayments of our loan portfolio at December 31, 2008. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less.

	One- to four-family residential real estate		Multi-family residential real estate		Construction, commercial and other real estate
	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)
Due During the Years Ending December 31,
2009	$49	6.88%	$—	—%	$3,479	7.66%
2010	—	—	—	—	387	6.50
2011	15	6.00	58	7.25	726	6.50
2012 to 2013	587	6.23	320	7.00	1,001	6.39
2014 to 2018	11,719	5.11	984	7.36	5,032	6.78
2019 to 2023	33,366	5.46	672	6.81	217	7.00
2024 and beyond	535,515	5.61	1,722	7.15	10,200	6.41

Total	$581,251	5.59%	$3,756	7.14%	$21,042	6.71%

	Home equity loans and lines of credit		Other loans		Total
	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)
Due During the Years Ending December 31,
2009	$262	7.12%	$1,741	6.01%	$5,531	7.11%
2010	1,628	7.01	312	6.43	2,327	6.85
2011	2,050	7.30	130	8.70	2,979	7.16
2012 to 2013	1,406	7.80	1,433	7.15	4,747	7.06
2014 to 2018	3,265	7.22	1,086	6.13	22,086	5.95
2019 to 2023	950	6.93	1,395	7.00	36,600	5.59
2024 and beyond	20,395	6.76	—	—	567,832	5.67

Total	$29,956	6.92%	$6,097	6.60%	$642,102	5.71%

The following table sets forth the scheduled repayments of fixed- and adjustable-rate loans at December 31, 2008 that are contractually due after December 31, 2009.

	Due After December 31, 2009
	Fixed	Adjustable	Total
	(In thousands)
Real estate loans:
First mortgage:
One- to four-family residential	$571,560	$9,642	$581,202
Multi-family residential	3,581	175	3,756
Construction, commercial and other	13,926	3,637	17,563
Home equity loans and lines of credit	21,444	8,250	29,694
Other loans	4,303	53	4,356

Total loans	$614,814	$21,757	$636,571

Securities. At December 31, 2008, our securities portfolio totaled $527.8 million, or 43.1% of assets. At that date, our securities portfolio consisted primarily of securities with the following amortized cost: $411.8 million of mortgage-backed securities issued by Fannie Mae or Freddie Mac; $111.3 million of collateralized mortgage obligations (all of which are issued by government agencies or government sponsored enterprises) and $4.5 million of trust preferred securities. At December 31, 2008, all of such securities were classified as held-to-maturity, and none of the underlying collateral consisted of subprime or Alt-A (traditionally defined as loans having less than full documentation) loans. At December 31, 2008, we held no common or preferred stock of Fannie Mae or Freddie Mac.

During the year ended December 31, 2008, our securities portfolio decreased $10.3 million, or 1.9%, as we used excess cash to fund loan originations instead of purchasing securities. The decrease reflected the sale of all $10.5 million of the municipal bonds we held at December 31, 2007.

The following table sets forth the amortized cost and estimated fair value of our securities portfolios (excluding Federal Home Loan Bank of Seattle common stock) at the dates indicated. All of such securities were classified as held to maturity at the dates indicated.

	At December 31,
	2008		2007		2006
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
U.S. government sponsored mortgage-backed securities:
Fannie Mae	$103,313	$105,272	$115,004	$113,040	$146,090	$142,205
Freddie Mac	308,522	315,823	316,546	310,614	354,458	342,186
Collateralized mortgage obligations	111,328	112,358	88,779	88,481	100,645	97,882
Other	65	61	83	80	2,498	2,576

Total U.S. government sponsored mortgage-backed securities	523,228	533,514	520,412	512,215	603,691	584,849
Municipal bonds	—	—	10,539	10,592	10,548	10,489
Trust preferred securities	4,539	2,076	7,074	6,500	7,100	7,121

Total	$527,767	$535,590	$538,025	$529,307	$621,339	$602,459

Unrealized losses on individual mortgage-backed securities as of December 31, 2008, 2007 and 2006 were caused by increases in current market interest rates. All of our mortgage-backed securities are guaranteed by U.S. government-sponsored enterprises. Since the decline in market value had been attributable to changes in interest rates and not credit quality, and we have had, and continue to have, the intent and ability to hold these investments to maturity, we have not considered these investments to be other-than-temporarily impaired as of December 31, 2008, 2007 or 2006.

We sold our municipal bonds in 2008 because $5.5 million of these securities had experienced a credit downgrade and because of the possibility of a potential downgrade of both the issuers of and the insurers on the remaining bonds. The unrealized losses on our investment in municipal bonds at December 31, 2007 and December 31, 2006 were caused by increases in current market interest rates. All of the municipal bonds were rated AA or better by S&P and/or Moody’s and insured. Prior to sale, we expected full repayment at maturity, and had the ability to hold these investments to maturity. Therefore, we did not consider these investments to be other-than-temporarily impaired as of December 31, 2007 or 2006.

At December 31, 2008, we owned trust preferred securities with a carrying value of $4.5 million. This portfolio consists of two securities, which represent investments in a pool of debt obligations issued by Federal Deposit Insurance Corporation-insured financial institutions, insurance companies and real estate investment trusts.

The trust preferred securities market is considered to be inactive as no transactions have occurred over the past three months. We used a discounted cash flow model to determine the estimated fair value of the trust preferred securities and whether they are other-than-temporarily impaired. Based on our review, we considered our investment in one of the trust preferred securities other-than-temporarily impaired as of December 31, 2008, we recorded a $2.5 million impairment charge. The second security had not been downgraded as of December 31, 2008, and we continued to receive full interest payments. We also reviewed a stress test of this security that indicated it could absorb additional deferrals or defaults in the collateral pool in excess of what we believe is likely before the interest payments on this security are negatively impacted. We have had, and continue to have, the ability and intent to hold this second security to maturity, and we did not consider this investment to be other-than-temporarily impaired as of December 31, 2008.

As of December 31, 2007 and 2006, we had continued to receive full interest payments on each of the trust preferred securities, and they had not been downgraded. The cash flows indicated that the trust preferred securities were performing in accordance with their original contractual terms. As of December 31, 2007 and 2006, we had, and continued to have, the ability and intent to hold these securities to maturity, and we did not consider these two investments to be other-than-temporarily impaired as of December 31, 2007 or December 31, 2006.

At December 31, 2008, we had no investments in a single company or entity that had an aggregate book value in excess of 10% of our consolidated equity.

Bank Owned Life Insurance. We invest in bank owned life insurance to provide us with a funding source for our benefit plan obligations. Bank owned life insurance also generally provides us non-interest income that is non-taxable. Federal regulations generally limit our investment in bank owned life insurance to 25% of our Tier 1 capital plus our allowance for loan losses. At December 31, 2008, this limit was $30.4 million, and we had invested $27.1 million in bank owned life insurance at that date.

Portfolio Maturities and Yields. The composition and maturities of the investment securities portfolio at December 31, 2008 are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or early redemptions that may occur. No tax-equivalent adjustments have been made, as we did not hold any tax-free investment securities at December 31, 2008.

	One Year or Less		More than One Year through Five Years		More than Five Years through Ten Years		More than Ten Years		Total Securities
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
U.S. government sponsored mortgage-backed securities
Fannie Mae	$—	—%	$—	—%	$—	—%	$103,313	5.10%	$103,313	$105,272	5.10%
Freddie Mac	—	—	—	—	—	—	308,522	4.97	308,522	315,823	4.97
Collateralized mortgage obligations	—	—	7,431	5.50	28,189	4.40	75,708	5.11	111,328	112,358	4.96
Other	—	—	—	—	—	—	65	4.97	65	61	4.97

Total U.S. government sponsored mortgage-backed securities	—	—	7,431	5.50	28,189	4.40	487,608	5.02	523,228	533,514	4.99
Trust preferred securities	—	—	—	—	—	—	4,539	4.07	4,539	2,076	4.07

Total	$—	—%	$7,431	5.50%	$28,189	4.40%	$492,147	5.01%	$527,767	$535,590	4.99%

Deposits. We accept deposits primarily from the areas in which our offices are located. We rely on our competitive pricing, convenient locations and customer service to attract and retain deposits. We offer a variety of deposit accounts with a range of interest rates and terms. Our deposit accounts consist of passbook and statement savings accounts, certificates of deposit, money market accounts, commercial and regular checking accounts and Super NOW accounts. Historically, we have not accepted brokered deposits.

Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market interest rates, liquidity requirements and our deposit growth goals.

During the year ended December 31, 2008, our deposits grew $31.6 million, or 3.5% (although average deposits decreased from 2007 to 2008). The increase was caused by our promoting higher than market rates for our passbook and statement savings accounts and our advertising certificates of deposit at market rates.

At December 31, 2008, we had a total of $397.2 million in certificates of deposit, of which $369.4 million had remaining maturities of one year or less. Based on historical experience and our current pricing strategy, we believe we will retain a large portion of these accounts upon maturity.

The following tables set forth the distribution of our average total deposit accounts (including interest-bearing and non-interest bearing deposits), by account type, for the periods indicated.

	For the Years Ended December 31,
	2008			2007
	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate
	(Dollars in thousands)
Deposit type:
Noninterest bearing	$13,303	1.4%	—%	$12,319	1.4%	—%
Savings accounts	392,041	43.0	1.53%	396,209	42.5	1.40%
Certificates of deposit	403,405	44.3	3.09%	422,173	45.3	4.32%
Money market	81,691	9.0	0.06%	80,283	8.6	0.07%
Checking and Super NOW	20,530	2.3	0.05%	20,799	2.2	0.07%

Total deposits	$910,970	100.0%	2.03%	$931,783	100.0%	2.56%

	For the Year Ended December 31, 2006
	Average Balance	Percent	Weighted Average Rate
	(Dollars in thousands)
Deposit type:
Noninterest bearing	$10,873	1.1%	—%
Savings accounts	520,476	53.2	1.55%
Certificates of deposit	347,852	35.6	3.88%
Money market	78,160	8.0	0.11%
Checking and Super NOW	20,223	2.1	0.10%

Total deposits	$977,584	100.0%	2.22%

The following table sets forth certificates of deposit classified by interest rate as of the dates indicated.

	At December 31,
	2008	2007	2006
	(In thousands)
Interest Rate:
Less than 2.00%	$130,699	$—	$193
2.00% to 2.99%	161,221	30,116	14,802
3.00% to 3.99%	101,307	81,918	50,119
4.00% to 4.99%	3,942	285,906	319,123
5.00% to 5.99%	—	100	34,049

Total	$397,169	$398,040	$418,286

The following table sets forth, by interest rate ranges, information concerning our certificates of deposit.

	At December 31, 2008
	Period to Maturity
	Less Than or Equal to One Year	More Than One to Two Years	More Than Two to Three Years	More Than Three Years	Total	Percent of Total
	(Dollars in thousands)
Interest Rate Range:
2.99% and below	$287,194	$3,630	$1,096	$—	$291,920	73.5%
3.00% to 3.99%	79,815	17,517	215	3,760	101,307	25.5
4.00% to 4.99%	2,357	210	1,274	101	3,942	1.0

Total	$369,366	$21,357	$2,585	$3,861	$397,169	100.0%

As of December 31, 2008, the aggregate amount of outstanding certificates of deposit in amounts greater than or equal to $100,000 was approximately $185.2 million. The following table sets forth the maturity of those certificates as of December 31, 2008.

At December 31, 2008
(In thousands)
Three months or less	$125,299
Over three months through six months	16,016
Over six months through one year	37,092
Over one year to three years	5,020
Over three years	1,818

Total	$185,245

Borrowings. Our borrowings consist primarily of advances from the Federal Home Loan Bank of Seattle and funds borrowed under repurchase agreements. At December 31, 2008, our repurchase agreements totaled $115.2 million, or 10.2% of total liabilities, and our Federal Home Loan Bank advances totaled $35.8 million, or 3.2% of total liabilities. At December 31, 2008, we had access to additional Federal Home Loan Bank advances of up to $270.0 million.

During the year ended December 31, 2008, our borrowings grew $23.8 million, or 18.7%. The increase was caused by our using borrowings, along with cash on hand and increased deposits, to fund an increase in the loan portfolio. In addition, during 2008 Federal Home Loan Bank advances decreased by

$36.2 million while we added $60.0 million of long-term, fixed-rate reverse repurchase agreements. The shift from Federal Home Loan Bank advances to longer-term reverse purchase agreements, along with our purchase of $36.8 million of shorter-duration mortgage-backed securities, is part of our continued effort to reduce interest rate risk. See “Management of Market Risk.”

The following table sets forth information concerning balances and interest rates on our Federal Home Loan Bank advances at the dates and for the years indicated.

	At or For the Years Ended December 31,
	2008	2007	2006
	(Dollars in thousands)
Balance at end of year	$35,791	$72,000	$100,000
Average balance during year	$21,033	$70,178	$91,571
Maximum outstanding at any month end	$43,875	$127,659	$114,820
Weighted average interest rate at end of year	0.63%	4.62%	5.33%
Average interest rate during year	2.45%	5.28%	3.98%

The following table sets forth information concerning balances and interest rates on our repurchase agreements at the dates and for the years indicated.

	At or For the Years Ended December 31,
	2008	2007	2006
	(Dollars in thousands)
Balance at end of year	$115,200	$55,200	$60,545
Average balance during year	$110,871	$48,912	$27,038
Maximum outstanding at any month end	$123,200	$61,422	$63,304
Weighted average interest rate at end of year	3.95%	4.85%	5.35%
Average interest rate during year	4.05%	5.26%	5.33%

Equity. At December 31, 2008, our equity was $99.4 million, an increase of $6.9 million, or 7.5%, from $92.5 million at December 31, 2007. The increase resulted from net income of $7.2 million for the year ended December 31, 2008, offset by $295,000 of adjustments to other comprehensive income resulting from retirement plan benefits.

Average Balances and Yields

The following tables set forth average balance sheets, average yields and rates, and certain other information at and for the years indicated. No tax-equivalent yield adjustments were made, as the effect thereof was not material. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of net deferred costs, discounts and premiums that are amortized or accreted to interest income.

	At December 31, 2008	For the Year Ended December 31, 2008
		Average Outstanding Balance	Interest	Yield/ Rate
	Yield/Rate
		(Dollars in thousands)
Interest-earning assets:
Loans:
Real estate loans:
First mortgage:
One- to four-family residential	5.59%	$544,920	$31,087	5.70%
Multi-family residential	7.14	4,174	301	7.21
Construction, commercial and other	6.80	19,168	1,319	6.88
Home equity loans and lines of credit	6.92	28,910	2,012	6.96
Other loans	6.60	6,074	434	7.15

Total loans	5.71	603,246	35,153	5.83
Investment securities
U.S. government sponsored mortgage-backed securities	4.99	519,400	25,439	4.90
Municipal bonds	—	3,000	112	3.73
Trust preferred securities	4.07	7,049	361	5.12
Other	—	459	9	1.96

Total securities	4.99	529,908	25,921	4.89
Other	—	13,957	146	1.05

Total interest-earning assets	5.32	1,147,111	61,220	5.34
Non-interest-earning assets		50,362

Total assets		$1,197,473

Interest-bearing liabilities:
Savings accounts	1.59%	$392,041	6,003	1.53%
Certificates of deposit	2.40	403,405	12,457	3.09
Money market accounts	0.06	81,691	51	0.06
Checking and Super NOW accounts	0.06	20,530	10	0.05

Total interest-bearing deposits	1.77	897,667	18,521	2.06
Federal Home Loan Bank advances	0.63	21,033	515	2.45
Other borrowings	4.12	136,493	6,211	4.55

Total interest-bearing liabilities	2.03	1,055,193	25,247	2.39
Non-interest-bearing liabilities		44,642

Total liabilities		1,099,835
Equity		97,638

Total liabilities and equity		$1,197,473

Net interest income			$35,973

Net interest rate spread (1)	3.29%			2.95%
Net interest-earning assets (2)		$91,918

Net interest margin (3)	3.45%			3.14%
Average interest-earning assets to interest-bearing liabilities	108.29%	108.71%

(footnotes on following page)

	For the Years Ended December 31,
	2007			2006
	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans:
Real estate loans:
First mortgage:
One- to four-family residential	$521,348	$29,524	5.66%	$504,557	$28,095	5.57%
Multi-family residential	4,746	343	7.23	5,112	370	7.24
Construction, commercial and other	12,946	952	7.35	9,563	688	7.19
Home equity loans and lines of credit	18,060	1,293	7.16	8,130	566	6.96
Other loans	5,472	402	7.35	4,078	287	7.04

Total loans	562,572	32,514	5.78	531,440	30,006	5.65
Investment securities
U.S. government sponsored mortgage-backed securities	556,629	27,356	4.91	633,206	31,352	4.95
Municipal bonds	10,544	392	3.72	10,554	393	3.72
Trust preferred securities	7,096	539	7.60	1,179	89	7.55
Other	150	13	8.67	—	—	—

Total securities	574,419	28,300	4.93	644,939	31,834	4.94
Other	13,528	133	0.98	12,982	47	0.36

Total interest-earning assets	1,150,519	60,947	5.30	1,189,361	61,887	5.20
Non-interest-earning assets	47,400			45,864

Total assets	$1,197,919			$1,235,225

Interest-bearing liabilities:
Savings accounts	$396,209	$5,546	1.40%	$520,476	$8,088	1.55%
Certificates of deposit	422,173	18,243	4.32	347,852	13,484	3.88
Money market accounts	80,283	60	0.07	78,160	85	0.11
Checking and Super NOW accounts	20,799	14	0.07	20,223	21	0.10

Total interest-bearing deposits	919,464	23,863	2.60	966,711	21,678	2.24
Federal Home Loan Bank advances	70,178	3,709	5.29	91,571	3,647	3.98
Other borrowings	74,051	4,796	6.48	51,398	3,511	6.83

Total interest-bearing liabilities	1,063,693	32,368	3.05	1,109,680	28,836	2.60
Non-interest-bearing liabilities	43,379			39,207

Total liabilities	1,107,072			1,148,887
Equity	90,847			86,338

Total liabilities and equity	$1,197,919			$1,235,225

Net interest income		$28,579			$33,051

Net interest rate spread (1)			2.25%			2.60%
Net interest-earning assets (2)	$86,826			$79,681

Net interest margin (3)			2.48%			2.78%
Average of interest-earning assets to interest-bearing liabilities	108.16%			107.18%

(1)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(2)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis

The following table presents the effects of changing rates and volumes on our net interest income for the years indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The total column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately based on the changes due to rate and the changes due to volume.

	Years Ended December 31, 2008 vs. 2007			Years Ended December 31, 2007 vs. 2006
	Increase (Decrease) Due to		Total Increase (Decrease)	Increase (Decrease) Due to		Total Increase (Decrease)
	Volume	Rate		Volume	Rate
	(In thousands)
Interest-earning assets:
Loans:
Real estate loans:
First mortgage:
One- to four-family residential	$1,343	$220	$1,563	$945	$484	$1,429
Multi-family residential	(41)	(1)	(42)	(26)	(1)	(27)
Construction, commercial and other	424	(57)	367	248	16	264
Home equity loans and lines of credit	754	(35)	719	710	17	727
Other loans	43	(11)	32	102	13	115

Total loans	2,523	116	2,639	1,979	529	2,508
Investment securities
U.S. government sponsored mortgage-backed securities	(1,824)	(93)	(1,917)	(3,765)	(231)	(3,996)
Municipal bonds	(282)	2	(280)	—	(1)	(1)
Trust preferred securities	(4)	(174)	(178)	449	1	450
Other	(6)	2	(4)	13	—	13

Total securities	(2,116)	(263)	(2,379)	(3,303)	(231)	(3,534)
Other	4	9	13	2	84	86

Total interest-earning assets	$411	$(138)	$273	$(1,322)	$382	$(940)

Interest-bearing liabilities:
Savings accounts	$(58)	$515	$457	$(1,796)	$(746)	$(2,542)
Certificates of deposit	(780)	(5,006)	(5,786)	3,096	1,663	4,759
Money market accounts	1	(10)	(9)	2	(27)	(25)
Checking and Super NOW accounts	—	(4)	(4)	1	(8)	(7)

Total interest-bearing deposits	(837)	(4,505)	(5,342)	1,303	882	2,185
Federal Home Loan Bank advances	(1,808)	(1,386)	(3,194)	(155)	217	62
Other borrowings	2,186	(771)	1,415	1,456	(171)	1,285

Total interest-bearing liabilities	$(459)	$(6,662)	$(7,121)	$2,604	$928	$3,532

Change in net interest income	$870	$6,524	$7,394	$(3,926)	$(546)	$(4,472)

Comparison of Operating Results for the Years Ended December 31, 2008, 2007 and 2006

General. Net income increased $1.4 million, or 24.8%, to $7.2 million for the year ended December 31, 2008 from $5.8 million for the year ended December 31, 2007. The increase was primarily caused by a $7.4 million increase in net interest income, partially offset by an increase in non-interest expense of $3.0 million and a decrease in non-interest income of $1.7 million.

Net income decreased $1.9 million, or 25.2%, to $5.8 million for the year ended December 31, 2007 from $7.7 million for the year ended December 31, 2006. The decrease was primarily caused by a $4.5 million decrease in net interest income offset by a $1.1 million decrease in non-interest expense and a decrease of $1.6 million in income taxes.

Net Interest Income. Net interest income increased $7.4 million, or 25.9%, for the year ended December 31, 2008, compared to the prior year. Interest expense decreased $7.1 million as declining market interest rates for certificates of deposits allowed us to reduce our deposit expense by $5.3 million. A $3.2 million decrease in interest expense on Federal Home Loan Bank advances was partially offset by an increase in expense on other borrowings (including debentures relating to trust preferred securities) of $1.4 million. Interest and dividend income increased $273,000 as interest income on loans increased $2.6 million due to portfolio growth and interest income on investment securities declined by $2.4 million primarily due to a lower average balance of securities. The interest rate spread and net interest margin were 2.95% and 3.14%, respectively, for the year ended December 31, 2008, compared to 2.25% and 2.48% for 2007. The improvement in the interest rate spread was the result of a decrease in the average cost of interest-bearing liabilities of 65 basis points, and an increase in the average yield on interest-earning assets of four basis points.

Net interest income decreased $4.5 million, or 13.5%, for the year ended December 31, 2007, compared to the prior year. Interest expense increased $3.5 million as expense on deposits increased $2.2 million during a period of rising interest rates, and interest expense on other borrowings (primarily reverse repurchase agreements) increased $1.3 million due to increased balances. Interest and dividend income decreased $940,000 in 2007 due primarily to a $3.5 million decrease in interest income on investment securities resulting from a $70.5 million decrease in the average balance of securities, offset by an increase of $2.5 million in interest income on loans due to portfolio growth. The interest rate spread and net interest margin were 2.25% and 2.48%, respectively, for 2007, compared to 2.60% and 2.78% for 2006. The decline in the interest rate spread was the result of an increase in the average cost of interest-bearing liabilities of 44 basis points, offset by an increase in the average yield on interest-earning assets of ten basis points.

Interest and Dividend Income. Interest and dividend income increased $273,000 to $61.2 million for the year ended December 31, 2008 from $60.9 million for the year ended December 31, 2007. An increase in interest income on loans offset a decrease in interest income on investment securities. Interest income on loans increased $2.6 million, or 8.1%, to $35.2 million for the year ended December 31, 2008 from $32.5 million for the year ended December 31, 2007, as our average balance of loans increased $40.7 million, or 7.2%. Our average balance of loans increased despite our selling $43.0 million of 10-, 15- and 20-year fixed-rate residential mortgage loans in November 2007 as part of our efforts to manage interest rate risk. Interest income on securities decreased $2.4 million, or 8.4%, to $25.9 million for the year ended December 31, 2008 from $28.3 million for the year ended December 31, 2007, as our average balance of investment securities decreased $44.5 million, or 7.7%. In an effort to manage interest rate risk, we sold $21.7 million of fixed-rate mortgage-backed securities in May 2007 and used the proceeds of the sales to repay borrowings. We sold these securities, which were classified as held to maturity, without reclassifying the remainder of our mortgage-backed securities portfolio to available for sale, as permitted by the guidance in Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” as we had received a substantial portion (at least 85%) of the principal outstanding at the acquisition date due to prepayments or scheduled repayments in the securities sold. The remaining reduction in our average securities portfolio was caused by principal repayments exceeding securities purchases. There were no material changes in the rates we earned on loans or investment securities between the years.

Interest and dividend income decreased $940,000, or 1.5%, to $60.9 million for the year ended December 31, 2007 from $61.9 million for the year ended December 31, 2006. A decrease in interest income on investment securities offset an increase in interest income on loans. Interest income on securities decreased $3.5 million, or 11.1%, to $28.3 million for the year ended December 31, 2007 from $31.8 million for the year ended December 31, 2006, as our average balance of investment securities decreased $70.5 million, or 10.9%. In an effort to manage interest rate risk, we sold $21.7 million of fixed-rate mortgage-backed securities in May 2007 and used the proceeds of the sales to repay borrowings. We sold these securities, which were classified as held to maturity, without reclassifying the remainder of our mortgage-backed securities portfolio to available for sale, as permitted by the guidance in Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” The remaining reduction in our average securities portfolio was caused by principal repayments exceeding securities purchases. Interest income on loans increased $2.5 million, or 8.4%, to $32.5 million for the year ended December 31, 2007 from $30.0 million for the year ended December 31, 2006, as our average balance of loans increased $31.1 million, or 5.9%. We were able to grow our loan portfolio despite our selling $43.0 million of 10-, 15- and 20-year fixed-rate residential mortgage loans in November 2007 as part of our efforts to manage interest rate risk. There were no material changes in the rates we earned on loans or investment securities between the years.

Interest Expense. Interest expense decreased $7.1 million, or 22.0%, to $25.2 million for the year ended December 31, 2008 from $32.4 million for the year ended December 31, 2007. Interest expense on deposits decreased $5.3 million, or 22.4%, caused by a decrease in interest expense on certificates of deposit of $5.8 million, or 31.7%. We were able to maintain the significant majority of our certificates of deposit during a period of declining market interest rates, as the rates we paid on certificates of deposit decreased 123 basis points. In addition, interest expense on Federal Home Loan Bank advances decreased $3.2 million, or 86.1%, offsetting an increase in interest expense on other borrowings (primarily reverse repurchase agreements) of $1.4 million, or 29.5%. We experienced this modest increase in interest expense on other borrowings despite an increase in the average balance of such borrowings of $62.4 million, or 84.3%, as the rate we paid on other borrowings decreased 193 basis points during a period of declining market interest rates. We increased our balances of reverse repurchase agreements to lengthen the term of our liabilities in an effort to reduce interest rate risk.

Interest expense increased $3.5 million, or 12.2%, to $32.4 million for the year ended December 31, 2007 from $28.8 million for the year ended December 31, 2006. Interest expense on deposits increased $2.2 million, or 10.1%. The rates we paid on interest-bearing deposits increased 36 basis points during a period of rising interest rates, offsetting a decrease in the average balance of deposits between the years. In addition, interest expense on other borrowings (primarily reverse repurchase agreements and debentures related to trust preferred securities) increased $1.3 million, or 36.6%, as we increased our balances of reverse repurchase agreements by lengthening the term of our liabilities in an effort to reduce interest rate risk.

Provision for Loan Losses. Based on our analysis of the factors described in “—Allowance for Loan Losses,” we recorded a provision for loan losses of $149,000 for the year ended December 31, 2008 compared to provisions of $25,000 and $6,000 for the years ended December 31, 2007 and 2006, respectively. The provisions for loan losses reflected net chargeoffs of $18,000, $25,000 and $8,000 for the years ended December 31, 2008, 2007 and 2006. The provisions recorded resulted in ratios of the allowance for loan losses to total loans of 0.14%, 0.14% and 0.14% at December 31, 2008, 2007 and 2006, respectively. Non-accrual loans totaled $149,000, $106,000 and $593,000 at December 31, 2008, 2007 and 2006, respectively. To the best of our knowledge, we have provided for all losses that are both probable and reasonable to estimate at December 31, 2008, 2007 and 2006.

Non-Interest Income. The following table summarizes changes in non-interest income between the years ended December 31, 2008, 2007 and 2006.

	Years Ended December 31,			Change 2008/2007		Change 2007/2006
	2008	2007	2006	$ Change	% Change	$ Change	% Change
	(In thousands)
Service fees on loan and deposit accounts	$2,918	$2,729	$2,681	$189	6.9%	$48	1.8%
Income on bank-owned life insurance	1,038	942	726	96	10.2%	216	29.8%
Other-than-temporary-impairment loss on investments	(2,483)	—	—	(2,483)	—	—	—
Gain on sale of investment securities	146	731	30	(585)	(80.0)%	701	2,336.7%
Loss on sale of loans	2	(1,062)	—	1,064	(100.2)%	(1,062)	—%
Other	552	536	576	16	3.0%	(40)	(6.9)%

Total	$2,173	$3,876	$4,013	$(1,703)	(43.9)%	$(137)	(3.4)%

We recognized a $2.5 million loss for other-than-temporary impairment on our investments in trust preferred securities in 2008, as described in “—Balance Sheet Analysis—Securities.” Gain on sale of investment securities decreased from the year ended December 31, 2007 to the year ended December 31, 2008 due to the sale of $21.7 million of mortgage-backed securities during the year ended December 31, 2007. As permitted by paragraph 11.b. of Statement of Financial Accounting Standards 115, “Accounting for Certain Investments in Debt and Equity Securities,” these sales did not require us to reclassify our remaining securities held to maturity as available for sale because we had already received a substantial portion (at least 85%) of the principal outstanding at the acquisition date due to prepayments or scheduled repayments. We also sold $14.8 million of securities in 2007 from our available-for-sale securities portfolio. We sold $9.7 million of available-for-sale mortgage-backed securities during the year ended December 31, 2008 as well as $10.5 million of municipal bonds that were classified as held to maturity. Of these municipal bonds, $5.5 million had experienced credit downgrades of two or more credit grades, thereby exhibiting a significant decline in credit quality. The remaining bonds exhibited inherent credit risks because of the concerns of potential downgrades of both the bond issuers and the bonds’ insurers. There were no securities classified as available for sale at December 31, 2008, 2007 or 2006. Service fees on loan and deposit accounts increased in 2008 due primarily to an increase in return item fees and in service fees on loans serviced for others. We sold $1.4 million, $43.0 million and $0 of loans during the years ended December 31, 2008, 2007 and 2006, respectively.

Non-Interest Expense. The following table summarizes changes in non-interest expense between the years ended December 31, 2008, 2007 and 2006.

	Years Ended December 31,			Change 2008/2007		Change 2007/2006
	2008	2007	2006	$ Change	% Change	$ Change	% Change
	(In thousands)
Salaries and employee benefits	$15,430	$13,447	$15,526	$1,983	14.7%	$(2,079)	(13.4)%
Occupancy	4,291	3,990	3,758	301	7.5%	232	6.2%
Equipment	2,866	2,858	2,414	8	0.3%	444	18.4%
Federal deposit insurance premiums	1,079	548	130	531	96.9%	418	321.5%
Other	3,337	3,204	3,272	133	4.2%	(68)	(2.1)%

Total	$27,003	$24,047	$25,100	$2,956	12.3%	$(1,053)	(4.2)%

Salaries and employee benefits expense increased between 2008 and 2007 primarily as we have accrued for higher cash bonuses under our Executive Incentive Compensation Plan (which plan is described in “Management—Executive Officer Compensation—Executive Incentive Compensation Plan”) and for other senior executive officers, and because of a bank-wide budgeted salary increase of approximately 3.5%. Bonus expense totaled $1.3 million and $469,000 for the years ended December 31, 2008 and 2007, respectively. Federal deposit insurance premiums increased due to higher insurance rates in 2008 and a one-time credit of $363,000 that we applied in 2007 resulting from the Federal Deposit Insurance Reform Act of 2005.

Salaries and employee benefits expense decreased between 2007 and 2006 as we paid lower cash bonuses under our Executive Incentive Compensation Plan and as we reduced executive compensation following a comprehensive review of peer group executive compensation. Bonus expense totaled $469,000 and $1.5 million for the years ended December 31, 2007 and 2006, respectively.

Income Tax Expense. Income taxes were $3.8 million for 2008, reflecting an effective tax rate of 34.5% compared to $2.6 million for 2007, reflecting an effective tax rate of 31.2%, and $4.2 million for 2006, reflecting an effective tax rate of 35.5%. The changes in our effective tax rates were primarily attributable to the relative amounts of income from bank-owned life insurance and municipal securities, each of which is tax-free for federal and state tax purposes, to total pre-tax income for each year.

Non-performing and Problem Assets

When a residential mortgage loan or home equity line of credit is 15 days past due, we attempt personal, direct contact with the borrower to determine when payment will be made. On the first day of the following month, we mail a letter reminding the borrower of the delinquency, and will send an additional letter when a loan is 60 days or more past due. If necessary, subsequent late charges are issued and the account will be monitored on a regular basis thereafter. By the 75th day of delinquency, unless the borrower has made arrangements to bring the loan current on its payments, we will refer the loan to legal counsel to commence foreclosure proceedings. Upon the recommendation of our Vice President of Mortgage Loan Servicing, our Senior Vice President of Special Credits can shorten these time frames.

Commercial business loans, commercial real estate loans and consumer loans are generally handled in the same manner as residential mortgage loans or home equity lines of credit. All commercial business loans that are 15 days past due are immediately referred to our senior lending officer. In addition, we generate past due notices and attempt direct contact with a borrower when a consumer loan is 10 days past due. Because of the nature of the collateral securing consumer loans, we may commence collection procedures faster for consumer loans than for residential mortgage loans or home equity lines of credit.

Loans are placed on non-accrual status when payment of principal or interest is more than 90 days delinquent. Loans are also placed on non-accrual status if collection of principal or interest in full is in doubt. When loans are placed on a non-accrual status, unpaid accrued interest is fully reversed, and further income is recognized only to the extent received. The loan may be returned to accrual status if both principal and interest payments are brought current and full payment of principal and interest is expected.

Non-Performing Assets. The table below sets forth the amounts and categories of our non-performing assets at the dates indicated. At December 31, 2008, 2007, 2006, 2005 and 2004, we had troubled debt restructurings (loans for which a portion of interest or principal has been forgiven and loans modified at interest rates less than current market rates) of $309,000, $0, $0, $0 and $0, respectively.

	At December 31,
	2008	2007	2006	2005	2004
	(Dollars in thousands)
Non-accrual loans:
Real estate loans:
First mortgage:
One- to four-family residential	$—	$99	$561	$104	$—
Multi-family residential	—	—	—	—	—
Construction, commercial and other	—	—	—	—	—
Home equity loans and lines of credit	149	—	32	—	—
Other loans	—	7	—	4	1

Total non-accrual loans	149	106	593	108	1

Loans delinquent 90 days or greater and still accruing:
Real estate loans:
First mortgage:
One- to four-family residential	—	—	—	—	—
Multi-family residential	—	—	—	—	—
Construction, commercial and other	—	—	—	—	—
Home equity loans and lines of credit	—	—	—	—	—
Other loans	—	—	—	—	—

Total loans delinquent 90 days or greater and still accruing	—	—	—	—	—

Total non-performing loans	149	106	593	108	1

Real estate owned:
Real estate loans:
First mortgage:
One- to four-family residential	131	—	—	—	—
Multi-family residential	—	—	—	—	—
Construction, commercial and other	—	—	—	—	—
Home equity loans and lines of credit	—	—	—	—	—
Other loans	—	—	—	—	—

Total real estate owned	131	—	—	—	—

Total non-performing assets	$280	$106	$593	$108	$1

Ratios:
Non-performing loans to total loans	0.02%	0.02%	0.11%	0.02%	0.00%
Non-performing assets to total assets	0.02	0.01	0.05	0.01	0.00

For the year ended December 31, 2008, gross interest income that would have been recorded had our non-accruing loans been current in accordance with their original terms was $3,000. We did not recognize any interest income on such non-accruing loans on a cash basis during the year.

Delinquent Loans. The following table sets forth our loan delinquencies by type and by amount at the dates indicated.

	Loans Delinquent For				Total
	60-89 Days		90 Days and Over
	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
At December 31, 2008
Real estate loans:
First mortgage:
One- to four-family residential	3	$871	—	$—	3	$871
Multi-family residential	—	—	—	—	—	—
Construction, commercial and other	—	—	—	—	—	—
Home equity loans and lines of credit	—	—	—	—	—	—
Other loans	1	3	—	—	1	3

Total loans	4	$874	—	$—	4	$874

At December 31, 2007
Real estate loans:
First mortgage:
One- to four-family residential	—	$—	1	$99	1	$99
Multi-family residential	—	—	—	—	—	—
Construction, commercial and other	—	—	—	—	—	—
Home equity loans and lines of credit	1	55	—	—	1	55
Other loans	3	4	2	7	5	11

Total loans	4	$59	3	$106	7	$165

At December 31, 2006
Real estate loans:
First mortgage:
One- to four-family residential	1	$99	2	$561	3	$660
Multi-family residential	—	—	—	—	—	—
Construction, commercial and other	—	—	—	—	—	—
Home equity loans and lines of credit	—	—	1	32	1	32
Other loans	1	3	—	—	1	3

Total loans	2	$102	3	$593	5	$695

At December 31, 2005
Real estate loans:
First mortgage:
One- to four-family residential	—	$—	1	$104	1	$104
Multi-family residential	—	—	—	—	—	—
Construction, commercial and other	—	—	—	—	—	—
Home equity loans and lines of credit	—	—	—	—	—	—
Other loans	3	8	2	4	5	12

Total loans	3	$8	3	$108	6	$116

At December 31, 2004
Real estate loans:
First mortgage:
One- to four-family residential	—	$—	—	$—	—	$—
Multi-family residential	—	—	—	—	—	—
Construction, commercial and other	—	—	—	—	—	—
Home equity loans and lines of credit	—	—	—	—	—	—
Other loans	3	4	1	1	4	5

Total loans	3	$4	1	$1	4	$5

Real Estate Owned. Real estate acquired by us as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned. When property is acquired it is recorded at estimated fair market value at the date of foreclosure less the cost to sell, establishing a new cost basis. Estimated fair value generally represents the sale price a buyer would be willing to pay on the basis of current market conditions, including normal terms from other financial institutions. Holding costs and declines in estimated fair market value result in charges to expense after acquisition. At December 31, 2008, we had real estate owned of $131,000, and at December 31 2007, 2006, 2005 and 2004, we had no real estate owned.

Classification of Assets. Our policies, consistent with regulatory guidelines, provide for the classification of loans and other assets that are considered to be of lesser quality as substandard, doubtful, or loss assets. An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those assets characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Assets (or portions of assets) classified as loss are those considered uncollectible and of such little value that their continuance as assets is not warranted. Assets that do not expose us to risk sufficient to warrant classification in one of the aforementioned categories, but which possess potential weaknesses that deserve our close attention, are required to be designated as special mention. As of December 31, 2008, we had no assets designated as special mention.

We maintain an allowance for loan losses at an amount estimated to equal all credit losses incurred in our loan portfolio that are both probable and reasonable to estimate at a balance sheet date. Our determination as to the classification of our assets and the amount of our loss allowances is subject to review by our principal federal regulator, the Office of Thrift Supervision, which can require that we establish additional loss allowances. We regularly review our asset portfolio to determine whether any assets require classification in accordance with applicable regulations. On the basis of our review of our assets at December 31, 2008, classified assets consisted of substandard assets of $440,000, no doubtful assets and loss assets of $149,000. The classified assets total at December 31, 2008 includes $149,000 of nonperforming loans.

Allowance for Loan Losses

We provide for loan losses based upon the consistent application of our documented allowance for loan loss methodology. All loan losses are charged to the allowance for loan losses and all recoveries are credited to it. Additions to the allowance for loan losses are provided by charges to income based on various factors which, in our judgment, deserve current recognition in estimating probable losses. We regularly review the loan portfolio and make provisions for loan losses in order to maintain the allowance for loan losses in accordance with GAAP. The allowance for loan losses consists primarily of two components:

(1)	specific allowances established for impaired loans (generally defined as loans delinquent 90 days or greater). The amount of impairment provided for as a specific allowance is represented by the deficiency, if any, between the estimated fair value of the loan, or the loan’s observable market price, if any, or the underlying collateral, if the loan is collateral dependent, and the carrying value of the loan. Impaired loans for which the estimated fair value of the loan, or the loan’s observable market price or the fair value of the underlying collateral, if the loan is collateral dependent, exceeds the carrying value of the loan are not considered in establishing specific allowances for loan losses; and

(2)	general allowances are established for loan losses on a portfolio basis for loans that do not meet the definition of impaired in accordance with Statement of Financial Accounting Standards No. 114, “Accounting by Creditors for Impairment of a Loan,” as amended by Statement of Financial Accounting Standards No. 118, “Accounting by Creditors for Impairment of a Loan—Income Recognition and Disclosures.” The portfolio is grouped into similar risk characteristics, primarily loan type, loan-to-value, if collateral dependent, and delinquency status. We apply an estimated loss rate to each loan group. The loss rates applied are based upon our loss experience adjusted, as appropriate, for the environmental factors discussed below. This evaluation is inherently subjective, as it requires material estimates that may be susceptible to significant revisions based upon changes in economic and real estate market conditions. Actual loan losses may be significantly more than the allowance for loan losses we have established, which could have a material negative effect on our financial results.

The adjustments to historical loss experience are based on our evaluation of several qualitative and environmental factors, including:

•	changes in lending policies and procedures, including changes in underwriting standards and collections, chargeoff and recovery practices;

•	changes in international, national, and local economic trends;

•	changes in the types of loans in the loan portfolio;

•	changes in the experience and ability of personnel in the mortgage loan origination and loan servicing departments;

•	changes in the number and amount of delinquent loans and classified assets;

•	changes in the type and volume of loans being originated;

•	changes in the value of underlying collateral for collateral dependent loans;

•	changes in any concentration of credit; and

•	external factors such as competition, legal and regulatory requirements on the level of estimated credit losses in the existing loan portfolio.

In addition, if we have a limited loss experience for any segment of our portfolio, we may utilize the loan loss experience of other financial institutions in the State of Hawaii. The unallocated allowance is established to provide for probable losses that have been incurred as of the reporting date but are not reflected in the allocated allowance.

We evaluate the allowance for loan losses based upon the combined total of the specific and general components. Generally when the loan portfolio increases, absent other factors, the allowance for loan loss methodology results in a higher dollar amount of estimated probable losses than would be the case without the increase. Generally when the loan portfolio decreases, absent other factors, the allowance for loan loss methodology results in a lower dollar amount of estimated probable losses than would be the case without the decrease.

Commercial real estate loans generally have greater credit risks compared to one- to four-family residential mortgage loans, as they typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment experience on loans secured by income-producing properties typically depends on the successful operation of the related business and thus may be subject to a greater extent to adverse conditions in the real estate market and in the general economy.

Construction loans generally have greater credit risk than traditional one- to four-family residential mortgage loans. The repayment of these loans depends upon the sale of the property to third parties or the availability of permanent financing upon completion of all improvements. In the event we make a loan on property that is not yet approved for the planned development, there is the risk that approvals will not be granted or will be delayed. These events may adversely affect the borrower and the collateral value of the property. Construction loans also expose us to the risk that improvements will not be completed on time in accordance with specifications and projected costs. In addition, the ultimate sale or rental of the property may not occur as anticipated. An increase in the balances or concentration of these loans generally results in an increase to our allowance for loan losses.

We evaluate the loan portfolio on a quarterly basis and the allowance is adjusted accordingly. While we use the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the information used in making the evaluations. In addition, as an integral part of their examination process, the Office of Thrift Supervision will periodically review the allowance for loan losses. The Office of Thrift Supervision may require us to recognize additions to the allowance based on their analysis of information available to them at the time of their examination.

The following table sets forth activity in our allowance for loan losses for the years indicated.

	At or For the Years Ended December 31,
	2008	2007	2006	2005	2004
Balance at beginning of period	$768	$768	$770	$750	$743

Charge-offs:
Real estate loans:
First mortgage:
One- to four-family residential	—	—	—	—	268
Multi-family residential	—	—	—	—	—
Construction, commercial and other	—	—	—	—	—
Home equity loans and lines of credit	—	—	—	5	—
Other loans	23	27	10	5	3

Total charge-offs	23	27	10	10	271
Recoveries:
Real estate loans:
First mortgage:
One- to four-family residential	—	—	—	—	1
Multi-family residential	—	—	—	—	—
Construction, commercial and other	—	—	—	—	—
Home equity loans and lines of credit	—	—	—	—	—
Other loans	5	2	2	45	—

Total recoveries	5	2	2	45	1
Net (charge-offs) recoveries	(18)	(25)	(8)	35	(270)
Provision (recovery to allowance) for loan losses	149	25	6	(15)	277

Balance at end of year	$899	$768	$768	$770	$750

Ratios:
Net charge-offs (recoveries) to average loans outstanding	0.00%	0.00%	0.00%	(0.01%)	0.06%
Allowance for loan losses to non-performing loans at end of year	603.36%	724.53%	129.51%	712.96%	75,000.00%
Allowance for loan losses to total loans at end of year	0.14%	0.14%	0.14%	0.15%	0.16%

Allocation of Allowance for Loan Losses. The following tables set forth the allowance for loan losses allocated by loan category and the percent of loans in each category to total loans at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories. We have reduced the amount of the unallocated portion of the allowance for loan losses in recent years as a result of refinements to our allowance for loan loss methodology. The allowance for loan losses for each category is affected by external factors affecting the national and Hawaii economies, specific industries and sectors and interest rates. In prior years, the effect of these external factors was reflected in the unallocated category of the allowance for loan losses; however, beginning in 2007 these factors are largely reflected in the allowance for loan losses allocated to each specific loan portfolio.

	At December 31,
	2008		2007		2006
	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
Real estate loans:
First mortgage:
One- to four-family residential	$53	90.52%	$17	90.21%	$17	93.26%
Multi-family residential	5	0.58	—	0.80	—	0.90
Construction, commercial and other	171	3.28	169	3.04	109	2.67
Home equity loans and lines of credit	405	4.67	260	4.78	221	2.30
Other loans	222	0.95	238	1.17	174	0.87

Total allocated allowance	856	100.00	684	100.00	521	100.00
Unallocated	43	—	84	—	247	—

Total	$899	100.00%	$768	100.00%	$768	100.00%

	At December 31,
	2005		2004
	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
Real estate loans:
First mortgage:
One- to four-family residential	$17	95.69%	$15	95.43%
Multi-family residential	—	0.91	—	1.36
Construction, commercial and other	114	1.65	145	2.18
Home equity loans and lines of credit	134	1.13	45	0.45
Other loans	124	0.62	109	0.58

Total allocated allowance	389	100.00	314	100.00
Unallocated	381	—	436	—

Total	$770	100.00%	$750	100.00%

Management of Market Risk

General. Our most significant form of market risk is interest rate risk because, as a financial institution, the majority of our assets and liabilities are sensitive to changes in interest rates. Therefore, a principal part of our operations is to manage interest rate risk and limit the exposure of our net interest income to changes in market interest rates. Our Board of Directors has established an Asset/Liability Management Committee, which is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the Board of Directors.

Because we have historically operated as a traditional thrift institution, the significant majority of our assets consist of long-term, fixed rate residential mortgage loans and mortgage backed securities, which we have funded primarily with checking and savings accounts and short-term borrowings. In addition, there is little demand for adjustable rate mortgage loans in the Hawaii market area. This has resulted in our being particularly vulnerable to increases in interest rates, as our interest-bearing liabilities mature or reprice more quickly than our interest-earning assets. As a result, our net interest rate spread (the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities) decreased to 2.25% for the year ended December 31, 2007 from 2.60% for the year ended December 31, 2006, but increased to 2.95% during the year ended December 31, 2008 as interest rates have decreased. This resulted in a corresponding decrease in net interest income (the difference between interest income and interest expense) to $28.6 million for the year ended December 31, 2007 from $33.1 million for the year ended December 31, 2006, but an increase to $36.0 million for 2008 as interest rates have decreased.

In 2007, our Board of Directors adopted an Interest Rate Risk Reduction Plan to assist us in reversing this trend and the negative effect on our net income. We hired an outside third-party consultant to assist us in formulating strategies to restructure our balance sheet and reduce our interest rate risk. Following our review of the consultant’s suggestions, we have implemented the following strategies to manage our interest rate risk:

•	Selling $43.0 million of 10-, 15- and 20-year fixed-rate mortgage loans in November 2007 and using the net proceeds of the loan sales to repay short-term borrowings;

•

Extending the maturity of our liabilities by obtaining $55.2 million of long-term, fixed-rate reverse repurchase agreements at interest rates that were approximately 30 basis points lower than the rates paid on then-available Federal Home Loan Bank advances;

•	Using cash generated from repayments on fixed-rate mortgage-backed securities to fund savings withdrawals; and

•

Selling $21.7 million of fixed-rate mortgage-backed securities in May 2007 classified as held to maturity where we had already received a substantial portion (at least 85%) of the principal outstanding at the acquisition date due to prepayments or scheduled repayments (as permitted by paragraph 11.b. of Statement of Financial Accounting Standards 115, “Accounting for Certain Investments in Debt and Equity Securities”) and using the net proceeds of the sales to repay short-term borrowings.

We continued our efforts to reduce interest rate risk in 2008 by obtaining an additional $60.0 million of long-term, fixed-rate reverse repurchase agreements and through the purchase of $36.8 million of shorter-duration mortgage-backed securities. We believe that the net proceeds we raise from the stock offering will assist us in managing interest rate risk. In addition, we may utilize the following strategies to further reduce our interest rate risk:

•	Continuing our efforts to increase our personal and business checking accounts, which are less rate-sensitive than certificates of deposit and which provide us with a stable, low-cost source of funds;

•	Continuing to repay short-term borrowings;

•	Purchasing mortgage-backed securities with shorter durations; and

•

Subject to the maintenance of our credit quality standards, originating commercial loans and home equity lines of credit, which have adjustable interest rates and shorter average lives than first mortgage loans.

Our policies do not permit hedging activities, such as engaging in futures, options or swap transactions, or investing in high-risk mortgage derivatives, such as collateralized mortgage obligation residual interests, real estate mortgage investment conduit residual interests or stripped mortgage backed securities. We have no current intention to sell additional loans classified as held for investment at this time.

Net Portfolio Value. The Office of Thrift Supervision requires the computation of amounts by which the difference between the present value of an institution’s assets and liabilities (the institution’s net portfolio value or “NPV”) would change in the event of a range of assumed changes in market interest rates. The Office of Thrift Supervision provides all institutions that file a Consolidated Maturity/Rate Schedule as a part of their quarterly Thrift Financial Report with a report that measures the sensitivity of net portfolio value. The Office of Thrift Supervision simulation model uses a discounted cash flow analysis and an option-based pricing approach to measure the interest rate sensitivity of net portfolio value. Historically, the Office of Thrift Supervision model estimated the economic value of each type of asset, liability and off-balance sheet contract using the current interest rate yield curve with instantaneous increases or decreases of 100 to 300 basis points in 100 basis point increments. A basis point equals one-hundredth of one percent, and 100 basis points equals one percent. An increase in interest rates from 3% to 4% would mean, for example, a 100 basis point increase in the “Change in Interest Rates” column below. Given the current relatively low level of market interest rates, an NPV calculation for an interest rate decrease of greater than 100 basis points has not been prepared. The Office of Thrift Supervision provides us the results of the interest rate sensitivity model, which is based on information we provide to the Office of Thrift Supervision to estimate the sensitivity of our net portfolio value.

The table below sets forth, as of December 31, 2008, the Office of Thrift Supervision’s calculation of the estimated changes in our net portfolio value that would result from the designated instantaneous changes in the interest rate yield curve. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.

Change in Interest Rates (bp) (1)	Estimated NPV (2)	Estimated Increase (Decrease) in NPV	Percentage Change in NPV	NPV Ratio as a Percent of Present Value of Assets (3)(4)	Increase (Decrease) in NPV Ratio as a Percent or Present value of Assets (3)(4)
+300	$99,189	$(74,696)	(42.96)%	8.28%	(5.25)%
+200	$133,447	$(40,438)	(23.26)%	10.79%	(2.73)%
+100	$162,046	$(11,839)	(6.81)%	12.77%	(0.76)%
0	$173,885	—	—	13.53%	—
(100)	$171,403	$(2,482)	(1.43)%	13.32%	(0.21)%

(1)	Assumes an instantaneous uniform change in interest rates at all maturities.
(2)	NPV is the difference between the present value of an institution’s assets and liabilities.

(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(4)	NPV Ratio represents NPV divided by the present value of assets.

The table above indicates that at December 31, 2008, in the event of a 200 basis point increase in interest rates, we would experience a 23.26% decrease in net portfolio value. In the event of a 100 basis point decrease in interest rates, we would experience a 1.43% decrease in net portfolio value.

For the quarter ended December 31, 2008, the Office of Thrift Supervision classified Territorial Savings Bank as having “minimal” interest rate risk. However, the Office of Thrift Supervision had previously classified Territorial Savings Bank as having “significant” interest rate risk. The improvement in interest rate risk position was primarily due to the unusually low market interest rates at December 31, 2008. However, future increases in interest rates may result in Territorial Savings Bank being classified as having additional interest rate risk.

In addition to the Office of Thrift Supervision’s calculations with respect to the effects of changes in interest rates on net portfolio value, we prepare our own internal calculations, which utilizes a single interest rate scenario and prepayment assumption in calculating the market value of fixed- and adjustable-rate loans (compared to the Office of Thrift Supervision model, which uses an option-based pricing methodology). Our model also calculates the average life and value for core deposit intangibles that is based on a core deposit study we completed in 2006, whereas the Office of Thrift Supervision model uses a nationwide study to estimate the average life and value for core deposit intangibles. The following table presents our internal calculations of the estimated changes in our net portfolio value that would result from the designated instantaneous changes in the interest rate yield curve.

Change in Interest Rates (bp) (1)	Estimated NPV (2)	Estimated Increase (Decrease) in NPV	Percentage Change in NPV	NPV Ratio as a Percent of Present Value of Assets (3)(4)	Increase (Decrease) in NPV Ratio as a Percent or Present value of Assets (3)(4)
+300	$81,986	$(54,441)	(39.90)%	6.96%	(4.00)%
+200	$105,949	$(30,478)	(22.34)%	8.79%	(2.17)%
+100	$127,169	$(9,258)	(6.79)%	10.33%	(0.63)%
0	$136,427	—	—	10.96%	—
(100)	$114,856	$(21,571)	(15.81)%	9.35%	(1.61)%

(1)	Assumes an instantaneous uniform change in interest rates at all maturities.
(2)	NPV is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(4)	NPV Ratio represents NPV divided by the present value of assets.

Certain shortcomings are inherent in the methodologies used in determining interest rate risk through changes in net portfolio value. Modeling changes in net portfolio value require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the net portfolio value tables presented assume that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assume that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the net portfolio value tables provide an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

Liquidity and Capital Resources

Liquidity is the ability to meet current and future financial obligations. Our primary sources of funds consist of deposit inflows, loan repayments, advances from the Federal Home Loan Bank of Seattle, reverse repurchase agreements, maturities and principal repayments on held-to-maturity and available for sale securities and the sale of available-for-sale securities. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. We have established a committee, consisting of our President and Chief Executive Officer, our Vice Chairman and Co-Chief Operating Officer, our Senior Vice President and Treasurer and our Vice President and Controller, which is responsible for establishing and monitoring our liquidity targets and strategies in order to ensure that sufficient liquidity exists for meeting the borrowing needs and deposit withdrawals of our customers as well as unanticipated contingencies. We believe that we have enough sources of liquidity to satisfy our short- and long-term liquidity needs as of December 31, 2008. We anticipate that we will maintain higher liquidity levels following the completion of the stock offering.

We regularly monitor and adjust our investments in liquid assets based upon our assessment of:

(i)	expected loan demand;

(ii)	expected deposit flows and borrowing maturities;

(iii)	yields available on interest-earning deposits and securities; and

(iv)	the objectives of our asset/liability management program.

Excess liquid assets are invested generally in interest-earning deposits and short-term securities and are also used to pay off short-term borrowings.

Our most liquid asset is cash. The level of this asset is dependent on our operating, financing, lending and investing activities during any given period. At December 31, 2008, cash totaled $11.2 million. On that date, we had $35.8 million in Federal Home Loan Bank advances outstanding and $115.2 million in reverse repurchase agreements outstanding, with the ability to borrow an additional $270.0 million under Federal Home Loan Bank advances. We also had the ability to borrow an additional $34.8 million using reverse repurchase agreements.

Through statutory trusts formed under the laws of the State of Connecticut, we have sold adjustable-rate trust preferred securities in the aggregate principal amount of $24.0 million, all in pooled trust preferred securities offerings. The proceeds from these sales were paid to Territorial Savings Group, Inc. in exchange for adjustable-rate junior subordinated debentures, which have the same terms as the trust preferred securities. The sole asset of the statutory trusts is the debentures. The payment of dividends on the trust preferred securities depends on our payment of interest on the debentures, which payments are made on a quarterly basis. Depending on the amount of proceeds from our stock offering, we expect that we will use a portion of the net proceeds of our stock offering to redeem some or all of the trust preferred securities. Depending on how much of the trust preferred securities we redeem, we will also incur an expense of up to $522,000 for costs that are being amortized in future periods relating to the issuance of the trust preferred securities.

Our cash flows are derived from operating activities, investing activities and financing activities as reported in our Consolidated Statements of Cash Flows included in our Consolidated Financial Statements.

At December 31, 2008, we had $8.3 million in loan commitments outstanding, all of which were for fixed-rate loans. In addition to commitments to originate loans, we had $15.2 million in unused lines of credit to borrowers. Certificates of deposit due within one year of December 31, 2008 totaled $369.4 million, or 40.0% of total deposits. If these deposits do not remain with us, we will be required to seek other sources of funds, including loan sales, brokered deposits, reverse repurchase agreements and Federal Home Loan Bank advances. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before December 31, 2009. We believe, however, based on past experience, that a significant portion of such deposits will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

Our primary investing activity is originating loans. During the years ended December 31, 2008, 2007 and 2006, we originated $149.0 million, $114.7 million and $107.4 million of loans, respectively. During these years, we purchased $62.8 million, $14.9 million and $36.6 million of securities, respectively.

Financing activities consist primarily of activity in deposit accounts and Federal Home Loan Bank advances. We experienced a net increase in deposits of $31.6 million for the year ended December 31, 2008 compared to a net decrease in total deposits of $89.0 million for the year ended December 31, 2007. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors, and by other factors.

Liquidity management is both a daily and long-term function of business management. If we require funds beyond our ability to generate them internally, borrowing agreements exist with the Federal Home Loan Bank of Seattle, which provide an additional source of funds. We also utilize securities sold under agreements to repurchase as another borrowing source. Federal Home Loan Bank advances decreased by $36.2 million for the year ended December 31, 2008, compared to a decrease of $28.0 million for the year ended December 31, 2007. At December 31, 2008, we had the ability to borrow up to an additional $270.0 million from the Federal Home Loan Bank of Seattle. Securities sold under agreements to repurchase increased by $60.0 million for the year ended December 31, 2008, compared to a decrease of $5.3 million for the year ended December 31, 2007.

Territorial Savings Bank is subject to various regulatory capital requirements, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At December 31, 2008, Territorial Savings Bank exceeded all regulatory capital requirements. Territorial Savings Bank is considered “well capitalized” under regulatory guidelines. See “Supervision and Regulation—Federal Banking Regulation—Capital Requirements” and Note 15 of the Notes to the Consolidated Financial Statements.

The net proceeds from the stock offering will significantly increase our liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net proceeds from the stock offering are used for general corporate purposes, including the funding of loans. Our financial condition and results of operations will be enhanced by the net proceeds from the stock offering, resulting in increased net interest-earning assets and net interest income. However, due to the increase in equity resulting from the net proceeds raised in the stock offering, our return on equity will be adversely affected following the stock offering.

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

Commitments. As a financial services provider, we routinely are a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit and unused lines of credit. While these contractual obligations represent our potential future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon. Such commitments are subject to the same credit policies and approval process accorded to loans we make. In addition, we enter into commitments to sell mortgage loans. For additional information, see Note 14 of the Notes to our Consolidated Financial Statements.

Contractual Obligations. In the ordinary course of our operations, we enter into certain contractual obligations. Such obligations include operating leases for premises and equipment, agreements with respect to borrowed funds and deposit liabilities and agreements with respect to investments.

The following table summarizes our significant fixed and determinable contractual obligations and other funding needs by payment date at December 31, 2008. The payment amounts represent those amounts due to the recipient and do not include any unamortized premiums or discounts or other similar carrying amount adjustments.

	Payments Due by Period
Contractual Obligations	One year or less	More than one year to three years	More than three years to five years	More than five years	Total
	(In thousands)
Long-term debt	$35,791	$68,900	$46,300	$—	$150,991
Operating leases	2,225	3,982	2,589	2,039	10,835
Capitalized leases	—	—	—	—	—
Purchase obligations	2,016	3,813	2,736	1,356	9,921
Certificates of deposit	369,366	23,942	3,861	—	397,169
Other long-term liabilities	—	—	—	24,221	24,221

Total	$409,398	$100,637	$55,486	$27,616	$593,137

Commitments to extend credit	$8,286	$—	$—	$—	$8,286

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements” (“SFAS 157”). This standard defines fair value, establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America, and expands disclosures about fair value measurements. The pronouncement applies under other accounting standards that require or permit fair value measurements. Accordingly, the statement does not require any new fair value measurement. We adopted the provisions of SFAS 157 on January 1, 2008 and such adoption did not have a material impact on our consolidated financial statements.

In February 2008, the Financial Accounting Standards Board amended SFAS 157 through the issuance of FSP FAS No. 157-2, “Effective Date of FASB Statement No. 157” (“FSP FAS 157-2”). FSP FAS 157-2 is effective upon issuance and delays the effective date of SFAS 157 to fiscal years beginning after November 15, 2008, for nonfinancial assets and nonfinancial liabilities that are not recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). As permitted under SFAS 157, we plan to adopt the provisions of SFAS 157 for nonfinancial assets and nonfinancial liabilities that are not recognized or disclosed at fair value in our financial statements on a recurring basis effective January 1, 2009. We do not expect the adoption of SFAS 157 to have a material impact on our consolidated financial statements.

In October 2008, the Financial Accounting Standards Board issued FSP FAS No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (“FSP FAS 157-3”). FSP FAS 157-3 clarifies the application of SFAS 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FSP FAS 157-3 is effective upon issuance, including prior periods for which financial statements have not been issued. We adopted the provisions of FSP FAS 157-3 and such adoption did not have a material impact on our consolidated financial statements.

In February 2007, the Financial Accounting Standards Board issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – including an amendment of FASB Statement No. 115” (“SFAS 159”). SFAS 159 provides companies with an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 is effective for fiscal years beginning after November 15, 2007. We adopted SFAS 159 on January 1, 2008 and such adoption did not have a material impact on our consolidated financial statements.

In November 2007, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 109, “Written Loan Commitments Recorded at Fair Value through Earnings” (“SAB 109”). SAB 109 states that the expected net future cash flows related to the associated servicing of the loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. SAB 109 is effective for loan commitments issued or modified in fiscal quarters beginning after December 15, 2007. We adopted SAB 109 on January 1, 2008 and such adoption did not have a material impact on our consolidated financial statements.

In December 2007, the Financial Accounting Standards Board issued SFAS No. 141(R), “Business Combinations” (“SFAS 141(R)”). SFAS 141(R) establishes principles and requirements for how the acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest (minority interest) in the acquiree. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination or a gain from a bargain purchase and determining what information should be disclosed to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141(R) is to be applied prospectively to business combinations for which the acquisition date is on or after fiscal years beginning after December 15, 2008. We do not expect the adoption of this statement to have a material impact on our consolidated financial statements.

In December 2007, the Financial Accounting Standards Board issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51” (“SFAS 160”). SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Specifically, this statement requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements and separate from the parent’s equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. SFAS 160 clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. We do not expect the adoption of this statement to have a material impact on our consolidated financial statements.

In March 2008, the Financial Accounting Standards Board issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement 133” (“SFAS 161”). SFAS 161 enhances required disclosures regarding derivatives and hedging activities, including enhanced disclosures regarding how (a) an entity uses derivative instruments; (b) derivative instruments and related hedged items are accounted for under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”; and (c) derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows. Specifically, SFAS 161 requires (1) disclosure of the objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation; (2) disclosure of the fair values of derivative instruments and their gains and losses in a tabular format; (3) disclosure of information about credit-risk-related contingent features; and (4) cross-reference from the derivative footnote to other footnotes in which derivative-related information is disclosed. SFAS 161 is effective for fiscal years and interim periods beginning after November 15, 2008. We do not expect the adoption of this statement to have a material impact on our consolidated financial statements.

In May 2008, the Financial Accounting Standards Board issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. SFAS 162 is effective 60 days following the Securities and Exchange Commission’s approval of the Public Company Accounting Oversight Board amendments to Audit Standards Section 411. We do not expect the adoption of SFAS 162 to have any impact on our consolidated financial statements.

In June 2008, the Emerging Issues Task Force (“EITF”) reached a consensus on EITF No. 08-3, “Accounting by Lessees for Maintenance Deposits” (“EITF 08-3”). EITF 08-3 states that lessees shall account for nonrefundable maintenance deposits as a deposit asset if it is probable that the maintenance activities will occur and the deposit is realizable. EITF 08-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. We do not expect the adoption of this statement to have any impact on our consolidated financial statements.

In December 2008, the Financial Accounting Standards Board issued FSP FAS 132(R)-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets” (“FSP FAS 132(R)-1”). FSP FAS 132(R)-1 amends SFAS 132(R), “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan. FSP FAS 132(R)-1 also includes a technical amendment to SFAS 132(R) that requires a nonpublic entity to disclose net periodic benefit cost for each annual period for which a statement of income is presented. FSP FAS 132(R)-1 is effective for fiscal years ending after December 15, 2009. Upon initial application, the provisions of FSP FAS 132(R)-1 are not required for earlier periods that are presented for comparative purposes. Early adoption is permitted. The technical amendment to SFAS 132(R) was effective upon issuance of FSP FAS 132(R)-1. We do not expect the adoption of FSP FAS 132(R)-1 to have a material impact on our consolidated financial statements.

In January 2009, the Financial Accounting Standards Board issued FSP EITF No. 99-20-1, “Amendments to the Impairment Guidance of EITF Issue No. 99-20” (“FSP EITF 99-20-1”). FSP EITF 99-20-1 amends the impairment guidance in EITF Issue No. 99-20, “Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continue to Be Held by a Transferor in Securitized Financial Assets”. The Financial Accounting Standards Board believes this guidance will achieve a more consistent determination of whether an other-than-temporary impairment has occurred. FSP EITF 99-20-1 also retains and emphasizes the objective of an other-than-temporary impairment assessment and the related disclosure requirements in SFAS 115, “Accounting for Certain Investments in Debt and Equity Securities,” and other related guidance. FSP EITF 99-20-1 is effective for interim and annual reporting periods ending after December 15, 2008, and shall be applied prospectively. Retrospective application to a prior interim or annual reporting period is not permitted. We adopted the provisions of FSP EITF No. 99-20-1 on December 31, 2008 and such provisions were included in the assessment of whether to reduce the carrying amount of certain investment securities to fair value.

Impact of Inflation and Changing Prices

Our consolidated financial statements and related notes have been prepared in accordance with U.S. GAAP. U.S. GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration of changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

BUSINESS OF TERRITORIAL BANCORP INC.

Territorial Bancorp Inc. is incorporated in the State of Maryland. We have not engaged in any business to date. Upon completion of the conversion, we will own all of the issued and outstanding stock of Territorial Savings Bank. We will retain up to 50% of the net proceeds from the offering and initially invest the remaining net proceeds in Territorial Savings Bank as additional capital of Territorial Savings Bank. Territorial Bancorp Inc. will use a portion of the net proceeds to make a loan to the employee stock ownership plan and to pay down all or a portion of our trust preferred securities. At a later date, we may use the net proceeds to pay dividends to stockholders and may repurchase shares of common stock, subject to regulatory limitations. We will invest our initial capital as discussed in “How We Intend to Use the Proceeds from the Offering.”

In the future, Territorial Bancorp Inc., as the holding company of Territorial Savings Bank, will be authorized to pursue other business activities permitted by applicable laws and regulations, which may include the acquisition of banking and financial services companies. See “Supervision and Regulation—Holding Company Regulation” for a discussion of the activities that are permitted for savings and loan holding companies. We currently have no understandings or agreements to acquire other financial institutions. We may also borrow funds for reinvestment in Territorial Savings Bank.

Following the offering, our cash flow will depend on earnings from the investment of the net proceeds from the offering that we retain, and any dividends we receive from Territorial Savings Bank.

Initially, Territorial Bancorp Inc. will neither own nor lease any property, but will instead pay a fee to Territorial Savings Bank for the use of its premises, equipment and furniture. At the present time, we intend to employ only persons who are officers of Territorial Savings Bank to serve as officers of Territorial Bancorp Inc. We will, however, use the support staff of Territorial Savings Bank from time to time. We will pay a fee to Territorial Savings Bank for the time devoted to Territorial Bancorp Inc. by employees of Territorial Savings Bank. However, these persons will not be separately compensated by Territorial Bancorp Inc. Territorial Bancorp Inc. may hire additional employees, as appropriate, to the extent it expands its business in the future.

BUSINESS OF TERRITORIAL SAVINGS BANK

General

Territorial Savings Bank’s business consists primarily of accepting deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, in one- to four-family residential mortgage loans and investment securities. To a much lesser extent, we also originate home equity loans and lines of credit, construction, commercial and other non-residential real estate loans, consumer loans, multi-family mortgage loans and other loans. Territorial Savings Bank offers a variety of deposit accounts, including passbook and statement savings accounts, certificates of deposit, money market accounts, commercial and regular checking accounts and Super NOW accounts. Through our subsidiary, Territorial Financial Services, Inc., we engage in insurance agency activities. We also offer various non-deposit investments to our customers, including annuities and mutual funds, through a third-party broker-dealer.

Our website address is www.territorialsavings.net. Information on our website is not incorporated into this prospectus and should not be considered a part of this prospectus.

Market Area

We conduct our operations from our operations center and from our 24 full-service branch offices located throughout the State of Hawaii.

The two largest components of Hawaii’s economy are tourism and the federal government, including the military. However, the State of Hawaii has been striving to diversify the state’s economy by attracting more high-technology businesses to the state. The Hawaii Department of Business, Economic Development and Tourism reported a 24.2% decline in tourists from August 2007 to August 2008, representing the largest year-to-year reduction recorded in the state’s history. Tourism also declined 15.9% for the month of November 2008 compared to the month of November 2007, and 10.2% when comparing the first 11 months of 2008 to the first 11 months of 2007. Some of the largest individual private employers in the state include a staffing company, financial services companies, the University of Hawaii System of higher education and research and health services companies.

The population in the State of Hawaii grew at an annualized rate of 1.0% from 2000 to 2008, compared to an annualized growth rate of 1.2% for the United States as a whole during that time period. Median household income increased to $62,000 in 2008, representing an annualized growth rate of 3.1% from 2000, compared to median household income of $55,000 in 2008 for the United States as a whole, and an annualized growth rate of 3.8% from 2000. The unemployment rate for the State of Hawaii was 4.2% as of August 2008, representing an increase from a rate of 2.7% as of August 2007. This was lower than the increase in the unemployment rate for the United States as a whole during the same time period, which increased to 6.1% as of August 2008 from 4.7% from August 2007.

Through December 2008, the Hawaiian real estate market has experienced trends similar to the mainland, although sales activity and prices have not declined to a similar extent.

On the island of Oahu, the primary real estate market in Hawaii, sales of existing single-family totaled 2,741 units during the year ended December 31, 2008, a decrease of 24.4% compared to similar sales during the year ended December 31, 2007. However, the median home price in Oahu increased by 3% from December 2007 through December 2008. The number of condominium sales (a notable portion of the overall housing market), declined by 28% during the year ended December 31, 2008 compared to the year ended December 31, 2007. The median prices paid for Oahu properties during 2008 were $624,000 for single family homes (a decrease of 3.0% compared to the median price for 2007) and $325,000 for condominiums (no change compared to the median price for 2007).

On the island of Maui, the second largest real estate market, sales of existing single-family homes totaled 907 units for 2008, a decrease of 20.5% compared to 2007, while the median price for the year ended December 31, 2008 declined by 8% compared to the median price for the year ended December 31, 2007. The number of condominium sales declined by 33.6% between 2007 and 2008. However, the median price of condominiums did not change between 2007 and 2008. Residential real estate prices are more volatile on the island of Maui due to a lower number of sales transactions.

The slowing Hawaiian economy has also resulted in a rise in delinquency and foreclosure rates, however such rates compare favorably to national averages. Based on data for the month of November 2008, Hawaii’s foreclosure rate of one filling per 1,272 households was ranked 27th highest in the nation, significantly better than the national average of one foreclosure for every 488 households. However, the number of foreclosures has recently increased from an average of approximately 150 foreclosure filings per month for the eight months ended August 2008 to over 300 foreclosures per month during the months of September, October, November and December of 2008. Approximately one in 18 Hawaiian homeowners was more than one month behind in mortgage payments as of September 2008, which was lower than the national average of one in ten homeowners.

Competition

We face intense competition in our market area both in making loans and attracting deposits. We compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies and investment banking firms. Some of our competitors have greater name recognition and market presence that benefit them in attracting business, and offer certain services that we do not or cannot provide.

Our deposit sources are primarily concentrated in the communities surrounding our banking offices, located in all four counties in the State of Hawaii. As of June 30, 2008 (the latest date for which information is publicly available), we ranked fifth in deposit market share (out of 11 banks and thrift institutions with offices in Hawaii) in the State of Hawaii, with a 3.60% market share. As of that date, our largest market share was in the County of Honolulu, where we ranked fifth in deposit market share (out of 11 banks and thrift institutions with offices in Hawaii) with a 3.82% market share.

Lending Activities

Our primary lending activity is the origination of one- to four-family residential mortgage loans. To a much lesser extent, we also originate home equity loans and lines of credit, construction, commercial and other non-residential real estate loans, consumer loans, multi-family mortgage loans and commercial business loans.

One- to Four-Family Residential Mortgage Loans. At December 31, 2008, $581.3 million, or 90.5% of our total loan portfolio, consisted of one- to four-family residential mortgage loans. We offer conforming, fixed-rate and adjustable-rate residential mortgage loans with maturities generally up to 30 years, and to a much more limited extent, of up to 40 years and non-conforming loans with maturities of up to 50 years. There has been little demand for adjustable rate mortgage loans in our market area.

One- to four-family residential mortgage loans are generally underwritten according to Fannie Mae and Freddie Mac guidelines, and we refer to loans that conform to such guidelines as “conforming loans.” We generally originate both fixed- and adjustable-rate mortgage loans in amounts up to the maximum conforming loan limits as established by the Office of Federal Housing Enterprise Oversight, which is currently $625,500 for single-family homes located in the State of Hawaii. We also originate loans above this amount for conforming loans, which are referred to as “jumbo loans.” Our maximum loan amount for these loans is generally $1.0 million. We originate fixed-rate jumbo loans with terms of up to 30 years due to customer preference for fixed-rate loans. We have not originated significant amounts of adjustable-rate jumbo loans in recent years due to customer preference for fixed-rate loans in our market area. We generally underwrite jumbo loans in a manner similar to conforming loans. Jumbo loans are not uncommon in our market area.

We will originate loans with loan-to-value ratios in excess of 80%, up to and including a loan-to-value ratio of 100%. We generally require private mortgage insurance for loans with loan-to-value ratios in excess of 80%. During the year ended December 31, 2008, we originated $18.7 million of one- to four-family residential mortgage loans with loan-to-value ratios in excess of 80%. We currently retain the servicing rights on loans sold to generate fee income. For the year ended December 31, 2008, we received servicing fees of $242,000. As of December 31, 2008, the principal balance of loans serviced for others totaled $63.2 million.

We offer a variety of credit programs for low- to moderate-income and first-time home purchasers. These include our first time home purchaser program, where the borrower will receive a free appraisal and a 100 basis points reduction in points charged in connection with the loan. We will also originate first mortgage loans to lower-income individuals who reside in rural census tracts where the U.S. Department of Agriculture will issue a second mortgage and complete the underwriting of the loan, subject to our review before origination. We also offer both FHA and VA fixed-rate loans.

Other than our loans for the construction of one- to four-family residential mortgage loans (described under “—Nonresidential Real Estate Loans”), we do not offer “interest only” mortgage loans on one- to four-family residential properties (where the borrower pays interest for an initial period, after which the loan converts to a fully amortizing loan). We also do not offer loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on their loan, resulting in an increased principal balance during the life of the loan. We do not offer “subprime loans” (loans that generally target borrowers with weakened credit histories typically characterized by payment delinquencies, previous charge-offs, judgments, bankruptcies, or borrowers with questionable repayment capacity as evidenced by low credit scores or high debt-burden ratios) or Alt-A loans (traditionally defined as loans having less than full documentation). Although we participate in Fannie Mae’s Expanded Approval program and Freddie Mac’s A Minus program, which previously did not require income verification, we still verified income for these types of loans.

Home Equity Loans and Lines of Credit. In addition to traditional one- to four-family residential mortgage loans, we offer home equity loans and home equity lines of credit that are secured by the borrower’s primary residence. Home equity lines of credit have a maximum term of 10 years during which time the borrower is required to make payments to principal based on the amortization of 0.125% of principal outstanding per month. The borrower is permitted to draw against the line during the entire term. Our home equity lines of credit are originated with adjustable rates of interest or with fixed rates of interest that convert to adjustable rates of interest after an initial period of up to three years. Our home equity loans are originated with fixed rates of interest and with terms of up to 30 years. Home equity loans and lines of credit are generally underwritten with the same criteria that we use to underwrite one- to four-family residential mortgage loans. Home equity loans may be underwritten with a loan-to-value ratio of 80% when combined with the principal balance of the existing mortgage loan, while lines of credit for owner-occupied properties and investment properties may be underwritten with loan-to-value ratios of 75% and 65%, respectively, when combined with the principal balance of the existing mortgage loan. We require appraisals on home equity loans and lines of credit when the aggregate loan amount exceeds 60% of the property’s tax assessed value or when the home equity loan or line of credit is $250,000 or greater. At the time we close a home equity loan or line of credit, we record a mortgage to perfect our security interest in the underlying collateral. At December 31, 2008, the outstanding balance of home equity loans totaled $21.5 million, or 3.3% of our total loan portfolio, and the outstanding balance of home equity lines of credit totaled $8.5 million, or 1.3% of our total loan portfolio.

Nonresidential Real Estate Loans. Our non-residential real estate loans consist primarily of commercial real estate loans and construction loans for residential real estate projects. These loans totaled $21.0 million, or 3.3% of our loan portfolio as of December 31, 2008. The commercial real estate properties primarily include owner-occupied light industrial properties. We seek to originate commercial real estate loans with initial principal balances of $1.0 million or less. Loans secured by commercial real estate totaled $8.9 million, or 1.4%, of our total loan portfolio at December 31, 2008, and consisted of 16 loans outstanding with an average loan balance of approximately $555,000, although we originate loans with balances greater than this average. All of our nonresidential real estate loans are secured by properties located in our primary market area. At December 31, 2008, our largest commercial real estate loan had a principal balance of $1.9 million and was secured by real property and a warehouse office building. This loan was performing in accordance with its terms at December 31, 2008.

In the underwriting of commercial real estate loans, we generally lend up to the lesser of 75% of the property’s appraised value or purchase price. We base our decision to lend primarily on the economic viability of the property and the creditworthiness of the borrower. In evaluating a proposed commercial real estate loan, we emphasize the ratio of the property’s projected net cash flow to the loan’s debt service requirement (generally requiring a minimum ratio of 115%), computed after deduction for a vacancy factor and property expenses we deem appropriate. Personal guarantees are usually obtained from commercial real estate borrowers. We require title insurance, fire and extended coverage casualty insurance, and, if appropriate, flood insurance, in order to protect our security interest in the underlying property. Almost all of our commercial real estate loans are generated internally by our loan officers.

Commercial real estate loans generally carry higher interest rates and have shorter terms than one- to four-family residential mortgage loans. Commercial real estate loans, however, entail greater credit risks compared to one- to four-family residential mortgage loans, as they typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment of loans secured by income-producing properties typically depends on the successful operation of the property, as repayment of the loan generally is dependent, in large part, on sufficient income from the property to cover operating expenses and debt service. Changes in economic conditions that are not in the control of the borrower or lender could affect the value of the collateral for the loan or the future cash flow of the property. Additionally, any decline in real estate values may be more pronounced for commercial real estate than residential properties.

We also originate a limited amount of construction loans to experienced developers, almost exclusively for the construction of residential real estate projects. Construction loans are also made to individuals for the construction of their personal residences. Construction loans to individuals are generally “interest-only” loans during the construction period, and convert to permanent, amortizing financing following the completion of construction. At December 31, 2008, construction loans totaled $5.8 million, or 0.9% of total loans receivable. At December 31, 2008, the additional unadvanced portion of these construction loans totaled $2.9 million.

Advances on construction loans are made in accordance with a schedule reflecting the cost of construction, but are generally limited to an 80% loan-to-completed-appraised-value ratio. Repayment of construction loans on residential properties is normally expected from the sale of units to individual purchasers. In the case of income-producing property, repayment is usually expected from permanent financing upon completion of construction. We typically provide the permanent mortgage financing on our construction loans on income-producing property.

Before making a commitment to fund a construction loan, we require an appraisal of the property by a licensed appraiser. We review and inspect properties before disbursement of funds during the term of the construction loan.

Construction financing generally involves greater credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the value of the property at completion of construction compared to the estimated cost (including interest) of construction and other assumptions. If the estimate of construction cost is inaccurate, we may be required to advance additional funds beyond the amount originally committed in order to protect the value of the property. Moreover, if the estimated value of the completed project is inaccurate, the borrower may hold a property with a value that is insufficient to assure full repayment of the construction loan upon the sale of the property. In the event we make a land acquisition loan on property that is not yet approved for the planned development, there is the risk that approvals will not be granted or will be delayed. Construction loans also expose us to the risk that improvements will not be completed on time in accordance with specifications and projected costs. In addition, the ultimate sale or rental of the property may not occur as anticipated.

Loan Originations, Purchases, Sales, Participations and Servicing. All loans that we originate are underwritten pursuant to our policies and procedures, which incorporate standard underwriting guidelines, including those of Freddie Mac and Fannie Mae, to the extent applicable. We originate both adjustable-rate and fixed-rate loans. However, in our market area, customer demand is primarily for fixed-rate loans. Our loan origination and sales activity may be adversely affected by a rising interest rate environment that typically results in decreased loan demand. Most of our one- to four-family residential mortgage loan originations are generated by our branch managers and employees located in our banking offices and our additional commissioned loan officers located in our corporate headquarters. We also advertise throughout our market area.

Historically, we have retained in our portfolio the significant majority of loans that we originate. In 2007, in an effort to manage interest rate risk, we sold $43.0 million of fixed-rate loans with terms of 10, 15 and 20 years that we had been holding in our portfolio. In addition, we are authorized to sell loans as originated to assist us in managing interest rate risk. We sold $1.4 million and $43.0 million of residential mortgage loans (all fixed-rate loans, with terms of 10 years or longer) during the years ended December 31, 2008 and 2007, respectively. We have sold residential mortgage loans with low interest rates (generally, below 5.0%) during the first quarter of 2009 as market interest rates have decreased. We had no loans classified as held for sale at December 31, 2008.

We sell our loans without recourse, except for normal representations and warranties provided in sales transactions. Historically, we have retained the servicing rights on residential mortgage loans that we sell, and we intend to continue this practice in the future, subject to the pricing of retaining such servicing rights. At December 31, 2008, we were servicing loans owned by others with a principal balance of $63.2 million. Loan servicing includes collecting and remitting loan payments, accounting for principal and interest, contacting delinquent borrowers, supervising foreclosures and property dispositions in the event of unremedied defaults, making certain insurance and tax payments on behalf of the borrowers and generally administering the loans. We retain a portion of the interest paid by the borrower on the loans we service as consideration for our servicing activities. We have not entered into loan participations in recent years.

Loan Approval Procedures and Authority. Our lending activities follow written, non-discriminatory underwriting standards and loan origination procedures established by our board of directors. The loan approval process is intended to assess the borrower’s ability to repay the loan and value of the property that will secure the loan. To assess the borrower’s ability to repay, we review the borrower’s employment and credit history and information on the historical and projected income and expenses of the borrower. We require “full documentation” on all of our loan applications.

Our policies and loan approval limits are established by the board of directors. Aggregate lending relationships in amounts up to $2.0 million can be approved by designated individual officers or officers acting together with specific lending approval authority. Relationships in excess of $2.0 million require the approval of the board of directors.

Territorial Savings Bank also uses automated underwriting systems to review one- to four-family residential mortgage loans. We require appraisals of all real property securing one- to four-family residential real estate loans, and on property securing home equity lines of credit when the aggregate loan amount exceeds 60% of the property’s tax assessed value or when the line of credit is $250,000 or greater. All appraisers are licensed appraisers and all third-party appraisers are approved by the board of directors annually.

Investments

Our board of directors has primary responsibility for establishing and overseeing our investment policy. The board of directors has delegated authority to implement the investment policy to our Investment Committee, consisting of the same members as our Asset/Liability Management Committee. The investment policy is reviewed at least annually by the Investment Committee, and any changes to the policy are subject to approval by the full board of directors. The overall objectives of the Investment Policy are to maintain a portfolio of high quality and diversified investments to maximize interest income over the long term and to minimize risk, to provide collateral for borrowings, to provide additional earnings when loan production is low, and to reduce our tax liability. The policy dictates that investment decisions give consideration to the safety of principal, liquidity requirements and potential returns. Our Senior Vice President and Treasurer executes our securities portfolio transactions as directed by the Investment Committee. All purchase and sale transactions are reported to the Board of Directors on a monthly basis.

Our current investment policy permits investments in securities issued by the United States Government as well as mortgage backed securities and direct obligations of Fannie Mae, Freddie Mac and Ginnie Mae. The investment policy also permits, with certain limitations, investments in certificates of deposit, bank owned life insurance, collateralized mortgage obligations, trust preferred securities and municipal securities.

Our current investment policy does not permit investment in stripped mortgage-backed securities, complex securities and derivatives as defined in federal banking regulations and other high-risk securities. As of December 31, 2008, we held no asset-backed securities other than mortgage-backed securities. As a federal savings bank, Territorial Savings Bank is not permitted to invest in equity securities. This general restriction does not apply to Territorial Bancorp Inc.

Our current policies do not permit hedging activities, such as engaging in futures, options or swap transactions, or investing in high-risk mortgage derivatives, such as collateralized mortgage obligation residual interests, real estate mortgage investment conduit residual interests or stripped mortgage backed securities.

Statement of Financial Accounting Standards No. 115, “Investments in Debt and Equity Securities,” requires that, at the time of purchase, we designate a security as either held to maturity, available-for-sale, or trading, based upon our ability and intent. Securities available-for-sale and trading securities are reported at market value and securities held to maturity are reported at amortized cost. A periodic review and evaluation of the available-for-sale and held-to-maturity securities portfolios is conducted to determine if the fair value of any security has declined below its carrying value and whether such decline is other-than-temporary. If such decline is deemed to be other-than-temporary, the security is written down to a new cost basis and the resulting loss is charged against earnings. The fair values of our securities, which, at December 31, 2008, consisted primarily of mortgage-backed-securities, are based on published or securities dealers’ market values.

Our securities portfolio at December 31, 2008, consisted primarily of securities with the following amortized cost: $411.8 million of mortgage-backed securities issued by Fannie Mae or Freddie Mac; $111.3 million of collateralized mortgage obligations and $4.5 million of trust preferred securities, all of which were issued by pools of issuers consisting primarily of financial institution holding companies. At December 31, 2008, all of such securities were classified as held-to-maturity. At December 31, 2008, none of the collateral underlying our securities portfolio was considered subprime or Alt-A, and we did not hold any common or preferred stock issued by Freddie Mac or Fannie Mae as of that date. See “Management’s Discussion of Financial Condition and Results of Operations—Balance Sheet Analysis—Securities” for a discussion of the recent performance of our securities portfolio.

We purchase mortgage-backed securities insured or guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. Historically, we invested in mortgage-backed securities to achieve positive interest rate spreads with minimal administrative expense and to lower our credit risk as a result of the guarantees provided by Freddie Mac, Fannie Mae or Ginnie Mae. However, in September 2008, the Federal Housing Finance Agency placed Freddie Mac and Fannie Mae into conservatorship. The U.S. Treasury Department has established financing agreements to ensure that Freddie Mac and Fannie Mae meet their obligations to holders of mortgage-backed securities that they have issued or guaranteed. These actions have not affected the markets for mortgage-backed securities issued by Freddie Mac or Fannie Mae.

Mortgage-backed securities are securities issued in the secondary market that are collateralized by pools of mortgages. Certain types of mortgage-backed securities are commonly referred to as “pass-through” certificates because the principal and interest of the underlying loans is “passed through” to investors, net of certain costs, including servicing and guarantee fees. Mortgage-backed securities typically are collateralized by pools of one- to four-family or multifamily mortgages, although we invest primarily in mortgage-backed securities backed by one- to four-family mortgages. The issuers of such securities pool and resell the participation interests in the form of securities to investors such as Territorial Savings Bank. The interest rate of the security is lower than the interest rates of the underlying loans to allow for payment of servicing and guaranty fees. Ginnie Mae, a United States Government agency, and government sponsored enterprises, such as Fannie Mae and Freddie Mac, either guarantee the payments or guarantee the timely payment of principal and interest to investors. Mortgage-backed securities are more liquid than individual mortgage loans since there is an active trading market for such securities. In addition, mortgage-backed securities may be used to collateralize our borrowings. Investments in mortgage-backed securities involve a risk that actual payments will be greater or less than the prepayment rate estimated at the time of purchase, which may require adjustments to the amortization of any premium or accretion of any discount relating to such interests, thereby affecting the net yield on our securities. Current prepayment speeds determine whether prepayment estimates require modification that could cause amortization or accretion adjustments.

Sources of Funds

General. Deposits traditionally have been our primary source of funds for our investment and lending activities. We also borrow from the Federal Home Loan Bank of Seattle and from securities dealers to supplement cash flow needs, to lengthen the maturities of liabilities for interest rate risk management purposes and to manage our cost of funds. Our additional sources of funds are scheduled loan payments, maturing investments, loan repayments, retained earnings, income on other earning assets and the proceeds of loan sales.

Deposits. We accept deposits primarily from the areas in which our offices are located. We rely on our competitive pricing and products, convenient locations and quality customer service to attract and retain deposits. We offer a variety of deposit accounts with a range of interest rates and terms. Our deposit accounts consist of passbook and statement savings accounts, certificates of deposit, money market accounts, commercial and regular checking accounts and Super NOW accounts. Historically, we have not accepted brokered deposits.

Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market interest rates, liquidity requirements and our deposit growth goals.

Borrowings. Our borrowings consist of advances from the Federal Home Loan Bank of Seattle and funds borrowed from securities dealers under repurchase agreements. At December 31, 2008, our repurchase agreements totaled $115.2 million, or 10.2% of total liabilities, and our Federal Home Loan Bank advances totaled $35.8 million, or 3.2% of total liabilities. At December 31, 2008, we had access to additional Federal Home Loan Bank advances of up to $270.0 million. Advances from the Federal Home Loan Bank of Seattle are secured by our investment in the common stock of the Federal Home Loan Bank of Seattle as well as by a blanket pledge on our assets not otherwise pledged. Repurchase agreements are secured by mortgage-backed securities.

Trust preferred securities. Through statutory trusts formed under the laws of the State of Connecticut, we have sold adjustable-rate trust preferred securities in the aggregate principal amount of $24.0 million, all in pooled trust preferred securities offerings. The proceeds from these sales were paid to Territorial Savings Group, Inc. in exchange for adjustable-rate junior subordinated debentures, which have the same terms as the trust preferred securities. The sole asset of the statutory trusts is the debentures. The payment of dividends on the trust preferred securities depends on our payment of interest on the debentures, which payments are made on a quarterly basis. Depending on the amount of proceeds from our stock offering, we expect that we will use a portion of the net proceeds of our stock offering to redeem some or all of the trust preferred securities.

Properties

We operate from our corporate office in Honolulu, Hawaii, and from our 24 full-service branches located in the State of Hawaii. The net book value of our premises, land and equipment was $4.4 million at December 31, 2008. At December 31, 2008, we had construction in progress of $676,000, all of which was for leasehold improvements at various branch offices. The following table sets forth information with respect to our full-service banking offices, including the expiration date of leases with respect to leased facilities.

ALA MOANA CENTER 1450 Ala Moana Blvd. Honolulu, Oahu 96814 1/31/2010	KAILUA 19 Oneawa Street Kailua, Oahu 96734	KAPOLEI Ace Center at Kapolei 480 Kamokila Blvd. Kapolei, Oahu 96707 7/31/2014	NUUANU Nuuanu Shopping Center 1613 Nuuanu Avenue Honolulu, Oahu 96817 7/22/2016

DOWNTOWN 1000 Bishop Street Honolulu, Oahu 96813 12/31/2015	KAIMUKI 1108 12th Avenue Honolulu, Oahu 96816 12/31/2018	KAUAI Kukui Grove Shopping Center 4393 Kukui Grove Street Lihue, Kauai 96766 2/28/2013	PEARL CITY Pearl City Shopping Center 850 Kamehameha Highway Pearl City, Oahu 96782 9/22/2009

HAWAII KAI Hawaii Kai Shopping Center 377 Keahole Street Honolulu, Oahu 96825 9/30/2013	KALIHI-KAPALAMA 1199 Dillingham Boulevard Honolulu, Oahu 96817 8/31/2012	KONA Crossroads Shopping Center 75-1027 Henry Street Kailua-Kona, Hawaii 96740 8/31/2015	PEARLRIDGE 98-084 Kamehameha Highway Aiea, Oahu 96701 6/30/2012

HILO Waiakea Center 315 Makaala Street Hilo, Hawaii 96720 12/31/2018	KAMEHAMEHA SHOPPING CENTER 1620 North School St. Honolulu, Oahu 96817 9/30/2015	LAHAINA Old Lahaina Center 170 Papalaua Street Lahaina, Maui 96761 3/31/2013	SALT LAKE Salt Lake Shopping Center 848 Ala Lilikoi Street Honolulu, Oahu 96818 1/31/2011

KAHALA 4819 Kilauea Avenue Honolulu, Oahu 96816 3/16/2015	KANEOHE 46-005 Kawa Street Kaneohe, Oahu 96744 12/31/2014	McCULLY 1111 McCully Street Honolulu, Oahu 96826 5/31/2013	WAIPAHU Waipahu Town Center 94-050 Farrington Highway Waipahu, Oahu 96797 12/31/2014

KAHULUI Kaahumanu Center 275 W. Kaahumanu Ave. Kahului, Maui 96732 12/31/2009	KAPAHULU Kilohana Square 1016 Kapahulu Avenue Honolulu, Oahu 96816 11/14/2013	MILILANI Town Center of Mililani 95-1249 Meheula Parkway Mililani, Oahu 96789 10/11/2014	WAIPIO Laniakea Plaza 94-1221 Ka Uka Blvd. Waipahu, Oahu 96797 9/30/2016

Subsidiary Activities

In addition to owning all of the outstanding capital stock of Territorial Savings Bank, Territorial Savings Group, Inc. owns all of the common stock of three statutory trusts formed under the laws of the State of Connecticut: Territorial Savings Statutory Trust I, Territorial Savings Statutory Trust II and

Territorial Savings Statutory Trust III. The three statutory trusts were formed to issue a total of $24.0 million of trust preferred securities. At December 31, 2008, Territorial Savings Group, Inc.’s investment in the statutory trusts totaled $743,000, and these entities had assets of $24.8 million at that date.

Territorial Savings Bank owns 100% of the common stock of Territorial Holdings, Inc., a Hawaii corporation, which in turn owns 100% of the voting common stock of Territorial Realty, Inc. Territorial Realty, Inc. is a Hawaii real estate investment trust that holds mortgage loans and mortgage-backed securities. These entities enable Territorial Savings Bank to segregate certain assets for management purposes, and promote Territorial Savings Bank’s ability to raise regulatory capital in the future through the sale of preferred stock or other capital-enhancing securities by these entities. At December 31, 2008, Territorial Savings Bank’s investment in Territorial Holdings, Inc. was $480.5 million, and Territorial Holdings, Inc. had assets of $480.6 million at that date. At December 31, 2008, Territorial Holdings, Inc.’s investment in Territorial Realty, Inc. was $480.5 million, and Territorial Realty, Inc. had $480.4 million in assets at that date.

Territorial Savings Bank owns 100% of the common stock of Territorial Financial Services, Inc., a Hawaii corporation that engages primarily in insurance activities. At December 31, 2008, Territorial Savings Bank’s investment in Territorial Financial Services, Inc. was $12,000, and Territorial Financial Services, Inc. had assets of $53,000 at that date. Territorial Savings Bank also owns 100% of the common stock of Territorial Real Estate Co., Inc., an inactive Hawaii corporation that is authorized to manage and dispose of troubled real estate.

Legal Proceedings

Territorial Mutual Holding Company, Territorial Savings Group, Inc., Territorial Savings Bank and Territorial Realty, Inc. (our real estate investment trust subsidiary) have filed appeals with the Tax Appeal Court of the State of Hawaii seeking refunds of approximately $4.5 million in taxes paid to the State of Hawaii from 2004 through 2007. The refunds represent 70% of the amount of dividends paid to Territorial Savings Bank by Territorial Realty, Inc. from 2004 to 2007. The claim for the refunds is based on a 70% dividends-received deduction under Hawaii statutes, which refunds have been denied by the State of Hawaii Department of Taxation. Trial has been set for March 2010. At this time, we are unable to predict an outcome, favorable or unfavorable, with respect to these actions.

Other than as disclosed in the preceding paragraph, at December 31, 2008, we were not involved in any legal proceedings the outcome of which we believe would be material to our financial condition or results of operations.

Expense and Tax Allocation

Territorial Savings Bank will enter into an agreement with Territorial Bancorp Inc. to provide it with certain administrative support services, whereby Territorial Savings Bank will be compensated at not less than the fair market value of the services provided. In addition, Territorial Savings Bank and Territorial Bancorp Inc. will enter into an agreement to establish a method for allocating and for reimbursing the payment of their consolidated tax liability.

Personnel

As of December 31, 2008, we had 244 full-time employees and 12 part-time employees. Our employees are not represented by any collective bargaining group. Management believes that we have a good working relationship with our employees.

SUPERVISION AND REGULATION

General

Territorial Savings Bank is examined and supervised by the Office of Thrift Supervision and is subject to examination by the Federal Deposit Insurance Corporation. This regulation and supervision establishes a comprehensive framework of activities in which an institution may engage and is intended primarily for the protection of the Federal Deposit Insurance Corporation’s deposit insurance funds and depositors. Under this system of federal regulation, financial institutions are periodically examined to ensure that they satisfy applicable standards with respect to their capital adequacy, assets, management, earnings, liquidity and sensitivity to market interest rates. Territorial Savings Bank also is a member of and owns stock in the Federal Home Loan Bank of Seattle, which is one of the twelve regional banks in the Federal Home Loan Bank System. Territorial Savings Bank also is regulated to a lesser extent by the Board of Governors of the Federal Reserve System, governing reserves to be maintained against deposits and other matters. The Office of Thrift Supervision examines Territorial Savings Bank and prepares reports for the consideration of its Board of Directors on any operating deficiencies. Territorial Savings Bank’s relationship with its depositors and borrowers also is regulated to a great extent by federal law and, to a much lesser extent, state law, especially in matters concerning the ownership of deposit accounts and the form and content of Territorial Savings Bank’s loan documents.

Any change in these laws or regulations, whether by the Federal Deposit Insurance Corporation, the Office of Thrift Supervision or Congress, could have a material adverse impact on Territorial Bancorp Inc., Territorial Savings Bank and their operations.

Territorial Bancorp Inc., as a savings and loan holding company following the conversion, will be required to file certain reports with, will be subject to examination by, and otherwise must comply with the rules and regulations of the Office of Thrift Supervision. Territorial Bancorp Inc. will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

Certain of the regulatory requirements that are or will be applicable to Territorial Savings Bank and Territorial Bancorp Inc. are described below. This description of statutes and regulations is not intended to be a complete explanation of such statutes and regulations and their effects on Territorial Savings Bank and Territorial Bancorp Inc. and is qualified in its entirety by reference to the actual statutes and regulations.

Federal Banking Regulation

Business Activities. A federal savings bank derives its lending and investment powers from the Home Owners’ Loan Act, as amended, and the regulations of the Office of Thrift Supervision. Under these laws and regulations, Territorial Savings Bank may invest in mortgage loans secured by residential and commercial real estate, commercial business and consumer loans, certain types of debt securities and certain other assets, subject to applicable limits. Territorial Savings Bank also may establish subsidiaries that may engage in activities not otherwise permissible for Territorial Savings Bank, including real estate investment and securities and insurance brokerage.

Capital Requirements. Office of Thrift Supervision regulations require savings banks to meet three minimum capital standards: a 1.5% tangible capital ratio, a 4% leverage ratio (3% for savings banks receiving the highest rating on the CAMELS rating system) and an 8% risk-based capital ratio.

The risk-based capital standard for savings banks requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100%, assigned by the Office of Thrift Supervision, based on the risks believed inherent in the type of asset. Core capital is defined as common stockholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital. Additionally, a savings bank that retains credit risk in connection with an asset sale may be required to maintain additional regulatory capital because of the recourse back to the savings bank. In assessing an institution’s capital adequacy, the Office of Thrift Supervision takes into consideration not only these numeric factors but also qualitative factors as well, and has the authority to establish higher capital requirements for individual associations where necessary.

At December 31, 2008, Territorial Savings Bank’s capital exceeded all applicable requirements. See “Historical and Pro Forma Regulatory Capital Compliance.”

Loans-to-One Borrower. Generally, a federal savings bank may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus. An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which generally does not include real estate. As of December 31, 2008, Territorial Savings Bank’s largest lending relationship with a single or related group of borrowers totaled $6.0 million, which represented 6.1% of unimpaired capital and surplus. Therefore, Territorial Savings Bank was in compliance with the loans-to-one borrower limitations.

Qualified Thrift Lender Test. As a federal savings bank, Territorial Savings Bank must satisfy the qualified thrift lender, or “QTL,” test. Under the QTL test, Territorial Savings Bank must maintain at least 65% of its “portfolio assets” in “qualified thrift investments” (primarily residential mortgages and related investments, including mortgage-backed securities) in at least nine months of the most recent 12-month period. “Portfolio assets” generally means total assets of a savings institution, less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the savings bank’s business.

Territorial Savings Bank also may satisfy the QTL test by qualifying as a “domestic building and loan association” as defined in the Internal Revenue Code.

A savings bank that fails the qualified thrift lender test must either convert to a commercial bank charter or operate under specified restrictions set forth in the Home Owners’ Loan Act. At December 31, 2008, Territorial Savings Bank maintained approximately 96.7% of its portfolio assets in qualified thrift investments and, therefore, satisfied the QTL test.

Capital Distributions. Office of Thrift Supervision regulations govern capital distributions by a federal savings bank, which include cash dividends, stock repurchases and other transactions charged to the savings bank’s capital account. A savings bank must file an application for approval of a capital distribution if:

•

the total capital distributions for the applicable calendar year exceed the sum of the savings bank’s net income for that year to date plus the savings bank’s retained net income for the preceding two years;

•	the savings bank would not be at least adequately capitalized following the distribution;

•	the distribution would violate any applicable statute, regulation, agreement or Office of Thrift Supervision-imposed condition; or

•	the savings bank is not eligible for expedited treatment of its filings.

Even if an application is not otherwise required, every savings bank that is a subsidiary of a holding company must still file a notice with the Office of Thrift Supervision at least 30 days before the Board of Directors declares a dividend or approves a capital distribution.

The Office of Thrift Supervision may disapprove a notice or application if:

•	the savings bank would be undercapitalized following the distribution;

•	the proposed capital distribution raises safety and soundness concerns; or

•	the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

In addition, the Federal Deposit Insurance Act provides that an insured depository institution shall not make any capital distribution, if after making such distribution the institution would be undercapitalized.

Liquidity. A federal savings bank is required to maintain a sufficient amount of liquid assets to ensure its safe and sound operation. We anticipate that our liquidity levels will increase following the completion of the stock offering.

Community Reinvestment Act and Fair Lending Laws. All savings banks have a responsibility under the Community Reinvestment Act and related regulations of the Office of Thrift Supervision to help meet the credit needs of their communities, including low- and moderate-income borrowers. In connection with its examination of a federal savings bank, the Office of Thrift Supervision is required to assess the savings bank’s record of compliance with the Community Reinvestment Act. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. A savings bank’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in denial of certain corporate applications such as branches or mergers, or in restrictions on its activities. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the Office of Thrift Supervision, as well as other federal regulatory agencies and the Department of Justice. Territorial Savings Bank received a satisfactory Community Reinvestment Act rating in its most recent federal examination. The Community Reinvestment Act requires all Federal Deposit Insurance-insured institutions to publicly disclose their rating.

Transactions with Related Parties. A federal savings bank’s authority to engage in transactions with its affiliates is limited by Office of Thrift Supervision regulations and by Sections 23A and 23B of the Federal Reserve Act and its implementing Regulation W promulgated by the Board of Governors of the Federal Reserve System. An affiliate is generally a company that controls, is controlled by, or is under common control with an insured depository institution such as Territorial Savings Bank. Territorial Bancorp Inc. is an affiliate of Territorial Savings Bank. In general, transactions between an insured depository institution and its affiliates are subject to certain quantitative and collateral requirements. In addition, Office of Thrift Supervision regulations prohibit a savings bank from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary. Finally, transactions with affiliates must be consistent with safe and sound banking practices, not involve low-quality assets and be on terms that are as favorable to the institution as comparable transactions with non-affiliates. The Office of Thrift Supervision requires savings banks to maintain detailed records of all transactions with affiliates.

Territorial Savings Bank’s authority to extend credit to its directors, executive officers and 10% stockholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these provisions require that extensions of credit to insiders:

(i)	be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features, and

(ii)	not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Territorial Savings Bank’s capital.

In addition, extensions of credit in excess of certain limits must be approved by Territorial Savings Bank’s Board of Directors.

Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over federal savings institutions and has the authority to bring enforcement action against all “institution-affiliated parties,” including directors, officers, stockholders, and attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action by the Office of Thrift Supervision may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institution, and the appointment of a receiver or conservator. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. The Federal Deposit Insurance Corporation also has the authority to terminate deposit insurance or to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take action under specified circumstances.

Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation, and other operational and managerial standards as the agency deems appropriate. Interagency guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to implement an acceptable compliance plan. Failure to implement such a plan can result in further enforcement action, including the issuance of a cease and desist order or the imposition of civil money penalties.

Prompt Corrective Action Regulations. Under prompt corrective action regulations, the Office of Thrift Supervision is authorized and, under certain circumstances, required to take supervisory actions against undercapitalized savings banks. For this purpose, a savings bank is placed in one of the following five categories based on the savings bank’s capital:

•	well-capitalized (at least 5% leverage capital, 6% Tier 1 risk-based capital and 10% total risk-based capital);

•	adequately capitalized (at least 4% leverage capital, 4% Tier 1 risk-based capital and 8% total risk-based capital);

•	undercapitalized (less than 3% leverage capital, 4% Tier 1 risk-based capital or 8% total risk-based capital);

•	significantly undercapitalized (less than 3% leverage capital, 3% Tier 1 risk-based capital or 6% total risk-based capital); and

•	critically undercapitalized (less than 2% tangible capital).

Generally, the Office of Thrift Supervision is required to appoint a receiver or conservator for a savings bank that is “critically undercapitalized” within specific time frames. The regulations also provide that a capital restoration plan must be filed with the Office of Thrift Supervision within 45 days of the date a savings bank receives notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” Any holding company for the savings bank required to submit a capital restoration plan must guarantee the lesser of an amount equal to 5% of the savings bank’s assets at the time it was notified or deemed to be undercapitalized by the Office of Thrift Supervision, or the amount necessary to restore the savings bank to adequately capitalized status. This guarantee remains in place until the Office of Thrift Supervision notifies the savings bank that it has maintained adequately capitalized status for each of four consecutive calendar quarters, and the Office of Thrift Supervision has the authority to require payment and collect payment under the guarantee. Failure by a holding company to provide the required guarantee will result in certain operating restrictions on the savings bank, such as restrictions on the ability to declare and pay dividends, pay executive compensation and management fees, and increase assets or expand operations. The Office of Thrift Supervision may also take any one of a number of discretionary supervisory actions against undercapitalized associations, including the issuance of a capital directive and the replacement of senior executive officers and directors.

At December 31, 2008, Territorial Savings Bank met the criteria for being considered “well-capitalized.”

Insurance of Deposit Accounts. Territorial Savings Bank is a member of the Deposit Insurance Fund, which is administered by the Federal Deposit Insurance Corporation. Deposit accounts at Territorial Savings Bank are insured by the Federal Deposit Insurance Corporation, generally up to a maximum of $100,000 for each separately insured depositor and up to a maximum of $250,000 for self-

directed retirement accounts. However, the Federal Deposit Insurance Corporation increased the deposit insurance available on all deposit accounts to $250,000, effective until December 31, 2009. In addition, certain noninterest-bearing transaction accounts maintained with financial institutions participating in the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program are fully insured regardless of the dollar amount until December 31, 2009. The Bank has opted to participate in the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program. See “—Temporary Liquidity Guarantee Program.”

The Federal Deposit Insurance Corporation imposes an assessment against all depository institutions for deposit insurance. This assessment is based on the risk category of the institution and, prior to 2009, ranged from five to 43 basis points of the institution’s deposits. On October 7, 2008, as a result of decreases in the reserve ratio of the Deposit Insurance Fund, the Federal Deposit Insurance Corporation issued a proposed rule establishing a Restoration Plan for the Deposit Insurance Fund. The rulemaking proposed that, effective January 1, 2009, assessment rates would increase uniformly by seven basis points for the first quarter 2009 assessment period. The rulemaking proposed to alter the way in which the Federal Deposit Insurance Corporation’s risk-based assessment system differentiates for risk and set new deposit insurance assessment rates, effective April 1, 2009. Under the proposed rule, the Federal Deposit Insurance Corporation would first establish an institution’s initial base assessment rate. This initial base assessment rate would range, depending on the risk category of the institution, from 10 to 45 basis points. The Federal Deposit Insurance Corporation would then adjust the initial base assessment (higher or lower) to obtain the total base assessment rate. The adjustment to the initial base assessment rate would be based upon an institution’s levels of unsecured debt, secured liabilities, and brokered deposits. The total base assessment rate would range from eight to 77.5 basis points of the institution’s deposits. On December 22, 2008, the Federal Deposit Insurance Corporation published a final rule raising the current deposit insurance assessment rates uniformly for all institutions by seven basis points (to a range from 12 to 50 basis points) for the first quarter of 2009. However, the Federal Deposit Insurance Corporation approved an extension of the comment period on the parts of the proposed rulemaking that would become effective on April 1, 2009. The Federal Deposit Insurance Corporation expects to issue a second final rule early in 2009, to be effective April 1, 2009, to change the way that the Federal Deposit Insurance Corporation’s assessment system differentiates for risk and to set new assessment rates beginning with the second quarter of 2009.

On February 27, 2009, the Federal Deposit Insurance Corporation announced a one-time special assessment of 20 basis points on all insured deposits regardless of the risk or size of the depository institution. This special assessment is payable by September 30, 2009 based on deposits as of June 30, 2009, and would result in additional non-interest expense of $1.9 million based on our deposits as of December 31, 2008. In addition, the Federal Deposit Insurance Corporation may assess additional special premiums in the future.

Insurance of deposits may be terminated by the Federal Deposit Insurance Corporation upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the Federal Deposit Insurance Corporation. We do not currently know of any practice, condition or violation that might lead to termination of our deposit insurance.

In addition to the Federal Deposit Insurance Corporation assessments, the Financing Corporation (“FICO”) is authorized to impose and collect, with the approval of the Federal Deposit Insurance Corporation, assessments for anticipated payments, issuance costs and custodial fees on bonds issued by the FICO in the 1980s to recapitalize the former Federal Savings and Loan Insurance Corporation. The bonds issued by the FICO are due to mature in 2017 through 2019. For the quarter ended December 31, 2008, the annualized FICO assessment was equal to 1.10 basis points for each $100 in domestic deposits maintained at an institution.

Temporary Liquidity Guarantee Program. On October 14, 2008, the Federal Deposit Insurance Corporation announced a new program – the Temporary Liquidity Guarantee Program. This program has two components. One guarantees newly issued senior unsecured debt of a participating organization, up to certain limits established for each institution, issued between October 14, 2008 and June 30, 2009. The Federal Deposit Insurance Corporation will pay the unpaid principal and interest on a Federal Deposit Insurance Corporation-guaranteed debt instrument upon the uncured failure of the participating entity to make a timely payment of principal or interest in accordance with the terms of the instrument. The guarantee will remain in effect until June 30, 2012. In return for the Federal Deposit Insurance Corporation’s guarantee, participating institutions will pay the Federal Deposit Insurance Corporation a fee based on the amount and maturity of the debt. We opted not to participate in this component of the Temporary Liquidity Guarantee Program.

The other component of the program provides full federal deposit insurance coverage for non-interest bearing transaction deposit accounts, regardless of dollar amount, until December 31, 2009. An annualized 10 basis point assessment on balances in noninterest-bearing transaction accounts that exceed the existing deposit insurance limit of $250,000 will be assessed on a quarterly basis to insured depository institutions that have not opted out of this component of the Temporary Liquidity Guarantee Program. We opted to participate in this component of the Temporary Liquidity Guarantee Program.

U.S. Treasury’s Troubled Asset Relief Program Capital Purchase Program. On October 3, 2008, the Emergency Economic Stabilization Act of 2008 was enacted that provides the U.S. Secretary of the Treasury with broad authority to implement certain actions to help restore stability and liquidity to U.S. markets. One of the provisions resulting from the legislation is the Troubled Asset Relief Program Capital Purchase Program (“CPP”), which provides direct equity investment in perpetual preferred stock by the U.S. Treasury Department in qualified financial institutions. The program is voluntary and requires an institution to comply with a number of restrictions and provisions, including limits on executive compensation, stock redemptions and declaration of dividends. The CPP provides for a minimum investment of one percent of total risk-weighted assets and a maximum investment equal to the lesser of three percent of total risk-weighted assets or $25 billion. Participation in the program is not automatic and is subject to approval by the U.S. Treasury Department. We opted not to participate in the CPP.

Prohibitions Against Tying Arrangements. Federal savings banks are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

Federal Home Loan Bank System. Territorial Savings Bank is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions as well as other entities involved in home mortgage lending. As a member of the Federal Home Loan Bank of Seattle, Territorial Savings Bank is required to acquire and hold shares of capital stock in the Federal Home Loan Bank. As of December 31, 2008, Territorial Savings Bank was in compliance with this requirement.

Other Regulations

Interest and other charges collected or contracted for by Territorial Savings Bank are subject to state usury laws and federal laws concerning interest rates. Territorial Savings Bank’s operations are also subject to federal laws applicable to credit transactions, such as the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•

Home Mortgage Disclosure Act, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies;

•	Truth in Savings Act; and

•	rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The operations of Territorial Savings Bank also are subject to the:

•

Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•

Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services;

•

Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check;

•

The USA PATRIOT Act, which requires savings banks operating to, among other things, establish broadened anti-money laundering compliance programs, due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement existing compliance requirements, also applicable to financial institutions, under the Bank Secrecy Act and the Office of Foreign Assets Control regulations; and

•	The Gramm-Leach-Bliley Act, which places limitations on the sharing of consumer financial information by financial institutions with unaffiliated third parties. Specifically,

the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of certain personal financial information with unaffiliated third parties.

Holding Company Regulation

General. Upon completion of the conversion, Territorial Bancorp Inc. will be a non-diversified savings and loan holding company within the meaning of the Home Owners’ Loan Act. As such, Territorial Bancorp Inc. will be registered with the Office of Thrift Supervision and subject to Office of Thrift Supervision regulations, examinations, supervision and reporting requirements. In addition, the Office of Thrift Supervision will have enforcement authority over Territorial Bancorp Inc. and its subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution. Unlike bank holding companies, federal savings and loan holding companies are not subject to any regulatory capital requirements or to supervision by the Federal Reserve Board.

Permissible Activities. Under present law, the business activities of Territorial Bancorp Inc. will be generally limited to those activities permissible for financial holding companies under Section 4(k) of the Bank Holding Company Act of 1956, as amended, or for multiple savings and loan holding companies. A financial holding company may engage in activities that are financial in nature, including underwriting equity securities and insurance as well as activities that are incidental to financial activities or complementary to a financial activity. A multiple savings and loan holding company is generally limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to the prior approval of the Office of Thrift Supervision, and certain additional activities authorized by Office of Thrift Supervision regulations.

Federal law prohibits a savings and loan holding company, including Territorial Bancorp Inc., directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of another savings institution or holding company thereof, without prior written approval of the Office of Thrift Supervision. It also prohibits the acquisition or retention of, with certain exceptions, more than 5% of a nonsubsidiary company engaged in activities that are not closely related to banking or financial in nature, or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision must consider the financial and managerial resources, future prospects of the company and institution involved, the effect of the acquisition on the risk to the federal deposit insurance fund, the convenience and needs of the community and competitive factors.

The Office of Thrift Supervision is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions:

(i)	the approval of interstate supervisory acquisitions by savings and loan holding companies; and

(ii)	the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisition.

The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

Federal Securities Laws

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the shares of common stock to be issued pursuant to the stock offering. Upon completion of the stock offering, our common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. We will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

The registration under the Securities Act of 1933 of shares of common stock to be issued in the stock offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not our affiliates may be resold without registration. Shares purchased by our affiliates will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If we meet the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of ours that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, we may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 addresses, among other issues, corporate governance, auditing and accounting, executive compensation, and enhanced and timely disclosure of corporate information. As directed by the Sarbanes-Oxley Act, our Chief Executive Officer and Chief Financial Officer will be required to certify that our quarterly and annual reports do not contain any untrue statement of a material fact. The rules adopted by the Securities and Exchange Commission under the Sarbanes-Oxley Act have several requirements, including having these officers certify that: they are responsible for establishing, maintaining and regularly evaluating the effectiveness of our internal control over financial reporting; they have made certain disclosures to our auditors and the audit committee of the Board of Directors about our internal control over financial reporting; and they have included information in our quarterly and annual reports about their evaluation and whether there have been changes in our internal control over financial reporting or in other factors that could materially affect internal control over financial reporting. We will be subject to further reporting and audit requirements beginning with the year ending December 31, 2010 under the requirements of the Sarbanes-Oxley Act. We will prepare policies, procedures and systems designed to ensure compliance with these regulations.

TAXATION

Federal Taxation

General. Territorial Bancorp Inc. and Territorial Savings Bank are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize material federal income tax matters and is not a comprehensive description of the tax rules applicable to Territorial Bancorp Inc. and Territorial Savings Bank.

Method of Accounting. For federal income tax purposes, Territorial Savings Bank currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31st for filing its consolidated federal income tax returns. The Small Business Protection Act of 1996 eliminated the use of the reserve method of accounting for bad debt reserves by savings institutions, effective for taxable years beginning after 1995.

Minimum Tax. The Internal Revenue Code of 1986, as amended, imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, referred to as “alternative minimum taxable income.” The alternative minimum tax is payable to the extent alternative minimum taxable income is in excess of an exemption amount. Net operating losses can, in general, offset no more than 90% of alternative minimum taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. At December 31, 2008, Territorial Savings Bank had no minimum tax credit carryforward.

Net Operating Loss Carryovers. A financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. At December 31, 2008, Territorial Savings Bank had no net operating loss carryforward for federal income tax purposes.

Corporate Dividends. We may exclude from our income 100% of dividends received from Territorial Savings Bank as a member of the same affiliated group of corporations.

Audit of Tax Returns. Territorial Savings Bank’s federal income tax returns have not been audited in the most recent five-year period.

State Taxation

Territorial Bancorp Inc. and Territorial Savings Bank are subject to a franchise tax imposed under Hawaii law at a rate of 7.92% of net income. The net income to which the tax rate is applied is determined in a manner consistent with the taxable income determined for federal purposes with some adjustments. The principal adjustment to federal taxable income is the inclusion of interest received on municipal bonds in gross income for Hawaii franchise tax purposes.

MANAGEMENT OF TERRITORIAL BANCORP INC.

Shared Management Structure

The directors of Territorial Bancorp Inc. are the same persons who are the directors of Territorial Savings Bank. In addition, each executive officer of Territorial Bancorp Inc. is also an executive officer of Territorial Savings Bank. We expect that Territorial Bancorp Inc. and Territorial Savings Bank will continue to have common executive officers until there is a business reason to establish separate management structures.

Executive Officers of Territorial Bancorp Inc. and Territorial Savings Bank

The following table sets forth information regarding the executive officers of Territorial Bancorp Inc. and Territorial Savings Bank as of December 31, 2008.

Name	Age	Position
Allan S. Kitagawa	63	Chairman of the Board, President and Chief Executive Officer
Vernon Hirata	56	Vice Chairman, Co-Chief Operating Officer, General Counsel and Corporate Secretary
Ralph Y. Nakatsuka	53	Vice Chairman and Co-Chief Operating Officer
Karen J. Cox	63	Senior Vice President-Administration
Richard K.C. Lau	66	Senior Vice President and Chief Lending Officer
Melvin M. Miyamoto	55	Senior Vice President and Treasurer

The executive officers of Territorial Bancorp Inc. and Territorial Savings Bank are elected annually.

Directors of Territorial Bancorp Inc. and Territorial Savings Bank

Territorial Bancorp Inc. has six directors. Directors serve three-year staggered terms so that approximately one-third of the directors are elected at each annual meeting. Directors of Territorial Savings Bank will be elected by Territorial Bancorp Inc. as its sole stockholder.

The following table states our directors’ names, their ages as of December 31, 2008, the years when they began serving as directors of Territorial Savings Bank and when their current term expires:

Name	Position(s) Held With Territorial Bancorp Inc.	Age	Director Since	Current Term Expires
Allan S. Kitagawa	Chairman of the Board, President and Chief Executive Officer	63	1986	2012
Kirk W. Caldwell	Director	56	2007	2010
Howard Y. Ikeda	Director	63	1988	2011
David S. Murakami(1)	Director	69	2006	2011
Richard I. Murakami(1)	Director	81	1981	2012
Harold H. Ohama	Director	73	1996	2010

(1)	David S. Murakami and Richard I. Murakami are not related.

Board Independence

The Board of Directors has determined that each of our directors, with the exception of, Chairman of the Board, President and Chief Executive Officer Allan S. Kitagawa, is “independent” as defined in the listing standards of the Nasdaq Stock Market. Mr. Kitagawa is not independent because he is one of our executive officers.

In determining the independence of the directors listed above, the Board of Directors reviewed the following transactions, none of which are required to be reported under “—Transactions With Certain Related Persons,” below. Director Kirk Caldwell has served as a partner of a law firm that performs legal services for Territorial Savings Bank. Director Caldwell also has a mortgage loan with Territorial Savings Bank. Director David Murakami performs appraisal services for Territorial Savings Bank. Director Murakami also has a mortgage loan, a home equity line of credit and overdraft protection with Territorial Savings Bank. Director Richard Murakami has a mortgage loan and overdraft protection with Territorial Savings Bank.

The Business Background of Our Directors and Executive Officers

Directors:

The business experience for the past five years of each of our directors and executive officers is set forth below. Unless otherwise indicated, directors and executive officers have held their positions for the past five years.

Allan S. Kitagawa has served as Chairman of the Board and Chief Executive Officer of Territorial Savings Bank since 1986, and was named President in 2007. Mr. Kitagawa worked with American Savings and Loan Association from 1974 to 1986, including service as Executive Vice President and Chief Executive Officer of the Hawaii Division. Mr. Kitagawa is a Certified Public Accountant.

Kirk W. Caldwell was appointed the Managing Director of the City and County of Honolulu, Hawaii in February 2009. Prior to this appointment, Mr. Caldwell was a partner with the law firm of Ashford & Wriston, where he had worked since 1984. Prior to his appointment as Managing Director of the City and County of Honolulu, Mr. Caldwell also served as the majority leader of the State of Hawaii House of Representatives, and had served as a state representative since 2002.

Howard Y. Ikeda is a principal with the firm Ikeda & Wong, CPA, Inc., an accounting firm that Mr. Ikeda established in 1973. Mr. Ikeda is a Certified Public Accountant.

David S. Murakami is a Certified Residential Appraiser in the State of Hawaii, and has been the owner of DSM Appraisal Company since 1982. Mr. Murakami previously worked with financial institutions in the State of Hawaii beginning in 1962.

Richard I. Murakami is a retired Hawaii area manager for a building and material house.

Harold H. Ohama is a licensed real estate broker and currently acts as a real estate consultant. Mr. Ohama has also served as a trustee for businesses in bankruptcy.

Executive Officers Who Are Not Also Directors:

Vernon Hirata has served as Territorial Savings Bank’s Vice Chairman, Co-Chief Operating Officer, General Counsel and Corporate Secretary since 2007. Mr. Hirata joined Territorial Savings Bank in 1986 as Senior Vice President/General Counsel, and was named Executive Vice President/General Counsel and Corporate Secretary in 1987. Previously, Mr. Hirata was employed at American Savings and Loan Association from 1978 to 1986, including service as Senior Vice President and Staff Attorney.

Ralph Y. Nakatsuka joined Territorial Savings Bank in 2007 as Vice Chairman and Co-Chief Operating Officer, and was employed at American Savings Bank from 1980 to 2007, including service as Executive Vice President of Lending and Chief Lending Officer from 1997 to 2007. Mr. Nakatsuka is a Certified Public Accountant.

Karen J. Cox has served as Senior Vice President of Administration of Territorial Savings Bank since 1984, and has been employed by Territorial Savings Bank since 1968. Ms. Cox previously worked with other financial institutions in the State of Hawaii beginning in 1964.

Richard K.C. Lau has served as Senior Vice President and Chief Lending Officer of Territorial Savings Bank since 1982. Mr. Lau was employed at other financial institutions in the State of Hawaii beginning in 1970.

Melvin M. Miyamoto has served as Senior Vice President and Treasurer of Territorial Savings Bank since 1986, and has been employed by Territorial Savings Bank since 1984. Mr. Miyamoto is a Certified Public Accountant.

Meetings and Committees of the Board of Directors

We conduct business through meetings of our Board of Directors and its committees. During the year ended December 31, 2008, the Board of Directors of Territorial Bancorp Inc. met once and the Board of Directors of Territorial Savings Bank met 17 times. The Board of Directors of Territorial Bancorp Inc. has established the following standing committees: the Compensation Committee, the Nominating and Corporate Governance Committee and the Audit Committee. Each of these committees operates under a written charter, which governs its composition, responsibilities and operations.

The table below sets forth the directors of each of the listed standing committees, and the number of meetings held by the comparable committee of Territorial Savings Bank. Director Ikeda will be designated as an “Audit Committee Financial Expert” for the Audit Committee, as that term is defined by the rules and regulations of the Securities and Exchange Commission.

	Nominating and Corporate Governance	Compensation	Audit
	Howard Y. Ikeda*	Harold H. Ohama*	Howard Y. Ikeda*
	Richard I. Murakami	Howard Y. Ikeda	Harold H. Ohama
	David S. Murakami	Kirk W. Caldwell	Richard I. Murakami
Number of Meetings in 2008:	2	4	4

*	Denotes committee chair as of December 31, 2008.

Director Fees

Each of Territorial Savings Bank’s outside directors is paid a quarterly retainer fee of $5,000. In addition, all directors of Territorial Savings Bank receive a fee of $900 per board meeting attended, and our outside directors receive a fee of $750 per committee meeting attended. For Territorial Mutual Holding Company and Territorial Savings Group, Inc., outside directors receive a fee of $500 per board meeting attended and $350 per committee meeting attended. Following the conversion, we expect that directors of Territorial Bancorp Inc. will receive directors’ fees equivalent to the fees paid to directors of Territorial Mutual Holding Company and Territorial Savings Group, Inc.

The following table sets forth for the year ended December 31, 2008 certain information as to the total remuneration we paid to our directors other than Mr. Kitagawa. Information with respect to director fees paid to Mr. Kitagawa is included below in “Executive Officer Compensation—Summary Compensation Table.”

Director Compensation Table For the Year Ended December 31, 2008
Name	Fees earned or paid in cash ($)	Total ($)
David S. Murakami	44,200	44,200
Richard I. Murakami	47,500	47,500
Howard Y. Ikeda	46,750	46,750
Harold H. Ohama	48,950	48,950
Kirk W. Caldwell (1)	44,050	44,050

(1)	Mr. Caldwell joined the Board of Directors of Territorial Savings Bank on July 25, 2007 and the Boards of Directors of Territorial Savings Group, Inc. and Territorial Mutual Holding Company on March 27, 2008.

Compensation Discussion And Analysis

Compensation Philosophy and Objectives. Our compensation committee has the responsibility for establishing and reviewing our compensation philosophy and objectives. In this role, the compensation committee has sought to design a compensation structure that attracts and retains qualified and experienced officers and, at the same time, is reasonable and competitive, taking into account both short and long-term incentives. As a non-public mutual holding company that has not issued stock to the public, our compensation has consisted primarily of cash compensation, salary and bonuses, and retirement benefits. As a public company, we will be able to offer stock-based benefit plans, subject to stockholder approval at a meeting no earlier than six months following completion of the conversion. We intend to implement one or more stock-based benefit plans after our conversion and we expect that these stock-based plans will help us to attract and retain employees consistent with our growth plans as well as providing longer term incentives. We expect that our proposed stock-based benefit plans will play a significant role in our future compensation considerations, particularly for our named executive officers (we refer to Allan S. Kitagawa, Chairman of the Board, President and Chief Executive Officer, Melvin M. Miyamoto, Senior Vice President and Treasurer, Vernon Hirata, Vice Chairman, Co-Chief Operating Officer, General Counsel and Corporate Secretary, Ralph Y. Nakatsuka, Vice Chairman, Co-Chief Operating Officer and Richard K.C. Lau, Senior Vice President and Chief Lending Officer, as our named executive officers.)

Role of Executive Officers and Management. The Chairman of the Board, President and Chief Executive Officer provides recommendations to the compensation committee on matters of compensation philosophy, plan design and the general guidelines for employee compensation. These recommendations are then considered by the compensation committee. The Chairman of the Board, President and Chief Executive Officer generally attends compensation committee meetings but does not vote on and is not present for any discussion of his own compensation. In addition, certain members of our management team participate in the compensation committee meetings to provide information to the committee on an as-needed basis.

During 2007, we retained Clark Consulting, a nationwide benefits consulting firm, to review our compensation structure and levels of compensation. Clark Consulting reviewed our compensation practices, including salary, bonus and supplemental executive retirement plans in comparison to a number of different peer groups including approximately 17 regional banks and thrift institutions. Clark Consulting also assisted the compensation committee in reviewing, designing and implementing modifications to our cash bonus program and supplemental executive retirement plans described below. We believe these programs properly allocate cash compensation between long-term and currently paid compensation. The compensation committee considered Clark Consulting’s review of compensation levels in establishing the compensation amounts for the named executive officers in 2008.

Elements of Executive Compensation. When setting the compensation of our named executive officers, the compensation committee generally seeks to provide compensation at the 50th to the 75th percentiles of our peer group with respect to each of the components of cash compensation. The compensation we provide to our named executive officers and other employees primarily consists of the following:

•	annual base salary;

•	annual cash bonuses which, for certain executives, are based on specified goals and benchmarks designated each year and for other executives are discretionary;

•	retirement benefits, which are determined without regard to gains from other elements of compensation; and

•	perquisites and other personal benefits.

Base Salary. Base salary is the primary source of compensation for services performed during the year for all employees. Base salary ranges for named executive officers are determined based on the executive’s position, performance and compensation levels paid by our peers to executives in similar positions.

During its review of base salaries for executives, the compensation committee primarily considers:

•	market data for peer institutions, direct competitors and publicly held businesses located in Hawaii;

•	internal review of the executive’s compensation, both individually and relative to other officers;

•	individual performance of the executive;

•	qualifications and experience of the executive; and

•	our financial condition and results of operations, including the tax and accounting impact of particular forms of compensation.

Base salaries are reviewed annually and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.

Cash Bonuses under our Executive Incentive Compensation Plan. Messrs. Kitagawa, Hirata and Nakatsuka are eligible to receive an annual cash bonus under our Executive Incentive Compensation

Plan. Messrs. Miyamoto and Lau do not participate in the Executive Incentive Compensation Plan. The amount of the bonuses paid for 2008 under the Executive Incentive Compensation Plan are included in the Summary Compensation Table in the column labeled “Non-Equity Incentive Plan Compensation.” Under the Executive Incentive Compensation Plan, the amount of the incentive cash bonus ranges from 0% to 70% of an executive’s salary and is based on the following three components:

•	an award of up to 35% of the executive’s salary amount is based on return on assets and return on equity targets each year, equally weighted between these two measurements;

•	an award of up to 21% of an executive’s salary is based on non-financial goals for each year; and

•	an award of up to 14% of an executive’s salary is based on our long-term performance.

For 2008, return on assets and return on equity targets were established at the 50th percentile of Territorial Savings Bank’s peer groups (as described below in “—Peer Group Information”), and includes performance goals at a threshold, target and maximum achievement level. No award is paid if actual results are below the threshold level. For 2008, peer group information was provided in Federal Deposit Insurance Corporation Quarterly Reports. For 2008, the compensation committee reviewed peer groups information weighted in the following three different ways:

(1)	Coast Peer Group - 33%, Loan Composition Peer Group - 33%, OTS Peer Group - 33%;

(2)	Coast Peer Group - 40%, Loan Composition Peer Group - 30%, OTS Peer Group - 30%; and

(3)	Coast Peer Group - 50%, Loan Composition Peer Group - 25%, OTS Peer Group - 25%.

These weightings resulted in the following performance ranges:

Performance Measure	Thresholds	Targets	Maximums
Return on Assets	0.34% to 0.37%	0.40% to 0.44%	0.46% to 0.51%
Return on Equity	2.89% to 3.15%	3.40% to 3.70%	3.91% to 4.26%

Territorial Savings Bank’s return on assets and return on equity for 2008 were 0.70% and 7.09%, respectively. Although the compensation committee determined to establish the threshold, target and maximum levels based on the second weighting listed above (which weighting is expected to be used for 2009), our performance in 2008 exceeded the maximum targets under any of the three weightings. Therefore, our compensation committee awarded $263,718, $94,185 and $94,185 to Messrs. Kitagawa, Hirata and Nakatsuka, respectively. These amounts represent the maximum amount payable for this portion of the bonus (35% of base salary for Messrs. Kitagawa, Hirata and Nakatsuka, respectively). In 2007, Territorial Savings Bank did not pay a cash bonus to Messrs. Kitagawa, Hirata and Nakatsuka under this portion of the Executive Incentive Compensation Plan since Territorial Savings Bank did not achieve the threshold level for return on assets and return on equity targets.

For 2009, it is expected that this portion of the cash incentive award will be based only on a return on assets target. In addition, for 2009, it is expected that peer group performance will be calculated for both financial institution-only performance and for holding company performance, allocated to reflect that we will have been in the holding company structure for only a portion of the year.

For 2008, Messrs. Kitagawa, Hirata and Nakatsuka were eligible to earn a bonus up to 21% of base salary by meeting each of the following non-financial goals (with a maximum bonus of 7% of salary for meeting each of the following goals):

•

achieving actions outlined in our interest rate risk reduction plan (obtaining at least $50.0 million of long-term, fixed-rate reverse repurchase agreements in 2007 and 2008, selling $21.7 million of fixed-rate mortgage backed securities in May 2007, selling $43.0 million of longer-term, fixed-rate mortgage loans in November 2007 and repaying $63.5 million of short-term borrowings);

•	improving Territorial Savings Bank’s regulatory interest rate risk position by one classification according to our Office of Thrift Supervision regulatory examination report; and

•

implementing the business checking implementation plan (establishing a new business money market product, effecting a new business fee schedule, expanding Territorial Savings Bank’s website, training staff on a new online business customer program and implementing the new online business customer program).

The compensation committee determined that each of these goals were met (and, with respect to actions outlined in the interest rate risk reduction plan, exceeded). Based on this performance, our compensation committee awarded $158,231, $56,511 and $56,511 to Messrs. Kitagawa, Hirata and Nakatsuka, respectively. These amounts represent the maximum amount payable for this portion of the bonus (21% of base salary for Messrs. Kitagawa, Hirata and Nakatsuka’s, respectively). In 2007, Territorial Savings Bank also paid the maximum bonus to Messrs. Kitagawa, Hirata and Nakatsuka under this portion of the Executive Incentive Compensation Plan, which was 21% of their 2007 base salary.

For 2008, long-term goals consisted of achieving a two-year average return on assets with a target equal to the 50th percentile of Territorial Savings Bank’s peer group over the same two-year period, for 2007 and 2008, and includes performance goals at a threshold, target and maximum achievement level. No award is paid if actual results are below the threshold level. Threshold, target and maximum achievement levels are based upon peer group information, as provided in Federal Deposit Insurance Corporation Quarterly Reports, and the peer groups were weighted in the same manner as described above for determining return on assets and return on equity targets, which resulted in the following ranges:

Performance Measure	Thresholds	Targets	Maximums
Return on Assets	0.34% to 0.37%	0.43% to 0.46%	0.49% to 0.53%

Territorial Savings Bank’s two-year average return on assets for 2007 and 2008 was 0.65%. Based on this performance, which exceeded the maximum target for 2008, our compensation committee awarded $105,487, $37,674, and $37,674 to Messrs. Kitagawa, Hirata and Nakatsuka, respectively. These amounts represent the maximum amount payable for this portion of the bonus (14% of base salary for Messrs. Kitagawa, Hirata and Nakatsuka, respectively). The long-term portion of a cash bonus was not applicable for 2007, as this component was not applicable until two years had been completed. For 2009 and subsequent years, this component will be based on three-year running averages. In addition, for 2009, it is expected that peer group performance will be calculated for both financial institution-only performance and for holding company performance, allocated to reflect that we will have been in the holding company structure for only a portion of the year.

The compensation committee has determined that the terms of the Executive Incentive Compensation Plan are appropriate in comparison to the bonuses paid to employees with the same position at comparable organizations, as reported in publicly available salary surveys, as well as in the 2007 Clark Consulting Survey that was specifically prepared for us. The compensation committee also considers the overall market for executive officer level positions at publicly held businesses located in Hawaii. Cash bonuses paid under the Executive Incentive Compensation Plan are approved by the compensation committee.

Discretionary Cash Bonuses. Messrs. Miyamoto and Lau are eligible to receive an annual cash bonus, the amount of which is discretionary and is not determined by a written cash bonus plan Messrs. Kitagawa, Hirata and Nakatsuka do not receive any discretionary cash bonuses. The amount of the bonuses paid for 2008 to Messrs. Miyamoto and Lau are included in the Summary Compensation Table in the column labeled “Bonus.” In 2008 and in subsequent years, all discretionary cash bonuses will be recommended by the President and Chief Executive Officer and approved by the compensation committee. The President and Chief Executive Officer’s recommendation was based on subjective consideration of each of these senior executive’s contribution to our organization, and was not based on a formula or other pre-established criteria.

Peer Group Information. The 2007 Clark Consulting Survey prepared for us contained data from four peer groups that we use as a reference to assess our competitive position with respect to the overall compensation paid to Messrs. Kitagawa, Hirata and Nakatsuka. The 2007 Clark Consulting Survey utilized data from the following peer groups of $1 billion to $5 billion in assets:

•	an Office of Thrift Supervision peer group that consists of 32 organizations,

•	a coast peer group, that consists of banks that are located on either the east or west coast (consisting of 17 institutions, which are a sub-set of the OTS peer group),

•

a loan composition peer group, comprised of financial institutions that have the highest concentration of loans secured by residential real estate and consumer loans (consisting of 19 institutions, which are a sub-set of the OTS peer group), and

•	Hawaiian public organizations, that consists of 11 publicly traded organizations located in Hawaii.

The coast peer group consisted of the following institutions:

Boston Private Financial Holdings, Inc.	OceanFirst Financial Corp.
Brookline Bancorp, Inc.	Partners Trust Financial Group, Inc.
Charter Financial Corporation (MHC)	PFF Bancorp, Inc.
Dime Community Bancshares, Inc.	Provident Financial Holdings, Inc.
First Financial Holdings, Inc.	Provident New York Bancorp
Flushing Financial Corporation	TrustCo Bank Corp NY
FMS Financial Corporation	United Financial Bancorp, Inc.
Harrington West Financial Bancorp, Inc.	WSFS Financial Corporation
Kearny Financial Corp. (MHC)

The loan composition peer group consisted of the following institutions:

Bank Mutual Corporation	Partners Trust Financial Group, Inc.
Boston Private Financial Holdings, Inc.	PFF Bancorp, Inc.
Brookline Bancorp, Inc.	Provident Financial Holdings, Inc.
Charter Financial Corporation (MHC)	Provident New York Bancorp
First Financial Holdings, Inc.	Pulaski Financial Corp.
First Place Financial Corp.	TrustCo Bank Corp. NY
FMS Financial Corporation	United Financial Bancorp, Inc.
Kearny Financial Corp. (MHC)	ViewPoint Financial Group (MHC)
OceanFirst Financial Corp.	Willow Financial Bancorp, Inc
Peoples Community Bancorp, Inc.

The Office of Thrift Supervision peer group consisted of the following institutions:

Anchor BanCorp Wisconsin Inc.	NASB Financial, Inc.
BankFinancial Corporation	OceanFirst Financial Corp.
Bank Mutual Corporation	Partners Trust Financial Group, Inc.
Boston Private Financial Holdings, Inc.	Peoples Community Bancorp, Inc.
Brookline Bancorp, Inc.	PFF Bancorp, Inc.
CFS Bancorp, Inc.	Provident Financial Holdings, Inc.
Charter Financial Corporation (MHC)	Provident New York Bancorp
Dime Community Bancshares, Inc.	Pulaski Financial Corp.
First Defiance Financial Corp.	Superior Bancorp
First Financial Holdings, Inc.	TierOne Corporation
First Place Financial Corp.	TrustCo Bank Corp NY
Flushing Financial Corporation	United Financial Bancorp, Inc.
FMS Financial Corporation	United Western Bancorp, Inc.
Harrington West Financial Group, Inc.	ViewPoint Financial Group (MHC)
HMN Financial, Inc.	Willow Financial Bancorp, Inc.
Kearny Financial Corp. (MHC)	WSFS Financial Corporation

The Hawaiian public organization peer group consisted of the following institutions:

Alexander & Baldwin, Inc.	Hawaiian Holdings, Inc.
Bank of Hawaii Corp.	Hawaiian Telcom Communications, Inc.
Barnwell Industries	Hoku Scientific, Inc.
Central Pacific Financial Corp.	Maui Land & Pineapple Co.
Cyanotech Corp.	MI Macadamia Orchards -LP
Hawaiian Electric Industries

Employment Agreements. We maintain employment agreements with Messrs. Kitagawa, Hirata and Nakatsuka, which provide severance payments in the event of involuntary or good reason termination of employment or termination following a change in control. The rationale for providing these payments is to provide security for our key executives and stability among our senior management team. For a discussion of these agreements and the payments that would be received by the named executive officers under certain scenarios with respect to those agreements, see “—Employment Agreements” below.

Retirement Plans and Other Benefits

401(k) Plan. We also provide all of our employees, including our named executive officers, with tax-qualified retirement benefits through our 401(k) plan. All employees who meet the age and service requirements may participate in the 401(k) plan on a non-discriminatory basis. We provide a 401(k) match equal to at least 5% of a participant’s salary deferral and we may exercise our discretion to increase the amount of the match. See “—Tax-Qualified Benefit Plans—Territorial Savings Bank Profit Sharing and 401(k) Plan” for further description of the terms of the 401(k) plan.

Employee Stock Ownership Plan. In connection with our stock offering, we will implement a leveraged employee stock ownership plan, with a trustee using the proceeds of a loan from Territorial Bancorp Inc. to purchase Territorial Bancorp Inc. common stock in the conversion pursuant to applicable regulatory guidelines. The employee stock ownership plan will provide our employees with additional retirement savings in the form of our common stock and encourage employee ownership in the new public company. See “—Tax-Qualified Benefit Plans—Employee Stock Ownership Plan” for further description of the terms of the employee stock ownership plan.

Supplemental Executive Retirement Agreement. We provide supplemental executive retirement benefits for Messrs. Kitagawa, Hirata and Nakatsuka. We provide these retirement benefits in order to remain competitive and to attract and retain our named executive officers. See “—Pension Benefits — Supplemental Executive Retirement Agreement” for further description of the terms of the agreements.

Perquisites. We offer various fringe benefits to all of our employees, including our named executive officers, including group policies for medical insurance. We provide individual coverage to employees, with the employee being responsible for a portion of the premium. Our named executive officers are provided with an automobile or automobile allowance, and we pay club dues for some of our named executive officers (Messrs. Kitagawa, Hirata and Nakatsuka). In addition, we provide our named executive officers life insurance, long-term care insurance, long-term disability insurance, parking and cellular phone reimbursement. The compensation committee believes these benefits are appropriate and assist these officers in fulfilling their employment obligations.

Pension Plan. In 2008, we froze our tax-qualified defined benefit plan such that no further benefit accruals will be earned after December 31, 2008; however, participants will continue to earn vesting credit. We made this change because many of our peer banks have also frozen or terminated their defined benefit pension plans, and we have found that a 401(k) plan is a more attractive retirement vehicle in recruiting employees.

Tax and Accounting Implications. In consultation with our advisors, we evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption and on an annual basis to ensure that we understand the financial impact of the program. Our analysis includes a detailed review of recently adopted and pending changes in tax and accounting requirements. As part of our review, we consider modifications and/or alternatives to existing programs to take advantage of favorable changes in the tax or accounting environment or to avoid adverse consequences. To preserve maximum flexibility in the design and implementation of our compensation program, we have not adopted a formal policy that requires all compensation to be tax deductible. However, to the greatest extent possible, it is our intent to structure our compensation programs in a tax efficient manner.

Executive Officer Compensation

Summary Compensation Table. The table below summarizes the total compensation paid to or earned by our named executive officers for the years ended December 31, 2008 and 2007.

Name and principal position	Year	Salary(1)	Bonus(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation		Total
Allan S. Kitagawa	2008	$766,080	$—	$527,436	$638,537	$26,797	(5)	$1,958,850
Chairman of the Board, President and Chief Executive Officer	2007	738,800	—	152,880	613,212	25,508		1,530,400
Melvin M. Miyamoto	2008	123,073	37,560	—	33,945	19,395	(6)	213,973
Senior Vice President and Treasurer (principal financial officer)	2007	118,619	14,513	—	31,621	19,713		184,466
Vernon Hirata	2008	269,100	—	188,370	119,638	28,162	(7)	605,270
Vice Chairman, Co-Chief Operating Officer, General Counsel and Corporate Secretary	2007	260,000	—	54,600	169,589	26,200		510,389
Ralph Y. Nakatsuka	2008	269,100	—	188,370	111,820	21,485	(8)	590,775
Vice Chairman and Co-Chief Operating Officer	2007	121,333	—	54,600	—	12,792		188,725
Richard K.C. Lau	2008	144,057	44,070	—	49,375	20,695	(9)	258,197
Senior Vice President and Chief Lending Officer	2007	138,752	16,946	—	44,343	19,826		219,867

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(1)	For Mr. Kitagawa, includes fees relating to service as Chairman of the Board. Mr. Nakatsuka was hired on July 12, 2007 and his annual base salary for 2007 was $260,000.
(2)	The amounts in this column represent discretionary cash bonuses.
(3)	The amounts in this column represent the dollar value of the cash bonus incentives earned under the executive incentive compensation plan.
(4)	For 2008, the amounts in this column for Mr. Kitagawa represent a change in value of $65,529 for the pension plan, $571,249 for the supplemental executive retirement agreement, $1,759 for above-market earnings (defined for these purposes as the difference between 7%, which is the annual amount of interest paid on the deferred account balances, and 2.85%, which is 120% of the applicable federal long-term rate), for Mr. Miyamoto a change in value of $33,945 for the pension plan, for Mr. Hirata a change in value of $53,796 for the pension plan, $65,520 for the supplemental executive retirement agreement and $322 for above-market earnings, for Mr. Nakatsuka a change in value of $1,939 for the pension plan, $109,881 for the supplemental executive retirement agreement and $0 for above-market earnings and for Mr. Lau a change in value of $49,375 for the pension plan. For 2007, the amounts in this column for Mr. Kitagawa represent a change in value of $61,695 for the pension plan, $550,032 for the supplemental executive retirement agreement, $1,485 for above-market earnings (defined for these purposes as the difference between 7%, which is the annual amount of interest paid on the deferred account balances, and 5.51%, which is 120% of the applicable federal long-term rate), for Mr. Miyamoto a change in value of $31,621 for the pension plan, for Mr. Hirata a change in value of $49,962 for the pension plan, $119,355 for the supplemental executive retirement agreement and $272 for above-market earnings and for Mr. Lau a change in value of $44,343 for the pension plan. Mr. Miyamoto and Mr. Lau do not participate in a supplemental executive retirement agreement.
(5)	Includes $2,371 for 401(k) Plan matching contributions, $1,534 for long-term care premiums, $3,714 for health insurance premiums, $1,350 for long-term disability insurance premiums, $800 for basic life insurance premiums, $3,606 for personal use of company automobile, $4,500 for parking, $7,720 for country club dues and $1,202 for cell phone reimbursement.
(6)	Includes $2,371 for 401(k) Plan matching contributions, $773 for long-term care premiums, $3,714 for health insurance premiums, $626 for long-term disability insurance premiums, $511 for basic life insurance premiums, $7,800 for automobile allowance and $3,600 for parking.
(7)	Includes $2,371 for 401(k) Plan matching contributions, $1,195 for long-term care premiums, $3,714 for health insurance premiums, $900 for long-term disability insurance premiums, $800 for basic life insurance premiums, $11,846 for personal use of company automobile, $4,500 for parking, $1,661 for country club dues and $1,175 for cell phone reimbursement.
(8)	Includes $2,371 for 401(k) plan matching contributions, $5,179 for health insurance premiums, $513 for long-term care premiums, $900 for long-term disability insurance premiums, $800 for basic life insurance premiums, $2,601 for personal use of company automobile, $4,500 for parking, $4,262 for country club dues and $359 for cell phone reimbursement.
(9)	Includes $2,371 for 401(k) Plan matching contributions, $1,186 for long-term care premiums, $3,714 for health insurance premiums, $735 for long-term disability insurance premiums, $389 for basic life insurance premiums, $7,800 for automobile allowance and $4,500 for parking.

Plan-Based Awards. The following table sets forth for the year ended December 31, 2008 certain information as to grants of plan-based awards for the named executive officers under the terms of the Executive Incentive Compensation Plan. For the year ended December 31, 2008, payments were paid in March 2009, in the amounts listed in the “Summary Compensation Table.” For a discussion of this plan, see “Compensation Discussion and Analysis—Cash Bonuses” and “Executive Officer Compensation—Executive Incentive Compensation Plan.”

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Allan S. Kitagawa	(1)	$52,744	$290,090	$527,436
Melvin M. Miyamoto	—	—	—	—
Vernon Hirata	(1)	18,837	103,604	188,370
Ralph Y. Nakatsuka	(1)	18,837	103,604	188,370
Richard K.C. Lau	—	—	—	—

(1)	On an annual basis, Messrs. Kitagawa, Hirata and Nakatsuka are eligible to receive incentive cash bonuses under the Executive Incentive Compensation Plan. Mr. Miyamoto and Mr. Lau do not participate in the plan.

Employment Agreements. Territorial Savings Bank has entered into separate employment agreements with Messrs. Kitagawa, Hirata and Nakatsuka (referred to below as the “executives” or “executive”). Upon completion of the conversion, Territorial Bancorp Inc. will enter into separate employment agreements with each executive, which will have essentially identical provisions as the Territorial Savings Bank agreements, except that the employment agreements will provide that Territorial Bancorp Inc. will make any payments not made by Territorial Savings Bank under its agreements with the executives and that the executives will not receive any duplicate payments. Our continued success depends to a significant degree on the skills and competence of these officers, and the employment agreements are intended to ensure that we maintain a stable management base following the offering. The discussion below addresses the employment agreement for each executive with Territorial Savings Bank and those to be implemented by Territorial Bancorp Inc.

The employment agreements each provide for three-year terms, subject to annual renewal by the board of directors for an additional year beyond the then-current expiration date. The initial base salaries under the employment agreements are $753,480 for Mr. Kitagawa, $269,100 for Mr. Hirata and $269,100 for Mr. Nakatsuka. The agreements also provide for participation in employee benefit plans and programs maintained for the benefit of senior management personnel, including discretionary bonuses, participation in stock-based benefit plans, and certain fringe benefits as described in the agreements.

Upon termination of an executive’s employment for cause, as defined in each of the agreements, the executive will receive no further compensation or benefits under the agreement. If we terminate the executive for reasons other than for cause or if the executive terminates voluntarily under specified circumstances that constitute constructive termination, the executive will receive an amount equal to the base salary and cash bonus and employer contributions to benefit plans that would have been payable for the remaining term of the agreement. We will also continue to pay for each executive’s life, health and dental coverage for up to three years, with the executive responsible for his share of the employee premium.

If the executive terminates employment for any reason other than for cause within 12 months following a change in control, the executive will receive the greater of (a) the amount he would have received if we terminated the executive for a reason other than for cause or if the executive voluntarily terminated under specified circumstances that constitute constructive termination (as described in the immediately preceding paragraph), or (b) three times his prior five-year average of taxable compensation less one dollar. We will also continue to pay for each executive’s life, health and dental coverage for up to three years, with the executive responsible for his share of the employee premium.

Upon termination of employment (other than a termination in connection with a change in control), each executive will be required to adhere to a one-year non-competition provision. The executive will be required to release us from any and all claims in order to receive any payments and benefits under their agreements. We will agree to pay all reasonable costs and legal fees of the executives in relation to the enforcement of the employment agreements, provided the executives succeed on the merits in a legal judgment, arbitration proceeding or settlement. The employment agreements also provide for indemnification of the executives to the fullest extent legally permissible.

Separation Pay Plan. We have adopted the Territorial Savings Bank Separation Pay Plan in connection with the conversion. The plan will provide severance benefits to eligible employees whose employment is involuntarily terminated within 24 months after a change in control of Territorial Bancorp Inc. All regular employees who do not receive severance pay under an employment or change in control agreement are participants in this plan. Terminated employees will receive a severance payment of one month of base compensation for each year of service, up to a maximum of 24 months of base compensation, and employees who are at the level of Senior Vice President or above will receive a minimum severance payment of 12 months of base compensation. In addition, terminated employees who are at the level of senior vice president and above will also be eligible to continue to participate in our health insurance plan for up to one year, with the employee responsible for his share of the employee premium.

Executive Incentive Compensation Plan. Territorial Savings Bank maintains the Executive Incentive Compensation Plan (the “EICP”). Messrs. Kitagawa, Hirata and Nakatsuka are currently the only participants in the EICP. The purpose of the EICP is to provide structured annual bonuses to key management personnel for their contributions to the achievement of strategic organizational objectives of Territorial Savings Bank. The participants’ bonuses are determined based on bank-wide performance measures, non-financial goals and Territorial Savings Bank’s long-term performance. For 2008, the bank-wide performance measures are based on Territorial Savings Bank’s return on assets and return on equity. The amount of the bonus for the participants is the sum of the bank-wide performance measures, non-financial goals and Territorial Savings Bank’s long-term performance. The amount of bonus awarded shall be determined as a percentage of the participants’ base salary, where such percentage shall not exceed 70% of base salary. At the end of each fiscal year, the compensation committee will calculate each participant’s award. Bonuses, if any, are paid in a single cash lump sum distribution within 75 days of the close of the fiscal year or as soon as the performance data is available to compute the amount of the awards.

Pension Benefits

The following table sets forth the actuarial present value of each named executive officer’s accumulated benefit under our pension plan, along with the number of years of credited service, and for Messrs. Kitagawa, Hirata, and Nakatsuka, the value of their benefits in each of their supplemental executive retirement agreements.

Pension Benefits At And For The Year Ended December 31, 2008
Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1)	Payments During Last Fiscal Year
Allan S. Kitagawa	Pension Plan	21	$638,109	$—

	Supplemental Executive Retirement Agreement	N/A	4,766,000	—

Melvin M. Miyamoto	Pension Plan	24	190,739	—

Vernon Hirata	Pension Plan	21	321,327	—

	Supplemental Executive Retirement Agreement	N/A	523,612	—

Ralph Y. Nakatsuka	Pension Plan	1	9,640	—

	Supplemental Executive Retirement Agreement	N/A	109,881	—

Richard K.C. Lau	Pension Plan	25	498,080	—

	Supplemental Executive Retirement Agreement	N/A	—	—

(1)	Present value of accumulated benefits under the pension plan and the supplemental executive retirement agreement as of December 31, 2008, determined using interest rate and mortality rate assumptions consistent with those used for our financial reporting purposes, assuming that the executive’s normal retirement age is his retirement date. The valuation method and all material assumptions applied in quantifying the present value of the current accrued benefit are set forth in the footnotes to the consolidated financial statements.

Pension Plan. Territorial Savings Bank sponsors the Territorial Savings Bank Employee Retirement Plan, a defined benefit pension plan that covers substantially all of our employees. Employees become eligible for participation in the pension plan on the first day of the calendar month on or after completing one year of service and attaining age 21. Effective December 31, 2008, the pension plan was frozen, such that no further benefit accruals will be earned after that date; however, participants will continue to earn vesting credit.

Participants in the pension plan become fully vested in their retirement benefits upon completion of five years of service. They also become 100% vested upon attaining age 65 or upon death. A participant who terminates employment on or after reaching age 65 is entitled to the full retirement benefit. A participant’s normal retirement benefit is generally based on a formula that takes into account the amount credited under the pension plan for service before January 1, 1984 and the amount credited under the pension plan for service from 1984 to 1998 and the amount credited from 1998 to 2008, as well as salary and certain other compensation. The plan does not grant additional years of service for any purpose.

The pension plan permits early retirement at age 55. Participants who retire after age 65 will be entitled to the full amount of their benefit, generally calculated through their late retirement date. Eligible participants who elect an early retirement benefit will receive a reduced normal retirement benefit. As of December 31, 2008, each named executive officer was eligible for early retirement, and Mr. Lau was eligible for normal retirement.

The normal form of retirement for participants who are not married is a single life annuity. The normal form of retirement benefit for participants who are married is a 50% joint and survivor annuity. Other optional forms of benefit are available, such as an early retirement benefit, and all optional forms of benefit are the actuarial equivalent of the normal form (e.g., a participant does not receive more or less by selecting an optional form of benefit). In the event of the participant’s death, benefits normally will be paid to the participant’s spouse unless the spouse consents to an alternative beneficiary in writing. In the event of death any time after a participant is vested or eligible for a pension benefit, provided the participant has been married for at least one year and provided that benefits have not commenced at the time of death, the participant’s spouse may either receive the full benefit when the participant would have reached age 65 or receive a reduced benefit anytime after the deceased participant would have attained age 55.

For the 2008 plan year, we made contributions to the pension plan of $1.2 million.

Supplemental Executive Retirement Agreements. We have entered into a supplemental executive retirement agreement with each of Messrs. Kitagawa, Hirata and Nakatsuka. Under Mr. Kitagawa’s agreement, the executive is entitled to receive an amount equal to the present value of $600,000 per year for 15 years payable in a lump sum on the first day of the month upon retirement after attaining age 66. Under the agreements with Messrs. Hirata and Nakatsuka, the executive will receive an annual benefit upon retirement after age 66 equal to 65% of the average of his compensation for the three years immediately preceding his termination of employment reduced by the sum of the benefits payable under the pension plan and Social Security benefits. Mr. Hirata’s benefits will be paid in monthly installments for 15 years and Mr. Nakatsuka will receive a lump sum.

Each executive may also retire early, before attaining age 66, and receive a reduced benefit. Mr. Kitagawa will receive the amount accrued for accounting purposes as of the end of the calendar year before his termination of employment, payable in a lump sum. Messrs. Hirata and Nakatsuka benefits are reduced by a fraction, the numerator of which is completed years of service and the denominator of which is the executive’s potential years of service if he had remained employed until age 66, with such benefits paid by lump sum for Mr. Nakatsuka and in installments for Mr. Hirata over 15 years.

For Mr. Kitagawa, if his employment is terminated within three years following a change in control, he will receive his normal retirement benefit. Messrs. Hirata and Nakatsuka will each receive 65% of their final average compensation projected to age 66, without any reduction for amounts payable under the pension plan or Social Security. All amounts are paid as a lump sum except Mr. Hirata will receive installments for 15 years. The agreements contain change of control “tax gross up” provisions such that if a payment to any of the three executives exceeds the limit on such payments pursuant to Internal Revenue Code Section 280G, and thereby imposes an excise tax on the officer, Territorial Savings Bank, or its successor, will pay such executive additional amounts to compensate for the excise tax.

In the event of disability or death, Messrs. Hirata and Nakatsuka will receive the same benefit as if they had terminated employment following a change in control. Upon death, Mr. Kitagawa will receive a lump-sum payment equal to the present value of his projected normal retirement benefit and upon disability Mr. Kitagawa will receive a lump sum equal to the amount accrued for accounting purposes under the plan.

No benefits are payable in the event of a termination for cause.

Nonqualified Deferred Compensation Plans

The following table provides information with respect to each nonqualified deferred compensation plan in which the named executive officers participated in 2008.

Nonqualified Deferred Compensation At And For The Year Ended December 31, 2008
Name	Plan Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year(1)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End(2)
Allan S. Kitagawa	Executive Deferred Incentive Agreement	$—	$—	$106,610	$—	$1,629,606
Vernon Hirata	Executive Deferred Incentive Agreement	—	—	19,497	—	298,027

(1)	The amounts in this column include above-market earnings for the executive deferred incentive agreements in the amount of $1,759 and $322 for Messrs. Kitagawa and Hirata, respectively, which amounts have been reported as compensation for the year ended December 31, 2008 in the Summary Compensation Table. The account balances accrue interest at the rate of 7% per year. We ceased making contributions to the agreements for calendar years beginning after 2006 (other than the interest crediting).
(2)	Amounts attributed to above-market earnings have been reported as compensation for the years ended December 31, 2008 and 2007 in the Summary Compensation Table.

Executive Deferred Incentive Agreement. We have entered into an executive deferred incentive agreement with each of Mr. Kitagawa and Mr. Hirata. Each agreement was frozen effective August 29, 2007. Before the agreements were frozen, each agreement provided for the grant of annual cash awards equal to a specified percentage of base salary, based on the attainment of established criteria. Payment of all awards are deferred until the earlier of:

•	normal retirement age,

•	early termination,

•	separation from service within three years following a change in control,

•	termination due to disability, or

•	death, when the executive will receive a lump sum.

Potential Payments on Termination or Change in Control

Assuming that each of our named executive officers terminated employment as of December 31, 2008, they would be entitled to certain payments and benefits. The following tables set forth payments that would have been made to Messrs. Kitagawa, Hirata and Nakatsuka pursuant to their employment agreements had their employment been terminated for the following reasons as of December 31, 2008. No other named executive officer was a party to an employment agreement as of December 31, 2008. There are no payments or benefits payable solely on account of a change in control.

Allan S. Kitagawa

Payments and Benefits	Voluntary Termination or Retirement	Involuntary Termination for Cause	Involuntary Termination Without Cause or Termination by the Executive for Good Reason	Change in Control With Termination of Employment	Termination Upon Death(3)	Termination Upon Disability(4)
Severance Pay(1)	$—	$—	$4,675,497	$4,115,476	$123,860	$934,684
Health, Dental, Life Insurance Continuation(2)	—	—	14,814	14,814	—	—

Total	$—	$—	$4,690,311	$4,130,290	$123,860	$934,684

Vernon Hirata

Payments and Benefits	Voluntary Termination or Retirement	Involuntary Termination for Cause	Involuntary Termination Without Cause or Termination by the Executive for Good Reason	Change in Control With Termination of Employment	Termination Upon Death(3)	Termination Upon Disability(4)
Severance Pay(1)	$—	$—	$1,315,622	$962,518	$44,236	$2,114,166
Health, Dental, Life Insurance Continuation(2)	—	—	14,814	14,814	—	—

Total	$—	$—	$1,330,436	$977,332	$44,236	$2,114,166

Ralph Y. Nakatsuka

Payments and Benefits	Voluntary Termination or Retirement	Involuntary Termination for Cause	Involuntary Termination Without Cause or Termination by the Executive for Good Reason	Change in Control With Termination of Employment	Termination Upon Death(3)	Termination Upon Disability(4)
Severance Pay(1)	$—	$—	$1,239,232	$738,149	$44,236	$2,893,069
Health, Dental, Life Insurance Continuation(2)	—	—	15,411	15,411	—	—

Total	$—	$—	$1,254,643	$753,560	$44,236	$2,893,069

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(1)

These severance payments are payable if the executive’s employment is terminated either (i) by Territorial Savings Bank or Territorial Bancorp Inc. for any reason other than cause, death or disability or (ii) by the executive if Territorial Savings Bank or Territorial Bancorp Inc. takes certain adverse actions (a “good reason” termination). The amounts are generally higher if the termination of employment occurs concurrently with or subsequent to a change in control. The Involuntary Termination Without Cause or Termination by the Executive for Good Reason column represents a lump sum payment equal to the base salary and bonus and retirement benefits the executive would have received for the remaining term of his employment agreement, which is 2 years and 10 months for each of Messrs. Kitagawa, Hirata and Nakatsuka. The Change in Control With Termination of Employment column represents the greater of (a) the amount shown in the Involuntary Termination Without Cause or Termination by the Executive for Good Reason column, or (b) a lump sum payment equal to three times the executive’s prior five year average of taxable compensation less one dollar, provided that the amount may not exceed three times the executive’s average taxable income for the five years ended December 31, 2007 (the “280G Threshold”). The amounts in the Change in Control With Termination of Employment column for Mr. Kitagawa are reduced by $14,814, for Mr. Hirata are reduced by $14,814 and for Mr. Nakatsuka are reduced by $15,411 due to the 280G Threshold. The amounts are not discounted to present value. The amounts shown in the above tables are based on the terms of the amended Territorial Savings Bank employment agreements, which were adopted on October 29, 2008, and the new Territorial Bancorp Inc. employment agreements which will be effective as of the date of the completion of the conversion.

(2)	Represents the estimated cost of continuing medical, dental and life insurance premiums for three years for each executive. The estimated costs do not assume an increase in current premiums and the amounts have not been discounted to present value.
(3)	If the executive’s employment is terminated due to death, the executive’s beneficiaries or estate will receive an amount equal to sixty days of the executive’s current base salary.
(4)	If an executive’s employment is terminated due to disability, Mr. Kitagawa would receive disability benefits of $56,648 per month, Mr. Hirata would receive disability benefits of $20,231 per month and Mr. Nakatsuka would receive disability benefits of $20,231 per month until they reach their normal retirement age of 65. The Bank is required to pay these monthly amounts, less the amount of monthly disability income insurance benefits which are $15,000 for Mr. Kitagawa, $10,000 for Mr. Hirata and $10,000 for Mr. Nakatsuka. The Termination Upon Disability column represents the total amount of disability benefits payable and the amount has not been discounted to present value.

The above table does not include the value of the benefits to be paid under the supplemental employee retirement agreement in the event an executive terminates employment due to early retirement, disability, change in control or death, which had an estimated present value of $6,349,107 for each of early retirement, disability, change in control and $4,766,000 for death for Mr. Kitagawa, $256,852, $166,954, $166,954 and $38,417, respectively, for Mr. Hirata and $2,686,532, $1,746,246, $1,746,246 and $68,227, respectively, for Mr. Nakatsuka as of December 31, 2008. None of Mr. Kitagawa, Mr. Hirata of Mr. Nakatsuka would have been entitled to a normal retirement benefit as of December 31, 2008. Mr. Kitagawa’s benefits are payable by lump sum, Mr. Hirata’s benefits are payable over 15 years and Mr. Nakatsuka’s benefits are payable by lump sum. In addition, the above table does not include the value of the benefits to be paid under the executive deferred incentive agreement in the event the executive terminates employment due to normal or early retirement, disability, change in control or death, which was $1,629,606 for Mr. Kitagawa, and $298,027 for Mr. Hirata. Mr. Nakatsuka does not participate in the executive deferred incentive agreement.

Messrs. Miyamoto and Lau would not have been entitled to any severance or continued insurance coverage if their employment terminated as of December 31, 2008. Under our pension plan, Messrs. Miyamoto and Lau would have been entitled to $2,829 and $4,115 respectively, if their employment terminated as of December 31, 2008; under our long-term disability insurance plan, Messrs. Miyamoto and Lau would have been entitled to $6,955 and $8,161, respectively, if their employment terminated as of December 31, 2008; and under life insurance policies, Messrs. Miyamoto and Lau would have been entitled to $188,000 and $144,000, respectively, if their employment terminated as of December 31, 2008.

Tax-Qualified Benefit Plans

Territorial Savings Bank Profit Sharing and 401(k) Plan. We sponsor the Territorial Savings Bank Profit Sharing and 401(k) Plan, a tax-qualified defined contribution plan, for all employees who have satisfied the plan’s eligibility requirements. Employees may begin deferring their compensation and are eligible to receive matching contributions and profit sharing contributions as of the first day of the month following the completion of 12 months of employment during which they worked at least 1,000 hours. All contributions are 100% vested.

The plan has an individual account for each participant’s contributions and allows each participant to direct the investment of his or her account in a variety of investment funds. In connection with the conversion, the plan will add an additional investment alternative, the Territorial Bancorp Stock Fund.

The Territorial Bancorp Stock Fund will permit participants to invest up to 100% of their account balances in Territorial Bancorp Inc. common stock. A participant who elects to purchase common stock in the subscription offering through the plan will receive the same subscription priority and be subject to the same individual purchase limitations as if the participant had elected to make such purchase using other funds. See “The Conversion and the Offering—Offering of Common Stock” and “—Limitations on Purchase of Shares.” The plan will purchase common stock for participants in the offering, to the extent that shares are available. After the offering, the plan will purchase shares in open market transactions. Participants will direct the stock fund trustee on the voting of shares purchased for their plan accounts. Benefits are payable upon termination of employment, disability, attaining age 59 1/2, attaining age 65, financial hardship or plan termination. Plan loans are also permitted. Rollovers can be withdrawn at anytime. All payments are made in a cash lump sum.

Employee Stock Ownership Plan. Effective January 1, 2009, Territorial Savings Bank adopted an employee stock ownership plan for eligible employees. Eligible employees who have attained age 21 and were employed by us as of January 1, 2009 will begin participation in the employee stock ownership plan on the later of the effective date of the employee stock ownership plan or upon the first entry date commencing on or after the eligible employee’s completion of 1,000 hours of service during a continuous 12-month period.

The employee stock ownership plan trustee is expected to purchase, on behalf of the employee stock ownership plan, 8% of the total number of shares of Territorial Bancorp Inc. common stock issued in the offering. We anticipate that the employee stock ownership plan will fund its stock purchase with a loan from Territorial Bancorp Inc. equal to the aggregate purchase price of the common stock. The loan will be repaid principally through Territorial Savings Bank’s contribution to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the anticipated 20-year term of the loan. The interest rate for the employee stock ownership plan loan is expected to be an adjustable rate equal to the prime rate, as published in The Wall Street Journal, on the closing date of the offering. Thereafter the interest rate will adjust annually and will be the prime rate on the first business day of the calendar year, retroactive to January 1 of such year. See “Pro Forma Data.”

The trustee will hold the shares purchased by the employee stock ownership plan in an unallocated suspense account, and shares will be released from the suspense account on a pro-rata basis as we repay the loan. The trustee will allocate the shares released among participants on the basis of each participant’s proportional share of compensation relative to all participants. Participants will become 100% vested upon the completion of three years of service. Participants who were employed by Territorial Savings Bank immediately prior to the offering will receive credit for vesting purposes for years of service prior to adoption of the employee stock ownership plan. Participants also will become fully vested automatically upon normal retirement, death or disability, a change in control, or termination of the employee stock ownership plan. Generally, participants will receive distributions from the employee stock ownership plan upon separation from service. The employee stock ownership plan reallocates any unvested shares forfeited upon termination of employment among the remaining participants.

The employee stock ownership plan permits participants to direct the trustee as to how to vote the shares of common stock allocated to their accounts. The trustee votes unallocated shares and allocated shares for which participants do not provide instructions on any matter in the same ratio as those shares for which participants provide instructions, subject to fulfillment of the trustee’s fiduciary responsibilities.

Under applicable accounting requirements, Territorial Savings Bank will record a compensation expense for the employee stock ownership plan at the fair market value of the shares as they are committed to be released from the unallocated suspense account to participants’ accounts. The compensation expense resulting from the release of the common stock from the suspense account and allocation to plan participants will result in a corresponding reduction in Territorial Bancorp Inc.’s earnings.

Employee Stock Ownership Plan Restoration Plan. We intend to implement an employee stock ownership plan restoration plan after the conversion that will provide benefits to selected officers whose benefits under our employee stock ownership plan are limited by applicable tax limits. The amount of benefits will be limited to the amount that would have been provided under our employee stock ownership plan but for the application of the tax limits. Benefits will be payable in cash to participants upon their termination of employment.

Benefits to be Considered Following Completion of the Stock Offering

Following the stock offering, we intend to adopt a new stock-based incentive plan that will provide for grants of stock options and restricted common stock awards. In accordance with applicable regulations, we anticipate that the plan will authorize a number of stock options and a number of shares of restricted stock, not to exceed 10% and 4%, respectively, of the shares issued in the offering. These limitations will not apply if the plan is implemented more than one year after the conversion.

The stock-based incentive plan will not be established sooner than six months after the stock offering and, if adopted within one year after the stock offering, would require the approval by stockholders owning a majority of the outstanding shares of Territorial Bancorp Inc. common stock eligible to be cast. If the stock-based incentive plan is established after one year after the stock offering, it would require the approval of our stockholders by a majority of votes cast.

The following additional restrictions would apply to our stock-based incentive plan only if the plan is adopted within one year after the stock offering:

•	non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plan;

•	any non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plan;

•	any officer or employee may not receive more than 25% of the options and restricted stock awards authorized under the plan;

•	the options and restricted stock awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan; and

•	accelerated vesting is not permitted except for death, disability or upon a change in control of Territorial Savings Bank or Territorial Bancorp Inc.

These restrictions do not apply to plans adopted after one year following the completion of the stock offering.

We have not yet determined whether we will present the stock-based incentive plan for stockholder approval within one year following the completion of the conversion or whether we will present this plan for stockholder approval more than one year after the completion of the conversion. In the event the Office of Thrift Supervision changes its regulations or policies regarding stock-based incentive plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

Transactions with Certain Related Persons

The Sarbanes-Oxley Act of 2002 generally prohibits us from making loans to our executive officers and directors, but it contains a specific exemption from such prohibition for loans made by Territorial Savings Bank to our executive officers and directors in compliance with federal banking regulations.

At December 31, 2008, all of our loans to directors and executive officers were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Territorial Savings Bank, and did not involve more than the normal risk of collectability or present other unfavorable features. These loans were performing according to their original terms at December 31, 2008, and were made in compliance with federal banking regulations.

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding intended common stock subscriptions by each of the directors and executive officers of Territorial Savings Bank and their associates, and by all directors and executive officers as a group. However, there can be no assurance that any individual director or executive officer, or the directors and executive officers as a group, will purchase any specific number of shares of our common stock. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. Directors and executive officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the offering. This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any stock awards or stock option grants that may be made no earlier than six months after the completion of the offering. The directors and officers have indicated their intention to subscribe in the offering for an aggregate of $3.7 million of shares of common stock, equal to 5.8% of the number of shares of common stock to be sold in the offering at the minimum of the offering range, assuming shares are available. Purchases by directors, executive officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the offering. The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale.

Name and Title	Number of Shares	Aggregate Purchase Price	Percent at Minimum of Offering Range
Allan S. Kitagawa, Chairman of the Board, President and Chief Executive Officer	60,000	$600,000	*
Kirk W. Caldwell, Director	50,000	500,000	*
Howard Y. Ikeda, Director	34,000	340,000	*
David S. Murakami, Director	10,000	100,000	*
Richard I. Murakami, Director	10,000	100,000	*
Harold H. Ohama, Director	10,000	100,000	*
Vernon Hirata, Vice Chairman, Co-Chief Operating Officer, General Counsel and Corporate Secretary	50,000	500,000	*
Ralph Y. Nakatsuka, Vice Chairman and Co-Chief Operating Officer	50,000	500,000	*
Karen J. Cox, Senior Vice President-Administration	10,000	100,000	*
Robert Costa, Senior Vice President-Branch Administration	10,000	100,000	*
Walter Ida, Senior Vice President-Investment Services	10,000	100,000	*
Richard K. C. Lau, Senior Vice President and Chief Lending Officer	30,000	300,000	*
Melvin M. Miyamoto, Senior Vice President and Treasurer	10,000	100,000	*
Mitsuo Oshikata, Senior Vice President-Special Credits	10,000	100,000	*
Denise Takashima, Senior Vice President-Business Development and Marketing	10,000	100,000	*
Stanley Tanaka, Senior Vice President-Risk Management	10,000	100,000	*

All directors and executive officers as a group (16 persons)	374,000	$3,740,000	5.8%

*	Less than 1%.

THE CONVERSION; PLAN OF DISTRIBUTION

The Board of Directors of Territorial Mutual Holding Company has approved the plan of conversion and reorganization. The plan of conversion and reorganization must also be approved by Territorial Mutual Holding Company’s members. A special meeting of members has been called for this purpose. The Office of Thrift Supervision has conditionally approved the plan of conversion and reorganization; however, such approval does not constitute a recommendation or endorsement of the plan of conversion and reorganization by that agency.

General

The Board of Directors of Territorial Mutual Holding Company adopted the plan of conversion and reorganization on November 4, 2008. Pursuant to the plan of conversion and reorganization, Territorial Mutual Holding Company will convert from the mutual form of organization to the fully stock form and we will sell shares of common stock to the public in our offering. In the conversion, we will organize a new Maryland stock holding company named Territorial Bancorp Inc. When the conversion is completed, all of the capital stock of Territorial Savings Bank will be owned by Territorial Bancorp Inc., and all of the common stock of Territorial Bancorp Inc. will be owned by public stockholders.

We intend to retain between $10.5 million and $11.7 million of the net proceeds of the offering, or $16.7 million if the offering range is increased by 15%, and to contribute the balance of the net proceeds to Territorial Savings Bank. The conversion will be consummated only upon the issuance of at least 6,460,000 shares of our common stock offered pursuant to the plan of conversion and reorganization.

The plan of conversion and reorganization provides that we will offer shares of common stock for sale in the subscription offering to eligible account holders, our tax-qualified employee benefit plans, including our employee stock ownership plan and 401(k) plan, supplemental eligible account holders and other members. If all shares are not subscribed for in the subscription offering, we may, in our discretion, offer common stock for sale in a community offering to members of the general public, with a preference given to natural persons residing in the State of Hawaii.

We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering. The community offering, if any, may begin at the same time as, during, or after the subscription offering, and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by us with the approval of the Office of Thrift Supervision. See “—Community Offering.”

We determined the number of shares of common stock to be offered in the offering based upon an independent valuation of the estimated consolidated pro forma market value of Territorial Bancorp Inc. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock. The independent valuation will be updated and the final number of the shares of common stock to be issued in the offering will be determined at the completion of the offering. See “—Determination of Share Price and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the conversion. We recommend reading the plan of conversion and reorganization in its entirety for more information. A copy of the plan of conversion and reorganization is available for inspection at each branch office of Territorial Savings Bank and at the

West Regional Office and the Washington, D.C. Office of the Office of Thrift Supervision. The plan of conversion and reorganization is also filed as an exhibit to Territorial Mutual Holding Company’s application to convert from mutual to stock form of which this prospectus is a part, copies of which may be obtained from the Office of Thrift Supervision. See “Where You Can Find Additional Information.”

Reasons for the Conversion

Our primary reasons for converting and raising additional capital through the offering are:

•

to support our internal growth through lending in communities we serve or may serve in the future and through the establishment of de novo branch offices. We currently intend to establish one new branch office per year over the next three years;

•	to assist us in the management of interest rate risk;

•	to repay trust preferred securities and short-term borrowings;

•

to provide additional financial resources to pursue future acquisitions of banks, thrifts and other financial services companies, and branch offices, although we have no current arrangements or agreements with respect to any such acquisitions;

•	to provide better capital management tools, including the ability to pay dividends and to repurchase shares of our common stock, subject to market conditions; and

•	to retain and attract qualified personnel by establishing stock-based benefit plans for management and employees.

In the stock holding company structure, we will have greater flexibility in structuring mergers and acquisitions. Our current mutual structure prevents us from offering shares of our common stock as consideration for a merger or acquisition. Potential sellers often want stock for at least part of the acquisition consideration. Our new stock holding company structure will enable us to offer stock or cash consideration, or a combination thereof, and will therefore enhance our ability to compete with other bidders when acquisition opportunities arise.

We have no current arrangements or agreements to acquire other banks, thrifts, credit unions, financial service companies or branch offices. However, we have had, and intend to continue to have, discussions with local financial institutions to determine whether they would be interested in exploring the possibility of our acquiring them after the offering is completed, and we have sufficient capital resources to fund an acquisition. In addition, we have participated in, and intend to continue to participate in, sales processes initiated on behalf of local financial institutions that have made a decision to explore the possibility of a sale. We have also explored, and intend to continue to explore, the possibility of acquiring financial service companies. There can be no assurance that we will be able to consummate any acquisitions or establish any new branches.

We believe that the additional capital raised in the offering may enable us to take advantage of business opportunities that may not otherwise be available to us. We are not subject to a directive or a recommendation from the Office of Thrift Supervision to raise capital.

Approvals Required

The affirmative vote of a majority of the total eligible votes of members of Territorial Mutual Holding Company at the special meeting of members is required to approve the plan of conversion and reorganization. The plan of conversion and reorganization also must be approved by the Office of Thrift Supervision, which has given its conditional approval to the plan of conversion and reorganization.

A special meeting of members to consider and vote upon the plan of conversion and reorganization has been set for June 26, 2009.

Effects of Conversion on Depositors, Borrowers and Members

Continuity. While the conversion is being accomplished, our normal business of accepting deposits and making loans will continue without interruption. We will continue to be a federally chartered savings bank and will continue to be regulated by the Office of Thrift Supervision. After the conversion, we will continue to offer existing services to depositors, borrowers and other customers. The directors serving Territorial Savings Bank at the time of the conversion will be the directors of Territorial Savings Bank and of Territorial Bancorp Inc., a Maryland corporation, after the conversion.

Effect on Deposit Accounts. Pursuant to the plan of conversion and reorganization, each depositor of Territorial Savings Bank at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

Effect on Loans. No loan outstanding from Territorial Savings Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.

Effect on Voting Rights of Members. At present, all of our depositors and certain of our borrowers are members of, and have voting rights in, Territorial Mutual Holding Company as to all matters requiring membership action. Upon completion of the conversion, depositors and borrowers will cease to be members of Territorial Mutual Holding Company and will no longer have voting rights. Upon completion of the conversion, all voting rights in Territorial Savings Bank will be vested in Territorial Bancorp Inc. as the sole stockholder of Territorial Savings Bank. The stockholders of Territorial Bancorp Inc. will possess exclusive voting rights with respect to Territorial Bancorp Inc. common stock.

Tax Effects. We will receive an opinion of counsel or tax advisor with regard to federal and state income tax consequences of the conversion to the effect that the conversion will not be taxable for federal or state income tax purposes to Territorial Savings Bank or its members. See “—Material Income Tax Consequences.”

Effect on Liquidation Rights. Each depositor in Territorial Savings Bank has both a deposit account in Territorial Savings Bank and a pro rata ownership interest in the net worth of Territorial Savings Bank based upon the deposit balance in his or her account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This interest may only be realized in the event of a complete liquidation of Territorial Savings Bank. Any depositor who opens a deposit account obtains a pro rata ownership interest in Territorial Savings Bank without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all, respectively, of the balance in the deposit account but nothing for his or her ownership interest in the net worth of Territorial Savings Bank, which is lost to the extent that the balance in the account is reduced or closed.

Consequently, depositors in a mutual savings bank normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that the association is completely liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Territorial Savings Bank after other claims, including claims of depositors to the amounts of their deposits, are paid.

In the unlikely event that Territorial Savings Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, also would be paid first, followed by distribution of the “liquidation account” to depositors as of September 30, 2007 and March 31, 2009 who continue to maintain their deposit accounts as of the date of liquidation, with any assets remaining thereafter distributed to Territorial Bancorp Inc. as the holder of Territorial Savings Bank’s capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution. See “—Liquidation Rights.”

Determination of Share Price and Number of Shares to be Issued

The plan of conversion and reorganization and federal regulations require that the aggregate purchase price of the common stock sold in the offering be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. We have retained FinPro, Inc. to prepare an independent valuation appraisal. For its services in preparing the initial valuation, FinPro, Inc. will receive a fee of $70,000, and will be reimbursed up to $5,000 for its expenses. FinPro, Inc. will receive an additional fee of $10,000 for each update to the valuation appraisal. We have agreed to indemnify FinPro, Inc. and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from its negligence or bad faith.

The independent valuation appraisal considered the pro forma impact of the offering. Consistent with the Office of Thrift Supervision appraisal guidelines, the appraisal applied three primary methodologies: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and core earnings; and the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based upon the current market valuations of the peer group companies identified by FinPro, Inc., subject to valuation adjustments applied by FinPro, Inc. to account for differences between us and our peer group.

The independent valuation was prepared by FinPro, Inc. in reliance upon the information contained in this prospectus, including our consolidated financial statements. FinPro, Inc. also considered the following factors, among others:

•	our present and projected results and financial condition;

•	the economic and demographic conditions in our existing market area;

•	certain historical, financial and other information relating to us;

•	a comparative evaluation of our operating and financial characteristics with those of other similarly situated publicly traded savings institutions;

•	the impact of the conversion and the offering on our equity and earnings potential;

•	our potential to pay cash dividends; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

Included in the independent valuation were certain assumptions as to our pro forma earnings after the conversion that were utilized in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds and purchases in the open market of 4% of the common stock issued in the offering by the stock-based benefit plan at the $10.00 purchase price. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.

The independent valuation states that as of February 27, 2009, the estimated pro forma market value of Territorial Bancorp Inc. ranged from $64.6 million to $87.4 million, with a midpoint of $76.0 million. Our Board of Directors decided to offer the shares of common stock for a price of $10.00 per share primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. The number of shares offered will be equal to the aggregate offering price of the shares divided by the price per share. Based on the valuation range and the $10.00 price per share, the minimum of the offering range will be 6,460,000 shares, the midpoint of the offering range will be 7,600,000 shares and the maximum of the offering range will be 8,740,000 shares, or 10,051,000 shares if the maximum amount is adjusted because of demand for shares or changes in market conditions.

The following table presents a summary of selected pricing ratios for Territorial Bancorp Inc. and our peer group companies identified by FinPro, Inc. Pro forma price-to-core earnings multiple is based on core earnings for the 12 months ended December 31, 2008, and pro forma price-to-book value and price-to-tangible book value ratios are based on equity as of December 31, 2008. Compared to the median pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a premium of 38.9% on a price-to-core earnings basis, a discount of 5.1% on a price-to-book basis and a discount of 7.1% on a price-to-tangible book basis. The pricing ratios result from our generally having higher levels of equity but lower earnings than the companies in the peer group on a pro forma basis. Our Board of Directors, in reviewing and approving the valuation, considered the range of price-to-core earnings multiples and the range of price-to-book value ratios and price-to-tangible book value ratios at the different amounts of shares to be sold in the offering.

	Pro forma price-to-core earnings multiple	Pro forma price-to-book value ratio	Pro forma price-to-tangible book value ratio
Territorial Bancorp Inc.
Maximum, as adjusted	10.75x	54.50%	54.56%
Maximum	9.17x	50.53%	50.53%
Minimum	6.94x	42.16%	42.21%

Valuation of peer group companies using stock prices as of February 27, 2009
Averages	11.66x	51.58%	55.95%
Medians	6.60x	53.25%	54.40%

Since December 31, 2007, the stock pricing of the peer group upon which the appraisal is based has declined. The median price to tangible book value was 125.1% at December 31, 2007 compared to 54.4% at February 27, 2009. The median price-to-core earnings per share was 13.4x at December 31, 2007 compared to 6.6x at February 27, 2009. In the absence of other factors, these changes would result in the appraisal for our offering being lower than if the appraisal were prepared as of December 31, 2007.

As of November 7, 2008, FinPro, Inc. estimated the market value of Territorial Bancorp Inc., assuming the conversion and the offering were completed, to be between $80.8 million and $109.3 million, with a midpoint of $95.0 million. As of that date, the median price to tangible book value of the peer group upon which the appraisal is based was 77.35%, and the median price-to-core earnings per share was 8.3x, each of which is higher than the amounts set forth above as of February 27, 2009. Based upon the changes in the valuation of the peer group companies, as well as recent disinterest in stock offerings of other converting thrift institutions (for which FinPro, Inc. provided a “Strong Downward” adjustment in the appraisal as of February 27, 2009), FinPro has reduced the estimated market value by 20%. The current appraisal was prepared using the same appraisal methodology as that used as of November 7, 2008.

Our Board of Directors reviewed the independent valuation and, in particular, considered the following:

•	Our financial condition and results of operations;

•	comparison of our financial performance ratios to those of other financial institutions of similar size; and

•	market conditions generally and, in particular, for financial institutions.

All of these factors are set forth in the independent valuation. Our Board of Directors also reviewed the methodology and the assumptions used by FinPro, Inc. in preparing the independent valuation and believes that such assumptions were reasonable. The offering range may be amended with the approval of the Office of Thrift Supervision, if required, as a result of subsequent developments in our financial condition or market conditions generally. In the event the independent valuation is updated to amend our pro forma market value to less than $64.6 million or more than $100.5 million, the appraisal will be filed with the Securities and Exchange Commission by a post-effective amendment to our registration statement.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock. FinPro, Inc. did not independently verify our consolidated financial statements and other information that we provided to them, nor did FinPro, Inc. independently value our assets or liabilities. The independent valuation considers Territorial Savings Bank as a going concern and should not be considered as an indication of the liquidation value of Territorial Savings Bank. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above the $10.00 offering price per share.

Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $100.5 million, without resoliciting subscribers, which would result in a corresponding increase of up to 15% in the maximum of the offering range to up to 10,051,000 shares, to reflect changes in the market and financial conditions or demand for the shares. We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of subscribers. The subscription price of $10.00 per share will remain fixed. See “—Limitations on Common Stock Purchases” as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range to fill unfilled orders in the offering.

If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $100.5 million and a corresponding increase in the offering range to more than 10,051,000 shares, or a decrease in the minimum of the valuation range to less than $64.6 million and a corresponding decrease in the offering range to fewer than 6,460,000 shares, then we may promptly return with interest at our current passbook savings rate of interest all funds previously delivered to us to purchase shares of common stock and cancel deposit account withdrawal authorizations, and, after consulting with the Office of Thrift Supervision, we may terminate the plan of conversion and reorganization. Alternatively, we may hold a new offering, establish a new offering range, extend the offering period and commence a resolicitation of subscribers or take other actions as permitted by the Office of Thrift Supervision in order to complete the conversion and the offering. In the event that a resolicitation is commenced, we will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. If a person does not respond, we will cancel his or her stock order and return his or her subscription funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. Any resolicitation following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended by the Office of Thrift Supervision for periods of up to 90 days.

An increase in the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and our pro forma earnings and stockholders’ equity on a per share basis while increasing pro forma earnings and stockholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber’s ownership interest and our pro forma earnings and stockholders’ equity on a per share basis, while decreasing pro forma earnings and stockholders’ equity on an aggregate basis. For a presentation of the effects of these changes, see “Pro Forma Data.”

Copies of the independent valuation appraisal report of FinPro, Inc. and the detailed memorandum setting forth the method and assumptions used in the appraisal report are available for inspection at our main office and as specified under “Where You Can Find Additional Information.”

Subscription Offering and Subscription Rights

In accordance with the plan of conversion and reorganization, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum, minimum and overall purchase limitations set forth in the plan of conversion and reorganization and as described below under “—Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders. Each depositor with aggregate deposit account balances of $50.00 or more (a “Qualifying Deposit”) on September 30, 2007 (an “Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to the greater of 50,000 shares of our common stock, 0.10% of the total number of shares of common stock issued in the offering, or 15 times the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Eligible Account Holders, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of shares of our common stock, each Eligible Account Holder must list on his or her stock order and certification form all deposit accounts in which he or she has an ownership interest on September 30, 2007. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also our directors or executive officers or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits during the year preceding September 30, 2007.

Priority 2: Tax-Qualified Plans. Our tax-qualified employee benefit plans, including our employee stock ownership plan and 401(k) plan, will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering.

Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and our tax-qualified employee benefit plans, each depositor with a Qualifying Deposit on March 31, 2009 who is not an Eligible Account Holder (“Supplemental Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of 50,000 shares of common stock, 0.10% of the total number of shares of common stock issued in the offering, or 15 times the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Supplemental Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Supplemental Eligible Account Holders, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order and certification form all deposit accounts in which he or she has an ownership interest at March 31, 2009. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

Priority 4: Other Members. To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, our tax-qualified employee benefit plans and Supplemental Eligible Account Holders, each depositor on the voting record date of April 30, 2009 who is not an Eligible Account Holder or Supplemental Eligible Account Holder, and each borrower as of September 18, 2002 whose borrowings remain outstanding as of April 30, 2009 who is not an Eligible Account Holder or Supplemental Eligible Account Holder (“Other Members”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of 50,000 shares of common stock or 0.10% of the total number of shares of common stock issued in the offering, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Other Member whose subscription remains unfilled in the proportion that the amount of his or her subscription bears to the total amount of subscriptions of all Other Members whose subscriptions remain unfilled

Expiration Date. The Subscription Offering will expire at 3:00 p.m., local time, on June 22, 2009, unless extended by us for up to 45 days or such additional periods with the approval of the Office of Thrift Supervision, if necessary. Subscription rights will expire whether or not each eligible depositor or borrower can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. Subscription rights that have not been exercised prior to the expiration date will become void.

We will not execute orders until we have received orders to purchase at least the minimum number of shares of common stock. If we have not received orders to purchase at least 6,460,000 shares within 45 days after the expiration date and the Office of Thrift Supervision has not consented to an extension, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly to the subscribers with interest at our current passbook savings rate and all deposit account withdrawal authorizations will be canceled. If an extension beyond August 6, 2009 is granted by the Office of Thrift Supervision, we will resolicit subscribers, giving them an opportunity to change or cancel their orders. We will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. If a subscriber does not respond, we will cancel his or her stock order and return his or her subscription funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. Extensions may not go beyond June 26, 2011, which is two years after the special meeting of our members to vote on the conversion.

Community Offering

To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, our tax-qualified employee benefit plans, Supplemental Eligible Account Holders and Other Members, we may offer shares pursuant to the plan of conversion and reorganization to members of the general public in a community offering. Shares may be offered with a preference to natural persons residing in the State of Hawaii.

Subscribers in the community offering may purchase up to 50,000 shares of common stock, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.

If we do not have sufficient shares of common stock available to fill the orders of natural persons residing in the State of Hawaii, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among natural persons residing in the State of Hawaii, whose orders remain unsatisfied on an equal number of shares basis per order. If, after the allocation of shares to natural persons residing in the State of Hawaii, we do not have sufficient shares of common stock available to fill the orders of other members of the general public, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among members of the general public whose orders remain unsatisfied on an equal number of shares basis per order.

The term “residing” or “resident” as used in this prospectus means any person who occupies a dwelling within the State of Hawaii, has a present intent to remain within the community for a period of time and manifests the genuineness of that intent by establishing an ongoing physical presence within the community, together with an indication that this presence within the community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

Expiration Date. The community offering may begin at the same time as, during or after the subscription offering. It is currently expected to terminate at the same time as the subscription offering, although it must terminate no more than 45 days following the subscription offering. We may decide to extend the community offering for any reason and are not required to give purchasers notice of any such extension unless such period extends beyond August 6, 2009. If an extension beyond August 6, 2009 is granted by the Office of Thrift Supervision, we will resolicit persons whose orders we accept in the community offering, giving them an opportunity to change or cancel their orders. If a person does not respond, we will cancel his or her stock order and return purchase funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. These extensions may not go beyond June 26, 2011, which is two years after the special meeting of our members to vote on the conversion.

Syndicated Community Offering

The plan of conversion and reorganization provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Keefe, Bruyette & Woods, Inc., acting as our agent. In such capacity, Keefe, Bruyette & Woods, Inc. may form a syndicate of other broker-dealers. Neither Keefe, Bruyette & Woods, Inc. nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Keefe, Bruyette & Woods, Inc. has agreed to use its best efforts in the sale of shares in any syndicated community offering. The syndicated community offering would terminate no later than August 6, 2009, unless extended by us, with approval of the Office of Thrift Supervision. See “—Community Offering”

above for a discussion of rights of persons who place orders in the syndicated community offering in the event an extension is granted.

The opportunity to order shares of common stock in the syndicated community offering is subject to our right to reject orders, in whole or in part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

Purchasers in the syndicated community offering are eligible to purchase up to 50,000 shares of common stock, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” We may begin the syndicated community offering at any time following the commencement of the subscription offering.

If we are unable to find purchasers from the general public for all unsubscribed shares, we will make other purchase arrangements, if feasible. Other purchase arrangements must be approved by the Office of Thrift Supervision and may provide for purchases by directors, officers, their associates and other persons in excess of the limitations provided in the plan of conversion and reorganization and in excess of the proposed director purchases discussed earlier, although no purchases are currently intended. If other purchase arrangements cannot be made, we may do any of the following: terminate the offering and promptly return all funds; set a new offering range, notify all subscribers and give them the opportunity to confirm, cancel or change their orders; or take such other actions as may be permitted by the Office of Thrift Supervision.

Limitations on Common Stock Purchases

The plan of conversion and reorganization includes the following limitations on the number of shares of common stock that may be purchased in the offering:

•

No person or entity together with any associate or group of persons acting in concert may purchase more than 100,000 shares of common stock in the offering, except that our tax-qualified employee benefit plans, including our employee stock ownership plan and 401(k) plan, may purchase in the aggregate up to 10% of the shares of common stock issued in the offering (including shares issued in the event of an increase in the offering range of up to 15%);

•

The maximum number of shares of common stock that may be purchased in all categories of the offering by our executive officers and directors and their associates, in the aggregate, may not exceed 25% of the shares issued in the offering; and

•	The minimum purchase by each person purchasing shares in the offering is 25 shares, to the extent those shares are available.

Depending upon market or financial conditions, our Board of Directors, with the approval of the Office of Thrift Supervision and without further approval of our members, may decrease or increase the purchase limitations. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be, and, in our sole discretion, some other large subscribers may be, given the opportunity to increase their subscriptions up to the then-applicable limit. The effect of this type of resolicitation would be an increase in the number of shares of common stock owned by subscribers who choose to increase their subscriptions.

In the event of an increase in the offering range of up to 15% of the total number of shares of common stock offered in the offering, shares will be allocated in the following order of priority in accordance with the plan of conversion and reorganization:

(1)	to fill our tax-qualified employee benefit plans’ subscriptions for up to 10% of the total number of shares of common stock issued in the offering;

(2)	in the event that there is an oversubscription at the Eligible Account Holder, Supplemental Eligible Account Holder or Other Member levels, to fill unfulfilled subscriptions of these subscribers according to their respective priorities; and

(3)	to fill unfulfilled subscriptions in the community offering, with preference given first to natural persons residing in the State of Hawaii.

The term “associate” of a person means:

(1)	any corporation or organization, other than Territorial Mutual Holding Company, Territorial Savings Group, Inc., Territorial Savings Bank, Territorial Bancorp Inc. or a majority-owned subsidiary of these entities, of which the person is a senior officer, partner or 10% beneficial stockholder;

(2)	any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a fiduciary capacity, excluding any employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a fiduciary capacity; and

(3)	any blood or marriage relative of the person, who either lives in the same home as the person or who is a director or officer of Territorial Savings Bank or Territorial Bancorp Inc.

The term “acting in concert” means:

(1)	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

(2)	a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

A person or company that acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.

Our directors are not treated as associates of each other solely because of their membership on the Board of Directors. We have the right to determine whether prospective purchasers are associates or acting in concert. Shares of common stock purchased in the offering will be freely transferable except for shares purchased by our executive officers and directors and except as described below. Any purchases made by any associate of Territorial Savings Bank or Territorial Bancorp Inc. for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under the guidelines of the Financial Industry Regulatory Authority, members of the Financial Industry Regulatory Authority and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of shares of our common stock at the time of conversion and thereafter, see “—Certain Restrictions on Purchase or Transfer of Our Shares After Conversion” and “Restrictions on Acquisition of Territorial Bancorp Inc.”

Marketing and Distribution; Compensation

Offering materials have been initially distributed to certain persons by mail, with additional copies made available through our Stock Information Center.

We have engaged Keefe, Bruyette & Woods, Inc., a broker-dealer registered with the Financial Industry Regulatory Authority, as a financial advisor in connection with the offering of our common stock. In its role as financial advisor, Keefe, Bruyette & Woods, Inc., will:

•	provide advice on the financial and securities market implications of the plan of conversion and reorganization and related corporate documents, including our business plan;

•	assist in structuring our stock offering, including developing and assisting in implementing a market strategy for the stock offering;

•	review all offering documents, including this prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents);

•	assist us in preparing for and scheduling meetings with potential investors and broker-dealers, as necessary;

•	assist us in analyzing proposals from outside vendors retained in connection with the stock offering, including printers, transfer agents and appraisal firms;

•	assist us in the drafting and distribution of press releases as required or appropriate in connection with the stock offering

•	meet with the board of directors and management to discuss any of these services; and

•	provide such other financial advisory and investment banking services in connection with the stock offering as may be agreed upon by Keefe, Bruyette & Woods, Inc. and us.

For these services, Keefe, Bruyette & Woods, Inc. will receive a management fee of $50,000, payable in four consecutive monthly installments commencing October 2008, and a fee of 1.00% of the aggregate dollar amount of the common stock sold in the subscription and community offerings if the conversion is consummated, excluding shares purchased by our directors, officers and employees and members of their immediate families, our employee stock ownership plan and our tax-qualified or stock-

based compensation or similar plans (except individual retirement accounts). The management fee will be credited against the fee payable upon the consummation of the conversion.

The plan of conversion and reorganization provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Keefe, Bruyette & Woods, Inc. In such capacity, Keefe, Bruyette & Woods, Inc. may form a syndicate of other broker-dealers. Neither Keefe, Bruyette & Woods, Inc. nor any registered broker-dealer will have any obligation to take or purchase any shares of common stock in the syndicated community offering; however, Keefe, Bruyette & Woods, Inc. has agreed to use its best efforts in the sale of shares in any syndicated community offering. If there is a syndicated community offering, Keefe, Bruyette & Woods, Inc. will receive a management fee not to exceed 5.5% of the aggregate dollar amount of the common stock sold in the syndicated community offering. This fee will be in addition to the 1.0% success fee earned by Keefe, Bruyette & Woods, Inc. in connection with the subscription and community offerings set forth above. Of this amount, Keefe, Bruyette & Woods, Inc. will pass on to selected broker-dealers, who assist in the syndicated community offering, an amount competitive with gross underwriting discounts charged at such time for comparable amounts of stock sold at a comparable price per share in a similar market environment.

We also will reimburse Keefe, Bruyette & Woods, Inc. for its reasonable out-of-pocket expenses associated with its marketing effort up to a maximum of $175,000, of which $125,000 will be related to the subscription and community offerings and the remaining $50,000 would be utilized in the event of a syndicated community offering. In addition, we will reimburse Keefe, Bruyette & Woods, Inc. for fees and expenses of its counsel not to exceed $75,000. If the plan of conversion and reorganization is terminated or if Keefe, Bruyette & Woods, Inc.’s engagement is terminated in accordance with the provisions of the agreement, Keefe, Bruyette & Woods, Inc. will only receive reimbursement of its reasonable out-of-pocket expenses and the portion of the management fee payable and will return any amounts paid or advanced by us in excess of these amounts. We will indemnify Keefe, Bruyette & Woods, Inc. against liabilities and expenses (including legal fees) related to or arising out of Keefe, Bruyette & Woods, Inc.’s engagement as our financial advisor and performance of services as our financial advisor.

We have also engaged Keefe, Bruyette & Woods, Inc. to act as our conversion agent in connection with the stock offering. In its role as conversion agent, Keefe, Bruyette & Woods, Inc. will, among other things:

•	consolidate accounts and develop a central file;

•	prepare proxy forms and proxy materials;

•	tabulate proxies and ballots;

•	act as inspector of election at the special meeting of members;

•	assist our financial printer with labeling of stock offering materials;

•	process stock order forms and certification forms and produce daily reports and analysis;

•	assist our transfer agent with the generation and mailing of stock certificates;

•	advise us on interest and refund calculations; and

•	create tax forms for interest reporting.

For these services, Keefe, Bruyette & Woods, Inc. will receive a fee of up to a maximum of $100,000, and we have made an advance payment of $10,000 to Keefe, Bruyette & Woods, Inc. with respect to this fee. We also will reimburse Keefe, Bruyette & Woods, Inc. up to a maximum of $10,000 for its reasonable out-of-pocket expenses associated with its acting as conversion agent. If the plan of conversion and reorganization is terminated or if Keefe, Bruyette & Woods, Inc.’s engagement is terminated in accordance with the provisions of the agreement, Keefe, Bruyette & Woods, Inc. will be entitled to the advance payment and also receive reimbursement of its reasonable out-of-pocket expenses. We will indemnify Keefe, Bruyette & Woods, Inc. against liabilities and expenses (including legal fees) related to or arising out of Keefe, Bruyette & Woods, Inc.’s engagement as our conversion agent and performance of services as our conversion agent.

Our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other trained employees of Territorial Savings Bank or its affiliates may assist in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. No offers or sales may be made by tellers or at the teller counters. All sales activity will be conducted in a segregated or separately identifiable area of our main office facility apart from the area accessible to the general public. Other questions of prospective purchasers will be directed to executive officers or registered representatives of Keefe, Bruyette & Woods, Inc. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the shares of common stock.

The offering will comply with the requirements of Rule 10b-9 under the Securities Exchange Act of 1934.

Procedure for Purchasing Shares

Expiration Date. The offering will expire at 3:00 p.m., local time, on June 22, 2009, unless we extend it for up to 45 days. This extension may be approved by us, in our sole discretion, without further approval or additional notice to purchasers in the offering. Any extension of the subscription and/or community offering beyond August 6, 2009 would require the Office of Thrift Supervision’s approval. If an extension beyond August 6, 2009 is granted by the Office of Thrift Supervision, we will resolicit subscribers/persons who place orders, giving them an opportunity to change or cancel their orders. We will notify these persons of the extension of time and of the rights to place a new stock order for a specified period of time. If a person does not respond, we will cancel his or her stock order and return his or her subscription funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. If we have not received orders to purchase the minimum number of shares offered in the offering by the expiration date or any extension thereof, we may terminate the offering and promptly refund all funds received for shares of common stock. If the number of shares offered is reduced below the minimum of the offering range, or increased above the adjusted maximum of the offering range, subscribers may be resolicited with the approval of the Office of Thrift Supervision.

To ensure that each purchaser receives a prospectus at least 48 hours before June 22, 2009, the expiration date of the offering, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, as amended, no prospectus will be mailed any later than five days prior to the expiration date or hand delivered any later than two days prior to the expiration date. Execution of an order form will confirm receipt of delivery in accordance with Rule 15c2-8. Order forms will be distributed only with a prospectus. Subscription funds will be maintained in a segregated account at Territorial Savings Bank or at another insured depository institution and will earn interest at our current passbook savings rate from the date of receipt.

We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal orders and promptly return all funds delivered to us, with interest at our current passbook savings rate from the date of receipt.

We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion and reorganization.

Use of Order Forms. In order to purchase shares of common stock in the subscription offering and community offering, you must complete an order form and remit full payment. We will not be required to accept incomplete order forms, unsigned order forms, orders submitted on photocopied or facsimiled order forms. We must receive all order forms prior to 3:00 p.m., local time, on June 22, 2009. We are not required to accept order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate withdrawal instructions. A postmark prior to June 22, 2009 will not entitle you to purchase shares of common stock unless we receive the envelope by June 22, 2009. We are not required to notify subscribers of incomplete or improperly executed order forms. We have the right to permit the correction of incomplete or improperly executed order forms or waive immaterial irregularities. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects. You may submit your order form and payment by mail using the return envelope provided, by bringing your order form to our Stock Information Center or to any branch office or by overnight delivery to the indicated address on the order form. Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering. If you are ordering shares, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the plan of conversion and reorganization and of the acceptability of the order forms will be final, subject to the authority of the Office of Thrift Supervision.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Territorial Savings Bank or the federal government, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Payment for Shares. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made by:

(1)	personal check, bank check or money order, payable to Territorial Bancorp Inc.; or

(2)	authorization of withdrawal from Territorial Savings Bank deposit accounts designated on the order form.

Appropriate means for designating withdrawals from deposit accounts at Territorial Savings Bank are provided in the order forms. The funds designated must be available in the account(s) at the time the order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contract rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be canceled at the time of withdrawal without penalty and the remaining balance will be transferred to a savings account and earn interest at our current passbook savings rate subsequent to the withdrawal. In the case of payments made by check or money order, these funds must be available in the account(s) and will be immediately cashed and placed in a segregated account at Territorial Savings Bank and/or another insured depository institution and will earn interest at our current passbook savings rate from the date payment is received until the offering is completed or terminated.

You may not use a check drawn on a Territorial Savings Bank line of credit, and we will not accept third-party checks (a check written by someone other than you) payable to you and endorsed over to Territorial Bancorp Inc. If you request that we place a hold on your checking account for the subscription amount, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account. Once we receive your executed order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by the expiration date, in which event purchasers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

If you are interested in using your individual retirement account funds to purchase shares of common stock, you must do so through a self-directed individual retirement account such as a brokerage firm individual retirement account. By regulation, Territorial Savings Bank’s individual retirement accounts are not self-directed, so they cannot be invested in shares of our common stock. Therefore, if you wish to use your funds that are currently in a Territorial Savings Bank individual retirement account, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will have to be transferred to a brokerage account. It may take several weeks to transfer your Territorial Savings Bank individual retirement account to an independent trustee, so please allow yourself sufficient time to take this action. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Depositors interested in using funds in an individual retirement account or any other retirement account to purchase shares of common stock should contact our Stock Information Center as soon as possible, preferably at least two weeks prior to the end of the offering period, because processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

We will have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the syndicated community offering at any time prior to the completion of the offering. This payment may be made by wire transfer.

Our employee stock ownership plan will not be required to pay for any shares purchased in the offering until consummation of the offering, provided there is a loan commitment from an unrelated financial institution or Territorial Bancorp Inc. to lend to the employee stock ownership plan the necessary amount to fund the purchase.

Regulations prohibit Territorial Savings Bank from knowingly lending funds or extending credit to any persons to purchase shares of common stock in the offering.

Delivery of Stock Certificates. Certificates representing shares of common stock issued in the offering and Territorial Savings Bank checks representing any applicable refund and/or interest paid on subscriptions made by check or money order will be mailed to the persons entitled thereto at the certificate registration address noted on the order form, as soon as practicable following consummation of the offering and receipt of all necessary regulatory approvals. Any certificates returned as undeliverable will be held by the transfer agent until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the shares of common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading.

Other Restrictions. Notwithstanding any other provision of the plan of conversion and reorganization, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country.

Restrictions on Transfer of Subscription Rights and Shares

Office of Thrift Supervision regulations prohibit any person with subscription rights, including the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion and reorganization or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering.

We intend to pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Stock Information Center

If you have any questions regarding the offering, please call or visit our Stock Information Center, toll free, at [stock info #], Monday through Friday between 8:30 a.m. and 4:00 p.m., local time, or visit the Stock Information Center located at 1132 Bishop Street, Suite 2200, Honolulu, Hawaii. The Stock Information Center will be closed weekends and bank holidays.

Liquidation Rights

In the unlikely event of a complete liquidation of Territorial Savings Bank prior to the conversion, all claims of creditors of Territorial Savings Bank, including those of depositors of Territorial Savings Bank (to the extent of their deposit balances), would be paid first. Then, if there were any assets of Territorial Savings Bank remaining, members of Territorial Savings Bank would receive those remaining assets, pro rata, based upon the deposit balances in their deposit account in Territorial Savings Bank immediately prior to liquidation. In the unlikely event that Territorial Savings Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the “liquidation account” to certain depositors, with any assets remaining thereafter distributed to Territorial Bancorp Inc. as the holder of Territorial Savings Bank capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in these types of transactions, the liquidation account would be assumed by the surviving institution.

The plan of conversion and reorganization provides for the establishment, upon the completion of the conversion, of a special “liquidation account” for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the total equity of Territorial Mutual Holding Company as of the date of its latest balance sheet contained in this prospectus.

The purpose of the liquidation account is to provide Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts with Territorial Savings Bank after the conversion with a liquidation interest in the unlikely event of the complete liquidation of Territorial Savings Bank after the conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder that continues to maintain his or her deposit account at Territorial Savings Bank, would be entitled, on a complete liquidation of Territorial Savings Bank after the conversion, to an interest in the liquidation account prior to any payment to the stockholders of Territorial Bancorp Inc. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in Territorial Savings Bank on September 30, 2007 and March 31, 2009, respectively. Each Eligible Account Holder and Supplemental Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on September 30, 2007 and March 31, 2009, respectively, bears to the balance of all deposit accounts in Territorial Savings Bank on such dates.

If, however, on any December 31 annual closing date commencing on or after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on September 30, 2007 and March 31, 2009, as applicable, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to Territorial Bancorp Inc., as the sole stockholder of Territorial Savings Bank.

Material Income Tax Consequences

Consummation of the conversion is subject to the prior receipt of an opinion of counsel or tax advisor with respect to federal and state income taxation that the conversion will not be a taxable transaction to Territorial Mutual Holding Company, Territorial Savings Group, Inc., Territorial Savings Bank, Territorial Bancorp Inc., Eligible Account Holders, Supplemental Eligible Account Holders and Other Members. Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that Territorial Mutual Holding Company, Territorial Savings Group, Inc, Territorial Savings Bank or Territorial Bancorp Inc. would prevail in a judicial proceeding.

Territorial Mutual Holding Company, Territorial Savings Group, Inc, Territorial Savings Bank and Territorial Bancorp Inc. have received an opinion of counsel, Luse Gorman Pomerenk & Schick, P.C., regarding all of the material federal income tax consequences of the conversion, which includes the following:

1.	The conversion of Territorial Savings Group, Inc. to a federally chartered interim stock savings bank will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code, and the merger of Territorial Savings Group, Inc. with and into Territorial Savings Bank qualifies as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

2.	Neither Territorial Savings Group, Inc., Territorial Savings Bank, nor Territorial Mutual Holding Company will recognize any gain or loss upon the transfer of assets of Territorial Savings Group, Inc. to Territorial Savings Bank in exchange for shares of common stock of Territorial Savings Bank, which will be constructively received by Territorial Mutual Holding Company. (Sections 361 and 1032(a) of the Internal Revenue Code).

3.	The basis of the assets of Territorial Savings Group, Inc. and the holding period of such assets to be received by Territorial Savings Bank will be the same as the basis and holding period in such assets in the hands of Territorial Bancorp Inc. immediately before the exchange. (Sections 362(b) and 1223(2) of the Internal Revenue Code).

4.	The conversion of Territorial Mutual Holding Company to a federally chartered interim stock savings bank will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code and the merger of Territorial Mutual Holding Company with and into Territorial Savings Bank qualifies as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

5.	The exchange of Eligible Account Holders’ and Supplemental Account Holders’ interests in Territorial Mutual Holding Company for interests in a liquidation account established in Territorial Savings Bank will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations.

6.	None of Territorial Mutual Holding Company, Territorial Savings Bank, nor Eligible Account Holders, Supplemental Eligible Account Holders or Other Members, will recognize any gain or loss on the transfer of the assets of Territorial Mutual Holding Company to Territorial Savings Bank in exchange for an interest in a liquidation account established in Territorial Savings Bank for the benefit of Eligible Account Holders and Supplemental Eligible Account holders who remain depositors of Territorial Savings Bank and nontransferable subscription rights to purchase shares of Territorial Bancorp Inc. common stock.

7.	It is more likely than not that the nontransferable subscription rights have no value, based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at a price equal to its estimated fair market value, which will be the same price as the subscription price for the shares of common stock in the offering. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon distribution to them of nontransferable subscription rights to purchase shares of Territorial Bancorp Inc. common stock, provided that the amount to be paid for Territorial Bancorp Inc. common stock is equal to the fair market value of Territorial Bancorp Inc. common stock.

8.	The basis of the shares of Territorial Bancorp Inc. common stock purchased in the offering will be the purchase price. The holding period of the Territorial Bancorp Inc. common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date on which the right to acquire such stock was exercised.

9.	No gain or loss will be recognized by Territorial Bancorp Inc. on the receipt of money in exchange for shares of Territorial Bancorp Inc. common stock sold in the offering.

In the view of FinPro, Inc. (which is acting as independent appraiser of the value of the shares of Territorial Bancorp Inc. common stock in connection with the conversion), which view is not binding on the Internal Revenue Service, the subscription rights do not have any value for the reasons set forth above. If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise the subscription rights in an amount equal to their value, and Territorial Bancorp Inc. could recognize gain on a distribution. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

The Internal Revenue Service has announced that it will not issue private letter rulings with respect to the issue of whether nontransferable rights have value. Unlike private letter rulings, an opinion of counsel or the view of an independent appraiser is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached therein. Depending on the conclusion or conclusions with which the Internal Revenue Service disagrees, the Internal Revenue Service may take the position that the transaction is taxable to any one or more of Territorial Mutual Holding Company, Territorial Savings Group, Inc., Territorial Savings Bank, the members of Territorial Mutual Holding Company, Territorial Bancorp Inc. and the Eligible Account Holders, Supplemental

Eligible Account Holders and Other Members who exercise their subscription rights. In the event of a disagreement, there can be no assurance that Territorial Mutual Holding Company, Territorial Savings Group, Inc., Territorial Bancorp Inc. or Territorial Savings Bank would prevail in a judicial or administrative proceeding.

The federal tax opinion has been filed with the Securities and Exchange Commission as an exhibit to Territorial Bancorp Inc.’s registration statement. Advice regarding the Hawaii state income tax consequences consistent with the federal tax opinion has been issued by KPMG LLP, tax advisors to Territorial Mutual Holding Company, Territorial Savings Group, Inc., Territorial Savings Bank and Territorial Bancorp Inc.

Restrictions on Purchase or Transfer of Our Shares after Conversion

The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale. All shares of common stock purchased in the offering by a director or an executive officer of Territorial Savings Bank generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of the director or executive officer. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split or otherwise with respect to the restricted stock will be similarly restricted. The directors and executive officers of Territorial Bancorp Inc. also will be restricted by the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934.

Purchases of shares of our common stock by any of our directors, executive officers and their associates, during the three-year period following the closing of the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock, to purchases of our common stock to fund stock options by one or more stock-based benefit plans or to any of our tax-qualified employee stock benefit plans or nontax-qualified employee stock benefit plans, including any stock-based benefit plans.

Office of Thrift Supervision regulations prohibit Territorial Bancorp Inc. from repurchasing its shares of common stock during the first year following conversion unless compelling business reasons exist for such repurchases. After one year, the Office of Thrift Supervision does not impose any repurchase restrictions.

RESTRICTIONS ON ACQUISITION OF TERRITORIAL BANCORP INC.

Although the Board of Directors of Territorial Bancorp Inc. is not aware of any effort that might be made to obtain control of Territorial Bancorp Inc. after the conversion, the Board of Directors believes that it is appropriate to include certain provisions as part of Territorial Bancorp Inc.’s articles of incorporation to protect the interests of Territorial Bancorp Inc. and its stockholders from takeovers which our Board of Directors might conclude are not in the best interests of Territorial Savings Bank, Territorial Bancorp Inc. or Territorial Bancorp Inc.’s stockholders.

The following discussion is a general summary of the material provisions of Territorial Bancorp Inc.’s articles of incorporation and bylaws, Territorial Savings Bank’s charter and bylaws, Maryland corporate law and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in Territorial Bancorp Inc.’s articles of incorporation and bylaws and Territorial Savings Bank’s stock charter and bylaws, reference should be made in each case to the document in question, each of which is part of Territorial Savings Bank’s application for conversion with the Office of Thrift Supervision and Territorial Bancorp Inc.’s registration statement filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

Territorial Bancorp Inc.’s Articles of Incorporation and Bylaws

Although the Board of Directors of Territorial Bancorp Inc. is not aware of any effort that might be made to obtain control of Territorial Bancorp Inc. after the conversion, the Board of Directors believes that it is appropriate to include certain provisions as part of Territorial Bancorp Inc.’s articles of incorporation to protect the interests of Territorial Bancorp Inc. and its stockholders from takeovers which our Board of Directors might conclude are not in the best interests of Territorial Savings Bank, Territorial Bancorp Inc. or Territorial Bancorp Inc.’s stockholders.

The following discussion is a general summary of the material provisions of Territorial Bancorp Inc.’s articles of incorporation and bylaws, Territorial Savings Bank’s charter and bylaws, Maryland corporate law and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in Territorial Bancorp Inc.’s articles of incorporation and bylaws and Territorial Savings Bank’s stock charter and bylaws, reference should be made in each case to the document in question, each of which is part of Territorial Savings Bank’s application for conversion with the Office of Thrift Supervision and Territorial Bancorp Inc.’s registration statement filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

Territorial Bancorp Inc.’s Articles of Incorporation and Bylaws

Territorial Bancorp Inc.’s articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the Board of Directors or management of Territorial Bancorp Inc. more difficult.

Directors. The Board of Directors will be divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of our directors. The bylaws establish qualification for board members, including restrictions on affiliations with competitors of Territorial Savings Bank and prior legal or regulatory violations. Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders. Such notice and information requirements are applicable to all stockholder business proposals and nominations, and are in addition to any requirements under the federal securities laws.

Evaluation of Offers. The articles of incorporation of Territorial Bancorp Inc. provide that its Board of Directors, when evaluating a transaction that would or may involve a change in control of Territorial Bancorp Inc. (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of

Territorial Bancorp Inc. and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to:

•	the economic effect, both immediate and long-term, upon Territorial Bancorp Inc.’s stockholders, including stockholders, if any, who do not participate in the transaction;

•

the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, Territorial Bancorp Inc. and its subsidiaries and on the communities in which Territorial Bancorp Inc. and its subsidiaries operate or are located;

•	whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of Territorial Bancorp Inc.;

•	whether a more favorable price could be obtained for Territorial Bancorp Inc.’s stock or other securities in the future;

•

the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of Territorial Bancorp Inc. and its subsidiaries;

•	the future value of the stock or any other securities of Territorial Bancorp Inc. or the other entity to be involved in the proposed transaction;

•	any antitrust or other legal and regulatory issues that are raised by the proposal;

•

the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

•

the ability of Territorial Bancorp Inc. to fulfill its objectives as a financial institution holding company and on the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations.

If the Board of Directors determines that any proposed transaction should be rejected, it may take any lawful action to defeat such transaction.

Restrictions on Call of Special Meetings. The bylaws provide that, unless approved by unaffiliated directors, special meetings of stockholders can be called by only the President, a majority of the total number of directors that Territorial Bancorp, Inc. would have if there were no vacancies on the Board of Directors (the “whole board”), or the Secretary upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Prohibition of Cumulative Voting. The articles of incorporation prohibit cumulative voting for the election of directors.

Limitation of Voting Rights. The articles of incorporation provide that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit; provided that such 10% limit shall not apply if a majority of the unaffiliated directors approve the acquisition of shares in excess of the 10% limit prior to such acquisition.

Restrictions on Removing Directors from Office. The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of at least 80% of the voting power of all of our then-outstanding capital stock entitled to vote generally in the election of directors (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”), voting together as a single class.

Authorized but Unissued Shares. After the conversion, Territorial Bancorp Inc. will have authorized but unissued shares of common and preferred stock. See “Description of Capital Stock.” The articles of incorporation authorize 50,000,000 shares of serial preferred stock. Territorial Bancorp Inc. is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such shares. In addition, the articles of incorporation provide that a majority of the whole board may, without action by the stockholders, amend the articles of incorporation to increase or decrease the aggregate number of shares of stock of any class or series that Territorial Bancorp Inc. has the authority to issue. In the event of a proposed merger, tender offer or other attempt to gain control of Territorial Bancorp Inc. that the board of directors does not approve, it would be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of Territorial Bancorp Inc. The board of directors has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws. Except as provided under “— Authorized but Unissued Shares,” above, regarding the amendment of the articles of incorporation by the Board of Directors to increase or decrease the number of shares authorized for issuance, or as otherwise allowed by law, any amendment to the articles of incorporation must be approved by our Board of Directors and also by a majority of the outstanding shares of our voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

(i)	The limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

(ii)	The division of the board of directors into three staggered classes;

(iii)	The ability of the board of directors to fill vacancies on the board;

(iv)	The requirement that at least 80% of stockholders must vote to remove directors, and can only remove directors for cause;

(v)	The ability of the board of directors to amend and repeal the bylaws;

(vi)	The ability of the board of directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire Territorial Bancorp Inc.;

(vii)	The authority of the board of directors to provide for the issuance of preferred stock;

(viii)	The validity and effectiveness of any action lawfully authorized by the affirmative vote of the holders of a majority of the total number of outstanding shares of common stock;

(ix)	The number of stockholders constituting a quorum or required for stockholder consent;

(x)	The indemnification of current and former directors and officers, as well as employees and other agents, by Territorial Bancorp Inc.; and

(xi)	The limitation of liability of officers and directors to Territorial Bancorp Inc. for money damages.

(xii)	The provision of the articles of incorporation requiring approval of at least 80% of the outstanding voting stock to amend the provisions of the articles of incorporation provided in (i) through (xi) of this list.

The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of our directors or by the stockholders by the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders. Any amendment of this supermajority requirement for amendment of the bylaws would also require the approval of 80% of the outstanding voting stock.

Maryland Corporate Law

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as: (i) any person who beneficially owns 10% or more of the voting power of a corporation's voting stock after the date on which the corporation had 100 or more beneficial owners of its stock; or (ii) an affiliate or associate of the corporation at any time after the date on which the corporation had 100 or more beneficial owners of its stock who, within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if the corporation's common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

Conversion Regulations

Office of Thrift Supervision regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquiring stock or subscription rights in a converting institution or its holding company from another person prior to completion of its conversion. Further, without the prior written approval of the Office of Thrift Supervision, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares of a converted institution or its holding company for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, the person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company. The Office of Thrift Supervision has defined “person” to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to a bank or its holding company, or an underwriter or member of a selling group acting on the converting institution’s or its holding company’s behalf for resale to the general public are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.

Change in Control Regulations

Under the Change in Bank Control Act, no person may acquire control of an insured federal savings bank or its parent holding company unless the Office of Thrift Supervision has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition. In addition, Office of Thrift Supervision regulations provide that no company may acquire control of a savings bank without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a “savings and loan holding company” subject to registration, examination and regulation by the Office of Thrift Supervision.

Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the institution’s directors, or a determination by the Office of Thrift Supervision that the acquirer has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings bank’s voting stock, if the acquirer is also subject to any one of eight “control factors,” constitutes a rebuttable determination of control under the regulations. Such control factors include the acquirer being one of the two largest stockholders. The determination of control may be rebutted by submission to the Office of Thrift Supervision, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies that acquire beneficial ownership exceeding 10% or more of any class of a savings bank’s stock who do not intend to participate in or seek to exercise control over a savings bank’s management or policies may qualify for a safe harbor by filing with the Office of Thrift Supervision a certification form that states, among other things, that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the Office of Thrift Supervision, as applicable. There are also rebuttable presumptions in the regulations concerning whether a group “acting in concert” exists, including presumed action in concert among members of an “immediate family.”

The Office of Thrift Supervision may prohibit an acquisition of control if it finds, among other things, that:

•	the acquisition would result in a monopoly or substantially lessen competition;

•	the financial condition of the acquiring person might jeopardize the financial stability of the institution;

•	the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person; or

•	the acquisition would have an adverse effect on the Deposit Insurance Fund.

DESCRIPTION OF CAPITAL STOCK

General

At the effective date, Territorial Bancorp Inc. will be authorized to issue 100,000,000 shares of common stock, par value of $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. Territorial Bancorp Inc. currently expects to issue in the offering up to 10,051,000 shares of common stock. Territorial Bancorp Inc. will not issue shares of preferred stock in the conversion. Each share of Territorial Bancorp Inc. common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock, in accordance with the plan of conversion and reorganization, all of the shares of common stock will be duly authorized, fully paid and nonassessable.

The shares of common stock of Territorial Bancorp Inc. will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

Common Stock

Dividends. Territorial Bancorp Inc. can pay dividends on its common stock if, after giving effect to the distribution, it would be able to pay its indebtedness as the indebtedness comes due in the usual course of business and its total assets exceed the sum of its liabilities and the amount needed, if Territorial Bancorp Inc. were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference in the event of dissolution. The holders of common stock of Territorial Bancorp Inc. will be entitled to receive and share equally in dividends as may be declared by our Board of Directors out of funds legally available therefor. If Territorial Bancorp Inc. issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon consummation of the conversion, the holders of common stock of Territorial Bancorp Inc. will have exclusive voting rights in Territorial Bancorp Inc. They will elect

Territorial Bancorp Inc.’s Board of Directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the Board of Directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of Territorial Bancorp Inc.’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If Territorial Bancorp Inc. issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require an 80% stockholder vote.

As a federal stock savings bank, corporate powers and control of Territorial Savings Bank are vested in its Board of Directors, who elect the officers of Territorial Savings Bank and who fill any vacancies on the Board of Directors. Voting rights of Territorial Savings Bank are vested exclusively in the owners of the shares of capital stock of Territorial Savings Bank, which will be Territorial Bancorp Inc., and voted at the direction of Territorial Bancorp Inc.’s Board of Directors. Consequently, the holders of the common stock of Territorial Bancorp Inc. will not have direct control of Territorial Savings Bank.

Liquidation. In the event of any liquidation, dissolution or winding up of Territorial Savings Bank, Territorial Bancorp Inc., as the holder of 100% of Territorial Savings Bank’s capital stock, would be entitled to receive all assets of Territorial Savings Bank available for distribution, after payment or provision for payment of all debts and liabilities of Territorial Savings Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders. In the event of liquidation, dissolution or winding up of Territorial Bancorp Inc., the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Territorial Bancorp Inc. available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of the common stock of Territorial Bancorp Inc. will not be entitled to preemptive rights with respect to any shares that may be issued, unless such preemptive rights are approved by the Board of Directors. The common stock is not subject to redemption.

Preferred Stock

None of the shares of Territorial Bancorp Inc.’s authorized preferred stock will be issued as part of the offering or the conversion. Preferred stock may be issued with preferences and designations as our Board of Directors may from time to time determine. Our Board of Directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

TRANSFER AGENT

The transfer agent and registrar for Territorial Bancorp Inc.’s common stock is Registrar and Transfer Company, Cranford, New Jersey.

EXPERTS

The consolidated financial statements of Territorial Mutual Holding Company and subsidiaries as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31,

2008, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

FinPro, Inc. has consented to the publication herein of the summary of its report to Territorial Bancorp Inc. setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the conversion and offering and its letter with respect to subscription rights.

LEGAL MATTERS

Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., counsel to Territorial Bancorp Inc. and Territorial Savings Bank, will issue to Territorial Bancorp Inc. its opinions regarding the legality of the common stock and the federal income tax consequences of the conversion. Luse Gorman Pomerenk & Schick, P.C. has consented to the references in this prospectus to its opinions. KPMG LLP will issue to Territorial Mutual Holding Company, Territorial Savings Group, Inc., Territorial Bancorp Inc. and Territorial Savings Bank its opinion regarding the state income tax consequences of the conversion. KPMG LLP has consented to the reference in this prospectus to its opinion. Certain legal matters will be passed upon for Keefe, Bruyette and Woods, Inc. by Kilpatrick Stockton LLP, Washington, D.C.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Territorial Bancorp Inc. has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates. The Securities and Exchange Commission telephone number is 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including Territorial Bancorp Inc. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

Territorial Savings Bank has filed with the Office of Thrift Supervision an Application on Form AC with respect to the conversion. This prospectus omits certain information contained in the application. The application may be examined at the principal office of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552, and at the West Regional Office of the Office of Thrift Supervision, located at Pacific Plaza, 2001 Junipero Serra Boulevard, Suite 650, Daly City, California 94014-3897. Our Plan of conversion and reorganization is available, upon request, at each of our branch offices.

In connection with the offering, Territorial Bancorp Inc. will register its common stock under Section 12(b) of the Securities Exchange Act of 1934 and, upon such registration, Territorial Bancorp Inc. and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of conversion and reorganization, Territorial Bancorp Inc. has undertaken that it will not terminate such registration for a period of at least three years following the offering.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF

TERRITORIAL MUTUAL HOLDING COMPANY

***

Separate financial statements for Territorial Bancorp Inc. have not been included in this prospectus because Territorial Bancorp Inc. has not engaged in any significant activities, has no significant assets, and has no contingent liabilities, revenue or expenses.

All financial statement schedules have been omitted as the required information either is not applicable or is included in the financial statements or related notes.

Report of Independent Registered Public Accounting Firm

The Board of Directors

Territorial Mutual Holding Company:

We have audited the accompanying consolidated balance sheets of Territorial Mutual Holding Company and subsidiaries (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of income, equity and comprehensive income, and cash flows for each of the years in the three-year period then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Territorial Mutual Holding Company and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period then ended in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Honolulu, Hawaii

February 26, 2009

TERRITORIAL MUTUAL HOLDING COMPANY

AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2008 and 2007

(Dollars in thousands)

	2008	2007
Assets
Cash (note 14)	$11,216	19,755
Investment securities held to maturity, at amortized cost (fair value of $535,590 and $529,307 at December 31, 2008 and 2007, respectively (notes 3 and 9))	527,767	538,025
Federal Home Loan Bank stock, at cost (note 9)	12,348	12,348
Loans receivable, net (notes 4, 5, and 8)	633,160	554,795
Accrued interest receivable (note 6)	4,787	4,574
Premises and equipment, net (note 7)	4,444	4,460
Real estate owned	131	—
Bank-owned life insurance	27,107	26,068
Prepaid expenses and other assets	3,486	1,993

Total assets	$1,224,446	1,162,018

Liabilities and Equity
Liabilities:
Deposits (note 8)	$923,914	892,316
Advances from the Federal Home Loan Bank (note 9)	35,791	72,000
Securities sold under agreements to repurchase (note 10)	115,200	55,200
Subordinated debentures (note 12)	24,221	24,199
Accounts payable and accrued expenses (note 13)	18,634	18,071
Current income taxes payable (note 11)	963	720
Deferred income taxes payable (note 11)	3,228	4,439
Advance payments by borrowers for taxes and insurance	3,114	2,594

Total liabilities	1,125,065	1,069,539

Commitments and contingencies (notes 14 and 16)
Equity:
Retained earnings (note 15)	100,897	93,700
Accumulated other comprehensive loss	(1,516)	(1,221)

Total equity	99,381	92,479

Total liabilities and equity	$1,224,446	1,162,018

See accompanying notes to consolidated financial statements.

TERRITORIAL MUTUAL HOLDING COMPANY

AND SUBSIDIARIES

Consolidated Statements of Income

Years ended December 31, 2008, 2007, and 2006

(Dollars in thousands)

	2008	2007	2006
Interest and dividend income:
Investment securities	$25,809	27,908	31,441
Tax-exempt investment securities	112	392	393
Dividends on Federal Home Loan Bank stock	117	74	12
Loans (note 4)	35,153	32,514	30,006
Other investments	29	59	35

Total interest and dividend income	61,220	60,947	61,887

Interest expense:
Deposits (note 8)	18,521	23,863	21,678
Advances from the Federal Home Loan Bank (note 9)	515	3,709	3,647
Securities sold under agreements to repurchase (note 10)	4,486	2,574	1,441
Subordinated debentures and other borrowings (note 12)	1,725	2,222	2,070

Total interest expense	25,247	32,368	28,836

Net interest income	35,973	28,579	33,051
Provision for loan losses (note 5)	149	25	6

Net interest income after provision for loan losses	35,824	28,554	33,045

Noninterest income:
Service fees on loan and deposit accounts	2,918	2,729	2,681
Income on bank-owned life insurance	1,039	942	726
Other-than-temporary impairment loss on investments (note 3)	(2,483)	—	—
Gain on sale of investment securities (note 3)	146	731	30
Gain (loss) on sale of loans	2	(1,062)	—
Other	551	536	576

Total noninterest income	2,173	3,876	4,013

Noninterest expense:
Salaries and employee benefits (note 13)	15,430	13,447	15,526
Occupancy (note 14)	4,291	3,990	3,758
Equipment (note 14)	2,866	2,858	2,414
Federal deposit insurance premiums	1,079	548	130
Other general and administrative expenses	3,337	3,204	3,272

Total noninterest expense	27,003	24,047	25,100

Income before income taxes	10,994	8,383	11,958
Income taxes (note 11)	3,794	2,615	4,247

Net income	$7,200	5,768	7,711

See accompanying notes to consolidated financial statements.

TERRITORIAL MUTUAL HOLDING COMPANY

AND SUBSIDIARIES

Consolidated Statements of Equity and Comprehensive Income

Years ended December 31, 2008, 2007, and 2006

(Dollars in thousands)

	Retained earnings	Accumulated other comprehensive income (loss)	Equity
Balances at December 31, 2005	$80,227	(860)	79,367
Comprehensive income:
Net income	7,711	—	7,711
Other comprehensive income (loss), net of tax:
Minimum pension liability adjustment, net of taxes of $552 (note 13)	—	860	860
Adjustment to initially apply SFAS No. 158, net of tax benefits of $736 (note 13)	—	(1,106)	(1,106)

Total comprehensive income			7,465

Cash dividends declared	(3)	—	(3)

Balances at December 31, 2006	87,935	(1,106)	86,829
Comprehensive income:
Net income	5,768	—	5,768
Other comprehensive income (loss), net of tax:
Retirement benefit plans:
Net losses arising during the period, net of tax benefits of $121	—	(183)	(183)
Less amortization of prior service credit and net losses recognized during the period in net periodic benefit cost, net of taxes of $45	—	68	68

Total comprehensive income			5,653

Cash dividends declared	(3)	—	(3)

Balances at December 31, 2007	93,700	(1,221)	92,479
Comprehensive income:
Net income	7,200	—	7,200
Other comprehensive income (loss), net of tax:
Retirement benefit plans:
Net losses arising during the period, net of tax benefits of $248	—	(373)	(373)
Less amortization of prior service credit and net losses recognized during the period in net periodic benefit cost, net of taxes of $51	—	78	78

Total comprehensive income			6,905

Cash dividends declared	(3)	—	(3)

Balances at December 31, 2008	$100,897	(1,516)	99,381

See accompanying notes to consolidated financial statements.

TERRITORIAL MUTUAL HOLDING COMPANY

AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2008, 2007, and 2006

(Dollars in thousands)

	2008	2007	2006
Cash flows from operating activities:
Net income	$7,200	5,768	7,711
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for loan losses	149	25	6
Depreciation and amortization	1,020	1,064	980
Deferred income tax (benefit) expense	(1,014)	235	(376)
Amortization of fees, discounts, and premiums	(375)	(482)	(490)
Origination of loans held for sale	(1,449)	—	—
Proceeds from sales of loans held for sale	1,438	—	—
(Gain) loss on sale of loans, net	(2)	1,062	—
Other-than-temporary impairment loss on investment	2,483	—	—
Gain on sale of investment securities	(146)	(731)	(30)
Net (gain) loss on sale of premises and equipment	(13)	7	(12)
(Increase) decrease in accrued interest receivable	(216)	292	(9)
Net increase in bank-owned life insurance	(1,039)	(6,042)	(726)
Net (increase) decrease in prepaid expenses and other assets	(1,493)	(582)	1,414
Net increase (decrease) in accounts payable and accrued expenses	71	(21,953)	21,030
Net increase in federal and state income taxes, net	243	417	471

Net cash provided by (used in) operating activities	6,857	(20,920)	29,969

Cash flows from investing activities:
Purchases of investment securities held to maturity	(53,085)	—	(18,091)
Purchases of investment securities available for sale	(9,736)	(14,866)	(10,511)
Principal repayments on investment securities held to maturity	50,183	61,508	74,493
Proceeds from sale of investment securities held to maturity	10,538	22,366	—
Proceeds from sale of investment securities available for sale	9,871	14,904	10,541
Loan originations, net of principal repayments on loans receivable	(78,082)	(50,142)	(37,494)
Proceeds from sales of loans held for investment	—	41,098	—
Purchases of premises and equipment	(1,022)	(452)	(1,609)
Proceeds from disposals of premises and equipment	31	—	38

Net cash (used in) provided by investing activities	(71,302)	74,416	17,367

F-6	(Continued)

TERRITORIAL MUTUAL HOLDING COMPANY

AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2008, 2007, and 2006

(Dollars in thousands)

	2008	2007	2006
Cash flows from financing activities:
Net increase (decrease) in deposits	$31,598	(89,038)	(34,697)
Proceeds from advances from the Federal Home Loan Bank	645,317	928,517	1,066,324
Repayments of advances from the Federal Home Loan Bank	(681,526)	(956,517)	(1,066,641)
Proceeds from reverse repurchase agreements	205,350	294,870	483,991
Repayments of reverse repurchase agreements	(145,350)	(300,215)	(423,446)
Net increase in advance payments by borrowers for taxes and insurance	520	133	563
Cash dividends paid	(3)	(3)	(3)

Net cash provided by (used in) financing activities	55,906	(122,253)	26,091

Net (decrease) increase in cash	(8,539)	(68,757)	73,427
Cash at beginning of the year	19,755	88,512	15,085

Cash at end of the year	$11,216	19,755	88,512

Supplemental disclosure of cash flow information:
Cash paid for:
Interest on deposits and borrowings	$25,460	32,367	28,177
Income taxes	4,565	1,810	5,317
Supplemental disclosure of noncash investing activities:
Loans exchanged for mortgage-backed securities	$—	—	7,984
Loans transferred to real estate owned	131	—	—

See accompanying notes to consolidated financial statements.

TERRITORIAL MUTUAL HOLDING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2008, 2007, and 2006

(1)	Plan of Mutual Holding Company Reorganization

In September 2002, Territorial Savings and Loan Association formed a mutual holding company, utilizing a three-tier mutual holding company structure. In a series of steps, Territorial Savings and Loan Association converted into a federally chartered stock savings bank, Territorial Savings Bank (Bank), and formed Territorial Savings Group, Inc. (Group), which owns 100% of the common stock of the Bank, and Territorial Mutual Holding Company (collectively, the Company), a federally chartered mutual holding company, which owns 100% of the common stock of the Group.

(2)	Summary of Significant Accounting Policies

(a)	Description of Business

The Company provides loan and deposit products and services primarily to individual customers through 24 branches located throughout Hawaii. The Company’s earnings depend primarily on its net interest income, which is the difference between the interest income earned on interest-earning assets (loans receivable and investments) and the interest expense incurred on interest-bearing liabilities (deposit liabilities and borrowings). Deposits traditionally have been the principal source of the Bank’s funds for use in lending, meeting liquidity requirements, and making investments. The Company also derives funds from receipt of interest and principal on outstanding loans receivable and investments, borrowings from the Federal Home Loan Bank (FHLB) of Seattle, securities sold under reverse repurchase agreements, and proceeds from issuances of subordinated debentures.

(b)	Principles of Consolidation

The consolidated financial statements include the accounts and results of operations of Territorial Mutual Holding Company and its wholly owned subsidiaries, Territorial Savings Group, Inc., Territorial Savings Bank, Territorial Real Estate Company, Inc., Territorial Financial Services, Inc., and Territorial Holdings, Inc. Territorial Holdings, Inc. includes the accounts and results of operations of Territorial Realty, Inc. Significant intercompany balances and transactions have been eliminated in consolidation.

The Company has three wholly owned statutory trusts that are considered variable interest entities. In accordance with Financial Accounting Standards Board (FASB) Interpretation No. (FIN) 46(R), Consolidation of Variable Interest Entities (revised December 2003)—an interpretation of ARB No. 51 (as amended), the trusts are not consolidated as the Company is not the primary beneficiary. The Company determines the primary beneficiary based on the entity that receives the majority of the trusts’ expected losses and residual returns.

(c)	Investment Securities

The Company classifies and accounts for its investment securities as follows: (1) held-to-maturity debt securities in which the Company has the positive intent and ability to hold to maturity are reported at amortized cost; (2) trading securities that are purchased for the purpose of selling in the near term are reported at fair value, with unrealized gains and losses included in current earnings; and (3) available-for-sale securities not classified as either held-to-maturity or trading securities are reported at fair value, with unrealized gains and losses excluded from current earnings and reported as a separate component of equity. At December 31, 2008 and 2007, the Company classified its investments as held-to-maturity.

F-8	(Continued)

TERRITORIAL MUTUAL HOLDING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2008, 2007, and 2006

A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed to be other than temporary results in an impairment to reduce the carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other than temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and duration of the impairment, changes in value subsequent to year-end, forecasted performance of the investee, and the general market condition in the geographic area or industry the investee operates in.

Gains or losses on the sale of investment securities are computed using the specific-identification method. The Company amortizes premiums and accretes discounts associated with investment securities using the interest method over the contractual life of the respective investment security. Such amortization and accretion is included in the interest and dividend income line item in the consolidated statements of income. Dividend and interest income are recognized when earned.

(d)	Loans Receivable

Loans receivable are stated at the principal amount outstanding, less the allowance for loan losses, loan origination fees and costs, and commitment fees. Interest on loans receivable is accrued as earned. The Company has a policy of placing loans on a nonaccrual basis when more than 90 days contractually delinquent, or when, in the opinion of management, collection of all or part of the principal balance appears doubtful. Interest, net deferred fees, and discounts on loans classified as nonaccrual are generally recognized on a cash basis. The Company, considering current information and events regarding the borrowers’ ability to repay their obligations, considers a loan to be impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is considered to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, if the loan is considered to be collateral dependent, based on the fair value of the collateral. Impairment losses are included in the allowance for loan losses through a charge to the provision for loan losses. Similarly, interest, net deferred fees, and discounts on impaired loans are recognized on a cash basis. A nonaccrual loan may be restored to an accrual basis when principal and interest payments are current and full payment of principal and interest is expected.

(e)	Loans Held for Sale

Loans held for sale are stated at the lower of aggregate cost or market value. Net fees and costs of originating loans held for sale are deferred and are included in the basis for determining the gain or loss on sales of loans held for sale.

F-9	(Continued)

TERRITORIAL MUTUAL HOLDING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2008, 2007, and 2006

(f)	Deferred Loan Origination Fees and Unearned Loan Discounts

Loan origination and commitment fees and certain direct loan origination costs are being deferred, and the net amount is recognized over the life of the related loan as an adjustment to yield. Net deferred loan fees are amortized using the interest method over the contractual term of the loan, adjusted for actual prepayments. Net unamortized fees on loans paid in full are recognized as a component of interest income.

(g)	Real Estate Owned

Real estate operations, net, include operating income and expenses, gains and losses on sales of real estate, and provisions for losses resulting from subsequent declines in fair values. Real estate is valued at the time of foreclosure at fair value, less estimated cost to sell, thereby establishing a new cost basis. The Company obtains appraisals based on recent comparable sales to assist management in estimating the fair value of real estate owned. Subsequent to acquisition, real estate owned is valued at the lower of cost or fair value, less estimated cost to sell. Declines in value are charged to expense through a valuation allowance. Costs related to holding real estate are charged to expense while costs related to development and improvements are capitalized.

Profits from the sale of real estate are recognized when title has passed, minimum down payment requirements are met, the terms of any notes received are such as to satisfy continuing investment requirements, and the Company is relieved of any requirements for continued involvement with the properties. If the minimum down payment or the continuing investment is not adequate to meet the criteria specified in Statement of Financial Accounting Standards (SFAS) No. 66, Accounting for Sales of Real Estate, the Company will defer income recognition and account for such sales using alternative methods, such as installment, deposit, or cost recovery.

(h)	Allowance for Loan Losses

The Company’s allowance for credit losses is maintained at a level considered adequate to provide for losses that can be estimated based upon specific and general conditions. All loan losses are charged, and all recoveries are credited, to the allowance for loan losses. Additions to the allowance for loan losses are provided by charges to income based on various factors, which, in the Company’s judgment, deserve current recognition in estimating probable losses. Charge-offs to the allowance are made when management determines that collectibility of all or a portion of a loan is doubtful and available collateral is insufficient to repay the loan. The allowance for loan losses consists primarily of two components:

(1)	Specific allowances established for impaired loans. The amount of impairment provided for as a specific allowance is represented by the deficiency, if any, between the estimated fair value of the loan, or the loan’s observable market price, if any, or the underlying collateral, if the loan is collateral dependent, and the carrying value of the loan. Impaired loans for which the estimated fair value of the loan, or the loan’s observable market price or the fair value of the underlying collateral, if the loan is collateral dependent, exceeds the carrying value of the loan are not considered in establishing specific allowances for loan losses.

F-10	(Continued)

TERRITORIAL MUTUAL HOLDING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2008, 2007, and 2006

(2)	General allowances are established for loan losses on a portfolio basis for loans that do not meet the definition of impaired, in accordance with the SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures. The portfolio is grouped into similar risk characteristics, primarily loan type, loan-to-value, if collateral dependent, and delinquency status. The Company applies an estimated loss rate to each loan group. The loss rates applied are based upon its loss experience adjusted, as appropriate, for environmental factors. This evaluation is inherently subjective, as it requires material estimates that may be susceptible to significant revisions based upon changes in economic and real estate market conditions.

Actual loan losses may be significantly more than the allowance for loan losses the Company has established, which could have a material negative effect on its financial results.

(i)	Transfer of Financial Assets

Transfers of financial assets are accounted for as sales when control is surrendered. Control is surrendered when the assets have been isolated from the Company, the transferee obtains the right to pledge or exchange the assets without constraint, and the Company does not maintain effective control over the transferred assets. Mortgage loans sold for cash are accounted for as sales as the above criteria have been met.

Mortgage loans may also be packaged into securities that are issued and guaranteed by U.S. government-sponsored enterprises. The Company receives 100% of the mortgage-backed securities issued. Securitizations are not accounted for as sales and no gain or loss is recognized. The mortgage-backed securities received in securitizations are valued at amortized cost and classified as held-to-maturity.

Mortgage loan transfers accounted for as sales and securitizations are without recourse and the Company generally retains the related rights to service the loans. Mortgage servicing assets are initially valued at fair market value and subsequently at the lower of cost or market value. Valuations are obtained from independent third-party appraisers on a quarterly basis. Mortgage servicing assets are not material to the consolidated balance sheets or consolidated statements of income.

(j)	Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is principally computed on the straight-line method over the estimated useful lives of the respective assets. The estimated useful life of buildings and improvements is 30 years, furniture, fixtures, and equipment is 3 to 10 years, and automobiles is 3 years. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset.

(k)	Income Taxes

The Company files a consolidated federal income tax return and a consolidated tax return for state franchise and corporate income taxes.

F-11	(Continued)

TERRITORIAL MUTUAL HOLDING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2008, 2007, and 2006

Deferred tax assets and liabilities are recognized using the asset and liability method of accounting for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Effective January 1, 2007, the Company adopted FIN 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, and uses a “more-likely-than-not” recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The adoption of FIN 48 did not have any impact on the Company’s consolidated financial statements.

(l)	Impairment of Long-Lived Assets

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets, such as premises and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the consolidated balance sheets and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held-for-sale would be presented separately in the appropriate asset and liability sections of the consolidated balance sheets.

(m)	Pension Plan

Pension benefit costs (returns) are charged (credited) to salaries and employee benefits expense, and the corresponding prepaid (accrued) pension cost is recorded in prepaid expenses and other assets or accounts payable and accrued expenses in the consolidated balance sheets. The Company’s policy is to fund pension costs in amounts that will not be less than the minimum funding requirements of the Employee Retirement Income Security Act of 1974 and will not exceed the maximum tax-deductible amounts. The Company generally funds at least the net periodic pension cost as calculated using SFAS No. 87, Employers’ Accounting for Pensions, during the fiscal year, subject to limits and targeted funded status as determined with the consulting actuary.

Effective December 31, 2006, the Company adopted SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R), and recognized on its consolidated balance sheet the funded status of its defined benefit pension plan.

F-12	(Continued)

TERRITORIAL MUTUAL HOLDING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2008, 2007, and 2006

(n)	Bank-Owned Life Insurance

The Company invests in bank-owned life insurance to provide a funding source for benefit plan obligations. Bank-owned life insurance also generally provides noninterest income that is nontaxable. Federal regulations generally limit the investment in bank-owned life insurance to 25% of the Company’s Tier 1 capital plus the allowance for loan losses. At December 31, 2008, this limit was $30.4 million, and the Company had invested $27.1 million in bank-owned life insurance at that date.

(o)	Use of Estimates

The preparation of the consolidated financial statements requires management to make a number of estimates and assumptions relating to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amount of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include the allowance for loan losses; valuation of certain investment securities and determination as to whether declines in fair value below amortized cost are other than temporary; valuation allowances for deferred income tax assets; and assets and obligations related to employee benefit plans. With respect to the allowance for loan losses, management believes the allowance for loan losses is adequate. While management utilizes available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions, particularly in the state of Hawaii. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses. Such agencies may require management to recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examination. Accordingly, actual results could differ from those estimates.

(p)	Recently Issued Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS 157). This standard defines fair value, establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America, and expands disclosures about fair value measurements. The pronouncement applies under other accounting standards that require or permit fair value measurements. Accordingly, the statement does not require any new fair value measurement. The Company adopted the provisions of SFAS 157 on January 1, 2008 and such adoption did not have a material impact on its consolidated financial statements.

In February 2008, the FASB amended SFAS 157 through the issuance of FASB Staff Position (FSP) FAS 157-2, Effective Date of FASB Statement No. 157. FSP FAS 157-2 is effective upon issuance and delays the effective date of SFAS 157 to fiscal years beginning after November 15, 2008, for nonfinancial assets and nonfinancial liabilities that are not recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). As permitted under SFAS 157, the Company plans to adopt the provisions of SFAS 157 for nonfinancial assets and nonfinancial liabilities that are not recognized or disclosed at fair value in its consolidated financial statements on a recurring basis effective January 1, 2009. The Company does not expect the adoption of SFAS 157 for nonfinancial assets and nonfinancial liabilities to have a material impact on its consolidated financial statements.

F-13	(Continued)

TERRITORIAL MUTUAL HOLDING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2008, 2007, and 2006

In October 2008, the FASB issued FSP FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active. FSP FAS 157-3 clarifies the application of SFAS 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FSP FAS 157-3 is effective upon issuance, including prior periods for which financial statements have not been issued. The Company adopted the provisions of FSP FAS 157-3 and such adoption did not have a material impact on its consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115 (SFAS 159). SFAS 159 provides companies with an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company adopted SFAS 159 on January 1, 2008 and such adoption did not have a material impact on its consolidated financial statements.

In November 2007, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 109, Written Loan Commitments Recorded at Fair Value Through Earnings (SAB 109). SAB 109 states that the expected net future cash flows related to the associated servicing of the loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. SAB 109 is effective for loan commitments issued or modified in fiscal quarters beginning after December 15, 2007. The Company adopted SAB 109 on January 1, 2008 and such adoption did not have a material impact on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (SFAS 141(R)). SFAS 141(R) establishes principles and requirements for how the acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest (minority interest) in the acquiree. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination or a gain from a bargain purchase and determining what information should be disclosed to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141(R) is to be applied prospectively to business combinations for which the acquisition date is on or after fiscal years beginning after December 15, 2008. The Company does not expect the adoption of this statement to have a material impact on its consolidated financial statements.

F-14	(Continued)

TERRITORIAL MUTUAL HOLDING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2008, 2007, and 2006

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (SFAS 160). SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Specifically, this statement requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements and separate from the parent’s equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. SFAS 160 clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. The Company does not expect the adoption of this statement to have a material impact on its consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133 (SFAS 161). SFAS 161 enhances required disclosures regarding derivatives and hedging activities, including enhanced disclosures regarding how (a) an entity uses derivative instruments; (b) derivative instruments and related hedged items are accounted for under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities; and (c) derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. Specifically, SFAS 161 requires (1) disclosure of the objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation; (2) disclosure of the fair values of derivative instruments and their gains and losses in a tabular format; (3) disclosure of information about credit-risk-related contingent features; and (4) cross-reference from the derivative note to other notes in which derivative-related information is disclosed. SFAS 161 is effective for fiscal years and interim periods beginning after November 15, 2008. The Company does not expect the adoption of this statement to have a material impact on its consolidated financial statements.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (SFAS 162). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with U.S. generally accepted accounting principles. SFAS 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to Audit Standards Section 411. The Company does not expect the adoption of this statement to have any impact on its consolidated financial statements.

F-15	(Continued)

TERRITORIAL MUTUAL HOLDING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2008, 2007, and 2006

In June 2008, the Emerging Issues Task Force (EITF) reached a consensus on EITF Issue No. 08-3, Accounting by Lessees for Maintenance Deposits (EITF 08-3). EITF 08-3 states that lessees shall account for nonrefundable maintenance deposits as a deposit asset if it is probable that the maintenance activities will occur and the deposit is realizable. EITF 08-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The Company does not expect the adoption of this pronouncement to have any impact on its consolidated financial statements.

In December 2008, the FASB issued FSP FAS 132(R)-1, Employers’ Disclosures about Postretirement Benefit Plan Assets. FSP FAS 132(R)-1 amends SFAS 132 (revised 2003), Employers’ Disclosures about Pensions and Other Postretirement Benefits (SFAS 132(R)), to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan. FSP FAS 132(R)-1 also includes a technical amendment to SFAS 132(R) that requires a nonpublic entity to disclose net periodic benefit cost for each annual period for which a statement of income is presented. FSP FAS 132(R)-1 is effective for fiscal years ending after December 15, 2009. Upon initial application, the provisions of FSP FAS 132(R)-1 are not required for earlier periods that are presented for comparative purposes. Early adoption is permitted. The technical amendment to SFAS 132(R) was effective upon issuance of FSP FAS 132(R)-1 and had no impact on the consolidated financial statements. The Company does not expect the adoption of FSP FAS 132(R) to have a material impact on its consolidated financial statements.

In January 2009, the FASB issued FSP EITF 99-20-1, Amendments to the Impairment Guidance of EITF Issue No. 99-20. FSP EITF 99-20-1 amends the impairment guidance in EITF Issue No. 99-20, Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continue to Be Held by a Transferor in Securitized Financial Assets. The FASB believes this guidance will achieve a more consistent determination of whether an other-than-temporary impairment has occurred. FSP EITF 99-20-1 also retains and emphasizes the objective of an other-than-temporary impairment assessment and the related disclosure requirements in SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, and other related guidance. FSP EITF 99-20-1 is effective for interim and annual reporting periods ending after December 15, 2008, and shall be applied prospectively. Retrospective application to a prior interim or annual reporting period is not permitted. The Company adopted the provisions of FSP EITF 99-20-1 on December 31, 2008 and such provisions were included in the assessment of whether to reduce the carrying amount of certain investment securities to fair value.

F-16	(Continued)

TERRITORIAL MUTUAL HOLDING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2008, 2007, and 2006

(3)	Investment Securities

The amortized cost and fair values of securities classified as held-to-maturity are as follows:

(Dollars in thousands)	Amortized cost	Gross unrealized		Estimated fair value
		Gains	Losses
December 31, 2008:
Held to maturity:
U.S. government-sponsored mortgage-backed securities	$523,228	10,617	(331)	533,514
Trust preferred securities	4,539	—	(2,463)	2,076

Total	$527,767	10,617	(2,794)	535,590

December 31, 2007:
Held to maturity:
U.S. government-sponsored mortgage-backed securities	$520,412	681	(8,878)	512,215
Municipal bonds	10,539	59	(6)	10,592
Trust preferred securities	7,074	—	(574)	6,500

Total	$538,025	740	(9,458)	529,307

The amortized cost and estimated fair value of investment securities at December 31, 2008 are shown below. Incorporated in the maturity schedule are mortgage-backed and trust preferred securities, which are allocated using the contractual maturity as a basis. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

(Dollars in thousands)	Amortized cost	Estimated fair value

Due after 1 year through 5 years	$7,431	7,423
Due after 5 years through 10 years	28,189	28,433
Due after 10 years	492,147	499,734

Total	$527,767	535,590

Realized gains and losses and the proceeds from sales of securities available for sale are as follows for the years ended December 31:

(Dollars in thousands)	2008	2007	2006
Proceeds from sales	$9,871	14,904	10,541
Gross gains	145	38	30
Gross losses	—	—	—

F-17	(Continued)

TERRITORIAL MUTUAL HOLDING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2008, 2007, and 2006

In 2008, the Company received proceeds of $10.5 million from the sale of $10.5 million of held-to-maturity municipal bonds, resulting in gross realized gains and losses of $81,303 and $80,242, respectively. Approximately $5.5 million of these securities experienced a credit downgrade. The remaining securities were sold because of concerns about a potential downgrade of the bond’s insurers. In 2007, the Company received proceeds of $22.4 million from the sale of $21.7 million of held-to-maturity debt securities, resulting in gross realized gains and losses of $1.0 million and $0.3 million, respectively. The sale of the securities occurred after the Company had already collected a substantial portion (at least 85%) of the principal outstanding at acquisition. There were no sales of held-to-maturity debt securities in 2006.

Investment securities with carrying values of $255.3 million and $178.8 million at December 31, 2008 and 2007, respectively, were pledged to secure public deposits, reverse repurchase agreements, and transaction clearing accounts.

Provided below is a summary of investment securities, which were in an unrealized loss position at December 31, 2008 and 2007. The Company has the ability to hold these securities until such time as the value recovers or the securities mature.

	Less than 12 months		12 months or longer		Total
Description of securities	Fair value	Unrealized losses	Fair value	Unrealized losses	Number of securities	Fair value	Unrealized losses
(Dollars in thousands)
December 31, 2008:
Mortgage-backed securities	$7,423	7	60,241	324	16	67,664	331
Trust preferred securities	—	—	2,076	2,463	2	2,076	2,463

Total	$7,423	7	62,317	2,787	18	69,740	2,794

December 31, 2007:
Mortgage-backed securities	$—	—	456,033	8,878	90	456,033	8,878
Municipal bonds	—	—	2,306	6	3	2,306	6
Trust preferred securities	6,500	574	—	—	2	6,500	574

Total	$6,500	574	458,339	8,884	95	464,839	9,458

Mortgage-Backed Securities. The unrealized losses on the Company’s investment in mortgage-backed securities were caused by increases in current market interest rates. All of the mortgage-backed securities are guaranteed by Freddie Mac, Fannie Mae, or Ginnie Mae, which are U.S. government-sponsored enterprises. Since the decline in market value is attributable to changes in interest rates and not credit quality, and the Company has the intent and ability to hold these investments to maturity, the Company does not consider these investments to be other-than-temporarily impaired as of December 31, 2008 and 2007.

Municipal Bonds. The Company does not own any municipal bonds as of December 31, 2008. The Company’s investment in municipal bonds was sold in 2008 because $5.5 million of these securities had experienced a credit downgrade and the possibility of a potential downgrade of the insurers on the remaining bonds.

F-18	(Continued)

TERRITORIAL MUTUAL HOLDING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2008, 2007, and 2006

At December 31, 2007, the unrealized loss on the Company’s investment in municipal bonds were caused by increases in current market interest rates. All of the municipal bonds are rated AA or better by S&P and/or Moody’s and insured. The Company expects full repayment at maturity and the Company has the ability and intent to hold these investments to maturity. Therefore, the Company does not consider these investments to be other-than-temporarily impaired as of December 31, 2007.

Trust Preferred Securities. At December 31, 2008, the Company owned trust preferred securities with a carrying value of $4.5 million. This portfolio consists of two securities, which represent investments in a pool of debt obligations issued by Federal Deposit Insurance Corporation (FDIC)-insured financial institutions, insurance companies, and real estate investment trusts.

The trust preferred securities market is considered to be inactive as no transactions have occurred over the past three months. The Company used a discounted cash flow model to determine the estimated fair value of its trust preferred securities and whether they are other-than-temporarily impaired. The assumptions used in preparing the discounted cash flow model include the following: estimated discount rates (using yields of comparable traded instruments adjusted for illiquidity and other risk factors), estimated deferral and default rates on collateral, and estimated cash flows.

Based on the Company’s review, the Company’s investment in one of the trust preferred securities is impaired. After consideration of the duration and severity of the impairment, as well as the reasons for the decline in value and the potential recovery period, the Company believes that such impairment is “other-than-temporary” at December 31, 2008. As a result, in the fourth quarter of 2008, the Company recorded a $2.5 million impairment charge. This amount is included in other-than-temporary impairment loss on investments in the accompanying consolidated statements of income.

A discounted cash flow analysis performed in accordance with FSP EITF 99-20-1 indicates that the Company will be able to collect all of the principal and interest in accordance with the original terms of the second trust preferred security it owns. The discounted cash flow analysis included a review of all issuers within the collateral pool and incorporated higher deferral and default rates in the cash flow projections over the next three years with a forecast of default and deferral rates reverting to historical averages in later periods. This security has not been downgraded from its original Fitch’s BBB rating and the Company continues to receive its full interest payments. The Company also reviewed a stress test of this security that indicated it could absorb additional deferrals or defaults in the collateral pool in excess of what the Company believes is likely, before the interest payments on this security are negatively impacted. The Company has the ability and intent to hold this security to maturity and does not consider this investment to be other-than-temporarily impaired as of December 31, 2008.

It is reasonably possible that the fair values of the trust preferred securities could decline in the near term if the overall economy and the financial condition of some of the issuers continue to deteriorate and the liquidity of these securities remains low. As a result, there is a risk that other-than-temporary impairments may occur in the near term and any such amounts could be material to the Company’s consolidated statements of income.

F-19	(Continued)

TERRITORIAL MUTUAL HOLDING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2008, 2007, and 2006

(4)	Loans Receivable

The components of loans receivable at December 31, 2008 and 2007 are as follows:

(Dollars in thousands)	2008	2007
Real estate loans:
First mortgages:
One to four family residential	$581,251	506,410
Multifamily residential	3,756	4,488
Construction, commercial, and other	21,042	17,041
Home equity loans and lines of credit	29,956	26,828

Total real estate loans	636,005	554,767

Other loans:
Loans on deposit accounts	1,305	1,356
Consumer and other loans	4,792	5,223

Total other loans	6,097	6,579

Less:
Net unearned fees and discounts	(5,100)	(4,375)
Undisbursed loan funds	(2,943)	(1,408)
Allowance for loan losses (note 5)	(899)	(768)

	(8,942)	(6,551)

	$633,160	554,795

The Company had no loans classified as impaired in accordance with the requirements of SFAS Nos. 114 and 118 as of December 31, 2008 and 2007.

The Company had one nonaccrual loan for $0.1 million as of December 31, 2008 and three nonaccrual loans for $0.1 million as of December 31, 2007. The Company did not collect or recognize any interest income on nonaccrual loans. The Company would have recognized additional interest income of $2,576 and $10,568 throughout 2008 and 2007, respectively, had the loans been accruing interest. The Company did not have any loans more than 90 days past due and still accruing interest as of December 31, 2008 or 2007.

The majority of loans receivable are collateralized by real estate located in the state of Hawaii. Loan-to-value ratios generally do not exceed 80% at the time of origination.

The Company sold $1.4 million of mortgage loans in 2008 and recognized a gain of $1,602. In 2007, $43.0 million of mortgage loans were sold at a loss of $1.1 million. In 2006, $8.1 million of mortgage loans were securitized with no gain or loss recognized. At December 31, 2008 and 2007, the Company had no loans held for sale.

F-20	(Continued)

TERRITORIAL MUTUAL HOLDING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2008, 2007, and 2006

The Company serviced loans for others of $63.2 million, $71.0 million, and $34.6 million at December 31, 2008, 2007, and 2006, respectively. Of these amounts, $12.7 million, $13.8 million, and $25.0 million relate to securitizations for which the Company continues to hold the related mortgage-backed securities at December 31, 2008, 2007, and 2006. The amount of contractually specified servicing fees earned was $0.2 million, $0.2 million, and $0.2 million for 2008, 2007, and 2006, respectively. The fees are reported in service fees on loan and deposit accounts in the consolidated statements of income.

In the normal course of business, the Company has made loans to certain directors and executive officers under terms, which management believes are consistent with the Company’s general lending policies. Loans to directors and executive officers amounted to $1.6 million at December 31, 2008 and 2007.

(5)	Allowance for Loan Losses

The activity in the allowance for loan losses on loans receivable is as follows for the years ended December 31:

(Dollars in thousands)	2008	2007	2006
Balance at beginning of year	$768	768	770
Provision (reversal of allowance)	149	25	6

	917	793	776

Charge-offs	(23)	(27)	(10)
Recoveries	5	2	2

Net charge-offs	(18)	(25)	(8)

Balance at end of year	$899	768	768

(6)	Accrued Interest Receivable

The components of accrued interest receivable at December 31, 2008 and 2007 are as follows:

(Dollars in thousands)	2008	2007
Investment securities	$2,178	2,280
Loans receivable	2,609	2,291
Interest-bearing deposits	—	3

	$4,787	4,574

F-21	(Continued)

TERRITORIAL MUTUAL HOLDING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2008, 2007, and 2006

(7)	Premises and Equipment

Premises and equipment for the periods indicated are as follows:

(Dollars in thousands)	2008	2007
Land	$585	585
Buildings and improvements	575	573
Leasehold improvements	7,826	7,787
Furniture, fixtures, and equipment	4,089	3,751
Automobiles	94	168

	13,169	12,864
Less accumulated depreciation and amortization	(9,401)	(8,580)

	3,768	4,284
Construction in progress	676	176

	$4,444	4,460

(8)	Deposits

Deposit accounts by type are summarized with their respective weighted average interest rates as follows:

	2008		2007
(Dollars in thousands)	Amount	Rate	Amount	Rate
Noninterest bearing	$14,965	—%	$12,399	—%

Savings accounts	407,252	1.59%	378,918	1.47%

Certificates of deposit:
3 months	8,323	1.74	22,495	4.06
6 months	81,600	2.37	114,376	3.90
9 months	26,197	2.63	9,071	4.29
1 year	129,810	2.93	133,988	4.17
2 years	18,705	3.28	5,798	4.13
3 years	2,833	3.55	4,266	3.49
4 years	576	3.73	458	3.66
5 years and above	11,169	3.55	9,702	3.48
Jumbo	117,956	1.56	97,886	4.22

	397,169		398,040

Money market	84,763	0.06	82,325	0.06
Checking and Super NOW	19,765	0.06	20,634	0.06

	$923,914	1.74	$892,316	2.45

F-22	(Continued)

TERRITORIAL MUTUAL HOLDING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2008, 2007, and 2006

The maturity of certificate of deposit accounts is as follows (dollars in thousands):

Maturing in:
2009	$369,367
2010	21,355
2011	2,586
2012	772
2013 and thereafter	3,089

$397,169

Certificates of deposit with balances greater than or equal to $100,000 totaled $185.2 million and $172.8 million at December 31, 2008 and 2007, respectively. Accounts in the Bank are insured by the FDIC, generally up to a maximum of $100,000 per separately insured depositor and up to a maximum of $250,000 for self-directed retirement accounts. However, pursuant to its statutory authority, the FDIC increased the deposit insurance available on deposit accounts to $250,000 effective until December 31, 2009.

Interest expense by type of deposit is as follows:

(Dollars in thousands)	2008	2007	2006
Savings	$6,003	5,546	8,088
Certificates of deposit and money market	12,459	18,247	13,488
Checking and Super NOW	59	70	102

	$18,521	23,863	21,678

At December 31, 2008 and 2007, overdrawn deposit accounts totaled $0.1 million and $0.2 million, respectively, and have been reclassified as loans in the consolidated balance sheets.

(9)	Advances from the Federal Home Loan Bank

The FHLB advances are secured by a blanket pledge on the Bank’s assets. At December 31, 2008 and 2007, the Company had available additional unused FHLB advances of approximately $270.0 million and $218.3 million.

Advances outstanding for the periods indicated consisted of the following:

	2008		2007		2006
(Dollars in thousands)	Amount	Weighted average rate	Amount	Weighted average rate	Amount	Weighted average rate
Due within one year	$35,791	0.63%	$72,000	4.62%	$100,000	5.33%

F-23	(Continued)

TERRITORIAL MUTUAL HOLDING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2008, 2007, and 2006

The Company, as a member of the FHLB system, is required to obtain and hold shares of capital stock of the FHLB in an amount equal to the greater of 0.50% of mortgage loans and mortgage-backed securities or $500. At December 31, 2008 and 2007, the Company met such requirement.

(10)	Securities Sold under Agreements to Repurchase

Securities sold under agreements to repurchase are treated as financings and the obligations to repurchase the identical securities sold are reflected as a liability with the dollar amount of securities underlying the agreements remaining in the asset accounts. Securities sold under agreements to repurchase at December 31, 2008 and 2007 are summarized as follows:

	2008		2007
(Dollars in thousands)	Repurchase liability	Weighted average rate	Repurchase liability	Weighted average rate
	(Unaudited)
Maturing:
Within 1 year	$—	—%	$—	—%
Over 1 year to 2 years	25,000	3.13	—	—
Over 2 years to 3 years	43,900	3.53	—	—
Over 3 years to 4 years	28,300	4.75	11,900	4.67
Over 4 years to 5 years	18,000	4.87	25,300	4.93
Over 5 years	—	—	18,000	4.87

	$115,200	3.95%	$55,200	4.85%

Below is a summary comparing the carrying value and fair value of securities pledged to secure repurchase agreements, the repurchase liability, and the amount at risk at December 31, 2008. The amount at risk is the greater of the carrying value or fair value over the repurchase liability. All the agreements to repurchase are with JP Morgan and the securities pledged are issued and guaranteed by U.S. government-sponsored enterprises.

(Dollars in thousands)	Carrying value of securities	Fair value of securities	Repurchase liability	Amount at risk	Weighted average maturity
Maturing:
Over 90 days	$133,424	136,861	115,200	21,661	33

	$133,424	136,861	115,200	21,661	33

F-24	(Continued)

TERRITORIAL MUTUAL HOLDING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2008, 2007, and 2006

(11)	Income Taxes

In June 2006, the FASB issued FIN 48, which prescribes a “more-likely-than-not” recognition threshold and measurement attribute (the largest amount of benefit that is greater than 50% likely of being realized upon ultimate resolution with tax authorities) for the financial statement recognition and measurement of an income tax position taken or expected to be taken in a tax return. A liability for income tax uncertainties would be recorded for unrecognized tax benefits related to uncertain tax positions where it is more likely than not that the position will be sustained upon examination by a taxing authority. The Company adopted FIN 48 effective January 1, 2007.

In 2008, the Company did not incur any interest or penalties on income taxes. The Company will record interest on income tax penalties, if any, when they are incurred in other expense.

As of December 31, 2008 and 2007, the Company has not recognized a liability for income tax uncertainties in the accompanying consolidated balance sheets. Management concluded that a liability for income tax uncertainties is not expected to be recorded within the next 12 months.

Tax years 2005 to 2007 currently remain subject to examination by the Internal Revenue Service and by the Department of Taxation of the State of Hawaii.

Allocation of federal and state income taxes between current and deferred provisions is as follows:

(Dollars in thousands)	2008	2007	2006
Current:
Federal	$4,117	1,969	4,464
State	691	411	159

	4,808	2,380	4,623

Deferred:
Federal	(813)	384	(568)
State	(201)	(149)	192

	(1,014)	235	(376)

	$3,794	2,615	4,247

F-25	(Continued)

TERRITORIAL MUTUAL HOLDING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2008, 2007, and 2006

The federal statutory corporate tax rate for the years ended December 31, 2008, 2007, and 2006 was 34%. A reconciliation of the tax provision based on the statutory corporate rate on pretax income and the provision for taxes as shown in the accompanying consolidated statements of income is as follows:

(Dollars in thousands)	2008	2007	2006
Income tax expense at statutory rate	$3,738	2,850	4,066
Income tax effect of :
Tax-exempt interest	(44)	(154)	(154)
Other tax-exempt income	(407)	(370)	(285)
State income taxes, net of federal income tax benefits	323	173	232
Other	184	116	388

Total income tax expense	$3,794	2,615	4,247

Effective income tax rate	34.51%	31.16%	35.52%

The components of income taxes payable are as follows:

(Dollars in thousands)	2008	2007
Current taxes payable:
Federal	$189	184
State	774	536

	963	720

Deferred taxes payable:
Federal	2,812	3,822
State	416	617

	3,228	4,439

	$4,191	5,159

F-26	(Continued)

TERRITORIAL MUTUAL HOLDING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2008, 2007, and 2006

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2008 and 2007 are presented below:

(Dollars in thousands)	2008	2007
Deferred tax assets:
Premises and equipment	$999	894
Hawaii franchise tax	350	214
Unfunded pension liability	1,009	812
Allowance for loan losses	359	307
Impaired asset write-down	992	—

	3,709	2,227

Deferred tax liabilities:
Net deferred loan fees	3,701	3,525
FHLB stock dividends	2,653	2,680
Prepaid expense	433	275
Premiums on loans sold	150	186

	6,937	6,666

Net deferred tax liabilities	$(3,228)	(4,439)

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences. The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income are reduced. There was no valuation allowance for deferred tax assets as of December 31, 2008 and 2007.

(12)	Subordinated Debentures

In September 2002, the Company created a wholly owned trust subsidiary, Territorial Savings Statutory Trust I (Trust I). Trust I issued $14.0 million in trust preferred securities (preferred securities). The proceeds of the issuance and $0.4 million of initial capital were invested by Trust I in $14.4 million of the Company’s convertible junior subordinated debentures (debentures). The Company has wholly and unconditionally guaranteed the debentures. The preferred securities and debentures accrue and pay quarterly cash distributions equal to the three-month LIBOR plus 3.40% (coupon rate). Prior to September 26, 2007, the coupon rate could not exceed 11.90%. The preferred securities and debentures mature on September 26, 2032. The preferred securities can be called at the Company’s or Trust I’s option. At December 31, 2008 and 2007, the coupon rates were 4.87% and 8.26%, respectively. The balance of the debentures on each of these dates, net of discounts, was $14.1 million.

F-27	(Continued)

TERRITORIAL MUTUAL HOLDING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2008, 2007, and 2006

In June 2003, the Company created a wholly owned trust subsidiary, Territorial Savings Statutory Trust II (Trust II). Trust II issued $5.0 million in trust preferred securities. The proceeds of the issuance and $0.2 million of initial capital were invested by Trust II in $5.2 million of the Company’s convertible junior subordinated debentures. The Company has wholly and unconditionally guaranteed the debentures. The preferred securities and debentures accrue and pay quarterly cash distributions equal to the three-month LIBOR plus 3.10%. Prior to June 26, 2008, the coupon rate could not exceed 11.75%. The preferred securities and debentures mature on June 26, 2033. The preferred securities can be called at the Company’s or Trust II’s option. At December 31, 2008 and 2007, the coupon rates were 4.57% and 7.96%, respectively. The balance of the debentures on each of these dates, net of discounts was $5.0 million.

In December 2003, the Company created a wholly owned trust subsidiary, Territorial Savings Statutory Trust III (Trust III). Trust III issued $5.0 million in trust preferred securities. The proceeds of the issuance and $0.2 million of initial capital were invested by Trust III in $5.2 million of the Company’s convertible junior subordinated debentures. The Company has wholly and unconditionally guaranteed the debentures. The preferred securities and debentures accrue and pay quarterly cash distributions equal to the three-month LIBOR plus 2.95%. Prior to December 17, 2008, the coupon rate cannot exceed 11.75%. The preferred securities and debentures mature on December 17, 2033. The preferred securities can be called at the Company’s or Trust III’s option. At December 31, 2008 and 2007, the coupon rates were 4.82% and 7.94%, respectively. The balance of the debentures on each of these dates, net of discounts was $5.1 million.

The carrying amount of subordinated debentures and the initial investment in the trusts at December 31, 2008, which represent the liabilities related to the trusts and the maximum exposure to loss, respectively, are presented below:

(Dollars in thousands)	Liability related to Trust	Maximum exposure to loss
Trust I	$14,100	433
Trust II	5,041	155
Trust III	5,080	155

	$24,221	743

(13)	Employee Benefit Plans

The Company has a noncontributory defined benefit pension plan (Pension Plan) that covers substantially all employees with at least one year of service. The benefits are based on years of service and the employees’ compensation during the service period. The Company’s policy is to accrue the actuarially determined pension costs and to fund pension costs within regulatory guidelines. The Company reviews its assumptions on an annual basis and makes modifications to the assumptions based on current rates and trends when it is appropriate to do so. The effect of modifications to those assumptions is recorded in accumulated other comprehensive income (AOCI) beginning in 2006 and amortized to net periodic benefit cost over future periods using the corridor method. The Company believes that the assumptions utilized in recording its obligations under the plans are reasonable based on its experience and market conditions.

F-28	(Continued)

TERRITORIAL MUTUAL HOLDING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2008, 2007, and 2006

In addition, the Company sponsors a Supplemental Employee Retirement Plan (SERP), a noncontributory supplemental retirement benefit plan, which covers certain current and former employees of the Company for amounts in addition to those provided under the defined pension plan.

The following table sets forth the status of the Pension Plan and SERP at the dates indicated:

	Pension Plan		SERP
	December 31
(Dollars in thousands)	2008	2007	2008	2007
Accumulated benefit obligation at end of year	$9,370	8,866	5,722	4,960

Change in projected benefit obligation:
Benefit obligation at beginning of year	$9,925	8,726	4,960	4,264
Service cost	596	515	511	405
Interest cost	588	520	268	297
Actuarial (gain) loss	(483)	383	—	—
Benefits paid	(221)	(219)	(17)	(6)
Curtailments	(1,035)	—	—	—

Benefit obligation at end of year	9,370	9,925	5,722	4,960

Change in plan assets:
Fair value of plan assets at beginning of year	9,014	8,114	—	—
Actual return on plan assets	(1,432)	719	—	—
Employer contributions	1,200	400	17	6
Benefits paid	(221)	(219)	(17)	(6)

Fair value of plan assets at end of year	8,561	9,014	—	—

Funded status at end of year	$(809)	(911)	(5,722)	(4,960)

Amounts recognized in the consolidated balance sheets:
Accounts payable and accrued expenses	$(809)	(911)	(5,722)	(4,960)

Liability	$(809)	(911)	(5,722)	(4,960)

Amounts recognized in accumulated other comprehensive loss:
Net actuarial loss	$2,525	2,014	—	—
Prior service cost	—	19	—	—

Accumulated other comprehensive loss, before tax	$2,525	2,033	—	—

F-29	(Continued)

TERRITORIAL MUTUAL HOLDING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2008, 2007, and 2006

The following table sets forth the changes recognized in accumulated other comprehensive loss at the dates indicated:

	Pension benefits
	Year ended December 31
(Dollars in thousands)	2008	2007
Accumulated other comprehensive loss at beginning of year, before tax	$2,033	1,842

Actuarial net loss arising during the period	621	304
Amortizations (recognized in net periodic benefit cost):
Actuarial loss	(110)	(112)
Prior service cost	(19)	(1)

Total recognized in other comprehensive income	492	191

Accumulated other comprehensive loss at end of year, before tax	$2,525	2,033

For the fiscal years ended December 31, 2008 and 2007, the following weighted average assumptions were used to determine benefit obligations at the end of the fiscal years:

	Pension benefits		SERP
	Year ended December 31
	2008	2007	2008	2007
Assumptions used to determine the fiscal year-end benefit obligations:
Discount rate	6.30%	6.00%	5.04%	6.50%
Rate of compensation increase	4.00	4.00	5.00	5.00

The Company does not expect any plan assets to be returned to the Company during calendar year 2009.

The dates used to determine retirement measurements for the Pension Plan were December 31, 2008 and 2007.

F-30	(Continued)

TERRITORIAL MUTUAL HOLDING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2008, 2007, and 2006

The defined benefit retirement plan assets primarily consist of equity and debt securities. The Company’s asset allocations at December 31, 2008 and 2007, by asset category, are as follows:

	2008	2007
Equity securities	29.50%	61.00%
Bonds	38.40	19.00
Cash	32.10	20.00

Total	100.00%	100.00%

The Company’s investment strategy for the defined benefit retirement plan is to maximize the long-term rate of return on plan assets while maintaining an acceptable level of risk. The investment policy establishes a target allocation for each asset class that is reviewed periodically and rebalanced when considered appropriate. Target allocations at December 31, 2008 were 65% equity securities and 35% bonds. Target allocations at December 31, 2007 were 50% domestic equity securities, 15% international equity securities, and 35% bonds.

Estimated future benefit payments reflecting expected future service at December 31, 2008 are as follows:

(Dollars in thousands)	Pension benefits	SERP
2009	$287	17
2010	370	17
2011	448	373
2012	487	639
2013	497	639
2014 – 2018	2,966	3,233

	$5,055	4,918

For the fiscal years ended December 31, 2008, 2007, and 2006, the following weighted average assumptions were used to determine net periodic benefit cost for the fiscal years shown:

	Pension benefits			SERP
	Year ended December 31
(Dollars in thousands)	2008	2007	2006	2008	2007	2006
Assumptions used to determine the net periodic benefit cost:
Discount rate	6.00%	6.00%	5.75%	5.02%	6.50%	6.50%
Expected return on plan assets	8.00	8.00	8.00	—	—	—
Rate of compensation increase	4.00	3.00	3.00	5.00	5.00	5.00

F-31	(Continued)

TERRITORIAL MUTUAL HOLDING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2008, 2007, and 2006

The components of net periodic benefit cost were as follows:

	Pension benefits			SERP
	Year ended December 31
(Dollars in thousands)	2008	2007	2006	2008	2007	2006
Net periodic benefit cost for the year:
Service cost	$596	515	532	511	405	1,002
Interest cost	588	520	468	268	297	233
Expected return on plan assets	(706)	(640)	(537)	—	—	—
Amortization of prior service cost	3	1	1	—	—	—
Recognized actuarial loss	110	112	199	—	—	—
Recognized curtailment loss	16	—	—	—	—	—

Net periodic benefit cost	$607	508	663	779	702	1,235

The estimated prior service cost and net actuarial loss that will be amortized from AOCI into net periodic pension benefit cost in 2009 are $0 and $46,698, respectively.

The expected return on plan assets is based on the weighted-average long-term rates of return for the types of assets held in the plan. The expected return on plan assets is adjusted when there is a change in the expected long-term rate of return or in the composition of assets held in the plan.

On November 4, 2008, the Board of Directors approved changes to the Company’s defined benefit pension plan. Effective December 31, 2008, there will be no further accrual of benefits for any participants, and benefits will not increase with any additional years of service. Employees already enrolled in the Pension Plan as of December 31, 2008 will be 100% vested if they have at least five years of service. For employees with less than five years of service, vesting would occur at the employee’s five-year anniversary date.

Based on actuarial calculations, the Company is not expected to make a contribution to the defined benefit pension plan in 2009. The Company expects to make a $17,000 contribution to the SERP in 2009 to cover actual benefit payments.

The Company also has a 401(k) defined contribution plan and profit sharing plan covering all employees after one year of service. The 401(k) plan provides for employer matching contributions, as determined by the Company, based on a percentage of employees’ contributions subject to a maximum amount defined in the plan agreement. The Company’s 401(k) matching contributions, based on 15% of employees’ contributions for 2008, 2007, and 2006, amounted to $0.1 million, $0.1 million, and $0.1 million, respectively. The Company contributes an amount determined by the board of directors to the profit sharing plan. No contributions were made to the profit sharing plan for year ended December 31 2008, 2007, and 2006.

F-32	(Continued)

TERRITORIAL MUTUAL HOLDING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2008, 2007, and 2006

(14)	Commitments

(a)	Loan Commitments

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any terms or conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on an individual basis. The Company’s policy is to require suitable collateral, primarily real estate, to be provided by customers prior to disbursement of approved loans. At December 31, 2008 and 2007, the Company had loan commitments aggregating $8.3 million (interest rates from 4.25% to 7.00%) and $13.2 million (interest rates from 5.25% to 7.50%), respectively, primarily consisting of fixed-rate residential first mortgage loans.

(b)	Lease Commitments

The Company leases a majority of its premises under operating leases expiring on various dates through 2019. Total rental expense comprised minimum rentals of $2.2 million, $2.0 million, and $1.9 million for the years ended December 31, 2008, 2007, and 2006, respectively.

At December 31, 2008, future minimum rental commitments under all noncancelable operating leases are as follows:

(Dollars in thousands)
2009	$2,225
2010	2,005
2011	1,977
2012	1,629
2013	960
Thereafter	2,039

$10,835

Certain leases are renegotiable during the period of the lease or have renewal options at the expiration of the lease term. The majority of lease agreements relate to real estate and generally provide that the Company pay taxes, maintenance, insurance, and certain other operating expenses applicable to the leased premises.

F-33	(Continued)

TERRITORIAL MUTUAL HOLDING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2008, 2007, and 2006

In addition, the Company leases to a tenant certain property that it owns. Future minimum rental income for this noncancelable lease is as follows:

(Dollars in thousands)
2009	$80
2010	80
2011	80
2012	80
2013	80
Thereafter	1,440

$1,840

Rental income comprised of minimum rentals for 2008, 2007, and 2006 was approximately $80,000 per year.

(c)	Reserve Requirements

The Company is required by the Federal Reserve Bank to maintain reserves based on the amount of deposits held. The amount held as a reserve at December 31, 2008 and 2007 was $6.0 million and $4.9 million, respectively.

(15)	Regulatory Capital and Supervision

(a)	Financial Institutions Reform, Recovery, and Enforcement Act (FIRREA)

Under the provisions of FIRREA, the Bank is required to meet a minimum 4.0% leverage (core) capital ratio, a minimum regulatory tangible capital equal to 1.5% of adjusted total assets, an 8.0% risk-based capital ratio, and a 4.0% tier 1 risk-based capital ratio.

At December 31, 2008 and 2007, the Bank’s core, tangible, risk-based, and tier 1 risk-based capital exceeded the minimum required regulatory capital ratios as follows:

	Required		Actual		Excess over requirement
(Dollars in thousands)	Amount	Percentage	Amount	Percentage
December 31, 2008:
Core (Tier 1) capital	$48,896	4.00%	$120,928	9.89%	$72,032
Tangible capital	18,336	1.50	120,928	9.89	102,592
Risk-based capital	38,985	8.00	121,678	24.97	82,693
Tier 1 risk-based capital	19,492	4.00	120,928	24.82	101,436
December 31, 2007:
Core (Tier 1) capital	$46,460	4.00%	$114,195	9.83%	$67,735
Tangible capital	17,423	1.50	114,195	9.83	96,772
Risk-based capital	36,297	8.00	114,945	25.33	78,648
Tier 1 risk-based capital	18,149	4.00	114,195	25.17	96,046

F-34	(Continued)

TERRITORIAL MUTUAL HOLDING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2008, 2007, and 2006

The following is a reconciliation of Bank equity to regulatory capital:

	2008	2007
Bank equity	$119,587	113,238
Intangible assets	(188)	(277)
Minority interest	13	13
Accumulated other comprehensive loss	1,516	1,221

Core and tangible capital	120,928	114,195
Allowance for loan losses – general	750	750

Regulatory risk-based capital – computed	$121,678	114,945

(b)	Federal Deposit Insurance Corporation Improvement Act (FDICIA)

FDICIA was signed into law, and regulations implementing the Prompt Corrective Action provisions of FDICIA became effective on December 19, 1992. In addition to the Prompt Corrective Action requirements, FDICIA includes significant changes to the legal and regulatory environment for insured depository institutions, including reductions in insurance coverage for certain kinds of deposits; increased supervision by the federal regulatory agencies; increased reporting requirements for insured institutions; and new regulations concerning internal controls, accounting, and operations.

The Prompt Corrective Action provisions define specific capital categories based on an institution’s capital ratios. However, the regulators may impose higher minimum capital standards on individual institutions or may downgrade an institution from one capital category to a lower category because of safety and soundness concerns. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements.

The Prompt Corrective Action provisions impose certain restrictions on institutions that are undercapitalized. The restrictions imposed become increasingly more severe as an institution’s capital category declines from “undercapitalized” to “critically undercapitalized.”

At December 31, 2008 and 2007, the Bank’s core, tangible, Tier 1/risk-based, and total risk-based ratios exceeded the minimum capital thresholds for a “well-capitalized” institution. There are no conditions or events that management believes have changed the institution’s category under the capital guidelines.

The Bank is required to notify Office of Thrift Supervision (OTS) when dividends are paid to the parent company.

F-35	(Continued)

TERRITORIAL MUTUAL HOLDING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2008, 2007, and 2006

(16)	Contingencies

The Company is involved in various claims and legal actions arising out of the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated balance sheets.

(17)	Fair Value of Financial Instruments

SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires that the Company disclose estimated fair values for its financial instruments. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Because a limited or no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Effective January 1, 2008, the Company partially adopted the provisions of SFAS 157. The statement defines fair value, establishes a consistent framework for measuring fair value, and expands disclosure requirements for fair value measurements.

Under SFAS 157, the Company groups its financial assets and liabilities at fair value into three levels based on the markets in which the financial assets and liabilities are traded and the reliability of the assumptions used to determine fair value as follows:

•

Level 1 – Valuation is based upon quoted prices (unadjusted) for identical assets or liabilities traded in active markets. A quoted price in an active market provides the most reliable evidence of fair value and shall be used to measure fair value whenever available.

•

Level 2 – Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

•

Level 3 – Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions reflect management’s own estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of discounted cash flow models and similar techniques that require the use of significant judgment or estimation.

Under SFAS 157, the Company bases its fair values on the price that it would expect to receive if an asset were sold or pay to transfer a liability in an orderly transaction between market participants at the measurement date. As required under SFAS 157, the Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when developing fair value measurements.

F-36	(Continued)

TERRITORIAL MUTUAL HOLDING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2008, 2007, and 2006

The Company uses fair value measurements to determine fair value disclosures. The Company has no assets or liabilities measured at fair value on a recurring basis. From time to time, the Company may be required to record other financial assets at fair value on a nonrecurring basis, such as loans held for sale, impaired loans, and mortgage servicing rights. These nonrecurring fair value adjustments typically involve application of the lower of cost or fair value accounting or write-downs of individual assets.

The Company had no assets measured at fair value on a nonrecurring basis that were recorded at fair value on its consolidated balance sheet at December 31, 2008 except for an investment of $1.0 million in trust preferred securities, which was considered to be other-than-temporarily impaired. The fair value of trust preferred securities is discussed in the paragraph below.

Cash, Accrued Interest Receivable, Accounts Payable and Accrued Expenses, Current Income Taxes Payable, and Advance Payments by Borrowers for Taxes and Insurance. The carrying amount approximates fair value because of the short maturity of these instruments.

Investment Securities and FHLB Stock. The fair value of investment securities is based on quoted market prices or dealer quotes. Since there are no observable market-based Level 1 and Level 2 inputs for trust preferred securities, the fair value of these securities was estimated using unobservable Level 3 inputs. The Company obtained an estimate of fair value of the trust preferred securities from a pricing service and by discounting projected cash flows using a risk-adjusted discount rate in accordance with FSP FAS 157-3. The fair value of the trust preferred securities for disclosure purposes was estimated by considering the reasonableness of the range of fair value estimates provided by the pricing service and the discounted cash projections. FHLB stock, which is redeemable for cash at par value, is reported at its par value.

Loans. For certain homogeneous categories of loans, such as some conventional real estate loans and other consumer loans, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics and estimated servicing. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Deposits. The fair value of checking and Super NOW savings accounts, passbook accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated by discounting future cash flows using the rates currently offered for deposits of similar remaining maturities.

Advances from the FHLB and Securities Sold under Agreements to Repurchase. Fair value is estimated by discounting future cash flows using the rates currently offered to the Company for debt of similar remaining maturities.

Subordinated Debentures. Fair value is estimated by discounting future cash flows using the rates currently offered to the Company for debt of similar remaining maturities adjusted for nonperformance, credit, and liquidity risks.

F-37	(Continued)

TERRITORIAL MUTUAL HOLDING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2008, 2007, and 2006

The estimated fair values of the Company’s financial instruments are as follows:

	2008		2007
(Dollars in thousands)	Carrying amount	Estimated fair value	Carrying amount	Estimated fair value
Assets
Cash	$11,216	11,216	19,755	19,755
Investment securities held to maturity	527,767	535,590	538,025	529,307
FHLB stock	12,348	12,348	12,348	12,348
Loans receivable, net	633,160	641,427	554,795	555,271
Accrued interest receivable	4,787	4,787	4,574	4,574
Liabilities
Deposits	$923,914	925,951	892,316	892,714
Advances from the FHLB	35,791	35,798	72,000	72,000
Securities sold under agreements to repurchase	115,200	119,860	55,200	56,934
Subordinated debentures	24,221	7,918	24,199	24,665
Accounts payable and accrued expenses	18,634	18,634	18,071	18,071
Current income taxes payable	963	963	720	720
Advance payments by borrowers for taxes and insurance	3,114	3,114	2,594	2,594

At December 31, 2008 and 2007, neither the commitment fees received on commitments to extend credit nor the fair value thereof was significant to the consolidated financial statements of the Company.

F-38	(Continued)

TERRITORIAL MUTUAL HOLDING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2008, 2007, and 2006

(18)	Parent Company Only

Presented below are the condensed balance sheets, statements of income, and statements of cash flows for Territorial Mutual Holding Company.

Condensed Balance Sheets

	December 31
(Dollars in thousands)	2008	2007
Assets
Cash	$1,680	148
Investment in Territorial Savings Group, Inc.	96,533	90,189
Prepaid expenses and other assets	1,168	2,142

Total assets	$99,381	92,479

Liabilities and Equity
Other liabilities	$—	—
Equity	99,381	92,479

Total liabilities and equity	$99,381	92,479

Condensed Statements of Income

	Year ended December 31
(Dollars in thousands)	2008	2007	2006
Other expenses:
Other general and administrative expenses	$50	29	25

Total other expenses	50	29	25

Income before income taxes and equity in undistributed earnings of subsidiaries	(50)	(29)	(25)
Income taxes	(608)	(908)	(170)

Income before equity in undistributed earnings of subsidiaries	558	879	145
Equity in undistributed earnings of Territorial Savings Group, Inc.	6,642	4,889	7,566

Net income	$7,200	5,768	7,711

F-39	(Continued)

TERRITORIAL MUTUAL HOLDING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2008, 2007, and 2006

Condensed Statements of Cash Flows

	Year ended December 31
(Dollars in thousands)	2008	2007	2006
Cash flows from operating activities:
Net income	$7,200	5,768	7,711
Adjustments to reconcile net income to income to net cash provided by (used in) operating activities:
Equity in undistributed earnings of Territorial Savings Group, Inc.	(6,642)	(4,889)	(7,566)
Net decrease (increase) in prepaid expenses and other assets	974	(907)	(171)

Net cash provided by (used in) operating activities	1,532	(28)	(26)

Net change in cash	1,532	(28)	(26)
Cash at beginning of year	148	176	202

Cash at end of year	$1,680	148	176

(19)	Subsequent Events

Plan of Conversion and Reorganization

On November 4, 2008, the Board of Directors of the Company approved a plan of conversion and reorganization under which the Company would convert from a mutual holding company to a stock holding company. The conversion to a stock holding company is subject to approval of the depositors and borrowers of the Bank and the OTS and includes the filing of a registration statement with the U.S. Securities and Exchange Commission. If such approvals are obtained, the Company and the Group will cease to exist as separate legal entities and a stock holding company, Territorial Bancorp Inc. (of which the Bank will become a wholly owned subsidiary) will issue and sell shares of capital stock to eligible depositors and borrowers of the Bank and the public.

The cost of conversion and issuing the capital stock will be deferred and deducted from the proceeds of the offering. In the event the conversion and offering are not completed, any deferred costs will be charged to operations. Through December 31, 2008, the Company had incurred approximately $1.2 million in conversion costs, which are included in prepaid expenses and other assets on the consolidated balance sheet.

F-40	(Continued)

TERRITORIAL MUTUAL HOLDING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2008, 2007, and 2006

In accordance with OTS regulations, at the time of the conversion from a mutual holding company to a stock holding company, the Company will substantially restrict retained earnings by establishing a liquidation account. The liquidation account will be maintained for the benefit of eligible holders who continue to maintain their accounts at the Bank after conversion. The liquidation account will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder’s interest in the liquidation account. In the event of a complete liquidation of the Bank, and only in such event, each account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the adjusted qualifying account balances then held. The Bank may not pay dividends if those dividends would reduce equity capital below the required liquidation account amount.

F-41

You should rely only on the information contained in this document or that to which we have referred you. No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by Territorial Bancorp Inc. or Territorial Savings Bank. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of Territorial Bancorp Inc. or Territorial Savings Bank since any of the dates as of which information is furnished herein or since the date hereof.

TERRITORIAL BANCORP INC.

(Proposed Holding Company for

Territorial Savings Bank)

Up to 8,740,000 Shares of

Common Stock

Par value $0.01 per share

(Subject to Increase to up to 10,051,000 Shares)

PROSPECTUS

KEEFE, BRUYETTE & WOODS

[prospectus date]

Until June 22, 2009 or 25 days after commencement of the syndicated community offering, if any, whichever is later, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver the prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART	II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item	13. Other Expenses of Issuance and Distribution

		Amount(1)
*	Registrant’s Legal Fees and Expenses	$675,000
*	Registrant’s Accounting Fees and Expenses	650,000
*	Conversion Agent and Data Processing Fees	110,000
*	Marketing Agent Fees (1)	887,000
*	Marketing Agent Expenses (Including Legal Fees and Expenses)	125,000
*	Appraisal Fees and Expenses	105,000
*	Printing, Postage, Mailing and EDGAR Fees	300,000
*	Filing Fees (OTS, Nasdaq, FINRA and SEC)	130,000
*	Business Plan Fees and Expenses	52,500
*	Other	87,500

	* Total	$3,122,000

*	Estimated
(1)	Territorial Bancorp Inc. has retained Keefe, Bruyette & Woods, Inc. to assist in the sale of common stock on a best efforts basis in the offerings. Fees are estimated at the adjusted maximum of the offering range.

Item 14. Indemnification of Directors and Officers

Articles 10 and 11 of the Articles of Incorporation of Territorial Bancorp Inc. (the “Corporation”) set forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

ARTICLE 10. Indemnification, etc. of Directors and Officers.

A. Indemnification. The Corporation shall indemnify (1) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the MGCL now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B of this Article 10 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. Procedure. If a claim under Section A of this Article 10 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit. It shall be a defense to any action for advancement of expenses that the Corporation has not received both (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the indemnitee of his good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard for indemnification set forth in the MGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 10 or otherwise shall be on the Corporation.

C. Non-Exclusivity. The rights to indemnification and to the advancement of expenses conferred in this Article 10 shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, these Articles, the Corporation’s Bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.

D. Insurance. The Corporation may maintain insurance, at its expense, to insure itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the MGCL.

E. Miscellaneous. The Corporation shall not be liable for any payment under this Article 10 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 10 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

Any repeal or modification of this Article 10 shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article 10 is in force.

ARTICLE 11. Limitation of Liability. An officer or director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages, except (A) to the extent that it is proved that the Person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (B) to the extent that a judgment or other final adjudication adverse to the Person is entered in a proceeding based on a finding in the proceeding that the Person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (C) to the extent otherwise provided by the MGCL. If the MGCL is amended to further eliminate or limit the personal liability of officers and directors, then the liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the MGCL, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

Item 15. Recent Sales of Unregistered Securities

Not Applicable.

Item 16. Exhibits and Financial Statement Schedules:

The exhibits and financial statement schedules filed as part of this registration statement are as follows:

(a) List of Exhibits

1.1	Engagement Letter between Territorial Mutual Holding Company and Keefe, Bruyette & Woods, Inc.**

1.2	Form of Agency Agreement between Territorial Mutual Holding Company, Territorial Savings Group, Inc., Territorial Savings Bank and Territorial Bancorp Inc., and Keefe, Bruyette & Woods, Inc. **

1.3	Amendments to Engagement Letters between Territorial Mutual Holding Company and Keefe, Bruyette & Woods, Inc.**

2	Plan of Conversion and Reorganization**

3.1	Articles of Incorporation of Territorial Bancorp Inc.**

3.2	Bylaws of Territorial Bancorp Inc.

4	Form of Common Stock Certificate of Territorial Bancorp Inc.**

5	Opinion of Luse Gorman Pomerenk & Schick, P.C. regarding legality of securities being registered**

8.1	Federal Tax Opinion of Luse Gorman Pomerenk & Schick, P.C.**

8.2	State Tax Opinion of KPMG LLP**

10.1	Proposed Employment Agreement between Territorial Bancorp Inc. and Allan S. Kitagawa**

10.2	Employment Agreement between Territorial Savings Bank and Allan S. Kitagawa**

10.3	Proposed Employment Agreement between Territorial Bancorp Inc. and Vernon Hirata**

10.4	Employment Agreement between Territorial Savings Bank and Vernon Hirata**

10.5	Proposed Employment Agreement between Territorial Bancorp Inc. and Ralph Y. Nakatsuka**

10.6	Employment Agreement between Territorial Savings Bank and Ralph Y. Nakatsuka**

10.7	Supplemental Executive Retirement Agreement between Territorial Savings Bank and Allan S. Kitagawa**

10.8	Supplemental Executive Retirement Agreement between Territorial Savings Bank and Vernon Hirata**

10.9	Supplemental Executive Retirement Agreement between Territorial Savings Bank and Ralph Y. Nakatsuka**

10.10	Executive Deferred Incentive Agreement between Territorial Savings Bank and Allan S. Kitagawa**

10.11	Executive Deferred Incentive Agreement between Territorial Savings Bank and Vernon Hirata**

10.12	Territorial Savings Bank Employee Stock Ownership Plan**

10.13	Territorial Savings Bank Non-Qualified Supplemental Employee Stock Ownership Plan**

10.14	Territorial Savings Bank Executive Incentive Compensation Plan**

10.15	First Amendment to Territorial Savings Bank Executive Incentive Compensation Plan**

10.16	Territorial Savings Bank Separation Pay Plan and Summary Plan Description**

21	Subsidiaries of Registrant**

23.1	Consent of Luse Gorman Pomerenk & Schick, P.C. (contained in Opinions included as Exhibits 5 and 8)

23.2	Consent of KPMG LLP

23.3	Consent of FinPro, Inc.

23.4	Consent of KPMG LLP with respect to state tax opinion**

24	Power of Attorney (set forth on signature page)

99.1	Appraisal Agreement between Territorial Savings Bank and FinPro, Inc. **

99.2	Letter of FinPro, Inc. with respect to Subscription Rights**

99.3.1	Appraisal Report of FinPro, Inc.*,**

99.3.2	Appraisal Report Update of FinPro, Inc.*,**

99.4	Marketing Materials**

99.5	Stock Order and Certification Form**

99.6	Business Plan Agreement with RP Financial, LC.**

99.7	Conversion Agent Agreement between Keefe, Bruyette & Woods, Inc. and Territorial Mutual Holding Company**

*	Supporting financial schedules filed in paper format only pursuant to Rule 202 of Regulation S-T. Available for inspection during business hours at the principal offices of the SEC in Washington, D.C.
**	Previously filed

(b) Financial Statement Schedules

No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which it offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

(6) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Honolulu, State of Hawaii on April 30, 2009.

TERRITORIAL BANCORP INC.

By:	/s/ Allan S. Kitagawa
Allan S. Kitagawa
Chairman of the Board, President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of Territorial Bancorp Inc. (the “Company”) hereby severally constitute and appoint Allan S. Kitagawa as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Allan S. Kitagawa may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-1 relating to the offering of the Company’s common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Allan S. Kitagawa shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Allan S. Kitagawa Allan S. Kitagawa	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	April 30, 2009

/s/ Melvin M. Miyamoto Melvin M. Miyamoto	Senior Vice President and Treasurer (Principal Financial and Accounting Officer)	April 30, 2009

/s/ Kirk W. Caldwell Kirk W. Caldwell	Director	April 30, 2009

/s/ Howard Y. Ikeda Howard Y. Ikeda	Director	April 30, 2009

/s/ David S. Murakami David S. Murakami	Director	April 30, 2009

/s/ Richard I. Murakami Richard I. Murakami	Director	April 30, 2009

/s/ Harold H. Ohama Harold H. Ohama	Director	April 30, 2009

As filed with the Securities and Exchange Commission on May 4, 2009

Registration No. 333-155388

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

EXHIBITS

TO

PRE-EFFECTIVE AMENDMENT NO. 2

TO THE

REGISTRATION STATEMENT

ON

FORM S-1

Territorial Bancorp Inc.

Honolulu, Hawaii

EXHIBIT INDEX

1.1	Engagement Letter between Territorial Mutual Holding Company and Keefe, Bruyette & Woods, Inc. **

1.2	Form of Agency Agreement between Territorial Mutual Holding Company, Territorial Savings Group, Inc., Territorial Savings Bank and Territorial Bancorp Inc., and Keefe, Bruyette & Woods, Inc.**

1.3	Amendments to Engagement Letters between Territorial Mutual Holding Company and Keefe, Bruyette & Woods, Inc.**

2	Plan of Conversion and Reorganization**

3.1	Articles of Incorporation of Territorial Bancorp Inc. **

3.2	Bylaws of Territorial Bancorp Inc.

4	Form of Common Stock Certificate of Territorial Bancorp Inc. **

5	Opinion of Luse Gorman Pomerenk & Schick, P.C. regarding legality of securities being registered**

8.1	Federal Tax Opinion of Luse Gorman Pomerenk & Schick, P.C.**

8.2	State Tax Opinion of KPMG LLP**

10.1	Proposed Employment Agreement between Territorial Bancorp Inc. and Allan S. Kitagawa**

10.2	Employment Agreement between Territorial Savings Bank and Allan S. Kitagawa**

10.3	Proposed Employment Agreement between Territorial Bancorp Inc. and Vernon Hirata**

10.4	Employment Agreement between Territorial Savings Bank and Vernon Hirata**

10.5	Proposed Employment Agreement between Territorial Bancorp Inc. and Ralph Y. Nakatsuka**

10.6	Employment Agreement between Territorial Savings Bank and Ralph Y. Nakatsuka**

10.7	Supplemental Executive Retirement Agreement between Territorial Savings Bank and Allan S. Kitagawa**

10.8	Supplemental Executive Retirement Agreement between Territorial Savings Bank and Vernon Hirata**

10.9	Supplemental Executive Retirement Agreement between Territorial Savings Bank and Ralph Y. Nakatsuka**

10.10	Executive Deferred Incentive Agreement between Territorial Savings Bank and Allan S. Kitagawa**

10.11	Executive Deferred Incentive Agreement between Territorial Savings Bank and Vernon Hirata**

10.12	Territorial Savings Bank Employee Stock Ownership Plan**

10.13	Territorial Savings Bank Non-Qualified Supplemental Employee Stock Ownership Plan **

10.14	Territorial Savings Bank Executive Incentive Compensation Plan**

10.15	First Amendment to Territorial Savings Bank Executive Incentive Compensation Plan **

10.16	Territorial Savings Bank Separation Pay Plan and Summary Plan Description**

21	Subsidiaries of Registrant**

23.1	Consent of Luse Gorman Pomerenk & Schick, P.C. (contained in Opinions included as Exhibits 5 and 8)

23.2	Consent of KPMG LLP

23.3	Consent of FinPro, Inc.

23.4	Consent of KPMG LLP with respect to state tax opinion**

24	Power of Attorney (set forth on signature page)

99.1	Appraisal Agreement between Territorial Savings Bank and FinPro, Inc. **

99.2	Letter of FinPro, Inc. with respect to Subscription Rights**

99.3.1	Appraisal Report of FinPro, Inc.*, **

99.3.2	Appraisal Report Update of FinPro, Inc.*,**

99.4	Marketing Materials**

99.5	Stock Order and Certification Form**

99.6	Business Plan Agreement with RP Financial, LC.**

99.7	Conversion Agent Agreement between Keefe, Bruyette & Woods, Inc. and Territorial Mutual Holding Company**

*	Supporting financial schedules filed in paper format only pursuant to Rule 202 of Regulation S-T. Available for inspection during business hours at the principal offices of the SEC in Washington, D.C.
**	Previously filed.